UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12
MOMENTIVE GLOBAL INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Momentive Global Inc.
One Curiosity Way
San Mateo, California 94403
To the Stockholders of Momentive Global Inc.:
You are cordially invited to attend a special meeting of stockholders (which we refer to, together with any adjournment, postponement, or other delay thereof, as the “special meeting”) of Momentive Global Inc. (which we refer to as “Momentive”). The special meeting will be held on May 31, 2023, at 9:00 a.m., Pacific time. You may attend the special meeting via a live interactive webcast on the internet at www.virtualshareholdermeeting.com/MNTV2023SM. You will be able to listen to the special meeting live and vote online. We believe that a virtual meeting provides expanded access, improved communication, and cost savings for Momentive’s stockholders.
At the special meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time), dated March 13, 2023 (which we refer to as the “merger agreement”), between Mercury Bidco LLC, a Delaware limited liability company (which we refer to as “Parent”), Mercury Merger Sub, Inc., a Delaware corporation (which we refer to as “Merger Sub”), and Momentive. Parent and Merger Sub are entities formed by an investment consortium led by STG Partners, LLC (which we refer to as “STG”), a private equity firm focused on investing in customer-centric software and analytics companies. We refer to the merger of Merger Sub (a wholly owned subsidiary of Parent) with and into Momentive as the “merger.” At the special meeting, you will also be asked to consider and vote on a proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Momentive to its named executive officers in connection with the merger; and a proposal for the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.
If the merger is completed, you will be entitled to receive $9.46 in cash, without interest and subject to any applicable withholding taxes, for each share of Momentive common stock that you own (unless you have properly exercised your appraisal rights). This amount represents a premium of approximately 28 percent to the volume weighted average closing price of Momentive stock for the 10 trading days ending on March 13, 2023, the date the merger agreement was executed, and a 46 percent premium to the company’s closing stock price on the day prior to media rumors regarding a potential sale on October 19, 2022.
Momentive’s Board of Directors, after considering the factors more fully described in the enclosed proxy statement, unanimously: (1) determined that the merger agreement, and the other transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of Momentive and its stockholders; and (2) adopted and approved the merger agreement, the merger, and the other transactions contemplated by the merger agreement in all respects.
Momentive’s Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the merger agreement and approval of the merger; (2) “FOR” the compensation that will or may become payable by Momentive to its named executive officers in connection with the merger; and (3) “FOR” the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.
The accompanying proxy statement provides detailed information about the special meeting, the merger agreement, and the merger, and the other proposals to be considered at the special meeting. A copy of the merger agreement is attached as Annex A to the proxy statement.

The accompanying proxy statement also describes the actions and determinations of Momentive’s Board of Directors in connection with its evaluation of the merger agreement and the merger. Please read the proxy statement and its annexes, including the merger agreement, carefully and in their entirety, as they contain important information.
Even if you plan to attend the special meeting, please sign, date, and return, as promptly as possible, the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card). If you attend and vote at the special meeting, your vote will revoke any proxy that you have previously submitted. If you fail to return your proxy or to attend the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the adoption of the merger agreement.
If your shares are held through a bank, broker, or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker, or other nominee that you must follow in order to submit your voting instructions and have your shares counted at the special meeting. Your bank, broker, or other nominee cannot vote on any of the proposals to be considered at the special meeting without your instructions. Without your instructions, your shares will not be counted for purposes of a quorum or be voted at the special meeting, and that will have the same effect as voting against the adoption of the merger agreement.
Your vote is very important, regardless of the number of shares that you own.
If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Stockholders may call toll free: (877) 750-8240
Banks and Brokers may call collect: (212) 750-5833
On behalf of Momentive’s Board of Directors, thank you for your support.
Very truly yours,

/s/ Alexander J. Lurie
Alexander J. Lurie
Chief Executive Officer and Director
Momentive Global Inc.
The accompanying proxy statement is dated April 27, 2023, and, together with the enclosed form of proxy card, is first being sent to stockholders on or about April 27, 2023.

Momentive Global Inc.
One Curiosity Way
San Mateo, California 94403
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD VIRTUALLY VIA WEBCAST ON MAY 31, 2023
Notice is given that a special meeting of stockholders (which we refer to, together with any adjournment, postponement, or other delay thereof, as the “special meeting”) of Momentive Global Inc., a Delaware corporation (which we refer to as “Momentive”), will be held on May 31, 2023, at 9:00 a.m., Pacific time, for the following purposes:
1.
To consider and vote on the proposal to adopt the Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time), dated March 13, 2023, between Mercury Bidco LLC, Mercury Merger Sub, Inc., and Momentive (which we refer to as the “merger agreement”);

2.
To consider and vote on the proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Momentive to its named executive officers in connection with the merger of Merger Sub with and into Momentive (which we refer to as the “merger”);

3.
To consider and vote on any proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting; and

4.	To transact any other business that may properly come before the special meeting.
The special meeting will be held by means of a live interactive webcast on the internet at www.virtualshareholdermeeting.com/MNTV2023SM. By accessing that web address and using the control number found on your proxy card, you will be able to listen to the special meeting live and vote online. The special meeting will begin promptly at 9:00 a.m., Pacific time. Online check-in will begin a few minutes prior to the special meeting. You will need the control number found on your proxy card or voting instruction form in order to participate in the special meeting (including voting your shares).
Only Momentive stockholders as of the close of business on April 12, 2023, are entitled to notice of, and to vote at, the special meeting.
Momentive’s Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the merger agreement and approval of the merger; (2) “FOR” the compensation that will or may become payable by Momentive to its named executive officers in connection with the merger; and (3) “FOR” the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.
Momentive record stockholders or beneficial owners who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the “fair value” of their shares of Momentive common stock (exclusive of any elements of value arising from the accomplishment or expectation of the merger and together with interest (as described in the accompanying proxy statement) to be paid on the amount determined to be “fair value”) in lieu of receiving $9.46 per share in cash, without interest and subject to any applicable withholding taxes, if the merger is completed, as determined in accordance with Section 262 of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”). To do so, a Momentive record stockholder or beneficial owner must properly demand appraisal before the vote is taken on the merger agreement and comply with all other requirements of the DGCL, including Section 262 of the DGCL, which are summarized in the accompanying proxy statement. A copy of Section 262 of the DGCL is available as a publicly available electronic resource, which may be accessed without subscription or cost, at the following hyperlink: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
Even if you plan to attend the special meeting, please sign, date, and return, as promptly as possible, the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card). If you attend and vote at the special meeting, your vote will revoke any proxy that you have previously submitted. If you fail to return your proxy or to attend the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the adoption of the merger agreement.
If your shares are held through a bank, broker, or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker, or other nominee that you must follow in order to submit your voting instructions and have your shares counted at the special meeting. Your bank, broker, or other nominee cannot vote on any of the proposals to be considered at the special meeting without your instructions. Without your instructions, your shares will not be counted for purposes of a quorum or be voted at the special meeting, and that will have the same effect as voting against the adoption of the merger agreement.
By Order of the Board of Directors,

/s/ Lora D. Blum
Lora D. Blum
Chief Legal Officer & Secretary

Dated: April 27, 2023

San Mateo, California

Momentive Global Inc.

PROXY STATEMENT
FOR
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD VIRTUALLY VIA WEBCAST ON MAY 31, 2023
This proxy statement is dated April 27, 2023 and, together with the enclosed form of proxy card, is first being sent to stockholders on or about April 27, 2023.

i

ii

YOUR VOTE IS IMPORTANT
EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) OVER THE INTERNET; (2) BY TELEPHONE; OR (3) BY SIGNING, DATING, AND RETURNING THE ENCLOSED PROXY CARD (A PREPAID REPLY ENVELOPE IS PROVIDED FOR YOUR CONVENIENCE). You may revoke your proxy or change your vote at any time before your proxy is voted at the special meeting.
If your shares are held through a bank, broker, or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker, or other nominee that you must follow in order to submit your voting instructions and have your shares counted at the special meeting. Your bank, broker, or other nominee cannot vote on any of the proposals to be considered at the special meeting without your instructions. Without your instructions, your shares will not be counted for purposes of a quorum or be voted at the special meeting, and that will have the same effect as voting against the adoption of the merger agreement.
If you are a stockholder of record, voting at the special meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker, or other nominee, you must obtain a “legal proxy” from the bank, broker, or other nominee that holds your shares in order to vote at the special meeting.
If you fail to (1) return your proxy card; (2) grant your proxy electronically over the internet or by telephone; or (3) vote by virtual ballot in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.
We encourage you to read the accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the merger, the special meeting, or the accompanying proxy statement, would like additional copies of the accompanying proxy statement, or need help voting your shares, please contact Momentive’s proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Stockholders may call toll free: (877) 750-8240
Banks and Brokers may call collect: (212) 750-5833
iii

TRANSACTION SUMMARY
Except as otherwise specifically noted in this proxy statement, “Momentive,” “we,” “our,” “us” and similar words refer to Momentive Global Inc., including, in certain cases, Momentive’s subsidiaries. Throughout this proxy statement, the “Momentive Board” refers to Momentive’s Board of Directors. Throughout this proxy statement, we refer to Mercury Bidco LLC, as “Parent,” and Mercury Merger Sub, Inc., as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time), dated March 13, 2023, between Parent, Merger Sub, and Momentive as the “merger agreement.”
This summary highlights selected information from this proxy statement related to the proposed merger of Merger Sub (a wholly owned subsidiary of Parent) with and into Momentive with Momentive surviving and continuing as a wholly owned subsidiary of Parent. We refer to that transaction as the “merger.”
This proxy statement may not contain all of the information that is important to you. To understand the merger more fully and for a complete description of its legal terms, you should carefully read this proxy statement, including the annexes to this proxy statement and the other documents to which we refer in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find More Information.” A copy of the merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement, which is the legal document that governs the merger, carefully and in its entirety.
Introduction
On March 13, 2023, Momentive agreed to be acquired by an investment consortium led by STG Partners, LLC (which we refer to as “STG”). STG is a private equity firm focused on investing in customer-centric software and analytics companies. If the merger is completed, each outstanding share of Momentive common stock will be converted into the right to receive an amount in cash equal to $9.46 per share (without interest and subject to any applicable withholding taxes).
Parties Involved in the Merger
Momentive
Momentive, maker of SurveyMonkey, empowers people with the insights they need to make business decisions with speed and confidence. Momentive’s fast, intuitive experience and insights management solutions connect millions of users at more than 330,000 organizations worldwide with AI-powered technology and up-to-the-minute insights, so they can shape what’s next for their products, industries, customers, employees, and the market. Ultimately, Momentive’s vision is to raise the bar for human experiences by amplifying individual voices. Learn more at momentive.ai.
Momentive common stock is listed on the Nasdaq Global Select Market (which we refer to as the “Nasdaq”) under the symbol “MNTV.” Momentive’s principal executive offices are located at One Curiosity Way, San Mateo, California, and its telephone number is (650) 543-8400.
Mercury Bidco LLC
Parent was formed on March 10, 2023 solely for the purpose of engaging in the transactions contemplated by the merger agreement. Parent has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and any debt financing in connection with the merger.
Parent’s address is c/o STG Partners, LLC, 1300 El Camino Real, Suite 300, Menlo Park, CA 94025, and its telephone number is (650) 935-9500.
Mercury Merger Sub, Inc.
Merger Sub is a wholly owned subsidiary of Parent and was formed on March 10, 2023 solely for the purpose of engaging in the transactions contemplated by the merger agreement. Merger Sub has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and any debt financing in connection with the merger. Upon completion of the merger, Merger Sub will cease to exist and Momentive will continue as the surviving corporation.

Merger Sub’s address is c/o STG Partners, LLC, 1300 El Camino Real, Suite 300, Menlo Park, CA 94025, and its telephone number is (650) 935-9500.
STG
STG is a private equity firm focused on investing in customer-centric software and analytics companies. STG’s address is c/o STG Partners, LLC, 1300 El Camino Real, Suite 300, Menlo Park, CA 94025, and its telephone number is (650) 935-9500.
Parent and Merger Sub are each affiliates of STG.
For more information, see the section of this proxy statement captioned “The Merger—Parties Involved in the Merger.”
Effect of the Merger
Upon the terms and subject to the conditions of the merger agreement, and in accordance with the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), at the effective time of the merger: (1) Merger Sub will merge with and into Momentive; (2) the separate corporate existence of Merger Sub will cease; and (3) Momentive will continue as the surviving corporation of the merger and as a wholly owned subsidiary of Parent. Throughout this proxy statement, we use the term “surviving corporation” to refer to Momentive as the surviving corporation following the merger.
As a result of the merger, Momentive will cease to be a publicly traded company. If the merger is completed, you will not own any shares of capital stock of the surviving corporation as a result of the merger.
The time at which the merger becomes effective (which we refer to as the “effective time of the merger”) will occur upon the filing of a certificate of merger with, and acceptance of that certificate by, the Secretary of State of the State of Delaware (or at a later time as Momentive, Parent, and Merger Sub may agree and specify in the certificate of merger).
For more information, see the section of this proxy statement captioned “The Merger—Effects of the Merger.”
Per Share Price
Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, each share of Momentive common stock that is issued and outstanding as of immediately prior to the effective time of the merger (other than excluded shares) will be automatically converted into the right to receive an amount in cash equal to $9.46, without interest less any applicable withholding taxes. We refer to this amount as the “per share price.” By “excluded shares” we mean shares of Momentive common stock that are (1) held by Momentive as treasury stock; (2) owned by Parent or Merger Sub; (3) owned by any direct or indirect wholly owned subsidiary of Parent or Merger Sub as of immediately prior to the effective time of the merger; or (4) held by persons who have (a) neither voted in favor of the adoption of the merger agreement or the merger nor consented thereto in writing; and (b) properly demanded appraisal of such shares of Momentive common stock pursuant to, and in accordance with, Section 262 of the DGCL, if any.
At or prior to the closing, an amount of cash will be deposited with a designated payment agent that is sufficient to pay the aggregate merger consideration to Momentive’s stockholders. Once a stockholder has provided the payment agent with any documentation required by the payment agent, if any, the payment agent will pay the stockholder the appropriate portion of the aggregate per share price in exchange for the shares of Momentive common stock held by that stockholder. For more information, see the section of this proxy statement captioned “The Merger Agreement—Payment Agent, Exchange Fund and Exchange and Payment Procedures.”
After the merger is completed, you will have the right to receive the per share price for each share of Momentive common stock that you own, but you will no longer have any rights as a stockholder (except that Momentive’s stockholders holding shares with respect to which an appropriate person has properly and validly exercised and perfected, and has not validly withdrawn or otherwise lost, their appraisal rights will have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by the DGCL, as described in the section of this proxy statement captioned “The Merger—Appraisal Rights”).

The Special Meeting
Date, Time, and Place
A special meeting of Momentive’s stockholders will be held on May 31, 2023, at 9:00 a.m., Pacific time. You may attend this special meeting solely via a live interactive webcast on the internet at www.virtualshareholdermeeting.com/MNTV2023SM. We refer to this special meeting, and any adjournment, postponement, or other delay of this special meeting, as the “special meeting.” You will need the control number found on your proxy card or voting instruction form in order to participate in the special meeting (including voting your shares). We believe that a virtual meeting provides expanded access, improved communication, and cost savings for Momentive’s stockholders.
Purpose
At the special meeting, we will ask stockholders to vote on proposals to: (1) adopt the merger agreement; (2) approve, on a non-binding, advisory basis, the compensation that will or may become payable by Momentive to Momentive’s named executive officers in connection with the merger; and (3) adjourn the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.
Record Date; Shares Entitled to Vote
You are entitled to vote at the special meeting if you owned shares of Momentive common stock as of the close of business on April 12, 2023 (which we refer to as the “record date”). For each share of Momentive common stock that you owned as of the close of business on the record date, you will have one vote on each matter submitted for a vote at the special meeting.
Quorum
As of the record date, there were 150,689,947 shares of Momentive common stock outstanding and entitled to vote at the special meeting. The holders of a majority of the voting power of the capital stock of Momentive issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the special meeting.
Required Vote
The proposals to be voted on at the special meeting require the following votes:
•
Proposal 1: Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Momentive common stock as of the record date and entitled to vote on the proposal.

•
Proposal 2: Approval of the proposal to approve the compensation that will or may become payable by Momentive to Momentive’s named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power of the shares of Momentive common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal. This vote will be on a non-binding, advisory basis.

•
Proposal 3: Approval of the proposal to adjourn the special meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting requires the affirmative vote of a majority of the voting power of the shares of Momentive common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal.

Voting and Proxies
Any stockholder of record entitled to vote at the special meeting may vote in any of the following ways:
•	by proxy, by returning a signed and dated proxy card (a prepaid reply envelope is provided for your convenience);
•	by proxy, by granting a proxy electronically over the internet or by telephone (using the instructions found on the proxy card); or
•	by attending the special meeting virtually and voting at the special meeting using the control number on the enclosed proxy card.
If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by (1) signing another proxy card with a later date and returning it prior to the special meeting; (2) submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy; (3) delivering a written notice of revocation to Momentive’s Chief Legal Officer & Secretary; or (4) attending the special meeting virtually and voting at the special meeting.
If you are a beneficial owner and hold your shares of Momentive common stock in “street name” through a bank, broker, or other nominee, you will receive instructions from your bank, broker, or other nominee that you must follow in order to submit your voting instructions and have your shares counted at the special meeting. Under applicable stock exchange rules, banks, brokers, or other nominees have the discretion to vote on routine matters, but not on non-routine matters. THE PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING ARE ALL NON-ROUTINE MATTERS, AND BANKS, BROKERS, AND OTHER NOMINEES CANNOT VOTE ON THESE PROPOSALS WITHOUT YOUR INSTRUCTIONS. THEREFORE, IT IS IMPORTANT THAT YOU CAST YOUR VOTE OR INSTRUCT YOUR BANK, BROKER, OR NOMINEE ON HOW YOU WISH TO VOTE YOUR SHARES.
If you hold your shares of Momentive common stock in “street name,” you should contact your bank, broker, or other nominee for instructions regarding how to change your vote. You may also vote at the special meeting if you obtain a “legal proxy” from your bank, broker, or other nominee giving you the right to vote your shares at the special meeting.
Recommendation of the Momentive Board and Reasons for the Merger
The Momentive Board, after considering various factors described in the section of this proxy statement captioned “The Merger—Recommendation of the Momentive Board and Reasons for the Merger,” unanimously: (1) determined that the merger agreement, and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of Momentive and its stockholders; and (2) adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement in all respects.
The Momentive Board unanimously recommends that you vote: (1) “FOR” the adoption of the merger agreement and approval of the merger; (2) “FOR” the compensation that will or may become payable by Momentive to Momentive’s named executive officers in connection with the merger; and (3) “FOR” the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.
For more information, see the section of this proxy statement captioned “The Merger—Recommendation of the Momentive Board and Reasons for the Merger.”
Opinion of Qatalyst Partners LP
Qatalyst Partners LP (which we refer to as “Qatalyst Partners”) delivered its opinion to the Momentive Board on March 13, 2023 to the effect that, based on conditions as of March 12, 2023 and the financial analysis presented to the Momentive Board on March 12, 2023, and based upon and subject to the various other assumptions, qualifications, limitations and other matters set forth therein, that the per share price of $9.46 to be received pursuant to, and in accordance with, the terms of the merger by the holders of Momentive common stock (other than Parent or any affiliate of Parent) is fair, from a financial point of view, to such holders.

The full text of the written opinion of Qatalyst Partners, dated March 13, 2023, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion, is attached to this proxy statement as Annex B. The summary of Qatalyst Partners’ opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Qatalyst Partners’ written opinion. Qatalyst Partners provided Momentive with financial advisory services and its opinion in connection with the merger. Qatalyst Partners’ opinion is not a recommendation as to how any holder of shares of Momentive common stock should vote with respect to the merger or any other matter and does not in any manner address the price at which Momentive common stock will trade at any time.
For additional information, please see the section of this proxy statement captioned “The Merger—Opinion of Qatalyst Partners LP” and the full text of the written opinion of Qatalyst Partners attached as Annex B to this proxy statement.
Treatment of Equity Awards in the Merger
The merger agreement provides that at the effective time of the merger, Momentive’s equity awards that are outstanding immediately prior to the effective time of the merger will be treated in the following manner in connection with the merger. For more information, see the section of this proxy statement captioned “The Merger Agreement—Conversion of Shares—Treatment of Equity Awards and ESPP.”
Treatment of Momentive Restricted Stock Units
Each outstanding Momentive restricted stock unit (which we refer to as a “Momentive RSU”) under the applicable Company Equity Plan (as such term is defined in the merger agreement) that is vested at the effective time of the merger (but not yet settled) or that vests as a result of the consummation of the transactions contemplated by the merger agreement (which we refer to as a “vested Momentive RSU”) will be cancelled and converted solely into the right to receive an amount in cash (without interest) equal to (1) the total number of shares of Momentive common stock subject to such vested Momentive RSU immediately prior to the effective time of the merger, multiplied by (2) the per share price, less applicable withholding taxes.
Each outstanding Momentive RSU under the applicable Company Equity Plan that is not a vested Momentive RSU (which we refer to as an “unvested Momentive RSU”) will be cancelled and converted solely into the contingent right to receive from Parent or the surviving corporation an aggregate amount in cash (without interest) (which we refer to as a “converted cash award”) equal to (1) the total number of shares of Momentive common stock subject to such unvested Momentive RSU immediately prior to the effective time of the merger, multiplied by (2) the per share price, less applicable withholding taxes. Except as otherwise provided in the merger agreement, each such converted cash award will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding unvested Momentive RSU immediately prior to the effective time of the merger, with payment forfeited to the extent vesting is not satisfied.
Treatment of Restricted Stock in the Merger
Each outstanding share of Momentive restricted stock under the applicable Company Equity Plan, excluding shares of restricted stock that vest immediately prior to or as of the effective time of the merger including as a result of the consummation of the transactions contemplated by the merger agreement (which we refer to as “Momentive restricted stock”), will be cancelled and converted into the contingent right to receive from Parent or the surviving corporation a converted cash award equal to (1) the total number of shares of Momentive common stock subject to such outstanding Momentive restricted stock award immediately prior to the effective time of the merger (as determined in accordance with the applicable award agreement), multiplied by (2) the per share price, less applicable withholding taxes. Except as otherwise provided in the merger agreement, each such converted cash award will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding Momentive restricted stock award immediately prior to the effective time of the merger, with payment forfeited to the extent vesting is not satisfied.

Treatment of Momentive Options
Each outstanding Momentive option to purchase shares of Momentive common stock (which we refer to as a “Momentive option”) under the applicable Company Equity Plan that is vested at the effective time of the merger (which we refer to as a “vested Momentive option”), will be cancelled and converted into the right to receive (without interest) an amount in cash, equal to (1) the total number of shares of Momentive common stock subject to the vested Momentive option multiplied by (2) the excess, if any, of the per share price over the exercise price per share of Momentive common stock under such vested Momentive option, less applicable withholding taxes.
Each outstanding Momentive option under the applicable Company Equity Plan that is not a vested Momentive option or an underwater Momentive option (as defined below) (which we refer to as an “unvested Momentive option”) will be cancelled and converted into the contingent right to receive from Parent or the surviving corporation a converted cash award equal to (1) the total number of shares of Momentive common stock subject to such unvested Momentive option immediately prior to the effective time of the merger, multiplied by (2) the excess of the per share price over the exercise price per share of Momentive common stock under such unvested Momentive option, less applicable withholding taxes. Except as otherwise provided in the merger agreement, each such converted cash award will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding unvested Momentive option immediately prior to the effective time of the merger.
Any Momentive option (whether vested or unvested) that has an exercise price per share that is greater than or equal to the per share price (which we refer to as an “underwater Momentive option”) will be cancelled at the effective time of the merger for no consideration or payment.
Treatment of the ESPP in connection with the Merger
We have taken, or will take prior to the effective time of the merger, all action that we determine to be reasonably necessary to, effective upon the consummation of the merger, (1) cause any offering period or purchase period under Momentive’s 2018 Employee Stock Purchase Plan, as amended (which we refer to as the “ESPP”) that otherwise would be outstanding at the effective time of the merger to be terminated no later than the closing, but prior to the effective time of the merger; (2) make any adjustments that may be necessary or advisable to reflect the shortened offering period or purchase period, but otherwise treat such shortened offering period or purchase period as a fully effective and completed offering period or purchase period for all purposes pursuant to the ESPP; (3) cause the exercise (as of no later than the closing, but prior to the effective time of the merger) of each outstanding purchase right pursuant to the ESPP; and (4) provide that no further offering period or purchase period will commence pursuant to the ESPP upon or after the effective time of the merger. The ESPP will terminate as of the effective time of the merger (but subject to the consummation of the merger).
Interests of Momentive’s Directors and Executive Officers in the Merger
When considering the recommendation of the Momentive Board that you vote to approve the proposal to adopt the merger agreement, you should be aware that Momentive’s directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder. In (1) evaluating and negotiating the merger agreement; (2) approving the merger agreement and the merger; and (3) recommending that the merger agreement be adopted by Momentive’s stockholders, the Momentive Board was aware of and considered these interests to the extent that they existed at the time, among other matters. These interests include the following:
•
For Momentive’s current executive officers, the treatment of their outstanding awards of Momentive RSUs, Momentive restricted stock, and Momentive options, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of Momentive’s Directors and Executive Officers in the Merger—Treatment of Equity Awards.”

•
For Momentive’s non-employee directors, the accelerated vesting, at or immediately prior to the effective time of the merger, of Momentive RSUs and Momentive options, and the treatment of such equity awards, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of Momentive’s Directors and Executive Officers in the Merger—Treatment of Equity Awards.”

•
The entitlement of each of Momentive’s current executive officers to receive payments and benefits pursuant to change in control and severance agreements if, during the period beginning 90 days prior to Momentive’s change in control and ending 12 months after Momentive’s change in control, Momentive terminates their employment with Momentive without “cause” (excluding by reason of death or disability) or they resign for “good reason,” in each case as set forth in the executive officer’s change in control and severance agreement, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of Momentive’s Directors and Executive Officers in the Merger—Change in Control and Severance Benefits Under Existing Relationships.”

•
The continued indemnification and insurance coverage for Momentive’s directors and executive officers from the surviving corporation and Parent under the terms of the merger agreement as described in more detail in the section of this proxy statement captioned “The Merger—Interests of Momentive’s Directors and Executive Officers in the Merger—Insurance and Indemnification of Directors and Executive Officers.”

Appraisal Rights
If the merger is consummated, Momentive’s stockholders (including beneficial owners of shares of capital stock) who (1) do not vote in favor of the adoption of the merger agreement; (2) continuously hold their applicable shares of Momentive common stock through the effective time of the merger; (3) properly demand appraisal of their shares; (4) meet certain statutory requirements described in this proxy statement; and (5) do not withdraw their demands or otherwise lose their rights to appraisal, will be entitled to seek appraisal of their shares of Momentive common stock in connection with the merger under Section 262 of the DGCL if certain conditions set forth in Section 262(g) of the DGCL are satisfied. This means that these persons will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Momentive common stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be the fair value from the effective time of the merger through the date of payment of the judgment at a rate of five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment, compounded quarterly (except that, if at any time before the entry of judgment in the proceeding, the surviving corporation makes a voluntary cash payment to persons seeking appraisal, interest will accrue thereafter only upon the sum of (x) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery; and (y) interest theretofore accrued, unless paid at that time). The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Due to the complexity of the appraisal process, persons who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.
Persons considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.
Only a stockholder of record or a beneficial owner may submit a demand for appraisal. To exercise appraisal rights, such person must (1) submit a written demand for appraisal to Momentive before the vote is taken on the proposal to adopt the merger agreement; (2) not vote, in person or by proxy, in favor of the proposal to adopt the merger agreement; (3) continue to hold of record or own beneficially the subject shares of Momentive common stock through the effective time of the merger; and (4) strictly comply with all other procedures for exercising appraisal rights under the DGCL. The failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Momentive unless certain conditions are satisfied by the persons seeking appraisal, as described further below. The requirements under Section 262 of the DGCL for exercising appraisal rights are described in further detail in this proxy statement, which description is qualified in its entirety by Section 262 of the DGCL. Pursuant to Subsection (d)(1) of Section 262 of the DGCL, this proxy statement is to include either a copy of Section 262 of the DGCL or information directing the stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. You may find an electronic copy of Section 262 of the DGCL available at the following URL, accessible without subscription or cost, which is incorporated herein by reference: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In the event of any inconsistency between the information contained in this summary, this proxy statement or any of the documents incorporated herein or therein by reference, and the actual text of Section 262 of the DGCL, the actual text of Section 262 of the DGCL controls. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of shares as to which appraisal rights are asserted, unless otherwise expressly noted herein. All references in Section 262 and in this summary to “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person, unless otherwise expressly noted.
For more information, see the section of this proxy statement captioned “The Merger—Interests of Momentive’s Directors and Executive Officers in the Merger.”
Material U.S. Federal Income Tax Consequences of the Merger
For U.S. federal income tax purposes, the receipt of cash by a U.S. holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) in exchange for such U.S. holder’s shares of Momentive common stock in the merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. holder receives in the merger and such U.S. holder’s adjusted tax basis in the shares of Momentive common stock surrendered in the merger.
A Non-U.S. holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of Momentive common stock for cash in the merger unless such Non-U.S. holder has certain connections to the United States, but may be subject to backup withholding tax unless the Non-U.S. holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.
For more information, see the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.” Stockholders should consult their tax advisors concerning the U.S. federal income tax consequences relating to the merger in light of their particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction.
For more information, see the section of this proxy statement captioned “The Merger— Material U.S. Federal Income Tax Consequences of the Merger.”
Regulatory Approvals Required for the Merger
Under the merger agreement, the merger cannot be completed until the waiting period (and any extensions thereof) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (which we refer to as the “HSR Act”) has expired or otherwise been terminated, or all requisite consents pursuant thereto have been obtained, and all approvals or clearances of the relevant governmental authorities under certain foreign direct investment laws (which we refer to as the “specified foreign direct investment laws”) have been obtained.
Momentive and Parent each filed or caused to be filed the requisite notification forms under the HSR Act with the Federal Trade Commission (which we refer to as the “FTC”) and the Antitrust Division of the Department of Justice (which we refer to as the “DOJ”) on March 24, 2023. The applicable waiting period under the HSR Act expired at 11:59 p.m., California time, on April 24, 2023.
In addition, Parent, in coordination and consultation with Momentive, submitted the specified foreign direct investment filing in Italy on April 20, 2023 and may submit additional foreign direct investment filings under certain circumstances. For more information, see the section of this proxy statement captioned “The Merger—Regulatory Approvals Required for the Merger.”
Financing of the Merger
In connection with the transactions contemplated by the merger agreement, the investment consortium led by STG delivered an equity commitment letter to Parent dated March 13, 2023 (which we refer to as the “equity commitment letter”), pursuant to which the investment consortium led by STG committed to provide Parent, at the effective time of the merger, with an equity investment of approximately $1.17 billion to fund a portion of the aggregate merger consideration and to pay fees and expenses related to the merger, subject to the terms and conditions of the equity commitment letter. Momentive is a third party beneficiary of the equity commitment letter and is entitled to enforce the investment commitment, on the terms and subject to the conditions set forth therein. Additionally, in connection with the transactions contemplated by the merger agreement, the certain lenders (which we refer to as the “debt financing sources”) delivered a debt commitment letter to Parent dated March 13, 2023, pursuant to which the lenders party to that letter committed to provide Parent, at the effective time of the merger, with debt financing of $450 million to fund a portion of the aggregate merger consideration and to refinance Momentive’s existing credit facilities, subject to the terms and conditions of the debt commitment letter. These financing amounts, together with Momentive’s cash on hand at closing, will be sufficient to fund the aggregate merger consideration payable to Momentive’s stockholders and the other payments required to be paid in connection with the completion of the merger (in each case, pursuant to certain terms and conditions).
For more information, see the section of this proxy statement captioned “The Merger—Financing of the Merger.”
Limited Guaranty
The limited guaranty delivered by certain funds affiliated with STG (which we refer to as the “Guarantors”) in favor of Momentive, dated as of March 13, 2023 (which we refer to as the “Limited Guaranty”), guarantees, among other things, due and punctual performance and discharge of certain payment obligations of Parent under the merger agreement plus amounts in respect of certain reimbursement and indemnification obligations of Parent for certain costs and expenses incurred by Momentive, as specified in the merger agreement (which we refer to as the “guaranteed obligations”). The aggregate obligations of the Guarantors under the Limited Guaranty is limited to (a) the Parent termination fee of $104.0 million, plus (b) enforcement expenses up to $7.0 million, plus (c) certain reimbursement obligations (we refer to such aggregate amount as the “parent liability limitation”). The Limited Guaranty guarantees, among other things, the payment of the termination fee payable by Parent under the terms, subject to the conditions set forth in the Limited Guaranty. For more information, see the section of this proxy statement captioned “The Merger—Limited Guaranty.”
The Voting Agreements
Concurrently with the execution of the merger agreement, on March 13, 2023, following approval thereof by the Momentive Board, Parent and Momentive entered into voting agreements (each of which we refer to as the “voting agreement”) with each of the Momentive’s directors and certain of their affiliates that hold shares of Momentive common stock, in each case, solely in their capacities as stockholders of Momentive (each of which we refer to as the “voting agreement stockholders”). Each voting agreement stockholder agreed that from the date of the voting agreement until the earlier of the termination of the merger agreement in accordance with its terms, the effective time of the merger, the effectiveness of any amendment, modification, or supplement to the merger agreement that decreases the per share price (other than any such decrease in accordance with certain applicable terms of the merger agreement), changes the form of the per share price, or is otherwise materially adverse to the Momentive stockholders, and, with respect to any voting agreement stockholder, or the termination of the voting agreement by written agreement by each of Parent, Momentive, and such voting agreement stockholder (which period we refer to as the “voting period”), such voting agreement stockholder will vote or cause to be voted all shares of Momentive common stock that he, she, or it beneficially owns, among other things:
•	in favor of: (i) the adoption of the merger agreement; and (ii) any action in furtherance of the adoption of the merger agreement;
•	against any action or agreement that would reasonably be expected to result in a material breach of any representation, warranty, covenant, or obligation of Momentive in the merger agreement; and
•
against any proposal involving Momentive or any of its subsidiaries that would reasonably be expected to have a Momentive material adverse effect (as defined in the section of this proxy statement captioned “The Merger Agreement—Representations and Warranties”) or materially impede, interfere with, delay, postpone or adversely affect the consummation of the merger or any of the other transactions contemplated by the merger agreement.

If the Momentive Board makes a Momentive Board recommendation change (as defined in the section of this proxy statement captioned “The Merger Agreement—The Momentive Board’s Recommendation; Board Recommendation Change”) during the voting period, then each voting agreement stockholder will instead cause the shares of Momentive common stock beneficially owned by such voting agreement stockholder to be voted in the same proportion (for, against or abstain) as the votes that are collectively cast by all of the other holders of Momentive common stock who are present and voting with respect to each such matter.
The voting agreements terminate in certain circumstances, including in connection with the termination of the merger agreement, including termination by Momentive in order to enter into an agreement with respect to a superior proposal. The voting agreements also contain restrictions on the transfer of shares of Momentive common stock held by the stockholders party thereto, subject to certain exceptions.
As of the record date, the voting agreement stockholders subject to the voting agreements beneficially owned in the aggregate approximately 12.47 percent of the outstanding shares of Momentive common stock. For more information, see the section of this proxy statement captioned “The Merger—The Voting Agreements.”
No Solicitation of Other Acquisition Offers
From the date of the merger agreement until the effective time of the merger (or the earlier termination of the merger agreement) (which we refer to as the “no-shop period”) Momentive agreed to, and agreed to (1) cause its subsidiaries and its executive officers and directors; (2) instruct its legal and financial advisors; and (3) use reasonable best efforts to cause each of its other representatives (subject to certain exceptions) to cease and cause to be terminated any discussions or negotiations with, and terminate any data room access (or other access to diligence) of, any person and its representatives relating to, or that would reasonably be expected to lead to, an acquisition transaction.
In particular, under and subject to the terms of the merger agreement, from the date of the merger agreement until the earlier to occur of the effective time of the merger or the termination of the merger agreement, Momentive, its subsidiaries, and its directors and executive officers, will not, and Momentive will not authorize or direct any of its and its subsidiaries’ or other representatives to, directly or indirectly:
•
solicit, initiate, propose, or induce the making, submission, or announcement of, or knowingly encourage, facilitate, or assist, any proposal that constitutes, or is reasonably expected to lead to, an acquisition proposal;

•
furnish to any person or group (other than Parent, Merger Sub, or any of their respective representatives) any information relating to Momentive or any of its subsidiaries or afford to any person or group (other than Parent, Merger Sub, or any of their respective representatives) access to the business, properties, assets, books, records, or other non-public information, or to any personnel of Momentive or any of its subsidiaries, in any such case in connection with any acquisition proposal or with the intent to induce the making, submission, or announcement of, or to knowingly encourage, facilitate, or assist, an acquisition proposal or the making of any proposal that would reasonably be expected to lead to an acquisition proposal;

•
participate, engage in, or knowingly facilitate discussions or negotiations, with any person or group with respect to an acquisition proposal or with respect to any inquiries from third persons relating to the making of an acquisition proposal;

•	approve, endorse, or recommend any proposal that constitutes, or is reasonably expected to lead to, an acquisition proposal;
•
enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, or other contract relating to an acquisition transaction, other than, in each case, an acceptable confidentiality agreement (as such term is defined in the merger agreement) (we refer to any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement, or other contract relating to an acquisition transaction as an “alternative acquisition agreement”); or

•	authorize or commit to do any of the foregoing.
However, prior to obtaining the requisite stockholder approval to adopt the merger agreement and approve the merger, if (1) any person or group or their respective representative makes, renews, or delivers to

Momentive an acquisition proposal that was not solicited in material breach of the applicable restrictions; and (2) the Momentive Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that (A) such acquisition proposal either constitutes a superior proposal or is reasonably likely to lead to a superior proposal; and (B) the failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law, Momentive and the Momentive Board (or a committee thereof) may, directly or indirectly through one or more of their respective representatives (including its financial advisor), discuss, negotiate and enter into an acceptable confidentiality agreement with such person or group and, subject to an acceptable confidentiality agreement:
•	participate or engage in discussions or negotiations with such person or group;
•	furnish any non-public information relating to Momentive or any of its subsidiaries to such person or group;
•	afford access to the business, properties, assets, books, records, or other non-public information or to any personnel of Momentive or any of its subsidiaries to such person or group; or
•	otherwise facilitate the making of a superior proposal by such person or group.
Momentive is not entitled to terminate the merger agreement to enter into an agreement for a superior proposal unless it complies with certain procedures in the merger agreement, including engaging in good faith negotiations with Parent during a specified period (to the extent that Parent requests to negotiate) to make such adjustments to the terms and conditions of the merger agreement and the other documents entered into in connection with the merger so that such acquisition proposal ceases to constitute a superior proposal. If Momentive terminates the merger agreement in order to accept a superior proposal from a third party, it must pay a termination fee to Parent. For more information, including with respect to the definitions of an acquisition transaction and a superior proposal, see the section of this proxy statement captioned “The Merger Agreement—No Solicitation of Other Acquisition Offers.”
Change in Momentive Board’s Recommendation
The Momentive Board (or a committee of the Momentive Board) may not withdraw its recommendation that Momentive’s stockholders adopt the merger agreement or take certain similar actions other than, under certain circumstances and subject to the terms and conditions of the merger agreement, if it (or a committee of the Momentive Board) determines in good faith, after consultation with its financial advisor and outside legal counsel, that failure to do so would reasonably be expected to be inconsistent with the Momentive Board’s fiduciary duties pursuant to applicable law.
Moreover, the Momentive Board cannot withdraw its recommendation that Momentive’s stockholders adopt the merger agreement or take certain similar actions unless it complies with certain procedures in the merger agreement, including engaging in good faith negotiations with Parent during a specified period (to the extent that Parent requests to negotiate) to make such adjustments to the terms and conditions of the merger agreement and the other documents entered into in connection with the merger so that the Momentive Board (or committee thereof) no longer determines in good faith that the failure to withdraw its recommendation that Momentive’s stockholders adopt the merger agreement would reasonably be expected to be inconsistent with the Momentive Board’s fiduciary duties pursuant to applicable law. Parent is entitled to terminate the merger agreement if the Momentive Board withdraws its recommendation that Momentive’s stockholders adopt the merger agreement, in which case Momentive must pay Parent a termination fee. For more information, see the section of this proxy statement captioned “The Merger Agreement—The Momentive Board’s Recommendation; Board Recommendation Change.”
Conditions to the Closing of the Merger
The respective obligations of Parent, Merger Sub and Momentive to consummate the merger are subject to the satisfaction or waiver (where permitted by applicable law) at or prior to the effective time of the merger of certain conditions, including the following:
•
the adoption of the merger agreement and the merger by the affirmative vote of the holders of a majority of the issued and outstanding shares of Momentive common stock as of the record date and entitled to vote on the proposal;

•	the expiration or termination of the waiting periods (and any extensions thereof) applicable to the merger pursuant to the HSR Act, or all requisite consents pursuant thereto have been obtained;
•	all approvals or clearances of the relevant governmental authorities under the specified foreign direct investment laws shall have been obtained; and
•
the absence of (1) any order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition; (2) any action taken by any governmental authority of competent jurisdiction or (3) any law enforced or deemed applicable to the merger by a governmental authority of competent jurisdiction, that in the case of each of the foregoing clauses (1), (2), or (3) prevents, materially restrains, or materially impairs the consummation of the merger.

In addition, the obligations of Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver (where permitted by applicable law) at or prior to the effective time of the merger of each of the following additional conditions, any of which may be waived exclusively by Parent:
•
the accuracy of the representations and warranties of Momentive set forth in the merger agreement, subject to applicable materiality or other qualifiers, as of the closing or the date in respect of which such representation or warranty was specifically made;

•	Momentive having performed and complied in all material respects with all covenants in the merger agreement required to be performed and complied with by it at or prior to the closing;
•	the receipt by Parent and Merger Sub of a customary closing certificate of Momentive; and
•
the absence of any Momentive material adverse effect (as defined in the section of this proxy statement captioned “The Merger Agreement—Representations and Warranties”) having occurred after the date of the merger agreement that is continuing.

In addition, the obligations of Momentive to consummate the merger are subject to the satisfaction or waiver (where permitted by applicable law) at or prior to the effective time of the merger of each of the following additional conditions, any of which may be waived exclusively by Momentive:
•
the accuracy of the representations and warranties of Parent and Merger Sub set forth in the merger agreement, subject to applicable materiality or other qualifiers, as of the closing or the date in respect of which such representation or warranty was specifically made;

•
Parent and Merger Sub having performed and complied in all material respects with all covenants in the merger agreement required to be performed and complied by Parent and Merger Sub at or prior to the closing; and

•	the receipt by Momentive of a customary closing certificate of Parent and Merger Sub.
For more information, see the section of this proxy statement captioned “The Merger Agreement— Conditions to the Closing of the Merger.”
Termination of the Merger Agreement
The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement and the merger by the Momentive stockholders holding a majority of the outstanding shares of Momentive common stock as of the record date (except as otherwise provided in the merger agreement), in the following circumstances:
•	by mutual written agreement of Momentive and Parent;
•	by either Momentive or Parent if:
(a)
any order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition in effect, any action taken by any governmental authority of competent jurisdiction, or law enforced or deemed applicable to the merger by any governmental authority of competent jurisdiction that prevents, materially restrains, or materially impairs the consummation of the merger (we refer to any such order, injunction, restraint, prohibition, action, or enforce law, as a “Restraint”) has become final and non-appealable, except that the right to terminate will not be available to any party that has failed to comply with certain covenants set forth in the merger agreement;
(b)
the merger has not been consummated by 11:59 p.m., California time, on September 13, 2023 (which we refer to as the “termination date”), except that if as of the termination date, the relevant waiting periods or required consents, approvals, or clearances required under any applicable antitrust laws or the specified foreign direct investment laws have not been obtained; there is a Restraint resulting from or under antitrust laws or specified foreign direct investment laws that has become final and non-appealable; or either Parent or Momentive has brought an active legal proceeding against the other party for specific performance of the terms merger agreement, the termination date will automatically be extended to 11:59 p.m., California time, on December 13, 2023 and then further extended to 11:59 p.m. on March 13, 2024; except that neither Momentive or Parent may not terminate the merger agreement pursuant to this provision if the other party has right to terminate the merger agreement pursuant to certain termination provisions of the merger agreement or if such party’s action or failure to act have been the primary cause of, or primarily resulted in, either the failure to satisfy the conditions to the obligations of the terminating party to consummate the merger prior to the termination date or the failure of the effective time of the merger to have occurred prior to the termination date; or

(c)
Momentive’s stockholders holding a majority of the outstanding shares of Momentive common stock as of the record date do not adopt the merger agreement and approve the merger at the special meeting, except that a party may not terminate the merger agreement pursuant to this provision if such party’s action or failure to act constitutes a breach of the merger agreement and is the primary cause of, or primarily resulted in, the failure to obtain the approval of Momentive’s stockholders at the special meeting;

•	by Momentive if:
(a)
subject to a 45-day cure period, Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, or covenants in the merger agreement such that the related closing condition would not be satisfied; however, Momentive will not be entitled to terminate the merger agreement pursuant to this provision if, at the time that such termination would otherwise take effect in accordance with the foregoing, Momentive is in material breach of the merger agreement such that certain closing conditions are not satisfied;

(b)
prior to the adoption of the merger agreement by Momentive’s stockholders holding a majority of the outstanding shares of Momentive common stock as of the record date: (1) Momentive has received a superior proposal as defined in the section of this proxy statement captioned “The Merger Agreement—No Solicitation of Other Acquisition Offers”; (2) the Momentive Board (or a committee thereof) has authorized Momentive to enter into an alternative acquisition agreement to consummate the acquisition transaction contemplated by that superior proposal; (3) Momentive has complied in all material respects with its covenants under the merger agreement with respect to such superior proposal; and (4) Momentive pays Parent or its designee the applicable termination fee; or

(c)
(1) the conditions to Parent’s and Merger Sub’s obligation to consummate the merger have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied if the date of such termination was the closing date) or waived; (2) Parent and Merger Sub fail to consummate the closing as required under the merger agreement; (3) Momentive has notified Parent in writing that if Parent performs its obligations under the merger agreement and the equity financing contemplated by the equity commitment letter and the debt financing contemplated by the debt commitment letter is funded, then Momentive stands ready, willing, and able to consummate, and irrevocably commits to consummate, the closing; (4) Momentive gives Parent written notice at least two business days prior to such termination stating Momentive’s intention to terminate the merger agreement; and (5) the closing has not been consummated by the end of such two business day period (it being understood that notwithstanding anything to the contrary in the merger agreement, Parent will not be permitted to terminate the merger agreement during such two business day period); and
•	by Parent if:
(a)
subject to a 45-day cure period, Momentive has breached or failed to perform any of its representations, warranties, or covenants in the merger agreement such that the related closing condition would not be satisfied; however, Parent will not be entitled to terminate the merger agreement pursuant to this provision if, at the time that such termination would otherwise take effect in accordance with the foregoing, Parent or Merger Sub is in material breach of the merger agreement such that certain closing condition are not satisfied; or

(b)
the Momentive Board (or a committee thereof) has effected a Momentive Board recommendation change (as defined in the section of this proxy statement captioned “The Merger Agreement—The Momentive Board’s Recommendation; Board Recommendation Change”) or there has been a willful breach of Momentive’s obligations under the merger agreement not to solicit an alternative transaction in a manner that is material.

For more information, see the section of this proxy statement captioned “The Merger Agreement— Termination of the Merger Agreement.”
Termination Fees and Remedies
The merger agreement contains certain termination rights for Momentive and Parent. Upon valid termination of the merger agreement under specified circumstances, Momentive has agreed to pay Parent (or its designee) a termination fee of $52.0 million. Specifically, this termination fee will be payable by Momentive to Parent if the merger agreement is terminated:
•
by Momentive prior to the adoption of the merger agreement by Momentive’s stockholders holding a majority of the outstanding shares of Momentive common stock as of the record date, in order to enter into a definitive agreement providing for a superior proposal; or

•
by Parent if the Momentive Board changes its recommendation with respect to the merger or if there has been a willful breach of Momentive’s obligations under the merger agreement not to solicit an alternative transaction in a manner that is material.

The termination fee will also be payable by Momentive in certain circumstances if:
•
the merger agreement is terminated (1) because the merger is not completed by the termination date or any relevant extension thereof; (2) because of Momentive’s failure to obtain the required approval of Momentive’s stockholders; or (3) subject to a 45-day cure period, because Momentive breaches or fails to perform any of its representations, warranties, or covenants in a manner that would cause the related closing conditions to not be satisfied;

•
Momentive has not delivered to Parent written notice prior to termination of the merger agreement of a breach or failure to perform by Parent or Merger Sub of any of their respective representations, warranties, or covenants contained in the merger agreement in a manner that would cause the conditions to Momentive’s obligation to consummate the merger to not be satisfied, or any such noticed breach or failure to perform was cured prior to, or is otherwise not continuing as of, the termination of the merger agreement;

•
prior to the termination of the merger agreement, an acquisition proposal has been publicly announced or publicly disclosed or, in certain circumstances, otherwise provided to the Momentive Board, and not withdrawn or otherwise abandoned; and

•
within one year of termination of the merger agreement, Momentive consummates, or enters into a definitive agreement providing for (and such acquisition proposal is subsequently consummated at any time), a transaction involving the acquisition of at least 50 percent of the outstanding shares of Momentive common stock or Momentive’s consolidated assets.

Upon valid termination of the merger agreement under specified circumstances, Parent has agreed to pay Momentive a termination fee of $104.0 million, the payment of which has been guaranteed pursuant to and subject to the terms and conditions of the Limited Guaranty. Specifically, this termination fee will be payable by Parent to Momentive if the merger agreement is terminated by Momentive if:
•
subject to a 45-day cure period, Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, or covenants in the merger agreement such that the related closing condition would not be satisfied; however, Momentive will not be entitled to terminate the merger agreement pursuant to this provision if, at the time that such termination would otherwise take effect in accordance with the foregoing, Momentive is in material breach of the merger agreement such that certain closing conditions are not satisfied; or

•
(1) the conditions to Parent’s and Merger Sub’s obligation to consummate the merger have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied if the date of such termination was the closing date) or waived; (2) Parent and Merger Sub fail to consummate the closing as required under the merger agreement; (3) Momentive has notified Parent in writing that if Parent performs its obligations under the merger agreement and the equity financing contemplated by the equity commitment letter and the debt financing contemplated by the debt commitment letter is funded, then Momentive stands ready, willing, and able to consummate, and irrevocably commits to consummate, the closing; (4) Momentive gives Parent written notice at least two business days prior to such termination stating Momentive’s intention to terminate the merger agreement; and (5) the closing has not been consummated by the end of such two business day period (it being understood that notwithstanding anything to the contrary in the merger agreement, Parent will not be permitted to terminate the merger agreement during such two business day period).

The merger agreement also provides that Momentive, on the one hand, or Parent and Merger Sub, on the other hand, may specifically enforce the obligations under the merger agreement, except that Momentive may only cause Parent and Merger Sub to consummate the merger and cause the equity financing under the equity commitment letter to be funded, if certain conditions are satisfied.
Parent’s and Merger Sub’s aggregate liability for monetary damages for breaches of the merger agreement are capped at (a) $104.0 million, plus (b) enforcement expenses up to $7.0 million plus (c) certain reimbursement obligations, and Momentive’s liability for monetary damages for breaches of the merger agreement is capped at $52.0 million, plus certain enforcement expenses up to $7.0 million.
Neither Parent nor Momentive is required to pay the other its termination fee on more than one occasion.
For more information, see the section of this proxy statement captioned “The Merger Agreement— Termination Fees and Remedies.”
Delisting and Deregistration of Momentive Common Stock
If the merger is completed, Momentive common stock will no longer be traded on the Nasdaq and will be deregistered under the Securities Exchange Act of 1934 (which we refer to as the “Exchange Act”). We will no longer be required to file periodic reports, current reports and proxy and information statements with the Securities and Exchange Commission (which we refer to as the “SEC”) with respect to Momentive common stock.
Effect on Momentive if the Merger is Not Completed
If the merger agreement is not adopted by Momentive’s stockholders, or if the merger is not completed for any other reason, Momentive’s stockholders will not receive any payment for their shares of Momentive common stock in connection with the merger. Instead: (1) Momentive will remain an independent public company; (2) Momentive common stock will continue to be listed and traded on the Nasdaq and registered under the Exchange Act; and (3) Momentive will continue to file periodic reports with the SEC.
For more information, see the section of this proxy statement captioned “The Merger—Effect on Momentive if the Merger is Not Completed.”

Litigation Relating to the Merger
As of April 27, 2023, four complaints have been filed by purported Momentive stockholders against Momentive and the members of the Momentive Board, seeking to enjoin the merger and other relief. The complaints assert claims against all defendants under Section 14(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder for issuing Momentive’s preliminary proxy statement with allegedly false and misleading statements of material facts and omissions of material facts against the individual defendants under Section 20(a) of the Exchange Act for alleged “control person” liability with respect to such allegedly false and misleading statements of material facts and omissions of material facts.
The defendants believe that the claims are without merit. For a more detailed description of litigation relating to the merger, see the section of this proxy statement captioned “The Merger—Litigation Relating to the Merger.”

QUESTIONS AND ANSWERS
The following questions and answers address some commonly asked questions regarding the merger, the merger agreement, and the special meeting. These questions and answers may not address all questions that are important to you. We encourage you to carefully read the more detailed information contained elsewhere in this proxy statement, including the annexes to this proxy statement and the other documents to which we refer in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find More Information.”
Q:	Why am I receiving these materials?
A:
On March 13, 2023, we announced that Momentive entered into the merger agreement. Under the merger agreement, Parent will acquire Momentive for $9.46 in cash per share of Momentive common stock (without interest and subject to any applicable withholding taxes). In order to complete the merger, Momentive’s stockholders holding a majority of the outstanding shares of Momentive common stock as of the record date must vote to adopt the merger agreement at the special meeting. This approval is a condition to the consummation of the merger. See the section of this proxy statement captioned “The Merger Agreement—Conditions to the Closing of the Merger.” The Momentive Board is furnishing this proxy statement and form of proxy card to the holders of shares of Momentive common stock in connection with the solicitation of proxies of Momentive’s stockholders to be voted at the special meeting.

This proxy statement, which you should read carefully, contains important information about the merger, the merger agreement and related agreements and transactions, the special meeting, and the matters to be voted on at the special meeting. The enclosed materials allow you to submit a proxy to vote your shares of Momentive common stock without attending the special meeting and to ensure that your shares of Momentive common stock are represented and voted at the special meeting.
Your vote is very important. Even if you plan to attend the special meeting, we encourage you to submit a proxy as soon as possible.
Q:	What is the proposed merger and what effects will it have on Momentive?
A:
The proposed merger is the acquisition of Momentive by Parent. If the proposal to adopt the merger agreement is approved by Momentive’s stockholders and the other closing conditions under the merger agreement are satisfied or waived, Merger Sub will merge with and into Momentive, with Momentive continuing as the surviving corporation. As a result of the merger, Momentive will become a wholly owned subsidiary of Parent, and Momentive common stock will no longer be publicly traded and will be delisted from the Nasdaq. In addition, Momentive common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

Q:	What will I receive if the merger is completed?
A:
Upon completion of the merger, you will be entitled to receive $9.46 in cash, without interest and less any applicable withholding taxes, for each share of Momentive common stock that you own, unless you have properly exercised, and not validly withdrawn or subsequently lost, your appraisal rights under the DGCL, and certain other conditions under the DGCL are satisfied. For example, if you own 100 shares of Momentive common stock, you will receive $946 in cash in exchange for your shares of Momentive common stock, less any applicable withholding taxes.

Q:	How does the per share price compare to the market price of Momentive common stock?
A:
This amount constitutes a premium of approximately 28 percent to the volume weighted average closing price of Momentive stock for the 10 trading days ending on March 13, 2023, the date the merger agreement was executed, and a 46 percent premium to the company’s closing stock price on the day prior to media rumors regarding a potential sale on October 19, 2022.

Q:	What will happen to restricted stock, Momentive RSUs, Momentive restricted stock and Momentive options?
A:	Generally speaking, Momentive RSUs, Momentive restricted stock and Momentive options will be treated at the effective time of the merger as follows:
•
Each vested Momentive RSU will be cancelled and converted into the right to receive an amount in cash (without interest) equal to (1) the total number of shares of Momentive common stock subject to such vested Momentive RSU, multiplied by (2) the per share price, less applicable withholding taxes.

•
Each unvested Momentive RSU will be cancelled and converted into the contingent right to receive a converted cash award equal to (1) the total number of shares of Momentive common stock subject to such unvested Momentive RSU, multiplied by (2) the per share price, less applicable withholding taxes. Except as otherwise provided in the merger agreement, each such converted cash award will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding unvested Momentive RSU immediately prior to the effective time of the merger, with payment forfeited to the extent vesting is not satisfied.

•
Each share of Momentive restricted stock will be cancelled and converted into the contingent right to receive a converted cash award equal to (1) the total number of shares of Momentive common stock subject to such outstanding Momentive restricted stock award, multiplied by (2) the per share price, less withholding taxes. Except as otherwise provided in the merger agreement, each such converted cash award will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding Momentive restricted stock award immediately prior to the effective time of the merger, with payment forfeited to the extent vesting is not satisfied.

•
Each vested Momentive option will be cancelled and converted into the right to receive an amount in cash (without interest) equal to (1) the total number of shares of Momentive common stock subject to the vested Momentive option multiplied by (2) the excess, if any, of the per share price over the exercise price per share of Momentive common stock under such vested Momentive option, less applicable withholding taxes.

•
Each unvested Momentive option will be cancelled and converted into the contingent right to receive a converted cash award equal to (1) the total number of shares of Momentive common stock subject to such unvested Momentive option, multiplied by (2) the excess of the per share price over the exercise price per share of Momentive common stock under such unvested Momentive option, less applicable withholding taxes. Except as otherwise provided in the merger agreement, each such converted cash award will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding unvested Momentive option immediately prior to the effective time of the merger, with payment forfeited to the extent vesting is not satisfied.

•	Any underwater Momentive option will be cancelled at the effective time of the merger for no consideration or payment.
Q:	What will happen to the ESPP?
A:
We have taken, or will take prior to the effective time of the merger, all action that we determine to be reasonably necessary to, effective upon the consummation of the merger, (1) cause any offering period or purchase period under the ESPP that otherwise would be outstanding at the effective time of the merger to be terminated no later than the closing, but prior to the effective time of the merger; (2) make any adjustments that may be necessary or advisable to reflect the shortened offering period or purchase period, but otherwise treat such shortened offering period or purchase period as a fully effective and completed offering period or purchase period for all purposes pursuant to the ESPP; (3) cause the exercise (as of no later than the closing, but prior to the effective time of the merger) of each outstanding purchase right pursuant to the ESPP; and (4) provide that no further offering period or purchase period will commence pursuant to the ESPP upon or after the effective time of the merger. The ESPP will terminate as of the effective time of the merger (but subject to the consummation of the merger).

Q:	What am I being asked to vote on at the special meeting?
A:	You are being asked to vote on the following proposals:
•	to adopt the merger agreement pursuant to which Merger Sub will merge with and into Momentive and Momentive will become a wholly owned subsidiary of Parent;
•	to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Momentive to Momentive’s named executive officers in connection with the merger; and
•
to approve the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Q:	When and where is the special meeting?
A:
The special meeting will take place on May 31, 2023 at 9:00 a.m., Pacific time. You may attend the special meeting via a live interactive webcast on the internet at www.virtualshareholdermeeting.com/MNTV2023SM. You will be able to listen to the special meeting live and vote online. You will need the control number found on your proxy card or voting instruction form in order to participate in the special meeting (including voting your shares).

Q:	Who is entitled to vote at the special meeting?
A:
All of Momentive’s stockholders as of the close of business on April 12, 2023, which is the record date for the special meeting, are entitled to vote their shares of Momentive common stock at the special meeting. As of the close of business on the record date, there were 150,689,947 shares of Momentive common stock outstanding and entitled to vote at the special meeting. Each share of Momentive common stock outstanding as of the record date is entitled to one vote per share on each matter properly brought before the special meeting.

Q:	What vote is required to approve the proposal to adopt the merger agreement?
A:	The affirmative vote of the holders of a majority of the issued and outstanding shares of Momentive common stock as of the record date and entitled to vote is required to adopt the merger agreement.
The failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the internet or by telephone; or (3) attend and vote at the special meeting, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If you hold your shares in “street name,” the failure to instruct your bank, broker, or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.
Q:
What vote is required to approve (1) the proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Momentive to its named executive officers in connection with the merger; and (2) the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting?

A:
Approval of the proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Momentive to Momentive’s named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power of the shares of Momentive common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal.

Approval of the proposal to adjourn the special meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting requires the affirmative vote of a majority of the voting power of the shares of Momentive common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal.
The failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the internet or by telephone; or (3) vote at the special meeting will not have any effect on the proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable by

Momentive to Momentive’s named executive officers in connection with the merger, or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting, except to the extent that such failure affects obtaining a quorum at the meeting. If you hold your shares in “street name,” the failure to instruct your bank, broker, or other nominee how to vote your shares will not have any effect on these proposals, except to the extent that such failure affects obtaining a quorum at the meeting. In all cases, abstentions will have the same effect as a vote “AGAINST” these proposals.
Q:	What do I need to do now?
A:
We encourage you to read this proxy statement, the annexes to this proxy statement, and the documents that we refer to or incorporate by reference in this proxy statement carefully and consider how the merger affects you.

Then, even if you expect to attend the special meeting, please sign, date, and return, as promptly as possible, the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card), so that your shares can be voted at the special meeting. If you hold your shares in “street name,” please refer to the voting instruction form provided by your bank, broker, or other nominee for information on how to vote your shares. Please do not send your stock certificates with your proxy card. If you attend the special meeting and vote at the special meeting, your vote will revoke any previously submitted proxy.
Q:	How does the Momentive Board recommend that I vote?
A:
The Momentive Board unanimously recommends that you vote: (1) “FOR” the adoption of the merger agreement and approval of the merger; (2) “FOR” the compensation that will or may become payable by Momentive to Momentive’s named executive officers in connection with the merger; and (3) “FOR” the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Q:	What happens if the merger is not completed?
A:
If the merger agreement is not adopted by Momentive’s stockholders or if the merger is not completed for any other reason, Momentive’s stockholders will not receive any payment for their shares of Momentive common stock in connection with the merger. Instead: (1) Momentive will remain an independent public company; (2) Momentive common stock will continue to be listed and traded on the Nasdaq and registered under the Exchange Act; and (3) Momentive will continue to file periodic reports with the SEC.

In specified circumstances in which the merger agreement is terminated, Momentive has agreed to pay Parent (or its designee) a termination fee. In specified circumstances in which the merger agreement is terminated, Parent has agreed to pay Momentive a reverse termination fee, the payment of which has been guaranteed by the Guarantors.
For more information, see the section of this proxy statement captioned “The Merger Agreement—Termination Fees and Remedies.”
Q:	What is the compensation that will or may become payable by Momentive to its named executive officers in connection with the merger?
A:
The compensation that will or may become payable by Momentive to Momentive’s named executive officers in connection with the merger is certain compensation that is tied to or based on the merger and payable to certain of Momentive’s named executive officers pursuant to underlying plans and arrangements that are contractual in nature. Compensation that will or may become payable by Parent or its affiliates (including, following the consummation of the merger, the surviving corporation) to Momentive’s named executive officers in connection with or following the merger is not subject to this advisory vote. For further information, see the section of this proxy statement captioned “Proposal 2: Approval, on a Non-Binding, Advisory Basis, of Certain Merger-Related Executive Compensation.”

Q:	Why am I being asked to cast a vote to approve the compensation that will or may become payable by Momentive to Momentive’s named executive officers in connection with the merger?
A:
Momentive is required to seek approval, on a non-binding, advisory basis, of compensation that will or may become payable by Momentive to Momentive’s named executive officers in connection with the merger. Approval of the compensation that will or may become payable by Momentive to Momentive’s named executive officers in connection with the merger is not required to consummate the merger.

Q:	What will happen if Momentive’s stockholders do not approve the compensation that will or may become payable by Momentive to its named executive officers in connection with the merger?
A:
Approval of the compensation that will or may become payable by Momentive to Momentive’s named executive officers in connection with the merger is not a condition to consummation of the merger. This is an advisory vote and will not be binding on Momentive or Parent. The underlying plans and arrangements providing for such compensation are contractual in nature and are not, by their terms, subject to stockholder approval.

Accordingly, if the merger agreement is adopted by Momentive’s stockholders and the merger is consummated, the compensation that will or may become payable by Momentive to Momentive’s named executive officers in connection with the merger will or may be paid to Momentive’s named executive officers even if Momentive’s stockholders do not approve such compensation.
Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:
If your shares are registered directly in your name with Momentive’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, to be the “stockholder of record.” If you are a stockholder of record, this proxy statement and your proxy card have been sent directly to you by or on behalf of Momentive. As a stockholder of record, you may attend the special meeting and vote your shares at the special meeting using the control number on the enclosed proxy card.

If your shares are held through a bank, broker, or other nominee, you are considered the “beneficial owner” of shares of Momentive common stock held in “street name.” If you are a beneficial owner of shares of Momentive common stock held in “street name,” this proxy statement has been forwarded to you by your bank, broker, or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker, or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the special meeting. However, because you are not the stockholder of record, you may not vote your shares at the special meeting unless you provide a “legal proxy” from your bank, broker, or other nominee giving you the right to vote your shares at the special meeting.
Q:	If my broker holds my shares in “street name,” will my broker automatically vote my shares for me?
A:
No. Your bank, broker, or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the special meeting only if you instruct your bank, broker, or other nominee how to vote. You should follow the procedures provided by your bank, broker, or other nominee to vote your shares. Without instruction, your shares will not be counted for the purpose of obtaining a quorum or voted on the proposals, which will have the same effect as if you voted “AGAINST” adoption of the merger agreement, but will have no effect on the proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Momentive to Momentive’s named executive officers in connection with the merger or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Q:	How may I vote?
A:
If you are a stockholder of record (that is, if your shares of Momentive common stock are registered in your name with Computershare Trust Company, N.A., Momentive’s transfer agent), there are four ways to vote:

•	by signing, dating, and returning the enclosed proxy card (a prepaid reply envelope is provided for your convenience);
•	by visiting the internet address on your proxy card;
•	by calling the toll-free (within the United States or Canada) phone number on your proxy card; or
•	by attending the special meeting virtually and voting at the special meeting using the control number on the enclosed proxy card.
The control number located on your proxy card is designed to verify your identity and allow you to vote your shares of Momentive common stock and to confirm that your voting instructions have been properly recorded when voting electronically over the internet or by telephone. Although there is no charge for voting your shares, if you vote electronically over the internet or by telephone, you may incur costs such as internet access and telephone charges for which you will be responsible.
Even if you plan to attend the special meeting, you are strongly encouraged to vote your shares of Momentive common stock by proxy. If you are a stockholder of record or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of Momentive common stock at the special meeting even if you have previously voted by proxy. If you attend the special meeting and vote at the special meeting, your vote will revoke any previously submitted proxy.
If your shares are held in “street name” through a bank, broker, or other nominee, you may vote through your bank, broker, or other nominee by completing and returning the voting instruction form provided by your bank, broker, or other nominee, or, if such a service is provided by your bank, broker, or other nominee, electronically over the internet or by telephone. To vote over the internet or by telephone through your bank, broker, or other nominee, you should follow the instructions on the voting instruction form provided by your bank, broker, or nominee. However, because you are not the stockholder of record, you may not vote your shares at the special meeting unless you provide a “legal proxy” from your bank, broker, or other nominee giving you the right to vote your shares at the special meeting.
If you hold your shares of Momentive common stock in “street name,” you should contact your bank, broker, or other nominee for instructions regarding how to change your vote. You may also vote at the special meeting if you obtain a “legal proxy” from your bank, broker, or other nominee giving you the right to vote your shares at the special meeting.
Q:	May I change my vote after I have mailed my signed and dated proxy card?
A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:
•	signing another proxy card with a later date and returning it to us prior to the special meeting;
•	submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy;
•	delivering a written notice of revocation to Momentive’s Chief Legal Officer & Secretary; or
•	attending the special meeting virtually and voting at the special meeting using the control number on the enclosed proxy card.
Q:	If a stockholder gives a proxy, how are the shares voted?
A:	Regardless of the method you choose to grant your proxy, the individuals named on the enclosed proxy card will vote your shares in the way that you direct.
If you sign and date your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted as recommended by the

Momentive Board with respect to each proposal. This means that they will be voted: (1) “FOR” the adoption of the merger agreement; (2) “FOR” the compensation that will or may become payable by Momentive to Momentive’s named executive officers in connection with the merger; and (3) “FOR” the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.
Q:	Should I send in my stock certificates now?
A:
No. After the merger is completed, any holders of physical stock certificates will receive a letter of transmittal containing instructions for how to send your stock certificates to the payment agent in order to receive the appropriate cash payment for the shares of Momentive common stock represented by your stock certificates. Unless you are seeking appraisal, you should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled. Please do not send your stock certificates with your proxy card.

If you hold your shares of Momentive common stock in book-entry form, you will not receive a letter of transmittal. Instead, the payment agent will pay you the appropriate portion of the merger consideration upon receipt of a customary “agent’s message” and in accordance with the reasonable terms and conditions as the payment agent may impose.
Q:	What happens if I sell or transfer my shares of common stock after the record date but before the special meeting?
A:
The record date for the special meeting is earlier than the date of the special meeting and the anticipated effective time of the merger. If you sell or transfer your shares of Momentive common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or transfer your shares and each of you notifies Momentive in writing of such special arrangements, you will transfer the right to receive an amount in cash equal to the per share price with respect to such shares, if the merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the special meeting. Even if you sell or transfer your shares of Momentive common stock after the record date, we encourage you to sign, date, and return the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card).

Q:	What should I do if I receive more than one set of voting materials?
A:
Please sign, date, and return (or grant your proxy electronically over the internet or by telephone for) each proxy card and voting instruction form that you receive to ensure that all of your shares are voted.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction forms, if your shares are registered differently or are held in more than one account. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote all voting materials that you receive.
Q:	Where can I find the voting results of the special meeting?
A:
If available, Momentive may announce preliminary voting results at the conclusion of the special meeting. Momentive intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the special meeting. All reports that Momentive files with the SEC are publicly available when filed. For more information, see the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	Will I be subject to U.S. federal income tax upon the exchange of common stock for cash pursuant to the merger?
A:	For a U.S. holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the exchange of Momentive common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, which generally will require such U.S. holder to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by such U.S. holder in the merger and such U.S. holder’s adjusted tax basis in the shares of Momentive common stock surrendered in the merger.
A Non-U.S. holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of Momentive common stock for cash in the merger unless such Non-U.S. holder has certain connections to the United States, but may be subject to backup withholding tax unless the Non-U.S. holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.
Because particular circumstances may differ, we recommend that you consult your tax advisor to determine the U.S. federal income tax consequences relating to the merger in light of your own particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction. This discussion is provided for general information only and does not constitute legal advice to any holder. A more complete description of material U.S. federal income tax consequences of the merger is provided in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”
Q:	When do you expect the merger to be completed?
A:
We currently expect to complete the merger in the second or third quarter of 2023. However, the exact timing of completion of the merger, if at all, cannot be predicted because the merger is subject to the closing conditions specified in the merger agreement, many of which are outside of Momentive’s control.

Q:	What governmental and regulatory approvals are required?
A:
Under the terms of the merger agreement, the merger cannot be completed until the waiting period (and any extensions thereof) applicable to the merger under the HSR Act has expired or been terminated, or all requisite consents pursuant thereto have been obtained. In addition, the merger cannot be completed until all approvals and clearances of the relevant governmental authorities under the specified foreign direct investment laws have been obtained.

Momentive and Parent each filed or caused to be filed the requisite notification forms under the HSR Act with the FTC and the DOJ on March 24, 2023. The applicable waiting period under the HSR Act expired at 11:59 p.m., California time on April 24, 2023.
In addition, Parent, in coordination and consultation with Momentive, submitted the specified foreign direct investment filing in Italy on April 20, 2023 and may submit additional foreign direct investment filings under certain circumstances.
Q:	Am I entitled to appraisal rights under the DGCL?
A:
If the merger is consummated, Momentive’s stockholders (including beneficial owners of shares of capital stock) who (1) do not vote in favor of the adoption of the merger agreement; (2) continuously hold their shares of Momentive’s common stock through the effective time of the merger; (3) properly perfect appraisal of their shares; (4) meet certain other conditions and statutory requirements as described in this proxy statement; and (5) do not withdraw their demands or otherwise lose their rights to appraisal will be entitled to seek appraisal of their shares in connection with the merger under Section 262 of the DGCL if certain conditions set forth in Section 262(g) of the DGCL are satisfied. This means that these persons will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be the fair value from the effective time of the merger through the date of payment of the judgment at a rate of five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment, compounded quarterly (except that, if at any time before the entry of judgment in the proceeding, the surviving corporation makes a voluntary cash payment to each person seeking appraisal, interest will accrue thereafter only upon the sum of (x) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery; and (y) interest theretofore accrued, unless paid at that time). The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Persons who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in additional detail in this proxy statement, which description is qualified in its entirety by Section 262 of the DGCL regarding appraisal rights, available at the following URL, accessible without subscription or cost, which is incorporated herein by reference: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
Q:	Do any of Momentive’s directors or officers have interests in the merger that may differ from those of Momentive stockholders generally?
A:
Yes. In considering the recommendation of the Momentive Board with respect to the proposal to adopt the merger agreement, you should be aware that Momentive’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Momentive’s stockholders generally. In: (1) evaluating and negotiating the merger agreement; (2) approving the merger agreement; and (3) unanimously recommending that the merger agreement be adopted by Momentive’s stockholders, the Momentive Board was aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this proxy statement captioned “The Merger—Interests of Momentive’s Directors and Executive Officers in the Merger.”

Q:	Who can help answer my questions?
A:
If you have any questions concerning the merger, the special meeting, or this proxy statement, would like additional copies of the accompanying proxy statement or need help submitting your proxy or voting your shares of Momentive common stock, please contact Momentive’s proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Stockholders may call toll free: (877) 750-8240
Banks and Brokers may call collect: (212) 750-5833

FORWARD-LOOKING STATEMENTS
This proxy statement, the documents to which we refer you in this proxy statement and the information included in oral statements or other written statements made or to be made by us or on Momentive’s behalf may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements include statements relating to Momentive’s strategy, goals, future focus areas, and the value of the proposed transaction to Momentive’s stockholders. These forward-looking statements are based on Momentive’s management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or similar expressions and the negatives of those terms. These forward-looking statements involve risks and uncertainties, including statements regarding: the merger, including the expected timing of the closing of the merger; considerations taken into account by the Momentive Board in approving the merger; and expectations for Momentive following the closing of the merger.
If any of these risks or uncertainties materialize, or if any of Momentive’s assumptions prove incorrect, Momentive’s actual results could differ materially from the results expressed or implied by these forward-looking statements. Additional risks and uncertainties include those associated with:
•
the possibility that the conditions to the closing of the merger are not satisfied, including the risk that required approvals from Momentive’s stockholders for the merger or required regulatory approvals to consummate the merger are not obtained, on a timely basis or at all;

•	the occurrence of any event, change or other circumstances that could give rise to the right to terminate the merger, including in circumstances requiring Momentive to pay a termination fee;
•	uncertainties as to the timing of the consummation of the merger and the ability of each party to consummate the merger;
•	the nature, cost, and outcome of any legal proceeding that may be instituted against Momentive and others relating to the merger;
•
economic, market, financial, business or geopolitical conditions (including resulting from disruptions to the banking sector, inflationary pressures, rising interest rates, supply chain disruptions, the COVID-19 pandemic, civil unrest or military conflict including military conflict in Ukraine and related sanctions against Russia and Belarus) or competition, or changes in such conditions, negatively affecting Momentive’s markets, customers, business, operations and financial performance;

•
the effect of the announcement or pendency of the merger on Momentive’s business relationships, customers, operating results, and business generally, including risks related to the diversion of the attention of Momentive management or employees during the pendency of the merger;

•	the amount of the costs, fees, expenses, and charges related to the merger agreement or the merger;
•	risks that the pendency of the merger affects our current operations or our ability to retain or recruit employees;
•	the risk that Momentive’s stock price may fluctuate during the pendency of the merger and may decline significantly if the merger is not completed;
•	the fact that under the terms of the merger agreement, Momentive is restrained from soliciting other acquisition proposals during the pendency of the merger;
•
the fact that, if the merger is completed, Momentive’s stockholders will forgo the opportunity to realize the potential long-term value of the successful execution of Momentive’s current strategy as an independent company;

•	possible disruption related to the merger to Momentive’s current plans and operations, including through the loss of customers and employees; and
•
other risks and uncertainties detailed in the periodic reports that Momentive files with the SEC, including Momentive’s Annual Report on Form 10-K filed with the SEC on February 17, 2023, and subsequent filings which may be obtained at Momentive’s investor relations website at investor.momentive.ai.

All forward-looking statements contained or referred to in this proxy statement are based on information available to Momentive as of the date of this proxy statement, and Momentive does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date of this proxy statement, except as required by law. Momentive expressly qualifies in their entirety all forward-looking statements attributable to either Momentive or any person acting on Momentive’s behalf by the cautionary statements contained or referred to in this proxy statement.

THE SPECIAL MEETING
Date, Time, and Place
We will hold the special meeting on May 31, 2023, at 9:00 a.m., Pacific time. You may attend the special meeting via a live interactive webcast on the internet at www.virtualshareholdermeeting.com/MNTV2023SM. You will be able to listen to the special meeting live and vote online. You will need the control number found on your proxy card or voting instruction form in order to participate in the special meeting (including voting your shares). We believe that a virtual meeting provides expanded access, improved communication, and cost savings for Momentive’s stockholders.
If you encounter technical difficulties accessing the special meeting or during the special meeting, a support line will be available on the login page of the special meeting website.
Purpose of the Special Meeting
At the special meeting, we will ask stockholders to vote on proposals to (1) adopt the merger agreement; (2) approve, on a non-binding, advisory basis, the compensation that will or may become payable by Momentive to Momentive’s named executive officers in connection with the merger; and (3) adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.
Attending the Special Meeting
The special meeting will begin at 9:00 a.m., Pacific time. Online check-in will begin a few minutes prior to the special meeting. We encourage you to access the meeting prior to the start time.
As the special meeting is virtual, there will be no physical meeting location. To attend the special meeting, log in at www.virtualshareholdermeeting.com/MNTV2023SM. You will need the control number found on your proxy card or voting instruction form in order to participate in the special meeting (including voting your shares). If you encounter technical difficulties accessing the special meeting or during the special meeting, a support line will be available on the login page of the special meeting website.
Once online access to the special meeting is open, stockholders may submit questions pertinent to meeting matters, if any, through the special meeting website. You will need the control number found on your proxy card or voting instruction form in order to submit questions. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints and any rules of conduct adopted with respect to the special meeting.
Record Date; Shares Entitled to Vote; Quorum
Only Momentive’s stockholders as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting. A list of stockholders of record entitled to vote at the special meeting will be available for inspection by stockholders for any purpose germane to the special meeting at Momentive’s corporate offices located at One Curiosity Way, San Mateo, California 94403, during regular business hours for a period of ten days ending on the day before the date of the special meeting. You will need the control number included on your proxy card or otherwise provided by your bank, broker, or other nominee to access the stockholder list during the special meeting.
As of the record date, there were 150,689,947 shares of Momentive common stock issued and outstanding and entitled to vote at the special meeting. Each share of Momentive common stock issued and outstanding as of the close of business on the record date is entitled to one vote per share on each matter properly submitted for a vote at the special meeting.
The holders of a majority of the voting power of the capital stock of Momentive issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the special meeting.
Vote Required; Abstentions and Broker Non-Votes
Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Momentive common stock as of the record date and entitled to vote on the proposal. Adoption of the merger agreement by Momentive’s stockholders is a condition to the closing of the merger.

Approval, on a non-binding, advisory basis, of the compensation that will or may become payable by Momentive to Momentive’s named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power of the shares of Momentive common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal.
Approval of the proposal to adjourn the special meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting requires the affirmative vote of a majority of the voting power of the shares of Momentive common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal.
If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted: (1) “AGAINST” the proposal to adopt the merger agreement; (2) “AGAINST” the proposal to approve, on a non-binding, advisory basis, compensation that will or may become payable by Momentive to Momentive’s named executive officers in connection with the merger; and (3) “AGAINST” any proposal to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting. Abstentions will be counted as present for purposes of determining whether a quorum exists.
A “broker non-vote” generally occurs when a bank, broker, or other nominee holding shares on your behalf does not vote on a proposal because the bank, broker, or other nominee has not received your voting instructions and lacks discretionary power to vote your shares. We do not expect any “broker non-votes” at the special meeting, but if there are any, they will be counted for the purpose of determining whether a quorum is present. If there are broker non-votes, each broker non-vote will count as a vote “AGAINST” the proposal to adopt the merger agreement, but will have no effect on: (1) the proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Momentive to Momentive’s named executive officers in connection with the merger; or (2) the proposal to adjourn the special meeting if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.
Shares Held by Momentive’s Directors
As of the record date, Momentive’s directors, in their capacities as Momentive stockholders, beneficially owned and were entitled to vote, in the aggregate, 18,789,281 shares of Momentive common stock, representing approximately 12.47 percent of the number of issued and outstanding shares of Momentive common stock as of the record date.
As of the date of this proxy statement, Momentive has not been informed that any of Momentive’s directors intend to vote all of their shares of Momentive common stock other than: (1) “FOR” the adoption of the merger agreement; (2) “FOR” the compensation that will or may become payable by Momentive to its named executive officers in connection with the merger; and (3) “FOR” the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting. Subject to certain exceptions, all of these individuals are contractually obligated to vote in favor of the adoption of the merger agreement pursuant to the terms and conditions of certain voting agreements entered into as of the date of the merger agreement. For more information, see the section of this proxy statement captioned “The Merger—The Voting Agreements.”
Voting of Proxies
If your shares are registered in your name with Momentive’s transfer agent, Computershare Trust Company, N.A., you may vote your shares by returning a signed and dated proxy card (a prepaid reply envelope is provided for your convenience), or you may vote at the special meeting using the control number located on the enclosed proxy card. Additionally, you may grant a proxy electronically over the internet or by telephone by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the internet or by telephone.
If you attend the special meeting and wish to vote at the special meeting, you will need the control number located on the enclosed proxy card. Beneficial owners of shares held in “street name” must also provide a “legal proxy” from their bank or broker in order to vote at the special meeting. You are encouraged to vote by proxy even if you plan to attend the special meeting. If you attend the special meeting and vote at the special meeting, your vote will revoke any previously submitted proxy.
All shares represented by properly signed and dated proxies (or proxies granted electronically over the internet or by telephone) will, if received before the special meeting, be voted at the special meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies (or proxies granted electronically over the internet or by telephone) that do not contain voting instructions will be voted: (1) “FOR” adoption of the merger agreement; (2) “FOR” the compensation that will or may become payable by Momentive to Momentive’s named executive officers in connection with the merger; and (3) “FOR” the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.
If your shares are held in “street name” through a bank, broker, or other nominee, you may vote through your bank, broker, or other nominee by completing and returning the voting instruction form provided by your bank, broker, or other nominee. You may also attend the special meeting and vote at the special meeting if you have a “legal proxy” from your bank, broker, or other nominee giving you the right to vote your shares at the special meeting. If available from your bank, broker, or other nominee, you may vote over the internet or telephone through your bank, broker, or other nominee by following the instructions on the voting instruction form provided by your bank, broker, or other nominee. If you do not (1) return your bank’s, broker’s, or other nominee’s voting instruction form; (2) vote over the internet or by telephone through your bank, broker, or other nominee; or (3) attend the special meeting and vote at the special meeting with a “legal proxy” from your bank, broker, or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to adopt the merger agreement. It will not, however, have any effect on the proposals (A) to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Momentive to Momentive’s named executive officers in connection with the merger; or (B) to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.
Revocability of Proxies
If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:
•	signing another proxy card with a later date and returning it to us prior to the special meeting;
•	submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy;
•	delivering a written notice of revocation to Momentive’s Chief Legal Officer & Secretary; or
•	attending the special meeting and voting at the special meeting using the control number on the enclosed proxy card.
If you have submitted a proxy, your attendance at the special meeting, in the absence of voting at the special meeting or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.
If you hold your shares of Momentive common stock in “street name” through a bank, broker, or other nominee, you should contact your bank, broker, or other nominee for instructions regarding how to change your vote. You may also vote at the special meeting if you obtain a “legal proxy” from your bank, broker, or other nominee giving you the right to vote your shares at the special meeting.
Any adjournment, postponement, or other delay of the special meeting, including for the purpose of soliciting additional proxies, will allow Momentive’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned, postponed or delayed.
The Momentive Board’s Recommendation
The Momentive Board, after considering various factors described in the section of this proxy statement captioned “The Merger—Recommendation of the Momentive Board and Reasons for the Merger,” has unanimously: (1) determined that the merger agreement, and the other transactions contemplated by the merger agreement, including the merger are advisable, fair to and in the best interests of Momentive and its stockholders; and (2) adopted and approved the merger agreement, the merger, and the other transactions contemplated by the merger agreement in all respects.
The Momentive Board unanimously recommends that you vote: (1) “FOR” the adoption of the merger agreement and approval of the merger; (2) “FOR” the compensation that will or may become payable by Momentive to Momentive’s named executive officers in connection with the merger; and (3) “FOR” the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.
Adjournment
In addition to the proposals to (1) adopt the merger agreement; and (2) approve, on a non-binding, advisory basis, the compensation that will or may become payable by Momentive to Momentive’s named executive officers in connection with the merger, Momentive’s stockholders are also being asked to approve any proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional votes or proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to approve the merger agreement. If a quorum is not present, the chairperson of the special meeting or the stockholders entitled to vote at the special meeting, present in person or represented by proxy, may adjourn the special meeting, from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. The chairperson may also adjourn the meeting to another place, if any, date or time, even if a quorum is present. In addition, the special meeting could be postponed before it commences, subject to the terms of the merger agreement. If the special meeting is adjourned or postponed, Momentive’s stockholders who have already submitted their proxies will be able to revoke them at any time before they are voted at the special meeting.
Solicitation of Proxies
The expense of soliciting proxies will be borne by Momentive. We have retained Innisfree M&A Incorporated, a professional proxy solicitation firm, to assist in the solicitation of proxies, and provide related advice and informational support during the solicitation process, for a fee of up to $35,000.00, plus reasonable out-of-pocket expenses. We will indemnify this firm against losses arising out of its provisions of these services on Momentive’s behalf. In addition, we may reimburse banks, brokers, and other nominees representing beneficial owners of shares of Momentive’s common stock for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by Momentive’s directors, officers, and employees, personally or by telephone, email, fax or over the internet. No additional compensation will be paid for such services.
Anticipated Date of Completion of the Merger
We currently expect to complete the merger in the second or third quarter of 2023. However, the exact timing of completion of the merger, if at all, cannot be predicted because the merger is subject to the closing conditions specified in the merger agreement, many of which are outside of Momentive’s control.
Appraisal Rights
If the merger is consummated, Momentive’s stockholders (including beneficial owners of shares of capital stock) who (1) do not vote in favor of the adoption of the merger agreement; (2) continuously hold their shares through the effective time of the merger; (3) properly perfect appraisal of their shares; (4) meet certain other conditions and statutory requirements described in this proxy statement; and (5) do not withdraw their demands or otherwise lose their rights to appraisal will be entitled to seek appraisal of their shares in connection with the merger under Section 262 of the DGCL if certain conditions set forth in Section 262(g) of the DGCL are satisfied. This means that such persons will be entitled to seek appraisal of their shares by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Momentive common stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be the fair value from the effective time of the merger through the date of payment of the judgment at a rate of five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment, compounded quarterly (except that, if at any time before the entry of judgment in the proceeding, the surviving corporation makes a voluntary cash payment to each person seeking appraisal, interest will accrue thereafter only upon the sum of (x) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery; and (y) interest theretofore accrued, unless paid at that time). The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Due to the complexity of the appraisal process, persons who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.
Persons considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.
To exercise appraisal rights, the stockholder of record or a beneficial owner must (1) submit a written demand for appraisal to Momentive before the vote is taken on the proposal to adopt the merger agreement; (2) not vote, in person or by proxy, in favor of the proposal to adopt the merger agreement; (3) continue to hold of record or own beneficially the subject shares of Momentive common stock through the effective time of the merger; and (4) strictly comply with all other procedures for exercising appraisal rights under the DGCL. The failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Momentive unless certain conditions are satisfied by the persons seeking appraisal. The requirements under Section 262 of the DGCL for exercising appraisal rights are described in further detail in this proxy statement, which description is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. You may find an electronic copy of Section 262 of the DGCL available at the following URL, accessible without subscription or cost, which is incorporated herein by reference: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In the event of any inconsistency between the information contained in this summary, this proxy statement, or any of the documents incorporated herein or therein by reference, and the actual text of Section 262 of the DGCL, the actual text of Section 262 of the DGCL controls. If you hold your shares of Momentive common stock through a bank, broker, or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker, or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker, or other nominee.
Other Matters
At this time, we know of no other matters to be voted on at the special meeting. If any other matters properly come before the special meeting and you deliver a proxy to us, your shares of Momentive common stock will be voted in accordance with the discretion of the appointed proxy holders, with full power of substitution and re-substitution.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 31, 2023
This proxy statement is available through the SEC’s website at www.sec.gov and on the “SEC Filings” section of Momentive’s website located at https://investor.momentive.ai/financials/sec-filings/default.aspx. The information included on Momentive’s website is not incorporated herein by reference.
Householding of Special Meeting Materials
We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders who have the same address and last name will receive only one copy of this proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces printing costs, postage fees, and the use of natural resources. Each stockholder who participates in householding will continue to be able to access or receive a separate proxy card. If you wish to receive a separate set of Momentive’s disclosure documents at this time, please notify us by sending a written request to Investor Relations, One Curiosity Way, San Mateo, California 94403, or by telephone at (650) 543-8400.

If you are a stockholder who has multiple accounts in your name or you share an address with other stockholders and would like to receive a single set of Momentive’s disclosure documents for your household, you may notify your broker, if your shares are held in a brokerage account, or you may contact Momentive’s Chief Legal Officer & Secretary using the contact method above, if you hold registered shares.
Questions and Additional Information
If you have any questions concerning the merger, the special meeting, or this proxy statement, would like additional copies of this proxy statement or need help submitting your proxy or voting your shares of Momentive common stock, please contact Momentive’s proxy solicitor at:

Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Stockholders may call toll free: (877) 750-8240
Banks and Brokers may call collect: (212) 750-5833

THE MERGER
The rights and obligations of the parties to the merger agreement are governed by the specific terms and conditions of the merger agreement and not by any summary or other information provided in this proxy statement. Therefore, this discussion of the merger is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. You should read the entire merger agreement carefully as it is the legal document that governs the merger.
Parties Involved in the Merger
Momentive Global Inc.
One Curiosity Way
San Mateo, California 94403
Momentive, maker of SurveyMonkey, empowers people with the insights they need to make business decisions with speed and confidence. Momentive’s fast, intuitive experience and insights management solutions connect millions of users at more than 330,000 organizations worldwide with AI-powered technology and up-to-the-minute insights, so they can shape what’s next for their products, industries, customers, employees, and the market. Ultimately, Momentive’s vision is to raise the bar for human experiences by amplifying individual voices. Learn more at momentive.ai.
Momentive common stock is listed on the Nasdaq under the symbol “MNTV.”
Mercury Bidco LLC
c/o STG Partners, LLC,
1300 El Camino Real, Suite 300,
Menlo Park, CA 94025
Parent was formed on March 10, 2023 solely for the purpose of engaging in the transactions contemplated by the merger agreement. Parent has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and any debt financing in connection with the merger.
Mercury Merger Sub, Inc.
c/o STG Partners, LLC,
1300 El Camino Real, Suite 300,
Menlo Park, CA 94025
Merger Sub is a wholly owned subsidiary of Parent and was formed on March 10, 2023 solely for the purpose of engaging in the transactions contemplated by the merger agreement. Merger Sub has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and any debt financing in connection with the merger. Upon completion of the merger, Merger Sub will cease to exist and Momentive will continue as the surviving corporation.
Effects of the Merger
Upon the terms and subject to the conditions of the merger agreement, and in accordance with the DGCL, at the effective time of the merger, (1) Merger Sub will merge with and into Momentive; (2) the separate corporate existence of Merger Sub will cease; and (3) Momentive will continue as the surviving corporation of the merger and a wholly owned subsidiary of Parent.
As a result of the merger, Momentive will cease to be a publicly traded company, Momentive common stock will be delisted from the Nasdaq and deregistered under the Exchange Act, and Momentive will no longer file periodic reports with the SEC. If the merger is completed, you will not own any shares of capital stock of the surviving corporation.
The effective time of the merger will occur upon the filing of a certificate of merger with, and acceptance of that certificate by, the Secretary of State of the State of Delaware (or at a later time as we, Parent and Merger Sub may agree and specify in such certificate of merger).

Effect on Momentive if the Merger is Not Completed
If the merger agreement is not adopted by Momentive’s stockholders, or if the merger is not completed for any other reason, Momentive’s stockholders will not receive any payment for their shares of Momentive common stock in connection with the merger. Instead, (1) Momentive will remain an independent public company; (2) Momentive common stock will continue to be listed and traded on the Nasdaq and registered under the Exchange Act; and (3) we will continue to file periodic reports with the SEC. In addition, if the merger is not completed. We expect that: (A) Momentive’s management will continue to operate the business as it is currently being operated; and (B) Momentive’s stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which Momentive operates and adverse economic conditions.
Furthermore, if the merger is not completed, and depending on the circumstances that cause the merger not to be completed, there can be no assurance as to the price at which Momentive common stock may trade, and the price of Momentive common stock could decline significantly.
Accordingly, there can be no assurance as to the effect of the merger not being completed on the future value of your shares of Momentive common stock. If the merger is not completed, the Momentive Board will continue to evaluate and review, among other things, Momentive’s business, operations, strategic direction, and capitalization, and will make whatever changes it deems appropriate. If the merger agreement is not adopted by Momentive’s stockholders or if the merger is not completed for any other reason, Momentive’s business, prospects or results of operation may be adversely impacted.
In specified circumstances in which the merger agreement is terminated, Momentive has agreed to pay Parent (or its designee) the applicable termination fee.
Effect of the Merger on Momentive’s Outstanding Common Stock
Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger:
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each share of Momentive common stock that is issued and outstanding as of immediately prior to the effective time of the merger (other than excluded shares, if any) will be automatically converted into the right to receive an amount in cash equal to the per share price less any applicable withholding taxes; and

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each outstanding share of Momentive common stock that is (1) held by Momentive as treasury stock; (2) owned by Parent or Merger Sub; or (3) owned by any direct or indirect wholly owned subsidiary of Parent or Merger Sub as of immediately prior to the effective time of the merger will automatically be cancelled and will cease to exist without any conversion thereof or consideration paid in exchange therefor.

At or prior to the closing, Parent will deposit (or cause to be deposited) with the payment agent an amount of cash that is sufficient in the aggregate to pay the aggregate merger consideration to Momentive’s stockholders. Once a stockholder has provided the payment agent with his, her, or its stock certificates for cancellation (or an affidavit of loss in lieu of a stock certificate) and appropriate letter of transmittal or customary agent’s message with respect to book-entry shares, in accordance with the reasonable terms and conditions as the payment agent may impose, then the payment agent will pay the stockholder his, her, or its applicable portion of the aggregate merger consideration payable to Momentive’s stockholders. For more information, see the section of this proxy statement captioned “The Merger Agreement—Payment Agent, Exchange Fund and Exchange and Payment Procedures.”
After the merger is completed, each of Momentive’s stockholders will have the right to receive the per share price for each share of Momentive common stock that such stockholder owned, as described in the section of this proxy statement captioned “The Merger Agreement—Conversion of Shares,” but will no longer have any rights as a Momentive stockholder (except that Momentive’s stockholders holding shares with respect to which an appropriate person has properly and validly exercised and perfected, and has not validly withdrawn or otherwise lost their appraisal rights will have the right to receive payment for the “fair value” of their shares, determined pursuant to an appraisal proceeding contemplated by the DGCL as described below in the section of this proxy statement captioned “—Appraisal Rights”).

Background of the Merger
The Momentive Board established a strategic committee of the Momentive Board (which we refer to as the “Strategic Committee”) on August 12, 2021 to oversee the exploration and evaluation of potential strategic alternatives available to Momentive. The Strategic Committee was formed in light of (1) the potentially significant workload that could be involved in evaluating potential strategic alternatives; (2) the possibility that Momentive management may need feedback and direction on relatively short notice; and (3) the benefits and convenience of having a subset of directors oversee and direct the process of considering potential strategic alternatives. The Momentive Board authorized and instructed the Strategic Committee, among other things, to (1) oversee and provide assistance to Momentive management and Momentive’s advisors with respect to the exploration, evaluation, consideration, review and negotiation of the terms and conditions of any potential strategic alternative, including a possible sale of Momentive; (2) take such other actions with respect to any strategic alternative as the Strategic Committee deemed necessary, appropriate or advisable; and (3) recommend to the Momentive Board the actions, if any, that should be taken by Momentive with respect to any strategic alternative or transaction. The Momentive Board retained the power and authority to approve the final decision on pursuing a strategic alternative, including a sale of Momentive, and the entry by Momentive into a definitive agreement providing for a sale transaction was not conditioned on any specific recommendation by the Strategic Committee. It was also understood that the Momentive Board would continue to have an active role in the consideration of potential strategic alternatives. The Momentive Board did not provide for the payment of any compensation to the members of the Strategic Committee in consideration of their service on the Strategic Committee. The Momentive Board also delegated to the Strategic Committee the authority to engage, on behalf of Momentive, one or more financial advisors to assist in connection with these matters. Upon formation, the Strategic Committee was initially composed of Sue Decker, as chair of the Strategic Committee, David Ebersman and Brad Smith.
On October 28, 2021, Momentive entered into a merger agreement with Zendesk, Inc. (which we refer to as “Zendesk”) providing for the acquisition of Momentive by Zendesk (which we refer to as the “Zendesk merger agreement”) in a stock-for-stock transaction. The entry by Momentive into the Zendesk merger agreement was the result of a process conducted by Momentive and overseen by the Momentive Board and the Strategic Committee to solicit interest regarding a strategic transaction involving Momentive from a number of potential strategic acquirors and financial sponsors (the “2021 solicitation process”). Additional information regarding the 2021 solicitation process and the Zendesk merger agreement was publicly disclosed by Momentive in the definitive proxy statement filed by Momentive on January 7, 2022 with the SEC in connection with Momentive’s solicitation of proxies from Momentive stockholders to adopt the Zendesk merger agreement, and the other documents filed by Momentive with the SEC. The terms used in this proxy statement to refer to counterparties with which Momentive engaged do not correspond to terms used to refer to the counterparties that participated in the 2021 solicitation process as described in the definitive proxy statement filed by Momentive on January 7, 2022. Momentive common stock closed trading at a price of $20.61 on October 6, 2021, the day prior to media reports that Momentive was exploring options, including a potential sale after receiving takeover interest. Momentive common stock closed trading at a price of $24.92 per share on October 28, 2021, prior to the announcement of Momentive’s entry into the Zendesk merger agreement following the close of trading on October 28, 2021, and closed trading at $22.92 per share on October 29, 2022, the first trading day after the announcement of Momentive’s entry into the Zendesk merger agreement.
On February 25, 2022, Zendesk terminated the Zendesk merger agreement after Zendesk’s stockholders failed to approve the issuance of shares of Zendesk common stock to Momentive stockholders as consideration in connection with the acquisition. Momentive common stock closed trading at a price of $15.72 per share on February 28, 2022, the first trading day after the announcement of the termination of the Zendesk merger agreement.
As described below, following the termination of the Zendesk merger agreement, the Momentive Board and the Strategic Committee continued to consider and explore, from time to time, various potential strategic alternatives for Momentive, including, among others, (1) the continued execution of Momentive’s standalone business plan, with Momentive remaining an independent entity; (2) new business and product initiatives, operational adjustments, cost-cutting initiatives and other revisions to Momentive’s business plan; (3) return of capital to Momentive stockholders, including through a share buyback program; and (4) business combinations and other financial and strategic alternatives, including a possible sale of Momentive.

On February 25, 2022, Momentive’s engagement letters with each of Allen & Company LLC (which we refer to as “Allen & Company”) and J.P. Morgan Securities LLC (which we refer to as “J.P. Morgan”), Momentive’s financial advisors in connection with the 2021 solicitation process, expired pursuant to their terms.
On February 28, 2022, Momentive announced the execution of a letter agreement with Legion Partners and certain related persons and entities, pursuant to which, among other things, Sagar Gupta, Senior Analyst and Head of Technology, Media and Telecommunications Investing at Legion Partners, was appointed to the Momentive Board and to the Strategic Committee. On February 28, 2022, Mr. Smith stepped down as a director of Momentive and member of Strategic Committee. Following the appointment of Mr. Gupta to the Momentive Board, the Strategic Committee was composed of Ms. Decker, Mr. Ebersman and Mr. Gupta. From time to time prior to and following the termination of the Zendesk merger agreement, certain Momentive stockholders contacted Momentive regarding governance, leadership and other strategic and operational matters at Momentive, and Momentive management and directors would seek to engage in discussions with these parties as appropriate.
The Strategic Committee met in March 2022 following the termination of the Zendesk merger agreement to review the 2021 solicitation process and discuss other strategic alternatives available to Momentive. The Strategic Committee considered whether to engage one or more additional financial advisors in connection with the continued exploration and evaluation of potential strategic alternatives available to Momentive. The Strategic Committee met with several potential advisors to consider their candidacy for this role.
In addition, from time to time following the termination of the Zendesk merger agreement, representatives of certain financial sponsors that had participated in the 2021 solicitation process contacted Zander Lurie, Momentive’s chief executive officer, to discuss Momentive’s business. Two such financial sponsors, which we refer to as “Financial Sponsor A” and “Financial Sponsor B” indicated to Mr. Lurie a non-specific interest in continuing discussions with respect to a potential strategic transaction involving Momentive. Mr. Lurie would update the Strategic Committee with respect to these outreaches.
On March 25, 2022, the Strategic Committee met with members of Momentive management and representatives of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Momentive’s outside counsel (which we refer to as “Wilson Sonsini”), in attendance. At the Strategic Committee’s invitation, representatives of Qatalyst Partners attended a portion of the meeting to present to the Strategic Committee their qualifications and experience acting as financial advisor to companies in Momentive’s industry, as well as their preliminary views on Momentive’s financial profile and its strategic alternatives. After representatives of Qatalyst Partners left the meeting, Mr. Lurie discussed the outreaches by Financial Sponsor A and Financial Sponsor B. The Strategic Committee also met in executive session, without Momentive management in attendance, to discuss these matters. The Strategic Committee, in executive session, considered the qualifications and expertise of Qatalyst Partners and other various potential advisors to act as financial advisor to Momentive, and requested that Qatalyst Partners submit a proposal with respect to the terms of an engagement by Momentive. Qatalyst Partners provided an initial draft of an engagement letter with respect to the engagement on March 29, 2022.
On March 28, 2022, Financial Sponsor A delivered a written, non-binding indication of interest to the Momentive Board expressing its interest in acquiring Momentive at an unspecified market premium to the then-current market price of Momentive common stock. Momentive had previously entered into a confidentiality agreement with Financial Sponsor A as part of the 2021 solicitation process, which remained in effect. On that day, Momentive common stock closed trading at a price of $16.96 per share.
On April 1, 2022, the Strategic Committee met, with members of Momentive management and representatives of each of Wilson Sonsini and Qatalyst Partners in attendance. Members of Momentive management presented a draft long-range plan for Momentive, which reflected updates to the long-range plan for Momentive previously approved by the Momentive Board prior to the execution of the Zendesk merger agreement to reflect recent trends and headwinds in Momentive’s business and Momentive management’s expectations for deteriorations in Momentive’s prospective operational and financial performance, including as a result of the adverse impact of the pendency and termination of the acquisition by Zendesk on Momentive’s operations and hiring and retention of employees. The Strategic Committee discussed the plan, and requested that Momentive management present the draft plan to the Momentive

Board at a subsequently scheduled meeting to obtain the views and feedback of the Momentive directors on the draft plan. The Strategic Committee reviewed with Mr. Lurie and representatives of Qatalyst Partners the non-binding indication of interest received from Financial Sponsor A, and discussed whether and how Momentive should respond. The Strategic Committee also discussed the possibility of initiating another process to solicit interest regarding a strategic transaction involving Momentive from potential counterparties at that time and other strategic alternatives available to Momentive, including continuing to execute Momentive’s standalone business plan. The Strategic Committee also met in executive session, without Momentive management or representatives of Qatalyst Partners in attendance, to discuss these matters.
On April 6, 2022, the Strategic Committee met, with members of Momentive management and representatives of each of Wilson Sonsini and Qatalyst Partners in attendance. Representatives of Qatalyst Partners presented a preliminary financial overview of Momentive and certain market perspectives on Momentive. The Strategic Committee discussed the possibility of engaging in discussions with Financial Sponsor A in response to its indication of interest, as well as commencing a broader outreach to additional counterparties to solicit interest regarding a strategic transaction involving Momentive at that time. The Strategic Committee also discussed the potential risks of engaging with Financial Sponsor A and of an outreach to additional counterparties, including potential public disclosure leaks, Momentive management and employee distraction, and adverse impacts on Momentive’s business and employee morale, particularly if a transaction was not ultimately consummated. In this regard, the Strategic Committee noted that the adverse impacts would be heightened due to the recent termination of the Zendesk merger agreement, and the increase in the likelihood of those risks if Momentive were to engage extensively with Financial Sponsor A or engage in a broader private or public process. The Strategic Committee determined to recommend to the Momentive Board that Momentive engage with Financial Sponsor A to understand whether it would, following access to Momentive management and non-public information, be in a position to quickly submit a more specific acquisition proposal. The Strategic Committee also met in executive session, without Momentive management or representatives of Qatalyst Partners in attendance. In executive session, representatives of Wilson Sonsini provided an update on the negotiation of the terms of Qatalyst Partners’ engagement. The Strategic Committee approved the engagement of Qatalyst Partners to serve as financial advisor to Momentive consistent with the terms discussed at the meeting and directed Momentive management and Wilson Sonsini to finalize the engagement. The Strategic Committee noted Qatalyst Partners’ extensive expertise, knowledge of the industry in which Momentive operates and experience advising technology companies in connection with potential strategic transactions. The Momentive Board also received and reviewed from Qatalyst Partners a conflict disclosure letter, from which the Momentive Board did not identify matters that would limit Qatalyst Partners’ ability to fulfill its responsibilities as financial advisor to Momentive. On April 8, 2022, Momentive entered into an engagement letter with Qatalyst Partners to act as Momentive’s financial advisor in connection with the continued exploration and evaluation of potential strategic alternatives.
Also on April 8, 2022, the Momentive Board met, with members of Momentive management and representatives of each of Wilson Sonsini and Qatalyst Partners in attendance. Members of Momentive management presented a draft long-range plan for Momentive previously presented to the Strategic Committee, including updates to reflect recent trends and headwinds in Momentive’s business and Momentive management’s expectations for deteriorations in Momentive’s prospective operational and financial performance, including as a result of the adverse impact of the pendency and termination of the acquisition by Zendesk on Momentive’s operations and hiring and retention of employees. Following discussion, the Momentive Board approved the long-range plan presented at the meeting, including the unaudited prospective financial information for fiscal years 2022 through 2026 included in the updated long-range plan (which we refer to as the “April 2022 long-range plan”). Additional information about the preparation and substance of the April 2022 long-range plan is contained in the section of this proxy statement captioned “—Unaudited Prospective Financial Information.”. The Momentive Board reviewed the non-binding indication of interest received from Financial Sponsor A. The Momentive Board considered the possibility of engaging in discussions with Financial Sponsor A, as well as commencing a broader outreach at that time to additional financial sponsors and potential strategic acquirors to solicit interest regarding a strategic transaction involving Momentive. The Momentive Board also discussed the potential risks of engaging with Financial Sponsor A and of an outreach to additional counterparties, including adverse impacts on Momentive’s business and employee morale, particularly if a transaction was not ultimately consummated. In this regard, the Strategic Committee noted that the adverse impacts would be heightened due to the recent termination of the Zendesk merger agreement, and the increase in the likelihood of those risks if Momentive were to engage extensively with Financial Sponsor A or engage in a broader private or public process. The Strategic Committee delivered its recommendation that Momentive engage with Financial Sponsor A, allowing access to Momentive management and non-public information, to understand whether it would be in a position to quickly submit a more specific acquisition proposal. Following discussion, the Momentive Board authorized engaging with Financial Sponsor A and providing due diligence information, including Momentive’s updated long-range plan, to Financial Sponsor A in order to understand whether it would submit a more specific acquisition proposal. The Momentive Board also determined not to initiate a broader outreach process at this time.
On April 18, 2022, representatives of Qatalyst Partners provided a summary of the April 2022 long-range plan to representatives of Financial Sponsor A in accordance with the Momentive Board’s instructions.
On April 19, 2022, members of Momentive management and representatives of Qatalyst Partners met with representatives of Financial Sponsor A to provide due diligence information regarding Momentive’s business.
On April 20, 2022, a member of the Momentive Board received an unsolicited inbound inquiry from a potential strategic counterparty (which we refer to as “Strategic A”) about the possibility of a potential combination.
On April 22, 2022, the Strategic Committee met, with members of Momentive management and representatives of each of Wilson Sonsini and Qatalyst Partners in attendance. Representatives of Qatalyst Partners provided an update on discussions with Financial Sponsor A and reviewed the inquiry received from Strategic A. The Strategic Committee discussed with Qatalyst Partners considerations with respect to Strategic A’s ability to finance and consummate an acquisition of Momentive. Following the discussion, the Strategic Committee determined that Strategic A would not be in a position to acquire Momentive on the basis of these considerations and declined to engage in discussions with Strategic A. The Strategic Committee also met in executive session, without Momentive management or representatives of Qatalyst Partners in attendance, and discussed Momentive’s business and strategic alternatives available to Momentive.
On April 25, 2022, representatives of Financial Sponsor A contacted Mr. Ebersman and communicated to him that they would not be able to submit a proposal with respect to an acquisition of Momentive that they believed the Momentive Board would find acceptable. Separately, representatives of Financial Sponsor A communicated to representatives of Qatalyst Partners that they believed Financial Sponsor A could propose an acquisition of Momentive potentially at a price in cash of up to $20.00 per share of Momentive common stock, but not more. Financial Sponsor A did not make a formal acquisition proposal to Momentive. On that day, Momentive common stock closed trading at a price of $17.63 per share.
On April 27, 2022, the Strategic Committee met, with members of Momentive management and representatives of each of Wilson Sonsini and Qatalyst Partners in attendance. Representatives of Qatalyst Partners provided an update on discussions with Financial Sponsor A. In addition, representatives of Qatalyst Partners presented a preliminary financial overview of Momentive and certain market perspectives on Momentive, as well as an analysis of Financial Sponsor A’s ability to pay a higher price per share in an acquisition of Momentive. The Strategic Committee discussed the likelihood of reaching an agreement with Financial Sponsor A with respect to an acquisition of Momentive at a price of $20.00 per share and the risks of pursuing such a transaction if it were not ultimately consummated, including adverse impacts on Momentive’s business and employee morale. Members of Momentive management provided an update on Momentive’s business performance. The Strategic Committee also met in executive session, without Momentive management or representatives of Qatalyst Partners in attendance, and continued to discuss these matters. Following discussion, the Strategic Committee approved continuing to engage with Financial Sponsor A to determine whether it would submit an acquisition proposal at a price of $20.00 per share of Momentive common stock.
On April 28, 2022, representatives of Qatalyst Partners communicated to representatives of Financial Sponsor A that Momentive would be willing to continue to engage in discussions with Financial Sponsor A regarding a potential acquisition. Representatives of Qatalyst Partners, in accordance with the direction of the Strategic Committee, noted that the Momentive Board might be receptive to an acquisition proposal at a price of at least $20.00 per share. Representatives of Financial Sponsor A indicated their belief that there was a “50-50” possibility that they would be in a position to acquire Momentive at a price of $20.00 per share. Following the discussion, representatives of Financial Sponsor A requested additional due diligence information to support an acquisition proposal at that level. On that day, Momentive common stock closed trading at a price of $16.30 per share.
On May 6, 2022, the Strategic Committee met, with members of Momentive management and representatives of Wilson Sonsini and Qatalyst Partners in attendance. Representatives of Qatalyst Partners provided an update on discussions with Financial Sponsor A, including the due diligence information requested by Financial Sponsor A. The Strategic Committee authorized Momentive management to provide the requested due diligence information.
On May 9, 2022, Momentive provided Financial Sponsor A with access to a virtual data room to share the requested due diligence information.
On May 16, 2022, representatives of Financial Sponsor A communicated to representatives of Qatalyst Partners that, based on trends in Momentive’s business and in the market environment, it could not support an acquisition of Momentive at a price of $20.00 per share nor could they provide an acquisition proposal at an alternative price at that time. The representatives of Financial Sponsor A noted that they continue to be admirers of the business and hoped to be able to re-visit the opportunity once the market and business trends stabilize. Representatives of Qatalyst Partners informed the members of the Strategic Committee of Financial Sponsor A’s communication. On that day, Momentive common stock closed trading at a price of $12.09 per share.
On May 20, 2022, the Momentive Board met with members of Momentive management and with representatives of Wilson Sonsini and Qatalyst Partners in attendance. Ms. Decker provided an update on Momentive’s discussions with Financial Sponsor A, including its communication that it could not support an acquisition of Momentive at a price of $20.00 per share of Momentive common stock nor could it provide an acquisition proposal at an alternative price at that time, but that representatives of Financial Sponsor A had noted that they continue to be admirers of the business and hoped to be able to re-visit the opportunity once the market and business trends stabilize. The Momentive Board considered the possibility of commencing a broader outreach to additional financial sponsors and potential strategic acquirors to solicit interest regarding a strategic transaction involving Momentive. The Momentive Board also met in executive session, without Momentive management in attendance, and continued to discuss strategic alternatives available to Momentive.
On May 26, 2022, the Strategic Committee met, with members of Momentive management and representatives of each of Wilson Sonsini and Qatalyst Partners in attendance. Representatives of Qatalyst Partners provided an update on discussions with Financial Sponsor A. In addition, representatives of Qatalyst Partners presented certain market perspectives on Momentive and a review of recent disruptions in Momentive’s industry and the broader technology sector. The Strategic Committee discussed the possibility of commencing a broader outreach to additional financial sponsors and potential strategic acquirors to solicit interest regarding a strategic transaction involving Momentive. The Strategic Committee noted that Financial Sponsor A had not submitted an acquisition proposal, the headwinds and trends in Momentive’s industry and business, and the volatility in the price of Momentive common stock and companies in the technology sector generally that would make an agreement on a potential acquisition price more challenging. The Strategic Committee also considered the risks of pursuing a transaction with Financial Sponsor A or other counterparties that was not ultimately consummated, including adverse impacts on Momentive’s business and employee morale. Following discussion, based on these considerations and the fact that Financial Sponsor A had not submitted an acquisition proposal, the Strategic Committee determined not to continue discussions with Financial Sponsor A, and to recommend to the Momentive Board that Momentive focus on the execution of its business plan at this time and not initiate a broader outreach process. The Momentive Strategic Committee also met in executive session, without Momentive management or representatives of Qatalyst Partners in attendance, and continued to discuss these matters. The Strategic Committee subsequently updated the Momentive Board with respect to its determinations.

On June 1, 2022, the Momentive Board received a private letter from a Momentive stockholder encouraging the Momentive Board to conduct a sale process. Subsequently, on June 4, 2022, the Momentive Board received a private email from another Momentive stockholder encouraging the Momentive Board to pursue a sale.
On June 15, 2022, the Strategic Committee met, with members of Momentive management and representatives of each of Wilson Sonsini and Qatalyst Partners in attendance. Representatives of Qatalyst Partners presented an overview of trading market trends for Momentive, companies in Momentive’s industry and the broader technology sector. Members of Momentive management provided an update on Momentive’s business performance. The Strategic Committee also met in executive session, without Momentive management or representatives of Qatalyst Partners in attendance, and continued to discuss these matters.
From time to time in June through September 2022, representatives of various financial sponsors and financial advisors contacted Mr. Lurie and other representatives of Momentive to express a non-specific interest in discussing Momentive’s business. Mr. Lurie referred these individuals to Qatalyst Partners for further discussions. Mr. Lurie and Qatalyst Partners would update the Strategic Committee and the Momentive Board with respect to these outreaches. Such discussions did not result in an actionable indication of interest or proposal regarding an acquisition of Momentive at that time.
On July 21, 2022, the Strategic Committee met, with members of Momentive management and representatives of each of Wilson Sonsini and Qatalyst Partners in attendance. Representatives of Qatalyst Partners presented certain market perspectives on Momentive and its industry. The Strategic Committee discussed the possibility of initiating an outreach process to potential counterparties to solicit interest in a potential strategic transaction involving Momentive and determined that it was not the right time to initiate a process at that time due to volatility in the market prices of Momentive common stock and other companies in Momentive’s industry and the technology sector generally. The Strategic Committee also met in executive session, without Momentive management or representatives of Qatalyst Partners in attendance. On that day, Momentive common stock closed trading at a price of $9.89 per share.
On August 17, 2022, the Strategic Committee met, with members of Momentive management and representatives of each of Wilson Sonsini and Qatalyst Partners in attendance. Representatives of Qatalyst Partners presented a preliminary financial overview of Momentive and certain market perspectives on Momentive and its industry. The Strategic Committee discussed how a potential outreach process to solicit interest in a potential strategic transaction would work, certain potential counterparties for a potential strategic transaction and illustrative timelines for such a process. Members of Momentive management provided an update on Momentive’s business performance. The Strategic Committee also met in executive session, without Momentive management or representatives of Qatalyst Partners in attendance, and continued to discuss these matters.
On August 21, 2022, a representative of Financial Sponsor A contacted Mr. Ebersman to indicate that Financial Sponsor A would be interested in re-engaging with Momentive with respect to a potential transaction at a non-specific lower price than previously discussed. Mr. Ebersman referred the representative of Financial Sponsor A to Qatalyst Partners for discussion, in which the representative of Financial Sponsor A expressed an interest in re-engaging with Momentive with Momentive with respect to a potential transaction at a non-specific lower valuation. On that day, Momentive common stock closed trading at a price of $7.39 per share on August 19, 2022.
On August 28, 2022, the Strategic Committee met, with members of Momentive management and representatives of each of Wilson Sonsini and Qatalyst Partners in attendance. Representatives of Qatalyst Partners provided an update on discussions with Financial Sponsor A, including its request to re-engage in due diligence and the preliminary indications on a lower valuation provided by representatives of Financial Sponsor A. The Strategic Committee discussed the possibility of re-engaging in discussions with Financial Sponsor A at that time, including as part of a broader outreach to additional counterparties. The Strategic Committee noted that Financial Sponsor A had previously engaged in discussions with Momentive without submitting an acquisition proposal, and the headwinds, uncertainty and market volatility in the technology sector generally, as well as in Momentive’s business, had not improved since that time. The Strategic Committee also considered the risks of pursuing a transaction with Financial Sponsor A or other counterparties that was not ultimately consummated, including adverse impacts on Momentive’s business and employee morale. Following discussion, based on these considerations and the Strategic Committee’s uncertainty regarding whether Financial Sponsor A would submit an actionable acquisition proposal, the Strategic Committee determined not to re-engage with Financial Sponsor A at that time. The Strategic Committee also met in executive session, without Momentive management or representatives of Qatalyst Partners in attendance, to discuss these matters.
On August 28, 2022, the Strategic Committee met, with members of Momentive management and representatives of Wilson Sonsini in attendance. The Strategic Committee discussed whether to engage Qatalyst Partners to also act as financial advisor to the Company in connection with potential shareholder activism in light of outreaches from Momentive stockholders and potential future shareholder activism, including the possibility of a proxy contest at Momentive’s 2023 annual meeting of stockholders, and the additional compensation that might be payable to Qatalyst Partners in connection with such matters. The Strategic Committee directed Momentive management to discuss the terms of a potential engagement with Qatalyst Partners. The Strategic Committee also discussed illustrative timelines for a process to solicit interest in a potential strategic transaction. Following the meeting, Momentive management discussed with Qatalyst Partners the terms of a potential engagement with respect to potential shareholder activism and governance matters.
On September 16, 2022, the Strategic Committee met, with members of Momentive management and representatives of each of Wilson Sonsini and Qatalyst Partners in attendance. Representatives of Qatalyst Partners presented certain market perspectives on Momentive and its industry. The Strategic Committee discussed how a potential outreach process to solicit interest in a potential strategic transaction would work and illustrative timelines for such a process. Members of Momentive management provided an update on Momentive’s business performance and strategic and cost-cutting initiatives underway at Momentive, and the Strategic Committee discussed these initiatives in the context of a potential outreach process. The Strategic Committee also met in executive session, without Momentive management or representatives of Qatalyst Partners in attendance, to discuss these matters.
On October 4, 2022, representatives of a financial sponsor with investments in companies in Momentive’s industry and that had participated in the 2021 solicitation process (which we refer to as “Financial Sponsor C”) contacted representatives of Qatalyst Partners and requested to re-initiate discussions regarding a potential strategic transaction involving Momentive. Momentive had previously entered into a confidentiality agreement with Financial Sponsor C as part of the 2021 solicitation process, which remained in effect.
On October 6, 2022, the Strategic Committee met, with members of Momentive management and representatives of each of Wilson Sonsini and Qatalyst Partners in attendance. Members of Momentive management provided an update on Momentive’s business performance and strategic and cost-cutting initiatives underway at Momentive. Representatives of Qatalyst Partners provided an update on discussions with Financial Sponsor C. The Strategic Committee discussed timelines for a potential outreach process to solicit interest in a potential strategic transaction, and reviewed with representatives of Qatalyst Partners additional potential acquirors that might have an interest in a strategic transaction involving Momentive. Following discussion, the Strategic Committee directed Qatalyst Partners to engage with Financial Sponsor C to determine whether it would submit an acquisition proposal. The Strategic Committee also directed Momentive management to begin preparing due diligence information in anticipation of a potential broader outreach process. The Strategic Committee also met in executive session, without Momentive management or representatives of Qatalyst Partners in attendance, to discuss these matters.
On October 7, 2022, representatives of Qatalyst Partners, in accordance with the direction of the Strategic Committee, communicated to representatives of Financial Sponsor C that the Momentive Board would be open to engaging in discussions if Financial Sponsor C were to submit an acquisition proposal based on publicly available information.
On October 11, 2022, representatives of Financial Sponsor A contacted Mr. Ebersman, and Mr. Ebersman informed the representatives of Financial Sponsor A that Momentive had received credible unsolicited interest from another party regarding a potential acquisition.

On October 12, 2022, representatives of Financial Sponsor A contacted representatives of Qatalyst Partners to follow up on Mr. Ebersman’s communication, and representatives of Qatalyst Partners confirmed that Momentive had received credible unsolicited interest regarding a potential acquisition. The representatives of Financial Sponsor A responded that Financial Sponsor A continued to be interested in a potential acquisition of Momentive.
On October 13, 2022, representatives of Financial Sponsor A communicated an oral, non-binding indication of interest with respect to an acquisition of Momentive at a price of $12.00 per share of Momentive common stock based on publicly available information. They indicated that they could complete their diligence and negotiate a definitive agreement within four weeks and asked to be able to move forward.
After the close of trading on October 13, 2022, Momentive announced (1) a restructuring plan designed to improve operating margin and create efficiencies in Momentive’s go-to-market motion and in other areas throughout Momentive, which involved a reduction of Momentive’s workforce by approximately 11 percent and (2) that expected revenue and operating margin for the third quarter 2022 would be within the guidance ranges Momentive previously disclosed when it reported its second quarter results for 2022.
On October 18, 2022, Financial Sponsor C submitted a written, non-binding proposal to acquire Momentive at a price of $10.50 per share of Momentive common stock. The proposal contemplated an acquisition of Momentive by a portfolio company of Financial Sponsor C.
On October 18, 2022, Momentive common stock closed trading at a price of $6.49 per share. This was the last trading day prior to published rumors that Momentive was considering a potential sale.
On October 19, 2022, Bloomberg and other media outlets published a report that Momentive was considering a sale after receiving takeover interest.
Also on October 19, 2022, representatives of STG contacted representatives of Qatalyst Partners following the media reports that Momentive was considering a sale. Representatives of Qatalyst Partners discussed with representatives of STG their non-specific interest in a potential acquisition of Momentive and their capacity to consummate a potential acquisition. The representatives of STG indicated they would contact Qatalyst Partners again if they determined to make an acquisition proposal based on their review of publicly available information regarding Momentive. On that same day, representatives of a financial advisor contacted Mr. Lurie to introduce him to representatives of STG. Mr. Lurie referred the representatives of STG to Qatalyst Partners.
Also on October 19, 2022, representatives of a financial sponsor (which we refer to as “Financial Sponsor D”) contacted representatives of Momentive following the media reports that Momentive was considering a sale. Representatives of Financial Sponsor D had previously contacted representatives of Momentive in September 2022, including a director, to express a non-specific interest in discussing Momentive’s business.
On October 20, 2022, the Strategic Committee met, with members of Momentive management and representatives of each of Wilson Sonsini and Qatalyst Partners in attendance. Representatives of Qatalyst Partners provided an update on discussions with Financial Sponsor A, including the request for due diligence information to confirm its valuation, and reviewed the acquisition proposal received from Financial Sponsor C. Representatives of Qatalyst Partners also noted that other financial sponsors had recently contacted representatives of Momentive and Qatalyst Partners and expressed an interest in discussing Momentive’s business. The Strategic Committee discussed whether to initiate a process to solicit interest in a potential strategic transaction based on the proposal from Financial Sponsor C and the expressions of interest received from Financial Sponsor A and other financial sponsors, as well as the progress of Momentive’s strategic initiatives and cost-cutting initiatives. Representatives of Qatalyst Partners presented a preliminary financial overview of the valuations for Momentive proposed by Financial Sponsor A and Financial Sponsor C, as well as certain market perspectives on Momentive. Representatives of Qatalyst Partners reviewed various strategic acquirors and financial sponsors that Momentive might consider contacting based on those parties’ likely or previously expressed interest in a potential strategic transaction with Momentive as part of the 2021 solicitation process and following the termination of the Zendesk merger agreement and their respective abilities to finance and consummate a transaction. The Strategic Committee discussed timing and process considerations in an outreach process. The Strategic Committee also discussed the potential risks of an outreach, including Momentive management and employee distraction and adverse impacts on Momentive’s business and employee morale if a transaction was pursued but not consummated, and the increase in the likelihood of those risks in a wider private or public process relative to a more targeted outreach. The Strategic Committee expressed a belief that a wider process would not be necessary given that Momentive’s interest in a potential acquisition would be widely known in light of the 2021 solicitation process and recent media reports that Momentive was considering a sale. Following discussion, the Strategic Committee (1) directed Qatalyst Partners to inform Financial Sponsor C that it needed to improve the terms of its proposal; (2) determined to permit Financial Sponsor A to conduct additional due diligence in order to provide a firm acquisition proposal; and (3) directed Qatalyst Partners to commence an outreach to a group of other potential acquirers, to be selected by Ms. Decker in consultation with Qatalyst Partners and based on the feedback received in the meeting. Following the meeting, based on Ms. Decker’s consultation with Qatalyst Partners, 11 financial sponsors (which included Financial Sponsor B and Financial Sponsor D, but did not include STG) and 4 potential strategic acquirors (which did not include Zendesk or Strategic A) were designated to engage with as part of the outreach process, in addition to Financial Sponsor A and Financial Sponsor C. Following the meeting, representatives of Qatalyst Partners contacted representatives of Financial Sponsor C to provide feedback on its proposal as directed by the Strategic Committee. On that day, Momentive common stock closed trading at a price of $7.46 per share.
Between October 21, 2022 and October 25, 2022, in accordance with the directive of the Strategic Committee, representatives of Qatalyst Partners commenced their outreach to the 15 designated additional potential counterparties. Over the subsequent two weeks, seven of the 15 additional counterparties entered into a confidentiality agreement with Momentive, while eight of the additional counterparties did not enter into a confidentiality agreement and declined to engage in discussions or due diligence with respect to a potential transaction with Momentive. In addition, Momentive requested at this time that each of Financial Sponsor A and Financial Sponsor C enter into a new confidentiality agreement with Momentive in order to extend the term of their respective confidentiality obligations and because the “standstill” provisions in their original confidentiality agreements had terminated upon the announcement of the Zendesk merger agreement. The new confidentiality agreement with Financial Sponsor C also included the portfolio company of Financial Sponsor C that was proposed as the entity that would acquire Momentive. All of these confidentiality agreements described above, as well as the confidentiality agreements with the other counterparties that made an unsolicited outreach to Momentive as described below, including the confidentiality agreement subsequently entered into with STG, (1) contained “standstill” provisions restricting the counterparty from making public proposals with respect to the acquisition of Momentive without Momentive’s prior consent (but not restricting confidential proposals to the Momentive Board), which restrictions would terminate upon the occurrence of, among other things, Momentive’s execution of a definitive agreement with a third party to acquire more than 50% of Momentive’s outstanding voting securities; and (2) restricted the counterparty’s ability to engage with equity or debt financing sources regarding a potential transaction without Momentive’s prior consent. Representatives of Qatalyst Partners updated the Strategic Committee on the status of their outreach to, and responses from, the 15 additional counterparties.
On October 21, 2022, representatives of Financial Sponsor D contacted representatives of Qatalyst Partners to inform them they would be delivering an acquisition proposal reflecting a “standard” premium to Momentive’s then-current market price. The representatives of Qatalyst Partners responded that they did not believe that such a valuation would lead to engagement by Momentive with Financial Sponsor D, which response was consistent with the feedback provided to Financial Sponsor C at the Strategic Committee’s direction. Following this discussion, Financial Sponsor D delivered a written, non-binding proposal to acquire Momentive at a price in cash of between $9.00 and $10.50 per share of Momentive common stock based on publicly available information.
Also beginning on October 25, 2022 and over the course of the subsequent four weeks, Momentive provided potential counterparties that had executed a confidentiality agreement, including the additional potential counterparties that engaged with Momentive on an unsolicited basis following the initial outreach by Qatalyst Partners, as described below, with access to a virtual data room to share operational and financial due diligence information regarding Momentive. Over the course of the subsequent four weeks, Momentive and its representatives also provided additional operational and financial due diligence information regarding

Momentive in response to requests from potentially interested counterparties, including STG, and members of Momentive management met from time to time with representatives of potentially interested counterparties, including STG, to discuss Momentive’s business and financial and operational results.
On October 26, 2022, Mr. Lurie was introduced by a representative of a financial advisor to a representative of a financial sponsor (which we refer to as “Financial Sponsor E”) who expressed interest in connecting with Mr. Lurie following the media reports that Momentive was considering a sale. Mr. Lurie referred the representatives of Financial Sponsor E to Qatalyst Partners.
On October 27, 2022, representatives of STG informed representatives of Qatalyst Partners that, based on its review of publicly available information regarding Momentive, it believed it could make an acquisition proposal at a premium of up to 50% to 75% to the unaffected price of Momentive common stock prior to media reports on October 19, 2022 that Momentive was considering a sale. Representatives of Qatalyst Partners offered to provide STG with due diligence information regarding Momentive, which STG accepted.
On October 28, 2022, representatives of Qatalyst Partners were discussing separate matters unrelated to Momentive with representatives of a financial sponsor (which we refer to as “Financial Sponsor F”), during which discussion the representatives of Financial Sponsor F indicated an interest in information regarding Momentive.
Also on October 28, 2022, representatives of Qatalyst Partners had a discussion with representatives of Financial Sponsor E, during which discussion representatives of Financial Sponsor E indicated an interest in a potential acquisition of Momentive and requested additional due diligence information.
On October 30, 2022, representatives of Qatalyst Partners contacted representatives of Financial Sponsor F to discuss its interest in Momentive. During the call, representatives of Financial Sponsor F reiterated an interest in a potential acquisition of Momentive and requested due diligence information.
On November 2, 2022, Momentive entered into a confidentiality agreement with Financial Sponsor E.
Also on November 2, 2022, representatives of a financial sponsor (which we refer to as “Financial Sponsor G”) contacted Mr. Lurie following the media reports that Momentive was considering a sale. Mr. Lurie referred the representatives of Financial Sponsor G to Qatalyst Partners.
On November 3, 2022, the Momentive Board met, with members of Momentive management and representatives of each of Wilson Sonsini and Qatalyst Partners in attendance. Members of Momentive management presented a draft long-range business plan for Momentive, including underlying assumptions, business initiatives and other potential growth drivers, potential cost reduction initiatives and operating margin expectations for Momentive’s business, as well as updates to reflect continuing headwinds in Momentive’s business and industry and Momentive management’s expectations for deteriorations in Momentive’s prospective operational and financial performance. The Momentive Board discussed with the members of Momentive management the draft long-range plan, including the likelihood of achieving the financial performance assumed in the plan in light of the headwinds and trends in Momentive’s industry and business. The Momentive Board also discussed the possibility of focusing business initiatives and further reducing costs to optimize Momentive’s planned growth and operating margins. Following discussion, the Momentive Board requested that Momentive management prepare an updated version of the long-range plan with revisions consistent with the discussion at the meeting. The Momentive Board also met in executive session, without Momentive management or representatives of Qatalyst Partners in attendance, to discuss these matters.
After the close of trading on November 3, 2022, Momentive held its earnings call to report third quarter results for 2022, and provided financial guidance for fourth quarter and full year results for 2022. Momentive common stock closed trading at a price of $7.71 per share on November 4, 2022.
On November 4, 2022, following an outreach by representatives of Qatalyst Partners, representatives of a financial sponsor that Qatalyst Partners had initially contacted regarding a potential transaction on October 21, 2022 at the direction of the Strategic Committee (which we refer to as “Financial Sponsor H”), indicated that, based on its review of preliminary due diligence information regarding Momentive, Financial Sponsor H would be interested in a potential acquisition of Momentive at a price in cash of between $9.00 and $10.00 per share of Momentive common stock, with the possibility of increasing its valuation based on reviewing additional due diligence information. Representatives of Qatalyst Partners informed Financial Sponsor H that this valuation was below the valuation of other counterparties with which Momentive was engaging.
Also on November 4, 2022, representatives of Qatalyst Partners contacted representatives of Financial Sponsor G to discuss its interest in a potential acquisition of Momentive, and Financial Sponsor G requested due diligence information regarding Momentive.
On November 7, 2022, representatives of a financial sponsor (which we refer to as “Financial Sponsor I”) contacted Mr. Lurie to express their interest in a potential strategic transaction involving Momentive. Mr. Lurie referred the representatives of Financial Sponsor I to Qatalyst Partners. Representatives of Qatalyst Partners subsequently contacted representatives of Financial Sponsor I to discuss its interest in a potential strategic transaction, and Financial Sponsor I requested due diligence information regarding Momentive.
On November 9, 2022, the Momentive Board met, with members of Momentive management and representatives of each of Wilson Sonsini and Qatalyst Partners in attendance. Members of Momentive management presented Momentive management’s long-range plan for Momentive as updated based on feedback from the directors at the prior meeting of the Momentive Board, including the unaudited prospective financial information for fiscal years 2022 through 2026 included in the updated long-range plan (which we refer to as the “November 2022 long-range plan”). Additional information about the preparation and substance of the November 2022 long-range plan is contained in the section of this proxy statement captioned “—Unaudited Prospective Financial Information.” Following discussion, the Momentive Board approved the November 2022 long-range plan and authorized sharing the November 2022 long-range plan with potentially interested counterparties as part of their due diligence review of Momentive, and also with Qatalyst Partners for use in its financial analyses. Representatives of Qatalyst Partners provided an update on discussions with the potential counterparties as part of the outreach process, including (1) the preliminary valuations proposed by Financial Sponsor A, Financial Sponsor C, Financial Sponsor D and Financial Sponsor H; (2) the unsolicited outreach from various financial sponsors as described above; (3) the counterparties that had declined to engage in discussions with Momentive regarding a transaction to date; and (4) discussions with the remaining potentially interested counterparties and the due diligence being conducted by the counterparties that had entered into confidentiality agreements with Momentive. The Momentive Board discussed with the representatives of Qatalyst Partners various process and negotiation strategies to maximize the valuation of potential transaction proposals, including the feedback and relative valuation guidance that Qatalyst Partners would provide to potentially interested counterparties. The Momentive Board also discussed various counterparties’ potential equity and debt financing capabilities in the current market environment, and their respective capacity to consummate an acquisition of Momentive. The Momentive Board also met in executive session, without Momentive management or representatives of Qatalyst Partners in attendance, to discuss these matters. The Momentive Board discussed the benefits and considerations of pursuing a potential acquisition relative to Momentive’s standalone future prospects, and how best to position Momentive’s business for execution of its business plan if a transaction was not consummated. Following discussion, the Momentive Board directed Qatalyst Partners to continue the ongoing solicitation process and discussions with potentially interested counterparties.
On November 11, 2022, Momentive entered into confidentiality agreements with each of Financial Sponsor F and Financial Sponsor I.
Also on November 11, 2022, representatives of Financial Sponsor A contacted representatives of Qatalyst Partners to inform them that Financial Sponsor A revised its acquisition proposal from $12.00 to $10.00 in cash per share of Momentive common stock based on its review of due diligence information. Representatives of Qatalyst Partners responded that this valuation was below the valuation of the other counterparties with which Momentive was engaging.
On November 14, 2022, representatives of Qatalyst Partners contacted representatives of Financial Sponsor C. The representatives of Financial Sponsor C indicated that the $10.50 per share valuation in its prior acquisition proposal had not changed based on its review of due diligence information to date.

Also on November 14, 2022, following an outreach by representatives of Qatalyst Partners, representatives of Financial Sponsor D that it remained interested in a potential transaction but was not prepared to improve the $9.00 to $10.50 per share valuation range in its prior acquisition proposal, and its final proposal would likely be in the lower portion of the price range, based on its review of due diligence information.
Also on November 14, 2022, representatives of Qatalyst Partners contacted representatives of Financial Sponsor H and offered to provide access to additional due diligence information regarding Momentive if the representatives of Financial Sponsor H reasonably believed it could improve its valuation indication. In response, representatives of Financial Sponsor H accepted access to the additional due diligence information.
On November 15, 2022, Momentive entered into a confidentiality agreement with STG. Over the course of the subsequent four weeks, members of Momentive management met from time to time with representatives of STG, at STG’s request, to discuss Momentive’s business and financial and operational results.
Also on November 15, 2022, representatives of Financial Sponsor A contacted representatives of Qatalyst Partners to inform them that Financial Sponsor A was no longer pursuing further discussions with Momentive regarding a potential acquisition. Representatives of Financial Sponsor A indicated to representatives of Qatalyst Partners that they would revisit a potential transaction if Momentive’s performance improved or if Momentive’s ongoing solicitation process did not result in a transaction.
On November 16, 2022, the Strategic Committee met, with members of Momentive management and representatives of each of Wilson Sonsini and Qatalyst Partners in attendance. Representatives of Qatalyst Partners provided an update on discussions with the potential counterparties as part of the outreach process, including (1) the preliminary valuations proposed by Financial Sponsor C, Financial Sponsor D and Financial Sponsor H, and Qatalyst Partner’s efforts to obtain higher valuations with each party; (2) the unsolicited outreach from various financial sponsors as described above; (3) the counterparties that had declined to engage in discussions with Momentive regarding a transaction to date, including Financial Sponsor A; and (4) discussions with the remaining potentially interested counterparties and the due diligence being conducted by those counterparties. The Strategic Committee discussed with its advisors considerations related to various counterparties’ transaction rationale and financing and closing certainty. The Strategic Committee discussed with the representatives of Qatalyst Partners various process strategies to solicit more formal and competitive proposals. The Strategic Committee also met in executive session, without Momentive management or representatives of Qatalyst Partners in attendance.
Also on November 16, 2022, representatives of Financial Sponsor F contacted representatives of Qatalyst Partners to decline to engage in further discussions with Momentive.
On November 17, 2022, representatives of Financial Sponsor A contacted Mr. Lurie to reiterate that Financial Sponsor A declined to engage in further discussions with Momentive regarding a potential acquisition. The representatives of Financial Sponsor A indicated that they were no longer able to support an acquisition proposal with a valuation of $12.00 per share, and would not be able to support a valuation of $10.00 per share.
Also on November 17, 2022, representatives of Financial Sponsor C contacted representatives of Qatalyst Partners to inform them that Financial Sponsor C would pause its review of a potential acquisition of Momentive for approximately a quarter. The representatives of Financial Sponsor C indicated that they still believed that a potential acquisition of Momentive was interesting, and requested that Qatalyst Partners inform them if Momentive was nearing a potential transaction.
On November 22, 2022, the Strategic Committee met, with members of Momentive management and representatives of each of Wilson Sonsini and Qatalyst Partners in attendance. Representatives of Qatalyst Partners provided an update on discussions with the potential counterparties as part of the outreach process, including that Financial Sponsor C had paused its review of a potential acquisition but requested to be kept informed if Momentive was nearing a potential transaction. The Strategic Committee discussed with representatives of Qatalyst Partners various process and timing strategies to solicit more formal and competitive bids, including the various timing scenarios for remaining potentially interested counterparties to finalize their due diligence and execute a transaction. The Strategic Committee also authorized potential counterparties to engage with debt and equity financing sources in connection with the preparation of acquisition proposals. Following discussion, the Strategic Committee authorized Qatalyst Partners to deliver a process letter to the remaining potentially interested counterparties requesting that acquisition proposals be submitted on December 16, 2022. The Strategic Committee also met in executive session, without Momentive management or representatives of Qatalyst Partners in attendance, and continued to discuss these matters. In executive session, based on outreaches from Momentive stockholders and potential future shareholder activism, including the possibility of a proxy contest at Momentive’s 2023 annual meeting of stockholders if a transaction was not announced, the Strategic Committee discussed whether to engage Qatalyst Partners to act as financial advisor to the Company in connection with potential shareholder activism and the terms of a potential engagement. Following discussion, the Strategic Committee directed Momentive management and Wilson Sonsini to negotiate an engagement letter with Qatalyst Partners to serve as financial advisor to Momentive in connection with governance and shareholder activism matters consistent with the terms discussed at the meeting.
On November 24, 2022, Momentive executed a confidentiality agreement with Financial Sponsor G.
On November 28, 2022, Qatalyst Partners delivered process letters to each of the potentially interested counterparties that were engaged in discussions with Momentive and its representatives regarding a potential acquisition at the time, including STG. The process letters requested that proposals for the acquisition of Momentive be submitted on December 16, 2022.
On November 30, 2022, at the request of STG, Momentive approved STG engaging with certain potential debt financing sources with respect to the financing of a potential acquisition of Momentive.
On December 1, 2022, following an outreach by representatives of Qatalyst Partners, representatives of Financial Sponsor H declined to engage in further discussions with Momentive regarding a potential acquisition following their continued review of due diligence information, and indicated that Financial Sponsor H could not support the upper end of the $9.00 to $10.00 per share valuation range in its prior indication of interest.
On December 5, 2022, following an outreach by representatives of Qatalyst Partners, representatives of Financial Sponsor D declined to engage in further discussions with Momentive regarding a potential acquisition following their continued review of due diligence information, and indicated that Financial Sponsor D could only support a price below the low end of the $9.00 to $10.50 per share valuation range in its prior acquisition proposal.
On December 7, 2022, the Strategic Committee met, with members of Momentive management and representatives of each of Wilson Sonsini and Qatalyst Partners in attendance. Representatives of Qatalyst Partners provided an update on discussions with the potential counterparties as part of the outreach process, including (1) the distribution of the process letters; (2) the counterparties that had declined to engage in further discussions with Momentive regarding a transaction to date, including Financial Sponsor D and Financial Sponsor H; and (3) discussions with the remaining potentially interested counterparties and the due diligence being conducted by those counterparties. The Strategic Committee discussed whether to expand the outreach to additional counterparties. It was the consensus of the Strategic Committee that contacting additional counterparties was not likely to result in additional acquisition proposals in light of Momentive’s deteriorating business performance and the fact that Momentive’s interest in a potential sale was widely known as a result of media reports. Momentive management provided an update on Momentive’s business performance, including the trends and results for the fourth quarter 2022 to date, including continued headwinds in Momentive’s business and industry and potential cost-cutting measures. The Strategic Committee also met in executive session, without Momentive management or representatives of Qatalyst Partners in attendance, to discuss these matters.
On December 13, 2022, following an outreach by representatives of Qatalyst Partners, representatives of Financial Sponsor E declined to engage in further discussions with Momentive regarding a potential acquisition following their review of due diligence information.
Also on December 13, 2022, following an outreach by representatives of Qatalyst Partners, representatives of Financial Sponsor G declined to engage in further discussions with Momentive regarding a potential acquisition following their continued review of due diligence information because Financial Sponsor G did not believe it could submit an acquisition proposal that it believed was competitive.

On December 16, 2022, STG delivered a written, non-binding indication of interest to acquire Momentive at a price in cash of $10.00 per share of Momentive common stock. The indication of interest included a summary of STG’s estimated sources and uses of funds in the acquisition, and indicated that STG would seek equity financing commitments from multiple unspecified third party limited partners of STG as co-investors. The indication of interest included a request that Momentive agree to enter into exclusive negotiations with STG with respect to a sale of Momentive through January 31, 2023. Over the course of the subsequent two days, representatives of Qatalyst Partners discussed STG’s estimated sources and uses of funds with representatives of STG, and representatives of STG confirmed they were targeting the execution and announcement of a potential acquisition by the end of January 2023.
As of December 16, 2022, all other potential counterparties that had engaged with Momentive with respect to a potential strategic transaction as part of Momentive’s ongoing solicitation process (including Financial Sponsor A, Financial Sponsor C, the 15 other additional potential acquirors Qatalyst Partners had contacted between October 21, 2022 and October 25, 2022, and other potential counterparties that had contacted Momentive following that time, as described above) had declined to engage in further discussions with Momentive with respect to a potential acquisition or had otherwise not responded to Qatalyst Partners’ outreach. Momentive received no other indications of interest or proposals with respect to a strategic transaction on December 16, 2022.
On December 16, 2022, the Strategic Committee met, with members of Momentive management and representatives of each of Wilson Sonsini and Qatalyst Partners in attendance. Representatives of Qatalyst Partners provided an update on the results of Momentive’s solicitation process to date, noting that STG was the only remaining counterparty to have submitted an indication of interest or proposal with respect to a strategic transaction at that time. Representatives of Qatalyst Partners reviewed STG’s indication of interest, including STG’s proposed financing structure and its estimated sources and uses of funds in the acquisition. The Strategic Committee discussed negotiation strategies to seek to improve STG’s proposal, including the possibility of soliciting additional proposals to encourage a competitive bidding dynamic. The Strategic Committee also discussed with its advisors financing and closing certainty risks in STG’s proposed transaction, and timing and process considerations of a transaction with STG. Following discussion, the Strategic Committee (1) determined to continue engaging with STG toward a potential acquisition, including by providing additional due diligence information, discussed STG’s request to enter into exclusive negotiations with STG with respect to a sale of Momentive, and declined to do so at this time, and instructed Qatalyst Partners as part of this engagement to inform STG that Momentive was prepared to proceed with discussions with respect to a potential transaction but that they were not prepared to transact at a price below $10.50 per share of Momentive common stock; and (2) directed Qatalyst Partners to contact to Financial Sponsor A and Financial Sponsor C to inform each of them that Momentive had received a credible acquisition proposal and offer an opportunity to submit a competing proposal. The Strategic Committee believed that Financial Sponsor A and Financial Sponsor C were the counterparties potentially most likely to be interested in, and capable of, submitting a competitive acquisition proposal. The Strategic Committee also met in executive session, without Momentive management or representatives of Qatalyst Partners in attendance, to discuss these matters. Following the meeting, the Strategic Committee updated the Momentive Board on the results of Momentive’s solicitation process to date and next steps.
Between December 18 and 21, 2022, in accordance with the directive of the Strategic Committee, representatives of Qatalyst Partners contacted representatives of STG to inform them that (1) Momentive was prepared to proceed with discussions with respect to a potential transaction, including by providing additional due diligence information, (2) was not prepared to agree to STG’s request for exclusivity, and (3) was not prepared to transact at price below $10.50 per share. Representatives of STG responded that it was prepared to move forward with additional diligence at $10.00 per share but could not commit to a higher price. Representatives of Qatalyst Partners informed the members of the Strategic Committee of STG’s response, including that STG indicated they were unable to commit to a higher price than $10.00 per share. The Strategic Committee determined to proceed with discussions with STG on a non-exclusive basis, toward a potential acquisition.
On December 20, 2022, representatives of Qatalyst Partners contacted representatives of Financial Sponsor A to inform it that Momentive had received a credible acquisition proposal. Financial Sponsor A subsequently declined again to engage in further discussions with Momentive regarding an acquisition.

Also on December 20, 2022, representatives of Qatalyst Partners contacted representatives of Financial Sponsor C to inform them that Momentive had received a credible acquisition proposal. Financial Sponsor C responded that it was still not a good time for Financial Sponsor C to engage regarding a transaction, but again requested that Qatalyst Partners inform them if Momentive was near an alternative transaction.
Beginning on December 23, 2022, representatives of STG and its advisors, including Paul Hastings LLP, STG’s outside counsel (which we refer to as “Paul Hastings”), were granted access to additional operational and legal due diligence documents and information regarding Momentive in its virtual data room to support their confirmatory due diligence review of Momentive. Over the course of the following ten weeks, STG and its advisors conducted operational, customer, financial, legal, employment, accounting and other due diligence on Momentive, and from time to time met with members of Momentive management and its advisors regarding the due diligence information.
On January 1, 2023, with the approval of the Strategic Committee, Momentive entered into an engagement letter with Qatalyst Partners to act as a financial advisor to Momentive in connection with certain shareholder activism and governance matters.
On January 12, 2023, representatives of STG contacted representatives of Qatalyst to request approval to contact a group of STG’s limited partners to explore their interest in providing potential equity financing for a transaction as co-investors with STG. The representatives of STG stated their belief that its limited partners could provide sufficient equity financing, together with equity financing from funds affiliated with STG and debt financing, to finance the transaction.
On January 13, 2023, the Strategic Committee met, with members of Momentive management and representatives of each of Wilson Sonsini and Qatalyst Partners in attendance. Representatives of Qatalyst Partners provided an update on STG’s due diligence review, and noted that STG would likely require additional time to complete its due diligence and arrange its financing for a transaction, including engaging with its limited partners as potential co-investors. The Strategic Committee discussed timing and process considerations, and authorized STG to engage with additional debt and equity financing sources in connection with finalizing its acquisition proposal and executing a potential transaction. Members of Momentive management provided an update on Momentive’s business performance, including the trends and results for the fourth quarter 2022 and for first quarter of 2023 to date, and discussed (1) deviations in the billings and operating margin results for these periods relative to the November 2022 long-range plan and previously disclosed financial and operational guidance; and (2) the possibility of implementing a cost and workforce reduction plan in response to these trends. The Strategic Committee discussed with Momentive management whether to it would be necessary to update its earnings guidance to be delivered during its earnings call to report fourth quarter and full year results for 2022 and revise the November 2022 long-range plan based on these recent trends and results. The Strategic Committee also discussed the anticipated timing of executing and announcing a transaction relative to Momentive’s earnings call to report fourth quarter and full year results for 2022. The Strategic Committee also met in executive session, without Momentive management or representatives of Qatalyst Partners in attendance, to discuss these matters.
Later on January 13, 2023, Momentive approved STG engaging with a group of its third party limited partners as potential equity financing sources and co-investors with respect to the financing of a potential acquisition of Momentive. Certain of the limited partners were also provided access to Momentive’s virtual data room at the limited partners’ request. Under the confidentiality agreement between Momentive and STG, STG would be responsible for any violation of non-use or non-disclosure obligations with respect to Momentive’s non-public information by its prospective financing sources.
On January 15, 2023, in the interest of creating a competitive dynamic, representatives of Qatalyst Partners contacted representatives of Financial Sponsor C to provide them information on Momentive’s fourth quarter financial and operating results. The outreach did not result in further engagement by Financial Sponsor C with Momentive.
On January 18, 2023, Wilson Sonsini provided a draft of the merger agreement to representatives of STG, including Paul Hastings.

On January 19, 2023, representatives of Wilson Sonsini contacted representatives of Paul Hastings to provide an overview of the draft of the merger agreement. During the discussion, representatives of Paul Hastings stated that STG requested that Momentive’s directors execute a voting agreement committing to vote, in their capacity as Momentive stockholders, in favor of the merger.
On January 25, 2023, the Strategic Committee met, with members of Momentive management and representatives of each of Wilson Sonsini and Qatalyst Partners in attendance. Representatives of Qatalyst Partners provided an update on discussions with STG, including the status of STG’s due diligence review of Momentive and efforts to secure financing commitments for the transaction. The Strategic Committee discussed the anticipated timing of executing and announcing a transaction relative to Momentive’s upcoming earnings call, including the risk that the announcement of Momentive’s fourth quarter and full year 2022 results might result in volatility in the price of Momentive common stock and jeopardize the execution of a potential transaction. Following discussion, the Strategic Committee directed Momentive management to schedule the earnings call for February 16, 2023. The Strategic Committee also met in executive session, without Momentive management or representatives of Qatalyst Partners in attendance, to discuss these matters.
On January 30, 2023, Momentive announced that it would hold its earnings call to report fourth quarter and full year results for 2022 on February 16, 2023.
On January 31, 2023, representatives of Qatalyst Partners contacted representatives of STG to obtain an update on STG’s due diligence review and timing and process expectations with respect to a potential transaction. Qatalyst Partners, at the direction of the Strategic Committee, indicated that Momentive wanted to target the execution and announcement of a potential transaction on or before the upcoming announcement of Momentive’s earnings results on February 16, 2023. Representatives of STG indicated that STG’s due diligence was proceeding as planned. Representatives of STG also indicated that they expected the transaction to be reviewed by STG’s investment committee within the next week, and confirmed that STG was working with its third party limited partners necessary to secure equity financing commitments for the transaction.
On February 1, 2023, the Strategic Committee met, with members of Momentive management and representatives of each of Wilson Sonsini and Qatalyst Partners in attendance. Representatives of Qatalyst Partners provided an update on discussions with STG, including the status of STG’s due diligence review of Momentive, investment committee approval and efforts to secure financing commitments for the transaction. Representatives of Qatalyst Partners noted that representatives of STG had expressed confidence they would secure the necessary equity financing commitments from STG’s limited partner co-investors. The Strategic Committee discussed with members of Momentive management its views on a potential cost and workforce reduction plan. The Strategic Committee also met in executive session, without Momentive management or representatives of Qatalyst Partners in attendance, to discuss these matters.
On February 3, 2023, representatives of STG confirmed to representatives of Qatalyst Partners that STG’s investment committee had reviewed the potential transaction and approved continuing to work toward the execution of a transaction.
On February 4, 2023, representatives of STG contacted representatives of Qatalyst Partners to inform them that STG’s limited partners were still working to finalize their respective equity financing commitments, and that STG was working with each of them to have their respective investment committees provide final approval for the equity financing commitments by February 14, 2023.
Also on February 4, 2023, at the request of STG, Momentive approved STG engaging with certain additional potential debt financing sources with respect to the financing of a potential acquisition of Momentive.
On February 7, 2023, the Strategic Committee met, with members of Momentive management and representatives of each of Wilson Sonsini and Qatalyst Partners in attendance. Representatives of Qatalyst Partners provided an update on discussions with STG, including the status of STG’s investment committee approval and efforts to secure financing commitments for the transaction. Representatives of Qatalyst Partners noted that STG had indicated that it had received investment committee support to proceed with an acquisition at $10.00 in cash per share. The Strategic Committee discussed with representatives of Qatalyst Partners STG’s potential sources of funds for an acquisition of Momentive, including potential equity financing commitments from STG’s existing funds and from STG’s limited partners as potential co-investors, potential debt financing commitments and Momentive’s estimated available cash on hand at the closing; based on these discussions and the continued deterioration of Momentive’s business and financial performance, it was the consensus of the Strategic Committee that STG would likely not be able to improve its proposed purchase price above $10.00 per share of Momentive common stock. The Strategic Committee discussed timing considerations for executing a potential acquisition with STG, noting that the timeline for a transaction would be contingent on finalizing the terms of the merger agreement and the equity financing commitments. The Strategic Committee also discussed the anticipated timing of executing and announcing a transaction relative to Momentive’s upcoming earnings call on February 16, 2023. Members of Momentive management discussed trends and results for the fourth quarter 2022 and for first quarter of 2023 to date, as well as Momentive management expectations for business and financial performance in the first quarter and full year 2023 based on these trends relative to the November 2022 long-range plan and Momentive’s previously disclosed financial and operational guidance. Members of Momentive management discussed the possibility of implementing a cost and workforce reduction plan in response to these trends. The Strategic Committee discussed with Momentive management whether it would be necessary to update its guidance to be delivered during its upcoming earnings call and update Momentive’s long-range plan based on these expectations. The Strategic Committee requested that Momentive management present to the Momentive Board on these topics, including scenarios for operational adjustments and cost reductions. The Strategic Committee also met in executive session, without Momentive management or representatives of Qatalyst Partners in attendance, and continued to discuss these matters.
Also on February 7, 2023, at the request of STG, Momentive approved STG engaging with one additional third party limited partner as a potential equity financing source.
On February 8, 2023, Paul Hastings sent a revised draft of the merger agreement to Wilson Sonsini, as well as initial drafts of the equity commitment letter and Limited Guaranty. Over the subsequent month and prior to the execution of the merger agreement, representatives of Momentive and STG and their respective legal advisors exchanged drafts and negotiated the terms of the merger agreement, equity commitment letter and Limited Guaranty. Key terms of the merger agreement negotiated between the parties included: (1) STG’s proposed equity financing structure for the acquisition, including whether Parent’s equity financing commitments for the transaction would be provided entirely by funds affiliated with STG or would also be provided by certain of STG’s limited partners as co-investors; (2) the terms of Parent’s obligations with respect to the completion of the equity financing and debt financing necessary to complete the acquisition, and Momentive’s obligations to cooperate with Parent to complete the debt financing; (3) the terms and conditions of the equity financing sources’ obligations to fund the equity financing commitments under the equity commitment letter; (4) Momentive’s recourse in the event of a financing failure, including the circumstances in which Momentive could require Parent to seek to enforce the financing commitments or Momentive could seek to enforce the equity financing commitments directly under the equity commitment letter, the size of the termination fee payable by Parent and the circumstances in which it would be payable, and whether the payment of the termination fee would be guaranteed under the Limited Guaranty entirely by funds affiliated with STG or would be allocated proportionally among all of Parent’s equity financing sources; (5) the terms of the no-shop restrictions applicable to Momentive, the circumstances in which Momentive could negotiate or accept a superior proposal; (6) the amount of the termination fee payable by Momentive and the circumstances in which it would be payable; (7) the conditions to each party’s obligations to complete the merger; (8) the termination date and the circumstances in which the parties could terminate the merger agreement, as well as the limitation of the parties’ liability in the event the merger agreement was terminated; (9) the circumstances in which the equity commitment letter and the Limited Guaranty would terminate; and (10) the interim operating covenants applicable to Momentive prior to the closing of the merger and related exceptions for matters such as Momentive’s 2023 annual equity award refresh grant, other employee compensation and retention, and entry by Momentive into new material contracts.
Also on February 8, 2023, the Strategic Committee met, with members of Momentive management and representatives of Wilson Sonsini in attendance. Members of Momentive management discussed with the Strategic Committee (1) the trends and deteriorating results in Momentive’s business for the fourth quarter 2022 and for first quarter of 2023 to date, (2) deviations in billings and operating margin results relative to the November 2022 long-range plan and Momentive’s previously disclosed financial and operational guidance, (3) Momentive management’s expectations for further deteriorations in Momentive’s business and financial performance for 2023, including scenarios for implementing a workforce reduction plan and other operational and cost-cutting adjustments. The Strategic Committee requested that Momentive management further develop its views on these topics, including expectations for Momentive’s performance through 2026, and present Momentive management’s views to the Momentive Board on these topics.
On February 12, 2023, Wilson Sonsini sent an initial draft of the voting agreement to Paul Hastings. Over the subsequent month and prior to the execution of the merger agreement, representatives of Momentive and STG and their respective legal advisors exchanged drafts and negotiated the terms of the voting agreement. Key terms of the voting agreement negotiated between the parties included the terms of the voting commitments applicable to the voting agreement stockholders, and the circumstances in which the transfer restrictions and voting commitments applicable to the voting agreement parties would terminate.
On February 13, 2023, representatives of STG contacted representatives of Qatalyst Partners and Mr. Lurie to provide them with an update on their efforts to secure equity and debt financing commitments for the transaction.
On February 14, 2023, representatives of STG contacted representatives of Qatalyst Partners to inform them that certain of the limited partner co-investors required additional time to obtain approval of their potential financing commitments, and Parent would not be in a position to finalize its financing commitments prior to Momentive’s scheduled earnings call on February 16, 2023.
Also on February 14, 2023, a representative of a financial advisor contacted Mr. Lurie and Ms. Decker to inform them that a financial sponsor (which we refer to as “Financial Sponsor J”) had expressed interest in a potential acquisition of Momentive. Representatives of Qatalyst Partners, in accordance with the direction of the Strategic Committee, contacted representatives of Financial Sponsor J to discuss their interest in Momentive.
On February 15, 2023, the Momentive Board met, with members of Momentive management and representatives of each of Wilson Sonsini and Qatalyst Partners in attendance. Representatives of Qatalyst Partners provided an update on discussions with STG, including the status of STG’s efforts to secure financing commitments for the transaction and the fact that STG had confirmed it had not yet finalized its financing commitments. The Momentive Board discussed timing considerations for executing a potential acquisition with STG, noting that the timeline for a transaction would be contingent on STG finalizing its financing commitments. The Momentive Board discussed with representatives of Qatalyst Partners STG’s potential sources of funds for an acquisition of Momentive; based on these discussions and the continued deterioration of Momentive’s business and financial performance, it was the consensus of the Momentive Board that STG would likely not be able to improve its proposed purchase price above $10.00 per share of Momentive common stock. The Momentive Board discussed with its advisors STG’s proposed equity financing structure and related financing and closing certainty risks, as well as the terms being negotiated to mitigate these risks, including Momentive’s ability to enforce the equity financing commitments directly under the equity commitment letter and the size and source of the Parent termination fee. Members of Momentive management presented (1) the trends and results in Momentive’s business for the fourth quarter 2022 and for first quarter of 2023 to date, (2) deviations in billings and operating margin results relative to the November 2022 long-range plan and Momentive’s previously disclosed financial and operational guidance, (3) Momentive management’s expectations for deteriorations in Momentive’s prospective business and financial performance through 2026, including scenarios for implementing a workforce reduction plan and other operational and cost-cutting adjustments. Mr. Lurie noted his belief that the implementation of a workforce reduction plan would be in the best interests of Momentive and its stockholders as an independent entity. The Momentive Board discussed these matters and various scenarios for implementing and announcing a workforce reduction plan, including stockholder reactions and the potential impact on discussions and negotiations with STG. Following discussion, the Momentive Board approved the implementation of the workforce reduction plan, to be announced and initiated in connection with Momentive’s earnings call scheduled for the next day. The Momentive Board also approved Momentive management providing financial and operational guidance for the first quarter of 2023 on the earnings call to reflect Momentive management’s revised expectations for Momentive’s business performance and the implementation of the workforce reduction plan, and requested that Momentive management prepare and present at a subsequent meeting of the Momentive Board an updated version of long-range plan for Momentive to account for these matters.

After the close of trading on February 16, 2023, Momentive held its earnings call to report fourth quarter and full year results for 2022. During the call, Momentive announced (1) a plan designed to improve Momentive’s operating margins, which included a reduction of Momentive’s workforce by approximately 14 percent and (2) financial guidance for the first quarter 2023 consistent with the Momentive Board’s approval at its prior meeting. Momentive common stock closed trading at a price of $7.26 per share on February 17, 2023.
Following Momentive’s earnings call, between February 19, 2023 and February 28, 2023, members of Momentive management met with representatives of STG to discuss the workforce reduction plan and the updated first quarter financial guidance announced by Momentive on its earnings call. Representatives of STG indicated that STG’s limited partners would need to review these updates with their investment committees before confirming their potential equity financing commitments.
On February 21, 2023, representatives of Financial Sponsor J contacted representatives of Qatalyst Partners to inform them that Financial Sponsor J was declining to engage in discussions with Momentive based on its review of publicly available information and because it did not believe they could proceed with the speed and certainty to match Momentive’s ongoing solicitation process.
On February 24, 2023, the Strategic Committee met, with members of Momentive management and representatives of each of Wilson Sonsini and Qatalyst Partners in attendance. Representatives of Wilson Sonsini provided an update on the negotiation of the merger agreement and the related transaction documents. The Strategic Committee discussed with its advisors (1) the terms of the merger as they related to financing and closing certainty; (2) Momentive’s rights with respect to the enforcement of the financing commitments; and (3) Momentive’s remedies in the event of a financing failure, including Momentive’s ability to enforce the equity financing commitments directly against the equity financing sources and the size and source of the Parent termination fee. Representatives of Qatalyst Partners provided an update on discussions with STG, including the status and timing of Parent’s efforts to secure financing commitments. The Strategic Committee discussed with its advisors the execution risks presented by STG’s proposed transaction financing structure. The Strategic Committee directed its advisors to continue to negotiate the terms of the merger, including as they related to financing and closing certainty. Representatives of Wilson Sonsini and members of Momentive management also provided an update on the negotiations with STG regarding exceptions to the interim operating covenants under the merger agreement for employee compensation and retention matters, including the amount and terms of equity awards proposed to be issued by Momentive prior to the closing. The Strategic Committee also met in executive session, without Momentive management or representatives of Qatalyst Partners in attendance, and continued to discuss these matters.
On March 3, 2023, the Strategic Committee met, with members of Momentive management and representatives of each of Wilson Sonsini and Qatalyst Partners in attendance. Representatives of Qatalyst Partners provided an update on discussions with STG, including the status and timing of Parent’s efforts to secure financing commitments for the merger communicated by STG. Representatives of Wilson Sonsini provided an update on the negotiation of the merger agreement and the related transaction documents. Members of Momentive management presented a draft updated long-range plan for Momentive in accordance with the Momentive Board’s direction at its prior meeting. The Strategic Committee discussed the updated long-range plan, including Momentive management’s views as to the execution risk of achieving the results indicated by the plan, and requested that Momentive management present the draft plan to the Momentive Board to obtain the views and feedback of the Momentive directors on the draft plan. The Strategic Committee also met in executive session, without Momentive management or representatives of Qatalyst Partners in attendance, and continued to discuss these matters, including Momentive management’s view that achieving the draft plan faced significant execution risks in light of the headwinds and trends in Momentive’s industry and business. The Strategic Committee also discussed the amount and terms of equity awards proposed to be issued by Momentive as part of its 2023 annual refresh grant prior to the closing, as well as other exceptions to the interim operating covenants under the merger agreement for employee compensation and retention matters.
Also on March 3, 2023, Paul Hastings provided a draft of the debt commitment letter to Wilson Sonsini. Wilson Sonsini subsequently provided comments on the draft of the debt commitment letter to Paul Hastings.

On March 5, 2023, representatives of Qatalyst Partners contacted representatives of STG to obtain an update on Parent’s efforts to secure financing commitments. In connection with that discussion, representatives of STG sent representatives of Qatalyst Partners a schedule of its detailed illustrative, estimated sources and uses of funds in the merger, which schedule assumed that Parent would pay $10.00 per share of Momentive common stock as consideration in the merger.
On March 6, 2023, representatives of STG informed representatives of Qatalyst Partners that they expected the limited partner co-investors would seek approval of their potential equity financing commitments from their respective investment committees within the next two days.
On March 7, 2023, representatives of STG communicated to representatives of Qatalyst Partners that certain limited partner co-investors had determined not to proceed with an equity commitment in Parent, and that considering (1) the prevailing business trends relating to Momentive, including as publicly disclosed in Momentive’s updated public guidance, (2) the remaining potential equity financing amounts and the anticipated debt financing amounts available for a potential transaction, together with Momentive’s estimated available cash on hand at the closing; (3) the estimated capitalization of Momentive at closing (including equity awards proposed to be issued by Momentive as part of its 2023 annual refresh grant prior to the closing) and the aggregate amount of consideration estimated to be payable by Parent in the merger; and (4) the other anticipated uses of funds in the merger, including the repayment of Momentive’s outstanding debt and estimated transaction expenses, Parent would only have the capacity to pay a purchase price of $9.20 in cash per share of Momentive common stock in an acquisition. Following this discussion, STG delivered a revised written proposal to acquire Momentive at a purchase price of $9.20 in cash per share of Momentive common stock.
Later on March 7, 2023, the Momentive Board met, with members of Momentive management and representatives of each of Wilson Sonsini and Qatalyst Partners in attendance. Members of Momentive management presented a draft updated long-range plan for Momentive to reflect headwinds and trends in Momentive’s industry and business and the implementation of the workforce reduction plan, which members of Momentive management characterized as an “upside” case for Momentive’s near-term billings growth. In reviewing the long-range plan presented at the meeting, the Momentive Board discussed with Momentive management and considered, among other factors, Momentive management’s view that achieving the results indicated by the plan was subject to significant execution risks in light of the headwinds and trends in Momentive’s industry and business, the trends in Momentive’s industry and business that needed to improve in the near-term in order to achieve the plan, and Momentive’s recent track record of achieving publicly disclosed operating and financial guidance in the context of uncertain market conditions. Following discussion, the Momentive Board requested that Momentive management prepare and present to the Momentive Board an updated plan with alternative scenarios for billings growth that Momentive management had more confidence in achieving. Representatives of Qatalyst Partners also provided an update on discussions with STG, including the revised acquisition proposal received that day and the status of Parent’s efforts to secure financing commitments for the merger. The Momentive Board also discussed the amount and terms of equity awards proposed to be issued by Momentive as part of its 2023 annual refresh grant prior to the closing, as well as other exceptions to the interim operating covenants under the merger agreement for employee compensation and retention matters. The Momentive Board also met in executive session, without Momentive management or representatives of Qatalyst Partners in attendance, and continued to discuss these matters. Following discussion, the Momentive Board directed Qatalyst Partners to continue to negotiate the acquisition price of the merger with STG.
On March 8, 2023, representatives of Qatalyst Partners discussed with representatives of STG its assumptions and estimates with respect to sources and uses of funds in the merger, including revisions to the amounts of Momentive’s estimated available cash on hand at the closing and the estimated transaction expenses, and the impact of such revisions on Parent’s capacity to pay an increased purchase price per share in the merger. Following this discussion, STG delivered a revised written proposal to acquire Momentive at a purchase price of $9.35 in cash per share of Momentive common stock. In addition, representatives of STG indicated that STG might have capacity to further increase its purchase price if Momentive issued less equity awards as part of its 2023 annual refresh grant prior to the closing.
On March 9, 2023, the Strategic Committee met, with members of Momentive management and representatives of each of Wilson Sonsini and Qatalyst Partners in attendance. Representatives of Qatalyst

Partners provided an update on discussions with STG, including the revised acquisition proposal received the prior day and the status of Parent’s efforts to secure financing commitments for the merger, as well the remaining potential equity co-investors STG proposed to include in the consortium. Representatives of Wilson Sonsini provided an update on the negotiation of the merger agreement and related transaction documents. The Strategic Committee discussed with its advisors (1) the execution risks presented by STG’s proposed transaction financing structure; (2) the terms of the merger agreement and related transaction documents as they related to financing and closing certainty; and (3) Momentive’s rights with respect to the enforcement of the financing commitments and Momentive’s remedies in the event of a financing failure. The Strategic Committee discussed the amount and terms of equity awards proposed to be issued by Momentive as part of its 2023 annual refresh grant prior to the closing, and other employee compensation and retention matters, and how to optimize the possibility of obtaining an improved acquisition proposal from STG relative to employee retention and incentive objectives prior to the closing of a potential transaction and in the event a transaction was not ultimately consummated. Following discussion, the Strategic Committee directed Qatalyst Partners, Wilson Sonsini and Momentive management to continue to negotiate the terms of the merger, including the acquisition price and the terms related to financing and closing certainty. It was the consensus of the Strategic Committee that Momentive should propose to issue a reduced amount of equity awards and retention bonuses to prior to the closing and seek an improved acquisition proposal from STG.
Later on March 9, 2023, in accordance with the direction of the Strategic Committee, representatives of Qatalyst Partners communicated to representatives of STG Momentive’s proposed amount and terms of equity awards and retention bonuses to be issued by Momentive prior to the closing consistent with the direction of the Strategic Committee and requested an improved acquisition proposal. In response, STG requested to increase the amount of equity awards and retention bonuses to be issued by Momentive prior to closing for employee retention purposes but also indicated that, based on the proposed net reduction in the amount of equity awards and retention bonuses to be issued, Parent would have the capacity to pay a purchase price of $9.45 in cash per share of Momentive common stock in an acquisition. Representatives of Qatalyst Partners and Wilson Sonsini also continued to negotiate the terms of the merger with representatives of STG consistent with the direction of the Strategic Committee, including the conditions and other terms of the equity financing sources’ obligations to complete their respective equity financing commitments and the size of the Parent termination fee.
Still later on March 9, 2023, representatives of Qatalyst Partners noted to representatives of STG that, based on their calculations of the sources and uses of funds in the merger and the reduction in the amount of equity awards and retention bonuses proposed by Momentive to be issued prior to the closing, Parent would have the capacity to pay a purchase price of $9.46 per share of Momentive common stock in an acquisition. STG agreed with Qatalyst Partner’s calculations, and orally increased its proposal to acquire Momentive at a purchase price of $9.46 in cash per share of Momentive common stock.
On March 10, 2023, the Momentive Board met, with members of Momentive management and representatives of each of Wilson Sonsini and Qatalyst Partners in attendance. Members of Momentive management presented an updated long-range plan for Momentive, including revisions relative to the draft plan presented at the prior meeting of the Momentive Board based on the feedback of the Momentive directors (which we refer to as the “March 2023 long-range plan”). Additional information about the preparation and substance of the March 2023 long-range plan is contained in the section of this proxy statement captioned “—Unaudited Prospective Financial Information.” The Momentive Board discussed the updates to the long-range plan with members of Momentive management, including Momentive management’s increased confidence in the achievability of the results indicated by the March 2023 long-range plan in the near-term and long-term in light of current and anticipated headwinds and trends in Momentive’s industry and business. Following discussion, the Momentive Board approved the March 2023 long-range plan, including for purposes of Qatalyst Partners’ financial analyses, and authorized Qatalyst Partners to share a summary of the March 2023 long-range plan with STG. Representatives of Qatalyst Partners and representatives of Wilson Sonsini provided an update on the negotiations and discussions with STG, including the status of Parent’s efforts to secure financing commitments and the terms of Parent’s financing commitments and Momentive’s rights with respect thereto. Representatives of Qatalyst Partners noted that, based on the amount of Parent’s anticipated financing commitments and the estimated sources and uses of funds in the merger, Parent would not have the capacity to pay a purchase price of more than $9.46 in cash per share of Momentive common stock in an acquisition. The Momentive Board discussed with representatives of Qatalyst Partners and Wilson Sonsini potential Momentive stockholder reactions to the announcement of the merger. The Momentive Board also met in executive session, without Momentive management or representatives of Qatalyst Partners in attendance, and continued to discuss these matters. Following discussion, the Momentive Board authorized representatives of Wilson Sonsini and Qatalyst Partners and members of Momentive management to continue negotiating the terms of the merger with STG. Following the meeting, representatives of Qatalyst Partners provided STG with a summary of the March 2023 long-range plan.
Also on March 10, 2023, Momentive received a notice from a stockholder nominating a candidate for election to the Momentive Board at Momentive’s 2023 annual meeting of stockholders.
On March 11, 2023, the Strategic Committee met, with members of Momentive management and representatives of each of Wilson Sonsini and Qatalyst Partners in attendance. Representatives of Qatalyst Partners reviewed the process to solicit proposals conducted by Momentive to date. Representatives of Qatalyst Partners and Wilson Sonsini provided an update on the negotiations and discussions with STG, including the status of Parent’s efforts to secure financing commitments for the merger. In particular, representatives of Wilson Sonsini noted that the negotiation of the merger agreement and related transaction documents was substantially complete, in accordance with the terms previously discussed with the Strategic Committee and the Momentive Board, but that the execution of the merger agreement remained subject to the finalization of Parent’s financing commitments. The Strategic Committee discussed the impact of contemporaneous events with respect to the failure of Silicon Valley Bank and disruption in the U.S. banking sector on Parent’s ability to finalize its financing commitments and execute the merger. The Strategic Committee also met in executive session, without Momentive management or representatives of Qatalyst Partners in attendance, and continued to discuss these matters. Following discussion, the Strategic Committee directed representatives of Wilson Sonsini and Momentive management to finalize the forms of the merger agreement and confirm that Parent’s financing commitments had been finalized. The Strategic Committee also determined to recommend to the Momentive Board that it adopt and approve the merger agreement and the transactions contemplated by the merger agreement, including the merger.
On March 12, 2023, representatives of STG communicated to representatives of Qatalyst Partners that, in light of disruption in the U.S. banking sector and related uncertainty, certain members of the equity investment consortium and the debt financing sources would not be in a position to confirm their respective financing commitments until they observed the market reactions to these events on March 13, 2023, and therefore Parent was not in a position to finalize and execute the merger agreement on March 12, 2023.
Later on March 12, 2023, the Momentive Board met, with members of Momentive management and representatives of each of Wilson Sonsini and Qatalyst Partners in attendance. Representatives of Qatalyst Partners provided an update on the negotiations and discussions with STG, including the fact that Parent’s financing commitments were not expected to be finalized that day. Representatives of Qatalyst Partners also reviewed the process to solicit proposals conducted by Momentive to date, in which Momentive, with the assistance of Qatalyst Partners, had engaged in discussions with 22 potential counterparties, consisting of 18 financial sponsors and four potential strategic acquirors, 14 of which had entered into confidentiality agreements with Momentive and conducted due diligence, and that had resulted only in the proposal from Parent at that time. Representatives of Qatalyst Partners also presented to the Momentive Board their financial analysis of the per share price and related financial aspects of the merger. Representatives of Qatalyst Partners indicated they would be prepared to deliver a written opinion, based on the financial analysis presented at the meeting, that the per share price would be fair, from a financial point of view, to the Momentive stockholders if and when requested by the Momentive Board prior to the execution of the merger agreement within the next day. The Strategic Committee delivered its recommendation that the Momentive Board adopt and approve the merger agreement and the transactions contemplated by the merger agreement, including the merger. Representatives of Wilson Sonsini reviewed with the members of the Momentive Board relevant Delaware law matters, including the directors’ fiduciary duties in connection with the merger. Representatives of Wilson Sonsini also reviewed with the Momentive Board the principal terms of the merger agreement, the voting agreements, the equity commitment letter and the other transaction documents. The Momentive Board also received from Qatalyst Partners an updated conflict disclosure letter, from which the Momentive Board did not identify matters that would limit Qatalyst Partner’s ability to fulfill its responsibilities as financial advisor to Momentive. In its review of the merger, the Momentive Board considered various factors, including those described in the section titled “—Momentive’s Reasons for the Merger and Recommendation of the Momentive Board of Directors.” The Momentive Board directed representatives of Wilson Sonsini and Momentive management to finalize the forms of the merger agreement and related transaction documents.
On March 13, 2023, representatives of Paul Hastings provided representatives of Wilson Sonsini an updated version of the debt commitment letter and related documents reflecting revised lending terms, and representatives of each of Wilson Sonsini and Paul Hastings and members of Momentive management confirmed that the forms of the merger agreement, voting agreements and related transaction documents were final and that Parent had finalized its financing commitments for the merger.
Later on March 13, 2023, during the trading and prior to the Momentive Board’s approval of the merger agreement, upon the request of the Momentive Board, Qatalyst Partners delivered to the Momentive Board its written opinion, stating that based on conditions as of March 12, 2023 and the financial analysis presented to the Momentive Board on March 12, 2023, and based upon and subject to the various other assumptions, qualifications, limitations and other matters set forth therein, that the per share price to be received pursuant to, and in accordance with, the terms of the merger by the holders of Momentive common stock (other than Parent or any affiliate of Parent) is fair, from a financial point of view, to such holders. The written opinion was revised by Qatalyst Partners following the execution of the merger agreement to be in the form attached to this proxy statement as Annex B to correct a scrivener’s error and to remove confidential identifying information with respect to the members of the equity investment consortium. Momentive management also updated the Momentive Board on the discussions with STG and its representatives.
After the close of trading on March 13, 2023, the Momentive Board unanimously determined that the merger agreement and the merger are advisable and fair to and in the best interests of Momentive and its stockholders, and declared advisable, adopted and approved in all respects the merger agreement and the transactions contemplated by the merger agreement, including the merger, and approved the execution and delivery of the merger agreement, the voting agreements the other relevant transaction documents.
Still later on March 13, 2023, the merger agreement, voting agreements and related transaction documents were executed by the relevant parties, and Momentive publicly announced the merger and the execution of the merger agreement.
Also on March 13, 2023, following the announcement of the merger, Momentive received a notice withdrawing the nomination of a director candidate for election that had been submitted on March 10, 2023.
Recommendation of the Momentive Board and Reasons for the Merger
Recommendation of the Momentive Board
On March 13, 2023, the Momentive Board unanimously: (1) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of Momentive and its stockholders; (2) approved the execution and delivery of the merger agreement by Momentive, the performance by Momentive of its covenants and other obligations thereunder, and the consummation of the merger upon the terms and subject to the conditions set forth therein; (3) recommended that Momentive stockholders adopt the merger agreement and approve the transactions contemplated thereby; and (4) directed that the adoption of the merger agreement be submitted for consideration by Momentive stockholders at the special meeting.
The Momentive Board unanimously recommends that you vote: (1) “FOR” the adoption of the merger agreement and approval of the merger; (2) “FOR” the compensation that will or may become payable by Momentive to its named executive officers in connection with the merger; and (3) “FOR” the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.
Reasons for the Merger
In evaluating the merger agreement and the merger, the Momentive Board consulted with Momentive management, as well as representatives of each of Wilson Sonsini and Qatalyst Partners. In recommending that Momentive stockholders vote “FOR” the adoption of the merger agreement and approval of the merger, the Momentive Board considered and analyzed a number of factors, including the following (which factors are not necessarily presented in order of relative importance). Based on these consultations, considerations and analyses, as well as the factors discussed below, the Momentive Board concluded that entering into the merger agreement was advisable, fair to and in the best interests of Momentive and its stockholders.
The Momentive Board believed that the following material factors and benefits supported its determination and recommendation:
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Business, Financial Condition, Prospects and Execution Risks. The Momentive Board considered the current and historical financial condition, results of operations, business and competitive positioning of Momentive, as well as Momentive’s prospects and risks if it were to remain an independent company. In particular, the Momentive Board considered Momentive’s then-current business plan, including the March 2023 long-range plan. Additional information about the preparation and substance of the March 2023 long-range plan is contained in the section of this proxy statement captioned “—Unaudited Prospective Financial Information.” The Momentive Board considered the March 2023 long-range plan and the potential opportunities that it presented against, among other things, various execution and other risks to achieving Momentive’s business plan, including (1) the likelihood that the financial and operational results indicated by the March 2023 long-range plan could be achieved in the face of operational and execution risks in the short and long term; (2) the impact of market, industry, customer and competitive trends on, and headwinds to, Momentive’s business; and (3) market volatility and the general risks related to market and industry conditions that could reduce the price of Momentive common stock. Among the potential risks identified by the Momentive Board were:

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Momentive’s competitive positioning and prospects as an independent company. Included among these risks were consideration of (1) Momentive’s size, as well as its financial resources, relative to those of its competitors; (2) challenges to attracting and retaining sales-assisted and other customers, converting unpaid users to customers, and developing and expanding relationships with customers; (3) challenges to hiring and retaining key personnel critical to the execution of Momentive’s business plan; (4) new and evolving competitive threats, particularly in light of relatively low barriers to entry into our business; and (5) other factors affecting the revenues, operating margin and profitability of Momentive and other companies in Momentive’s industry generally and other risk factors described in Momentive’s other filings with the SEC, as listed in the section of this proxy statement captioned “Where You Can Find More Information.”

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Momentive’s continuing efforts to execute growth initiatives to (1) convert free users to paid subscribers in its self-serve channel; and (2) invest in product innovation and go-to-market initiatives to expand the percentage of Momentive’s revenue generated through its sales-assisted channel. Although the Momentive Board believes that these actions are the right strategic decisions for Momentive, there is no assurance that they will be successful or result in a more valuable company. In this regard, the Momentive Board was aware that Momentive’s sales-assisted channel faced greater costs, longer sales cycles and less predictability in generating revenue than its self-serve channel.

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Recent market volatility and evolving trends and headwinds facing Momentive’s business and its industry more generally, including the impact of changed and uncertain economic circumstances on key customer segments and the continuing effect of these factors on Momentive and the execution of Momentive’s plans as an independent public company.

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Momentive’s history of fluctuations in revenue growth and the challenges to maintaining operating margins in the near term, along with evolving investor expectations regarding growth and profitability at technology companies.

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The challenges of making investments to achieve long-term growth prospects for a publicly traded company, which is subject to scrutiny based on its quarterly performance. The Momentive Board was aware that the price of Momentive common stock could be negatively impacted if Momentive failed to meet investor expectations, including if Momentive failed to meet its growth or profitability objectives.

○	The inherent uncertainty of achieving the results reflected in the March 2023 long-range plan.
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The historical execution of Momentive’s business plan and publicly disclosed guidance by Momentive management. In this regard, the Momentive Board was aware of instances in which Momentive failed to achieve certain expectations of Momentive’s financial and operational performance, and of the impact that these failures had on the price of the Momentive common stock.

○	The historical market prices, volatility and trading information with respect to shares of Momentive common stock.
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Results of Strategic Review Process. The merger was the result of a comprehensive strategic review process overseen by the Strategic Committee. The Momentive Board considered that, with the assistance of Qatalyst Partners, Momentive contacted four potential strategic acquirors and 18 financial sponsors (including STG) concerning their interest in a strategic transaction involving Momentive. The Momentive Board considered the nature of the engagement by each of these potential acquirors, and that, of these potential acquirors, only STG made a proposal for an acquisition of Momentive that was capable of being accepted. The Momentive Board was also aware that the 2021 solicitation process had attracted considerable media attention and made clear that the Momentive Board would consider a potential sale of Momentive and other transaction that maximized stockholder value. Further, the Momentive Board noted that media reports that Momentive was pursuing a potential sale prompted numerous unsolicited expressions of interest in pursuing a potential acquisition of Momentive, but that none of these expressions of interest had resulted in a proposal that was capable of being accepted.

•
Cash Consideration and Certainty of Value. The consideration to be received by Momentive stockholders in the merger consists entirely of cash, which provides certainty of value measured against the ongoing business and financial execution risks of Momentive’s business plan. The receipt of cash consideration eliminates uncertainty and risk for Momentive stockholders related to the continued execution of Momentive’s business.

•
Best Value Reasonably Obtainable. The belief of the Momentive Board that the per share price represents the best value reasonably obtainable for the shares of Momentive common stock, taking into account the Momentive Board’s familiarity with the business, operations, prospects, business strategy, assets, liabilities and general financial condition of Momentive on a historical and prospective basis. In addition, the Momentive Board believed that, measured against Momentive’s longer-term execution risks, the per share price reflects a fair and favorable price for the shares of Momentive common stock. The Momentive Board also considered that the per share price constitutes a premium of approximately 28 percent to the volume weighted average closing price of Momentive stock for the 10 trading days ending on March 13, 2023, the date the merger agreement was executed, and a 46 percent premium to Momentive’s closing stock price on October 18, 2022, the day prior to media rumors regarding a potential sale. The Momentive Board also considered that the per share price represented the highest price that STG said Parent was capable of paying in an acquisition of Momentive.

•
Potential Strategic Alternatives. The assessment of the Momentive Board that none of the possible alternatives to the merger (including the possibility of continuing to operate Momentive as an independent public company or pursuing a different transaction, and the desirability and perceived risks of those alternatives, as well as the potential benefits and risks to Momentive stockholders of those alternatives and the timing and likelihood of effecting such alternatives) was reasonably likely to present superior opportunities for Momentive to create greater value for Momentive stockholders, taking into account execution risks as well as business, competitive, financial, industry, legal, market and regulatory risks.

•
Fairness Opinion of Qatalyst Partners. The written opinion of Qatalyst Partners delivered to the Momentive Board, stating that based on conditions as of March 12, 2023 and the financial analysis presented to the Momentive Board on March 12, 2023, and based upon and subject to the various other assumptions, qualifications, limitations and other matters set forth therein, that the per share price to be received pursuant to, and in accordance with, the terms of the merger by the holders of

Momentive common stock (other than Parent or any affiliate of Parent) is fair, from a financial point of view, to such holders. The opinion is more fully described in the section of this proxy statement captioned “—Opinion of Qatalyst Partners LP” and the full text of the opinion is attached as Annex B to this proxy statement.
•
Negotiations with Parent and Terms of the Merger Agreement. The terms of the merger agreement and related transaction documents, which were the product of arms’-length negotiations, and the belief of the Momentive Board that these agreements contained terms that provided Momentive with a high level of closing certainty. The factors considered included:

○	Momentive’s ability, under certain circumstances, to furnish information to, and conduct negotiations with, third parties regarding alternative acquisition proposals.
○	The Momentive Board’s belief that the terms of the merger agreement would be unlikely to deter third parties from making a superior proposal.
○	The Momentive Board’s ability, under certain circumstances, to withdraw or modify its recommendation that Momentive stockholders vote in favor of the adoption of the merger agreement.
○
Momentive’s ability, under certain circumstances, to terminate the merger agreement to enter into an alternative acquisition agreement. In that regard, the Momentive Board believed that the termination fee payable by Momentive in such instance was reasonable, consistent with similar fees payable in comparable transactions, and not preclusive of other offers.

○	The limited conditions to Parent’s obligation to consummate the merger, making the merger reasonably likely to be consummated.
○	Parent’s obligations under the merger agreement to complete the equity financing and debt financing necessary to fund the merger.
○	The limited conditions to the obligations of the investment consortium led by STG to fund their respective equity financing commitments under the equity commitment letter.
○
Momentive’s recourse in the event of a financing failure, including Momentive’s ability (1) to specifically enforce Parent’s obligation to cause the equity financing to be funded or to specifically enforce the equity financing commitments directly under the equity commitment letter in the circumstances specified in the merger agreement and the equity commitment letter; or (2) to collect the Parent termination fee in the circumstances specified in the merger agreement and the Limited Guaranty. In that regard, the Momentive Board believed that the Parent termination fee, which was guaranteed by funds affiliated with STG, was consistent with similar fees payable in comparable transactions.

•
Reasonable Likelihood of Consummation. The belief of the Momentive Board that an acquisition by Parent has a reasonable likelihood of closing, including the Momentive Board’s belief that there was a reasonable likelihood that the regulatory approvals required to consummate the merger would be obtained.

•
Appraisal Rights. The appraisal rights in connection with the merger available to Momentive stockholders (including beneficial owners of shares of Momentive common stock) who timely and properly exercise such appraisal rights under the DGCL if certain conditions are met.

The Momentive Board also considered a number of uncertainties and risks and other potentially negative factors related to its recommendation, including the following:
•
No Stockholder Participation in Future Growth or Earnings. The nature of the merger as a cash transaction means that Momentive stockholders will not participate in Momentive’s future earnings or growth and will not benefit from any appreciation in value of the surviving corporation following the merger, whether as an independent company or in combination with other STG portfolio companies or assets. The Momentive Board also considered the other potential alternative strategies available to Momentive as an independent company, which, despite significant uncertainty, had the potential to result in a more successful and valuable company.

•
No Ability to Solicit an Alternative Transaction. The restrictions in the merger agreement on Momentive’s ability to solicit competing proposals from the date of the merger agreement (subject to certain exceptions to allow the Momentive Board to exercise its fiduciary duties and to accept a superior proposal, and then only upon the payment of the termination fee described below).

•
Financing Risks. The need for Parent to obtain debt financing, and equity financing from a consortium of co-investors, in order to complete the merger. In that regard, the Momentive Board was aware that Parent’s need to obtain equity financing commitments from a consortium of co-investors could give rise to a greater possibility of a financing failure.

•
Termination Fee Payable by Momentive. The requirement that Momentive pay Parent a termination fee of $52.0 million under certain circumstances following termination of the merger agreement, including if the Momentive Board terminates the merger agreement to accept a superior proposal. The Momentive Board considered the potentially dampening effect that this termination fee could have on a third party’s interest in making a proposal to acquire Momentive.

•
Risk Associated with Failure to Consummate the Merger. The possibility that the merger might not be consummated, and, if it is not consummated, that: (1) Momentive’s directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work on behalf of Momentive during the pendency of the merger; (2) Momentive will have incurred significant transaction and other costs; (3) Momentive’s continuing business relationships with customers, business partners and employees may be adversely affected; (4) the trading price of Momentive common stock could be adversely affected; (5) the other contractual and legal remedies available to Momentive in the event of the termination of the merger agreement may be insufficient, costly to pursue or both; and (6) the failure of the merger to be consummated could result in an adverse perception among Momentive’s current and prospective customers, employees and investors, which could cause an adverse impact on Momentive’s operating results. In this regard, the Momentive Board was aware of the significant impact of the failure of the termination of the Zendesk merger agreement on Momentive and its business.

•
Parent Liability Limitation. The fact that Parent’s liability for monetary damages under the merger agreement are limited to the Parent liability limitation, which amount may not be sufficient to compensate Momentive for the adverse impacts of the failure of the merger to be consummated.

•
Impact of Interim Restrictions on Momentive’s Business Pending the Completion of the Merger. The restrictions on Momentive’s conduct of its business prior to the consummation of the merger, which may delay or prevent Momentive from undertaking strategic initiatives before the completion of the merger that, absent the merger agreement, Momentive might have pursued.

•
Effects of the Merger Announcement. The effects of the public announcement of the merger, including the: (1) effects on Momentive’s employees, customers, operating results and stock price; (2) impact on Momentive’s ability to attract and retain management, sales and marketing and technical personnel; and (3) potential for litigation in connection with the merger.

•
Taxable Consideration. The receipt of cash in exchange for shares of Momentive common stock in the merger will be a taxable transaction for U.S. federal income tax purposes for many Momentive stockholders.

•
Interests of Momentive’s Directors and Executive Officers. Interests that Momentive’s directors and executive officers may have in the merger, which may be different from, or in addition to, those of Momentive other stockholders.

This discussion is not meant to be exhaustive. Rather, it summarizes the material reasons and factors evaluated by the Momentive Board in its consideration of the merger. After considering these and other factors, the Momentive Board concluded that the potential benefits of entering into the merger agreement outweighed the uncertainties and risks. In light of the variety of factors considered by the Momentive Board and the complexity of these factors, the Momentive Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its determination and recommendations. Moreover, each member of the Momentive Board applied his or her own personal business judgment to the process and may have assigned different relative weights to the different factors. The Momentive Board adopted and approved the merger agreement and the merger, and recommended that Momentive stockholders adopt the merger agreement, based upon the totality of the information presented to, and considered by, the Momentive Board. The explanation of the factors and reasoning set forth above may contain forward-looking statements, which should be read in conjunction with the section of this proxy statement captioned “Forward-Looking Statements.”
Opinion of Qatalyst Partners LP
Momentive retained Qatalyst Partners to act as its financial advisor in connection with a potential transaction such as the merger and to evaluate whether the per share price of $9.46 to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Momentive common stock (other than Parent or any affiliate of Parent) was fair, from a financial point of view, to such holders. Momentive selected Qatalyst Partners to act as Momentive’s financial advisor based on Qatalyst Partners’ extensive expertise, knowledge of the industry in which Momentive operates and experience advising technology companies in connection with potential strategic transactions. Qatalyst Partners has provided its written consent to the reproduction of its opinion in this proxy statement. At the meeting of the Momentive Board on March 12, 2023, Qatalyst Partners rendered to the Momentive Board its valuation analysis and stated that Qatalyst Partners was prepared to render a financial opinion to the Momentive Board based on that analysis, if asked to do so. Upon request of the Momentive Board the following day, during the trading and prior to the Momentive Board’s approval of the merger agreement, Qatalyst Partners delivered its written opinion, dated March 13, 2023, to the Board of Directors, to the effect that, based on conditions as of March 12, 2023 and the financial analysis presented to the Momentive Board on March 12, 2023, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the merger consideration to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Momentive common stock (other than Parent or any affiliate of Parent) was fair, from a financial point of view, to such holders. For more information on the delivery of the opinion by Qatalyst Partners to the Momentive Board, please see the section of this proxy statement captioned “—Background of the Merger.”
The full text of Qatalyst Partners’ written opinion, dated March 13, 2023, is attached hereto as Annex B and is incorporated by reference herein. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. The Momentive stockholders should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to the Momentive Board and addresses only, based upon and subject to the various other assumptions, qualifications, limitations and other matters set forth therein,, the fairness, from a financial point of view, of the per share price to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Momentive common stock (other than Parent or any affiliate of Parent), to such holders, and it does not address any other aspect of the merger. It does not constitute a recommendation as to how any holder of shares of Momentive common stock should vote with respect to the merger or any other matter and does not in any manner address the price at which Momentive common stock will trade at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached to this proxy statement as Annex B.
In arriving at its opinion, Qatalyst Partners reviewed a draft of the merger agreement, certain related documents and certain publicly available financial statements and other business and financial information of Momentive. Qatalyst Partners also reviewed the March 2023 long-range plan and the March 2023 extrapolations prepared by Momentive management (which is referred to in this section of the proxy statement, collectively, as the “Momentive Projections”), described in the section of this proxy statement captioned “—Unaudited Prospective Financial Information.” Additionally, Qatalyst Partners discussed the past and current operations and financial condition and the prospects of Momentive with senior management of Momentive. Qatalyst Partners also reviewed the historical market prices and trading activity for Momentive common stock and compared the financial performance of Momentive and the prices and trading activity of Momentive common stock with that of certain other selected publicly traded companies and their securities. In addition, Qatalyst Partners reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as Qatalyst Partners deemed appropriate.
In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, Qatalyst Partners by Momentive. With respect to the Momentive Projections, Qatalyst Partners was advised by Momentive management, and Qatalyst Partners assumed based on discussions with Momentive management and the Momentive Board, that the Momentive Projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Momentive management of the future financial performance of Momentive and other matters covered thereby. Qatalyst Partners assumed that the terms of the draft merger agreement reviewed by Qatalyst Partners would not differ materially from the final executed merger agreement, and that the merger will be consummated in accordance with the terms set forth in the merger agreement, without any modification, waiver or delay. In addition, Qatalyst Partners assumed that in connection with the receipt of all the necessary approvals of the merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on Momentive or the contemplated benefits expected to be derived in the merger. Qatalyst Partners did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Momentive or its affiliates, nor was Qatalyst Partners furnished with any such evaluation or appraisal. In addition, Qatalyst Partners relied, without independent verification, upon the assessment of Momentive management as to the existing and future technology and products of Momentive and the risks associated with such technology and products. Qatalyst Partners’ opinion has been approved by its opinion committee in accordance with its customary practice.
Qatalyst Partners’ opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, March 12, 2023. Events occurring after March 12, 2023 may affect Qatalyst Partners’ opinion and the assumptions used in preparing it, and Qatalyst Partners has not been asked and has not assumed any obligation to update, revise or reaffirm its opinion. Qatalyst Partners’ opinion does not address the underlying business decision of Momentive to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to Momentive. Qatalyst Partners’ opinion is limited to the fairness, from a financial point of view, of the per share price to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Momentive common stock (other than Parent or any affiliate of Parent), and Qatalyst Partners expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of Momentive or any of its affiliates, or any class of such persons, relative to such consideration.
The following is a brief summary of the material analyses performed by Qatalyst Partners in connection with its opinion dated March 13, 2023. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners’ opinion. For purposes of its analyses, Qatalyst Partners utilized, among other things, the Momentive Projections, described in the section of this proxy statement captioned “—Certain Unaudited Prospective Information.” Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners’ financial analyses.
Discounted Cash Flow Analysis
Qatalyst Partners performed an illustrative discounted cash flow analysis, which is designed to imply a range of potential per-share present values for Momentive common stock as of December 31, 2022 (which is the end of Momentive’s most recent completed fiscal year and most recent balance sheet date) by:
•	adding:
○	the implied net present value of the estimated future unlevered free cash flows excluding the impact of stock-based compensation, amortization of intangibles, non-recurring expenses,

and other non-cash items (which are referred to as the “UFCF”) of Momentive, based on the Momentive Projections for calendar year 2023 through calendar year 2031 (which implied present value was calculated using a range of discount rates of 12.0 percent to 14.5 percent, based on an estimated weighted average cost of capital for Momentive);
○
the implied net present value of a corresponding terminal value of Momentive, calculated by multiplying Momentive’s estimated UFCF in calendar year 2032 of approximately $225 million (excluding the effect of Momentive’s estimated remaining research and development tax credits for calendar year 2032 of approximately $12 million, as such tax attributes were separately valued, as described in the second succeeding bullet point below), based on the Momentive Projections, by a range of fully diluted enterprise value to next-12-months’ estimated UFCF multiples of 10.0x to 15.0x (which were chosen based on Qatalyst Partners’ professional judgment), and discounted to present value using the same range of discount rates used in the first bullet above;

○	the cash and cash equivalents of Momentive as of December 31, 2022, as provided by Momentive management;
○
the implied net present value of Momentive’s estimated federal tax savings due to its remaining research and development tax credits for calendar year 2032 (as provided by Momentive’s management), discounted to present value using the same range of discount rates used in the first bullet above; and

•	subtracting:
○	the principal amount of Momentive’s outstanding debt as of December 31, 2022, as provided by Momentive management; and
•
dividing the resulting amount by the number of fully diluted shares of Momentive common stock outstanding (calculated using the treasury stock method), which takes into account outstanding stock options and restricted stock units as of March 10, 2023, all as provided by Momentive management, with each of the above-referenced estimated future UFCFs, terminal value and federal tax savings due to remaining research and development tax credits for calendar year 2032 having also been adjusted for the degree of estimated dilution to current stockholders through each respective applicable period (which totaled approximately 37 percent in the case of the terminal value) due to the estimated net effects of equity issuances and cancellations related to future equity compensation, based on estimates of future dilution provided by Momentive management.

Based on the calculations set forth above, this analysis implied a range of values for Momentive common stock of approximately $7.52 to $10.48 per share.
Selected Companies Analysis
Qatalyst Partners reviewed and compared selected financial information and public market multiples for Momentive with publicly available financial information and public market multiples for selected companies. The companies used in this comparison were those companies listed below, which were selected by Qatalyst Partners in its professional judgment, based on factors including that they are publicly traded companies in similar lines of business to Momentive, have a similar business model, have similar financial performance or have other relevant or similar characteristics.
Based upon third-party research analyst consensus estimates as of March 10, 2023 (which are referred to as the “Analyst Projections”) and using the closing prices as of March 10, 2023 for shares of the selected companies, Qatalyst Partners calculated, among other things, the fully diluted enterprise value divided by the estimated consensus revenue for calendar year 2023 (which are referred to as the “CY2023E revenue multiples”), for each of the selected companies.
Based upon the Analyst Projections and using the closing prices as of March 10, 2023 for shares of the selected companies, Qatalyst Partners calculated, among other things, the fully diluted equity value divided by the estimated consensus levered free cash flow for calendar year 2023 (which are referred to as the “CY2023E LFCF multiples”) for each of the selected companies.

The companies used in this comparison are listed below:
Selected Companies	CY2023E Revenue Multiple	CY2023E LFCF Multiple*
XM Peers
Qualtrics, LLC(1)	4.0x	—
Sprinklr	3.3x	—
WalkMe Inc.	1.9x	—
Profitable Software
Zoom Video Communications, Inc.	3.5x	16.5x
GoDaddy Inc.	3.5x	11.2x
Dropbox, Inc.	3.1x	10.1x
Box, Inc.	4.3x	13.4x
Solarwinds	3.6x	8.0x
(1)	Qualtrics reflects trading multiple one day prior to the January 26, 2023 announcement by SAP that it was exploring the sale of its ownership stake in Qualtrics.
*	Multiples greater than 50.0x or negative considered not meaningful.
Based on an analysis of the CY2023E revenue multiples for the selected companies and the application of its professional judgment, Qatalyst Partners selected a representative multiple range of 2.0x to 3.5x.
Qatalyst Partners then applied this range to each of Momentive’s estimated revenue for calendar year 2023: $489 million based on the Momentive Projections, and $495 million based on the Analyst Projections. Based on the fully diluted shares of Momentive common stock outstanding as of March 10, 2023 (calculated utilizing the same methodology as used in the above section of this proxy statement captioned “—Discounted Cash Flow Analysis”). This analysis implied a range of values for Momentive common stock of approximately $6.32 to $10.96 per share based on the Momentive Projections and approximately $6.40 to $11.10 per share based on the Analyst Projections.
Based on an analysis of the CY2023E LFCF multiples for each of the selected companies and the application of its professional judgment, Qatalyst Partners selected a representative multiple range of 10.0x to 15.0x.
Qatalyst Partners then applied this range to each of Momentive’s estimated levered free cash flow for calendar year 2023: $78 million based on the Management Projections, and $88 million based on the Analyst Projections. Based on the fully diluted shares of Momentive common stock outstanding as of March 10, 2023 (calculated utilizing the same methodology as used in the above section of this proxy statement captioned “—Discounted Cash Flow Analysis”).This analysis implied a range of values for Momentive common stock of approximately $4.96 to $7.44 per share based on the Momentive Projections and approximately $5.57 to $8.35 per share based on the Analyst Projections.
No company included in the selected companies analysis is identical to Momentive. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Momentive, such as the impact of competition on Momentive’s business and the industry in general, industry growth and the absence of any material adverse change in Momentive’s financial condition and prospects or the industry or in the financial markets in general. Individual multiples or mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected company data.
Selected Transactions Analysis
Qatalyst Partners compared seven selected public company transactions announced since 2011 that had a deal value of more than $1 billion, including transactions involving companies participating in similar lines of business to Momentive or with similar business models, similar financial performance or other relevant or similar characteristics.
For each of the selected transactions listed below, Qatalyst Partners reviewed, among other things, (1) the implied fully diluted enterprise value of the target company as a multiple of last-12-months’ revenue of the target company (which are referred to as the “LTM revenue multiples”), (2) the implied fully diluted enterprise value of the target company as a multiple of the Analyst Projections of the next-12-months’ revenue of the target company (which are referred to as the “NTM revenue multiples”) and (3) the implied fully diluted equity value of the target company as a multiple of the Analyst Projections of the next-12-months levered free cash flow of the target company (which are referred to as the “NTM LFCF multiples”).
Announcement Date	Target	Acquiror	LTM Revenue Multiple	NTM Revenue Multiple	NTM LFCF Multiple*
10/27/22	UserTesting, Inc.	Thoma Bravo, L.P.	6.2x	5.3x	—
08/05/21	Cornerstone OnDemand, Inc.	Clearlake Capital Group, L.P.	6.3x	5.9x	18.4x
12/17/19	LogMeIn, Inc.	Francisco Partners	3.5x	3.4x	14.0x
11/11/19	Carbonite, Inc.	OpenText Corporation	2.8x	2.7x	13.1x
12/23/18	MYOB Group Limited	KKR & Co. Inc.	5.4x	4.9x	27.5x
08/31/16	Interactive Intelligence Inc.	Genesys Telecommunications Laboratories, Inc.	3.4x	3.2x	—
11/02/15	Constant Contact, Inc.	Endurance International Group Holdings, Inc.	2.6x	2.3x	24.2x
*	Multiples greater than 75.0x, negative or not publicly available marked as “-.”
Based on an analysis of the LTM revenue multiples for the selected transactions and its professional judgment, Qatalyst Partners selected a representative multiple range of 2.6x to 6.3x and then applied this range to Momentive’s last-12 months’ revenue (calculated as the 12-month period ending December 31, 2022). Based on the fully diluted shares of Momentive common stock outstanding as of March 10, 2023 calculated utilizing the same methodology as used in the above section of this proxy statement captioned “—Discounted Cash Flow Analysis”), as provided by Momentive management, this analysis implied a range of values for Momentive common stock of approximately $8.04 to $19.08 per share.
Based on an analysis of the NTM revenue multiples for the selected transactions and its professional judgment, Qatalyst Partners selected a representative multiple range of 2.3x to 5.9x and then applied this range to Momentive’s estimated next-12-months’ revenue (calculated as the 12-month period ending December 31, 2023) based on the Analyst Projections. Based on the same fully diluted share count as used in the immediately preceding paragraph, this analysis implied a range of values for Momentive common stock of approximately $7.34 to $18.44 per share.
Based on an analysis of the NTM LFCF multiples for the selected transactions and its professional judgment, Qatalyst Partners selected a representative multiple range of 13.1x to 27.5x then applied this range to Momentive’s estimated next-12-months’ levered free cash flow (calculated as the 12-month period ending December 31, 2023) based on the Analyst Projections. Based on the same fully diluted share count calculation as used for the analysis utilizing LTM revenue multiples above, this analysis implied a range of values for Momentive common stock of approximately $7.30 to $15.23 per share.
No company or transaction utilized in the selected transactions analysis is identical to Momentive or the merger. In evaluating the selected transactions, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Momentive’s control, such as the impact of competition on Momentive’s business or the industry generally, industry growth and the absence of any material adverse change in Momentive’s financial condition and prospects or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Individual multiples or mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected transactional data. Because of the unique circumstances of each of these transactions and the merger, Qatalyst Partners cautioned against placing undue reliance on this information.
Miscellaneous
In connection with the review of the merger by the Momentive Board, Qatalyst Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst Partners’ view of the actual value of Momentive. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Momentive. Any estimates contained in Qatalyst Partners’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the per share price to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Momentive common stock (other than Parent or any affiliate of Parent), to such holders. These analyses do not purport to be appraisals or to reflect the price at which Momentive common stock might actually trade at any time.
Qatalyst Partners’ opinion and its presentation to the Momentive Board was one of many factors considered by the Momentive Board in deciding to approve the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Momentive Board with respect to the per share price to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Momentive common stock (other than Parent or any affiliate of Parent) or of whether the Momentive Board would have been willing to agree to a different consideration. The per share price payable in the merger was determined through arm’s-length negotiations between Momentive and Parent and was approved by the Momentive Board. Qatalyst Partners provided advice to Momentive during these negotiations. Qatalyst Partners did not, however, recommend any specific consideration to Momentive or that any specific consideration constituted the only appropriate consideration for the merger.
Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of Momentive, Parent or certain of their respective affiliates. During the two-year period prior to the date hereof, no material relationship existed between Qatalyst Partners or any of its affiliates and the Company, Parent, Symphony Technology Group or the other equity co-investors of Parent, or their respective affiliates, pursuant to which compensation was received by Qatalyst Partners or its affiliates, except that Qatalyst Partners acted as a financial advisor to the Company in connection with certain shareholder activism and governance matters. Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to Momentive or Parent and their respective affiliates for which Qatalyst Partners would expect to receive compensation.
Under the terms of its engagement letter, Qatalyst Partners provided Momentive with financial advisory services in connection with the merger for which it will be paid an aggregate amount currently estimated at approximately $19 million, $3 million of which was payable upon delivery of its opinion (regardless of the conclusion reached in the opinion), $2 million of which was payable for services previously rendered and the remaining portion of which will be paid upon, and subject to, the closing of the merger. Momentive has also agreed to reimburse Qatalyst Partners for its expenses incurred in performing its services. Momentive has also agreed to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities, including liabilities under the federal securities laws, and certain expenses related to or arising out of Qatalyst Partners’ engagement.
Unaudited Prospective Financial Information
Other than in connection with Momentive’s regular earnings press releases and related investor materials, Momentive does not, as a matter of course, make public its long term future financial projections, due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, Momentive management regularly prepares, and the Momentive Board regularly evaluates prospective financial information as to Momentive’s future performance as part of its resource planning and long-term business planning processes. Momentive management regularly makes and reviews with the Momentive Board updates to its business plan, including to reflect actual results and trends and changes in Momentive’s performance and the industry in which it operates.
During the period in which it was engaged in discussions with STG and certain other parties with respect to a potential transaction, and as part of Momentive’s strategic planning process and evaluation of strategic alternatives (including continuing as an independent company), Momentive management prepared and reviewed with the Strategic Committee and the Momentive Board various unaudited forward-looking financial information, including the unaudited prospective financial information summarized below. The tables below summarize the (1) unaudited prospective financial information for fiscal years 2022 through 2026 included in the long-term business plan for Momentive reviewed with, and approved by, the Momentive Board on April 8, 2022 (which financial information is referred to as the “April 2022 long-range plan”); (2) unaudited prospective financial information for fiscal years 2022 through 2026 included in the long-term business plan for Momentive reviewed with, and approved by, the Momentive Board on November 9, 2022 (which financial information is referred to as the “November 2022 long-range plan”); and (3) unaudited prospective financial information for fiscal years 2023 through 2026 included in the long-term business plan for Momentive as updated by Momentive management as of, and reviewed with and approved by the Momentive Board on, March 10, 2023 (which financial information is referred to as the “March 2023 long-range plan”), together with extrapolations of such unaudited prospective financial information for fiscal years 2027 through 2032 prepared by Momentive management and reviewed with the Momentive Board on March 10, 2023 (which extrapolations are referred to as the “March 2023 extrapolations”). For purposes of this proxy statement, we refer to the April 2022, November 2022 long-range plan, the March 2023 long-range plan and the March 2023 extrapolations, collectively, as the “unaudited prospective financial information.”
The unaudited prospective financial information was prepared for internal use and not for public disclosure and was provided by Momentive management to the Strategic Committee and the Momentive Board for the purposes of considering, analyzing and evaluating the merger and other strategic alternatives available to Momentive. At the direction of the Momentive Board, the March 2023 long-range plan and the March 2023 extrapolations were also provided to, and approved by the Momentive Board for use by, Qatalyst Partners for purposes of performing its financial analyses in connection with rendering its opinion to the Momentive Board. Qatalyst Partners was advised by Momentive management, and Qatalyst Partners assumed based on discussions with Momentive management and the Momentive Board, that the March 2023 long-range plan and the March 2023 extrapolations had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Momentive management of the future financial performance of Momentive and other matters covered thereby. In addition, as described in the section of this proxy statement captioned “Background of the Merger,” at the direction of the Strategic Committee and the Momentive Board, (1) a summary of the April 2022 long-range plan was provided to Financial Sponsor A on April 18, 2022, (2) a summary of November 2022 long-range plan was provided to STG on November 18, 2022 and to certain other potential counterparties to a potential strategic transaction involving Momentive in October and November 2022, and (3) a summary of the March 2023 long-range plan was provided to STG on March 10, 2023, in each case as part of Momentive’s discussions with those parties with respect to a potential transaction and to assist in their respective due diligence review. For more information on the preparation and use of the unaudited prospective financial information, please see the sections of this proxy statement captioned “Background of the Merger” and “Opinion of Qatalyst Partners LP.”
The unaudited prospective financial information was developed by Momentive management as then-current estimates of Momentive’s future financial performance as an independent company. The unaudited prospective financial information does not give effect to the merger, including any impact of the negotiation or execution of the merger agreement or the merger, the expenses that have already and will be incurred in connection with completing the merger, or any changes to Momentive’s operations or strategy that may be implemented in connection with the pendency of, or following the consummation of, the merger. The unaudited prospective financial information also does not consider the effect of any failure of the merger to be completed; it should not be viewed as accurate or continuing in that context.

The unaudited prospective financial information constitutes forward-looking statements. The unaudited prospective financial information is not included in this proxy statement to influence any decision on whether to vote for the merger proposal or any other proposal presented at the special meeting, but rather is included in this proxy statement to give stockholders access to certain non-public information that was provided to the Strategic Committee, the Momentive Board and Qatalyst Partners for the purposes described above, as well as to STG and certain other potential counterparties to a potential strategic transaction involving Momentive. By including the unaudited prospective financial information in this proxy statement, none of Momentive, the Strategic Committee, the Momentive Board, Qatalyst Partners or any person has made or makes any representation to any person regarding Momentive’s ultimate performance as compared to the information contained in the unaudited prospective financial information. The inclusion of the unaudited prospective financial information should not be regarded as an indication that Momentive, the Strategic Committee, the Momentive Board or Qatalyst Partners or any other person considered, or now considers, them to be necessarily predictive of actual future results, and such information should not be relied on as such. Further, the inclusion of the unaudited prospective financial information in this proxy statement does not constitute an admission or representation by Momentive that the information presented is material. There can be no assurance that the prospective results will be realized or that actual results of Momentive will not be materially lower or higher than estimated. The unaudited prospective financial information has not been updated or revised to reflect information or results either as of or after the date of this proxy statement. Momentive has, and may continue to, report results of operations for periods included in the unaudited prospective financial information that were or will be completed following the preparation of the unaudited prospective financial information. Stockholders and investors are urged to refer to Momentive’s periodic filings with the SEC for information on Momentive’s actual historical results.
The unaudited prospective financial information was not prepared with a view toward public disclosure or complying with U.S. generally accepted accounting principles (which we refer to as “GAAP”). In addition, the unaudited prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The unaudited prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, Momentive’s management. Momentive’s independent registered public accounting firm, Ernst & Young LLP, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the unaudited prospective financial information and, accordingly, they do not express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP report incorporated by reference in this proxy statement relates solely to Momentive’s previously issued financial statements. It does not extend to the unaudited prospective financial information and should not be read to do so.
Although the unaudited prospective financial information is presented with numerical specificity, it reflects numerous assumptions and estimates as to future events made by Momentive management that Momentive management believed in good faith were reasonable at the time the unaudited prospective financial information was prepared, including with respect to (1) market, industry, customer and competitive trends in Momentive’s business and industry; (2) growth rates for Momentive’s revenues in self-serve and sales-assisted channels; (3) personnel, research and development and other operating expenses; (4) operating margins; and (5) other relevant operating and financial measures. Momentive’s ability to achieve the financial results contemplated by the unaudited prospective financial information will be affected by Momentive’s ability to achieve its strategic goals, objectives and targets over the applicable periods, and will be subject to operational and execution risks associated therewith. The unaudited prospective financial information reflects assumptions as to certain business decisions that are subject to change. Important factors that may affect actual results and cause the unaudited prospective financial information not to be achieved can be found in the risk factors included in Momentive’s periodic filings with the SEC. All of these factors are difficult to predict, and many of them are outside of Momentive’s control. As a result, there can be no assurance that the unaudited prospective financial information will be realized, and Momentive’s actual results may be materially better or worse than those contained in the unaudited prospective financial information. For information on factors that may cause Momentive’s future results to materially vary, see the section of this proxy statement captioned “Forward-Looking Statements.” The unaudited prospective financial information may differ from publicized analyst estimates and forecasts. You should evaluate the unaudited prospective financial information, if at all, in conjunction with Momentive’s historical financial statements and other information regarding Momentive contained in Momentive’s public filings with the SEC. The unaudited prospective financial information may not be consistent with Momentive’s historical operating data as a result of the assumptions utilized in preparing such information. Except to the extent required by applicable federal securities laws, Momentive do not intend to update or otherwise revise the unaudited prospective financial information to reflect circumstances existing after the date that such information was prepared or to reflect the occurrence of future events.
Because the unaudited prospective financial information reflects estimates and judgments, it is susceptible to sensitivities and assumptions, as well as to multiple interpretations based on actual experience and business developments. The unaudited prospective financial information also covers multiple years, and such information by its nature becomes less predictive with each succeeding year. The unaudited prospective financial information is not, and should not be considered to be, a guarantee of future operating results. Further, the unaudited prospective financial information is not fact and should not be relied upon as being necessarily indicative of Momentive’s future results or for purposes of making any investment decision.
Certain of the financial measures included in the unaudited prospective financial information are non-GAAP financial measures (which we refer to as the “non-GAAP financial measures”). These are financial performance measures that are not calculated in accordance with GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures, and may be different from similarly titled non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. Financial measures included in forecasts provided to a financial advisor and a board of directors in connection with a business combination transaction, such as the unaudited prospective financial information, are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, the unaudited prospective financial information is not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the Strategic Committee, the Momentive Board, Qatalyst Partners, or any other person. Accordingly, no reconciliation of the financial measures included in the unaudited prospective financial information is provided in this proxy statement.
The following table presents a summary of the April 2022 long-range plan.
	Fiscal year ending December 31
(dollars in millions)	2022E	2023E	2024E	2025E	2026E
Revenue	$500	$575	$677	$802	$959
Non-GAAP Operating Income (1)	$35	$72	$115	$164	$220
(1)
Non-GAAP Operating Income is defined as GAAP income (loss) from operations excluding stock-based compensation, net, amortization of acquisition intangible assets, acquisition-related transaction costs, and restructuring.

The following table presents a summary of the November 2022 long-range plan.
	Fiscal year ending December 31
(dollars in millions)	2022E	2023E	2024E	2025E	2026E
Revenue	$480	$519	$594	$692	$807
Non-GAAP Operating Income (1)	$34	$82	$128	$157	$196
(1)
Non-GAAP Operating Income is defined as GAAP income (loss) from operations excluding stock-based compensation, net, amortization of acquisition intangible assets, acquisition-related transaction costs, and restructuring.

The following table presents a summary of the March 2023 long-range plan, together with the March 2023 extrapolations. Estimates of Momentive’s Unlevered Free Cash Flow for 2023 through 2026 were prepared by Momentive management and used by Qatalyst Partners in connection with its financial analyses for the purpose of rendering its opinion to the Momentive Board as described in more detail in the section of this proxy statement captioned “Opinion of Qatalyst Partners LP”.
	Fiscal year ending December 31
(dollars in millions)	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E
Revenue	$489	$526	$576	$634	$694	$756	$818	$876	$932	$993
Non-GAAP Operating Income(1)	$88	$108	$133	$156	$171	$183	$198	$211	$223	$236
Unlevered Free Cash Flow(2)	$87	$119	$141	$163	$179	$191	$206	$219	$232	$225
(1)
Non-GAAP Operating Income is defined as GAAP income (loss) from operations excluding stock-based compensation, net, amortization of acquisition intangible assets, acquisition-related transaction costs, and restructuring.

(2)
Unlevered Free Cash Flow is calculated as non-GAAP operating income (loss), subtracting the impact of cash taxes, and adding or subtracting (as applicable) the net impact of depreciation and amortization, capital expenditures, changes in net working capital and amortization of deferred costs. Unlevered Free Cash Flow excludes the impact of stock-based compensation. The March 2023 long-range plan included an estimate of Momentive’s Levered Free Cash Flow for 2023 in the amount of $78 million, which estimate was prepared by Momentive management and used by Qatalyst Partners in connection with its financial analyses for the purpose of rendering its opinion to the Momentive Board. Levered Free Cash Flow is calculated as GAAP net cash provided by or used in operating activities, subtracting purchases of property and equipment and capitalized internal-use software and does not include the impact of estimated principal debt repayments.

Interests of Momentive’s Directors and Executive Officers in the Merger
When considering the recommendation of the Momentive Board that you vote to approve the proposal to adopt the merger agreement, you should be aware that Momentive’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Momentive’s stockholders. Additionally, concurrently with the execution of the merger agreement, Momentive’s directors, in their capacities as Momentive stockholders, entered into the voting agreements with Parent and Momentive. The voting agreements obligate these persons to vote their respective shares of Momentive common stock (1) in favor of the adoption of the merger agreement and any action in furtherance of the adoption of the merger agreement; (2) against any action or agreement that would reasonably be expected to result in a material breach of any representation, warranty, covenant or obligation of Momentive in the merger agreement; and (3) against any proposal involving Momentive or any of its subsidiaries that would reasonably be expected to have a Momentive material adverse effect (as defined in the section of this proxy statement captioned “The Merger Agreement—Representations and Warranties”) or materially impede, interfere with, delay, postpone or adversely affect the consummation of the merger or any of the other transactions contemplated by the merger agreement. In (1) evaluating and negotiating the merger agreement; (2) approving the merger agreement and the merger; and (3) recommending that the merger agreement be adopted by Momentive’s stockholders, the Momentive Board was aware of and considered these interests to the extent that they existed at the time, among other matters. These interests are more fully described below.
Insurance and Indemnification of Directors and Executive Officers
Pursuant to the terms of the merger agreement, directors and officers of Momentive will be entitled to certain ongoing indemnification and insurance coverage, including under directors’ and officers’ liability insurance policies. For more information, see the section of this proxy statement captioned “The Merger Agreement—Indemnification and Insurance.”
Treatment of Equity Awards
Treatment of Momentive RSUs
As of April 5, 2023, there were outstanding awards of Momentive RSUs (or portions thereof) that cover an aggregate of 10,159,110 shares of Momentive common stock, of which Momentive RSUs covering an aggregate of 66,182 shares of Momentive common stock were held by Momentive’s current non-employee directors and of which Momentive RSUs covering an aggregate of 1,560,069 shares of Momentive common stock were held by Momentive’s current executive officers.

At the effective time of the merger, each vested Momentive RSU will be cancelled and converted into the right to receive an amount in cash (without interest) equal to (1) the total number of shares of Momentive common stock subject to such vested Momentive RSU, multiplied by (2) the per share price, less applicable withholding taxes.
At the effective time of the merger, each unvested Momentive RSU will be cancelled and converted into the contingent right to receive a converted cash award equal to (1) the total number of shares of Momentive common stock subject to such unvested Momentive RSU, multiplied by (2) the per share price, less applicable withholding taxes. Except as otherwise provided in the merger agreement, each such converted cash award will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding unvested Momentive RSU immediately prior to the effective time of the merger, with payment forfeited to the extent vesting is not satisfied.
For more information regarding the treatment of Momentive RSUs held by Momentive’s directors and executive officers, see the section of this proxy statement captioned “Interests of Momentive’s Directors and Executive Officers in the Merger—Change in Control and Severance Benefits Under Existing Relationships.”
Treatment of Momentive Restricted Stock
As of April 5, 2023, there were 809,314 of shares of Momentive common stock subject to outstanding Momentive restricted stock awards, none of which were held by Momentive’s current non-employee directors and all of which were held by Momentive’s current executive officers (at maximum target performance for any performance-based Momentive restricted stock award).
At the effective time of the merger, each outstanding share of Momentive restricted stock will be cancelled and converted into the contingent right to receive a converted cash award equal to (1) the total number of shares of Momentive common stock subject to such outstanding Momentive restricted stock award, multiplied by (2) the per share price, less withholding taxes. Except as otherwise provided in the merger agreement, each such converted cash award will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding Momentive restricted stock award immediately prior to the effective time of the merger, with payment forfeited to the extent vesting is not satisfied.
On March 13, 2022, we granted Alexander J. Lurie, our chief executive officer, a performance-based restricted stock award (which we refer to as the “Lurie restricted stock award”). Pursuant to the terms of the Restricted Stock Award Agreement governing the Lurie restricted stock award (which we refer to as the “Restricted Stock Agreement”), the performance period applicable to the Lurie restricted stock award will end five business days prior to closing and the compensation committee will determine the number of shares eligible to vest (which we refer to as the “Lurie eligible shares”) based on Momentive’s total stockholder return and the total stockholder return of an index as described in the Restricted Stock Agreement. The per share price will be used to calculate Momentive’s total stockholder return. The number of Lurie eligible shares will be calculated based on actual performance in accordance with the terms of the Restricted Stock Agreement and, per the Restricted Stock Agreement, will be reduced by 19,189 shares (the number of Lurie eligible shares that vested at the end of the one-year performance period as described in the Restricted Stock Agreement). Upon closing, a pro-rated number of the Lurie eligible shares will vest with such pro-ration calculated by multiplying the number of Lurie eligible shares by a fraction with a numerator equal to the number of completed calendar months that have elapsed between the March 13, 2022 grant date of the Lurie restricted stock award and the closing, and a denominator of 36. Following closing, the remaining Lurie eligible shares will vest in approximately equal installments on each quarterly anniversary of the closing through March 13, 2025, with any remaining unvested Lurie eligible shares vesting on March 13, 2025. Vesting of the Lurie eligible shares is subject to continued service, but the Lurie eligible shares will be eligible for accelerated vesting upon a qualifying termination of employment under Mr. Lurie’s change in control and severance agreement. At 100% of target, 180,704 shares of Momentive common stock would become Lurie eligible shares. At maximum performance, 200% of target, or 361,408 shares of Momentive common stock would become Lurie eligible shares. For purposes of this disclosure, we have assumed that performance will be achieved at 100% of target and 161,515 shares of Momentive common stock (the 180,704 shares achieved at 100% of target reduced by the 19,189 shares that vested at the end of the one-year performance period as described in the Restricted Stock Agreement) will become Lurie eligible shares. At maximum performance, 342,219 shares of Momentive common stock (361,408 shares reduced by the 19,189 shares that vested at the end of the one-year performance period as described in the Restricted Stock Agreement) would become Lurie eligible shares. For more information regarding the treatment of Momentive restricted stock held by Momentive’s directors and executive officers, see the section of this proxy statement captioned “Interests of Momentive’s Directors and Executive Officers in the Merger— Change in Control and Severance Benefits Under Existing Relationships.”
Treatment of Momentive Options
As of April 5, 2023, 10,778,822 shares were subject to outstanding Momentive options, of which 880,000 have an exercise price below the per share price. Momentive options to purchase an aggregate of 896,431 shares of Momentive common stock were held by Momentive’s current non-employee directors, none of which have an exercise price below the per share price, and Momentive options to purchase an aggregate of 6,672,237 shares of Momentive common stock were held by Momentive’s current executive officers, of which 600,000 have an exercise price below the per share price.
At the effective time of the merger, each vested Momentive option will be cancelled and converted into the right to receive an amount in cash (without interest) equal to (1) the total number of shares of Momentive common stock subject to the vested Momentive option, multiplied by (2) the excess, if any, of the per share price over the exercise price per share of Momentive common stock under such vested Momentive option, less applicable withholding taxes.
At the effective time of the merger, each unvested Momentive option will be cancelled and converted into the contingent right to receive a converted cash award equal to (1) the total number of shares of Momentive common stock subject to such unvested Momentive option, multiplied by (2) the excess, if any, of the per share price over the exercise price per share of Momentive common stock under such unvested Momentive option, less applicable withholding taxes. Except as otherwise provided in the merger agreement, each such converted cash award will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding unvested Momentive option immediately prior to the effective time of the merger, with payment forfeited to the extent vesting is not satisfied.
Any underwater Momentive option will be cancelled at the effective time of the merger for no consideration or payment.
For more information regarding the treatment of Momentive options held by Momentive’s directors and executive officers, see the section of this proxy statement captioned “Interests of Momentive’s Directors and Executive Officers in the Merger—Change in Control and Severance Benefits Under Existing Relationships.”
Treatment of the ESPP in connection with the Merger
We have taken, or will take prior to the effective time of the merger, all action that we determine to be reasonably necessary to, effective upon the consummation of the merger, (1) cause any offering period or purchase period under the ESPP that otherwise would be outstanding at the effective time of the merger to be terminated no later than the closing, but prior to the effective time of the merger; (2) make any adjustments that may be necessary or advisable to reflect the shortened offering period or purchase period, but otherwise treat such shortened offering period or purchase period as a fully effective and completed offering period or purchase period for all purposes pursuant to the ESPP; (3) cause the exercise (as of no later than the closing, but prior to the effective time of the merger) of each outstanding purchase right pursuant to the ESPP; and (4) provide that no further offering period or purchase period will commence pursuant to the ESPP upon or after the effective time of the merger. The ESPP will terminate as of the effective time of the merger (but subject to the consummation of the merger). Of Momentive’s current executive officers, five are enrolled in the ESPP for the current purchase period. Momentive’s non-employee directors are not eligible to participate in the ESPP.

Equity Interests of Momentive’s Directors and Executive Officers
The following table sets forth for each person who has been a Momentive executive officer or member of the Momentive Board at any time since the beginning of Momentive’s 2022 fiscal year, (1) the number of shares of Momentive common stock directly held; (2) the number of shares of Momentive common stock subject to his or her in-the-money Momentive options; (3) the number of shares of Momentive common stock subject to his or her Momentive RSUs; and (4) the number of shares of Momentive restricted stock, assuming the following and such additional assumptions set forth in the footnotes to the table:
•
the Momentive options, Momentive RSUs, and Momentive restricted stock include those that were outstanding as of April 5, 2023 (which, solely for purposes of this proxy statement, is the assumed closing date of the merger);

•	that the Lurie restricted stock award is achieved at 100% of target; and
•
that the values of these shares of Momentive common stock and equity awards are equal to the per share price of $9.46, without interest (minus any applicable exercise price in the case of the in-the-money Momentive options).

	Shares of Common Stock Held Directly(1)		In-the-Money Vested Momentive Options(2)		In-the-Money Unvested Momentive Options(3)		Momentive RSUs(4)		Momentive restricted stock(5)
Name	Number of Shares (#)	Value of Shares ($)	Number of Shares Subject to Vested Portion (#)	Value of Shares Subject to Vested Portion ($)	Number of Shares Subject to Unvested Portion (#)	Value of Shares Subject to Unvested Portion ($)	Number of Shares (#)	Value ($)	Number of Shares (#)	Value ($)	Total ($)(6)
Lauren Antonoff	3,048	28,834	3,048	—	—	—	33,523	317,128	—	—	345,962
David Ebersman	55,626	526,222	55,626	—	—	—	2,512	23,764	—	—	549,985
Ryan Finley	8,125,915	76,871,156	20,626	—	—	—	2,512	23,764	—	—	76,894,919
Erika H. James	28,749	271,966	28,749	—	—	—	2,512	23,764	—	—	295,729
Sheryl Sandberg	8,899,833	84,192,420	—	—	—	—	—	—	—	—	84,192,420
Susan L. Decker	55,626	526,222	55,626	—	—	—	2,512	23,764	—	—	549,985
Dana L. Evan	35,988	340,446	35,988	—	—	—	2,512	23,764	—	—	364,210
Sagar Gupta	—	—	—	—	—	—	17,587	166,373	—	—	166,373
Alexander J. Lurie	985,212	9,320,106	880,333	—	—	—	353,211	3,341,376	320,538	3,032,290	15,693,772
Benjamin C. Spero	95,434	902,806	86,937	—	—	—	2,512	23,764	—	—	926,569
Serena Williams	—	—	—	—	—	—	—	—	—	—	—
Brad Smith	—	—	—	—	—	—	—	—	—	—	—
Justin Coulombe	—	—	—	—	—	—	—	—	—	—	—
Tom Hale	13,935	131,825	13,935	—	—	—	—	—	—	—	131,825
John Schoenstein	—	—	—	—	—	—	—	—	—	—	—
Lora Blum	73,139	691,895	73,139	—	150,000	348,000	84,567	800,004	94,268	891,775	2,731,674
Rebecca Cantieri	101,821	963,227	101,821	—	150,000	348,000	75,053	710,001	80,699	763,412	2,784,641
Priyanka Carr	98,354	930,429	98,354	—	150,000	348,000	146,063	1,381,756	133,105	1,259,173	3,919,358
Clarence Ewell	73,138	691,885	73,138	—	150,000	348,000	310,958	2,941,663	—	—	3,981,548
Richard Sullivan Jr.	—	—	—	—	—	—	590,217	5,583,453	—	—	5,583,453
(1)
Represents shares of Momentive common stock directly held by the individual as of April 5, 2023. The number of shares shown does not include shares of Momentive common stock that the executive officer may purchase after the date of the merger agreement under the ESPP. For additional information regarding the treatment of Momentive’s ESPP in the merger, see the section of this proxy statement captioned “—Interests of Momentive’s Directors and Executive Officers in the Merger—Treatment of Equity Awards.” For additional information regarding beneficial ownership of common stock, see the section of this proxy statement captioned “Security Ownership of Certain Beneficial Owners and Management.”

(2)
Represents outstanding vested in-the-money Momentive options held by the individual and vested as of April 5, 2023. The values shown are determined as the excess of (i) the total number of vested shares of Momentive common stock subject to such Momentive options multiplied by the per share price, over (ii) the aggregate exercise price for such Momentive options.

(3)
Represents outstanding unvested in-the-money Momentive options held by the individual. All options shown in the column are not scheduled to vest on or before April 5, 2023. The values shown are determined as the excess of (i) the total number of unvested shares of Momentive common stock subject to such Momentive options multiplied by the per share price, over (ii) the aggregate exercise price for such Momentive options. Each of the Momentive executive officers is eligible for vesting acceleration of his or her unvested Momentive options in connection with certain qualifying terminations of employment under his or her change in control and severance agreement. For additional information regarding the Momentive options for Momentive’s named executive officers, see the section of this proxy statement captioned “—Interests of Momentive’s Directors and Executive Officers in the Merger—Golden Parachute Compensation.”
(4)
Represents outstanding Momentive RSUs that are not scheduled to vest on or before April 5, 2023. The values shown with respect to Momentive RSUs are determined as the product of the per share price, multiplied by the total number of shares of Momentive common stock subject to Momentive RSUs. As described further in the sections of this proxy statement captioned “—Interests of Momentive’s Directors and Executive Officers in the Merger—Treatment of Equity Awards-Non-Employee Director Equity Awards,” Momentive’s RSUs outstanding as of the date of the closing of the merger (which date, solely for purposes of this proxy statement, is assumed to be April 5, 2023) that are held by Momentive’s non-employee directors will accelerate vesting in full. In addition, each of the Momentive executive officers is eligible for vesting acceleration of his or her Momentive RSUs in connection with certain qualifying terminations of employment under his or her change in control and severance agreement. For additional information regarding the Momentive RSUs for Momentive’s named executive officers, see the section of this proxy statement captioned “—Interests of Momentive’s Directors and Executive Officers in the Merger—Golden Parachute Compensation.”

(5)
Represents outstanding Momentive restricted stock awards that are not scheduled to vest on or before April 5, 2023. The values shown with respect to Momentive restricted stock awards are determined as the product of the per share price, multiplied by the total number of shares of Momentive common stock subject to the Momentive restricted stock awards (with the Lurie restricted stock award achieved at 100% of target). For Each of the Momentive executive officers is eligible for vesting acceleration of his or her unvested Momentive restricted stock awards in connection with certain qualifying terminations of employment under his or her change in control and severance agreement. For additional information regarding the Momentive restricted stock awards for Momentive’s named executive officers, see the section of this proxy statement captioned “—Interests of Momentive’s Directors and Executive Officers in the Merger—Golden Parachute Compensation.”

(6)	Totals may not foot due to rounding.
Change in Control and Severance Benefits Under Existing Relationships
Non-Employee Director Equity Awards
We have granted certain stock-based awards such as stock options and RSUs under Momentive’s 2018 Equity Incentive Plan (which we refer to as the “2018 plan”) and Momentive’s 2011 Equity Incentive Plan, as amended, that are outstanding and held by Momentive’s non-employee directors, including pursuant to Momentive’s Outside Director Compensation Policy. Pursuant to the 2018 plan and the Outside Director Compensation Policy, equity awards granted to Momentive’s non-employee directors will accelerate vesting upon a “change in control.” The closing of the merger will be a “change in control” within the meaning of Momentive’s 2018 plan and the terms of the Outside Director Compensation Policy.
Change in Control and Severance Agreements
Momentive has entered into a change in control and severance agreement with each of its current executive officers that provide for the severance and change in control benefits as described below. Messrs. Coulombe’s, Schoenstein’s and Hale’s change in control and severance agreement terminated upon their resignation of their position and such individuals are not entitled to receive any benefits pursuant to the agreement.
Each change in control and severance agreement with Momentive’s current executive officers (with the exception of Mr. Sullivan, whose change in control and severance agreement does not have a term) has an initial term of three years commencing on the effective date of the agreement. On the third anniversary of the effective date of the agreement, the agreement will renew automatically for additional one-year terms unless either party provides the other party with written notice of nonrenewal at least one-year prior to the date of automatic renewal. However, if a change in control (as defined in the applicable agreement) occurs when there are fewer than 12 months remaining during the initial term or during an additional term, the term of the change in control and severance agreement will extend automatically through the date that is 12 months following the date of the change in control. Additionally, if an initial occurrence of an act or omission by Momentive that constitutes grounds for “good reason” occurs, and the expiration date of any cure period with respect to such grounds could occur following the expiration of the initial term or an additional term, the term of the change in control and severance agreement will extend automatically for 15 days following the expiration of the cure period.
Termination Without Change in Control
If an executive’s employment is terminated outside the period beginning 90 days before a change in control and ending 12 months following a change in control, which we refer to the “change in control period,” either (1) by Momentive (or any Momentive subsidiaries) without “cause” (excluding by reason of death or disability) or (2) by any executive for “good reason” (as such terms are defined in each of their change in control and severance agreement), they will receive the following benefits if they timely sign and do not revoke a release of claims in Momentive’s favor (which may include an agreement not to disparage Momentive or any of its subsidiaries, non-solicit provisions and an agreement to assist in any litigation matters) and provided they return all documents and other property provided by Momentive and resign from all officer and director positions:
•
A lump-sum payment equal to 12 months for Mr. Lurie or six months for Mses. Blum, Cantieri and Carr and Messrs. Ewell and Sullivan of annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction) and for Mr. Sullivan, a lump-sum payment equal to a prorated portion of his target annual bonus as in effect for the fiscal year in which the termination occurs, prorated based on the number of days of completed service for the fiscal year in which the termination occurs (or, if such termination occurs within the first six months’ of his employment, the proration will be increased to reflect six months of employment); and

•
payment of premiums for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, which we refer to as “COBRA,” for up to 18 months for Mr. Lurie and up to six months for Mses. Blum, Cantieri, and Carr and Messrs. Ewell and Sullivan (and for each of their eligible dependents, if any), or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate or be subject to an excise tax under, applicable law.

Termination With Change in Control
If, within the change in control period, an executive officer’s employment is terminated either (1) by Momentive (or any Momentive subsidiary) without cause (excluding by reason of death or disability) or (2) by any executive for good reason, they will receive the following benefits if they timely sign and do not revoke a release of claims in Momentive’s favor (which may include an agreement not to disparage Momentive or any of its subsidiaries, non-solicit provisions and an agreement to assist in any litigation matters) and provided they return all documents and other property provided by Momentive and resign from all officer and director positions:
•
a lump-sum payment, less applicable withholdings, equal to the sum of (x) 18 months for Mr. Lurie, and 12 months for Mses. Blum, Cantieri and Carr and Messrs. Ewell and Sullivan, of annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction or if greater, at the level in effect immediately prior to the change in control) and (y) a prorated portion of such executive’s target annual bonus as in effect for the fiscal year in which the termination occurs, prorated based on the number of days of completed service for the fiscal year in which the termination occurs;

•
payment of premiums for coverage under COBRA for the executive and such executive’s eligible dependents, if any, for up to 18 months for Mr. Lurie, up to 12 months for Mr. Sullivan and up to six months for Mses. Blum, Cantieri and Carr and Mr. Ewell, or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate, or be subject to an excise tax under, applicable law; and

•
other than for Mr. Sullivan, 100% accelerated vesting and exercisability of all outstanding equity awards and, in the case of an equity award with performance-based vesting unless otherwise specified in the applicable equity award agreement governing such award, all performance goals and other vesting criteria generally will be deemed achieved at 100% of target levels, and for Mr. Sullivan, pursuant to the terms of his change in control and severance agreement, because the merger agreement was signed within six months of his employment start date, accelerated vesting and exercisability as to 25% of the then-unvested shares subject to each of his then-outstanding equity awards and, in the case of an equity award with performance-based vesting unless otherwise specified in the applicable equity award agreement governing such award, all performance goals and other vesting criteria generally will be deemed achieved at 100% of target levels.

If any of the amounts provided for under these change in control and severance agreements or otherwise payable to any Momentive executives would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the executive would be entitled to receive either full payment of such benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the executive. The change in control and severance agreements do not require Momentive to provide any tax gross-up payments.
Quantification of Payments and Benefits to Momentive Named Executive Officers
The following information, table and the related footnotes present information about the compensation payable to Momentive’s named executive officers in connection with the merger.
Golden Parachute Compensation
The following table sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation for each of Momentive’s named executive officers that is based on, or that otherwise relates to, the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the merger-related compensation payable to Momentive’s named executive officers. Momentive’s “named executive officers” for purposes of the disclosure in this proxy statement are Alexander J. Lurie, Richard Sullivan Jr., Lora Blum, Clarence Ewell, Priyanka Carr, Justin Coulombe, and John Schoenstein. For additional details regarding the terms of the payments quantified below, see the sections of this proxy statement captioned “—Interests of Momentive’s Directors and Executive Officers in the Merger—Treatment of Equity Awards” and “—Interests of Momentive’s Directors and Executive Officers in the Merger—Change in Control and Severance Agreements.”
The amounts in the table are estimated using the following assumptions and such additional assumptions as may be set forth in the footnotes to the table:
•	that the effective time of the merger will occur on April 5, 2023 (which is the assumed closing date of the merger solely for purposes of this golden parachute compensation disclosure);
•
that the current named executive officer experienced a qualifying termination of his or her employment at the effective time of the merger that resulted in severance benefits becoming payable to such named executive officer under his or her change in control and severance agreement; and

•	that the Lurie restricted stock award is achieved at 100% of target and all Lurie eligible shares will vest.
The amounts reported below are estimates based on these and other assumptions that may or may not actually occur or be accurate on the date the merger actually closes. Accordingly, the ultimate values to be received by a named executive officer in connection with the merger may differ from the amounts set forth below. Momentive’s named executive officers will not receive pension, non-qualified deferred compensation, or tax reimbursements in connection with the merger. As required by applicable SEC rules, all amounts below that are determined using the per share value of Momentive common stock have been calculated based on the per share price.
Golden Parachute Compensation
Name	Cash ($)(1)	Equity ($)(2)	Perquisites / Benefits ($)(3)	Total ($)(4)
Alexander J. Lurie	915,342	6,373,666	53,383	7,342,391
Richard Sullivan Jr.	508,342	1,395,870	23,010	1,927,222
Lora Blum	462,976	2,039,779	15,167	2,517,923
Clarence Ewell	520,164	3,289,663	15,167	3,824,994
Priyanka Carr	462,237	2,988,929	6,936	3,458,103
Justin Coulombe(5)	0	0	0	0
John Schoenstein(6)	0	0	0	0
(1)
Reflects the amount of “double-trigger” payments to which the named executive officer may become entitled under their change in control and severance agreement. The amount becomes payable if a named executive officer’s employment is terminated during the period beginning 90 days before a change in control (including the merger) and ending 12 months following a change in control, either (1) by Momentive (or any Momentive subsidiaries) without “cause” (excluding by reason of death or disability) or

(2) by any named executive officer for “good reason” (as such terms are defined in each of their change in control and severance agreement), subject to the named executive officer timely signing and revoking a release of claims in Momentive’s favor and provided the named executive officer returns all documents and other property provided by Momentive and resigns from all officer and director positions. We refer to such termination as a “qualifying termination”.
The amounts represent a lump-sum cash severance payment equal to the sum of (x) 18 months for Mr. Lurie and 12 months for Messrs. Sullivan and Ewell and Mses. Blum and Carr, and (y) a prorated portion of such named executive officer’s target annual bonus as in effect for fiscal year 2023, prorated for the number of days during the fiscal year that elapsed during fiscal year 2023 prior to (and including) April 5, 2023, as follows:
Named Executive Officer	Base Salary Severance ($)	Pro-Rated Target Annual Bonus ($)	Total ($)
Alexander J. Lurie	780,000	135,342	915,342
Richard Sullivan Jr.	430,000	78,342	508,342
Lora Blum	405,000	57,976	462,976
Clarence Ewell	440,000	80,164	520,164
Priyanka Carr	391,000	71,237	462,237
(2)
Equity. The numbers in the table represent the value of accelerated vesting of outstanding unvested in-the-money Momentive options, Momentive RSUs and Momentive restricted stock awards, as applicable (based on the assumptions described below). As described in the section of this proxy statement captioned “—Interests of Momentive’s Directors and Executive Officers in the Merger—Treatment of Equity Awards,” outstanding unvested equity awards will be cancelled and converted into the contingent right to receive a cash payment subject to vesting.

The values in the equity column of the tables above and below reflect the accelerated vesting terms upon closing and of the named executive officer’s change in control and severance agreement and the following assumptions:
•	the closing date of the merger occurs on April 5, 2023 and the Lurie restricted stock award is achieved at 100% of target;
•
as described in the section of this proxy statement captioned “—Interests of Momentive’s Directors and Executive Officers in the Merger—Treatment of Equity Awards,” a portion of the Lurie eligible shares will vest at close and payment is not conditioned upon Mr. Lurie’s qualifying termination, which is a “single-trigger” benefit; and

•
the named executive officer’s employment is terminated in connection with a qualifying termination (after the time such outstanding equity awards are cancelled and converted by Parent), such that the named executive officer’s outstanding and unvested Momentive equity awards will vest in full (or, in the case of Mr. Sullivan, will vest as to 25% of the then-unvested shares subject to his awards), which is a “double-trigger” benefit.

Named Executive Officer	Value of In-the-Money Unvested Momentive Options ($)	Value of Momentive RSUs($)	Value of Momentive Restricted Stock (Time- Based) ($)	Value of Momentive Restricted Stock (Performance-Based) ($)	Total ($)
Alexander J. Lurie	—	3,341,376	1,504,358	1,527,932	6,373,666
Richard Sullivan Jr.	—	1,395,870	—	—	1,395,870
Lora Blum	348,000	800,004	891,775	—	2,039,779
Clarence Ewell	348,000	2,941,663	—	—	3,289,663
Priyanka Carr	348,000	1,381,756	1,259,173	—	2,988,929
With respect to Momentive options, the amount is determined as the product of (i) the per share price, less the option’s exercise price, multiplied by (ii) the number of outstanding unvested in-the-money Momentive options held by the named executive officer (or, in the case of Mr. Sullivan, with respect to 25% of the outstanding Momentive RSUs held by Mr. Sullivan).
With respect to Momentive RSUs, the amount is determined as the product of (i) the per share price, multiplied by (ii) the number of outstanding Momentive RSUs held by the named executive officer.
With respect to Momentive restricted stock (other than the Lurie restricted stock award), the amount is determined as the product of (i) the per share price, multiplied by (ii) the number of outstanding shares of Momentive restricted stock held by the named executive officer.
With respect to the Lurie restricted stock award, the amount is determined as the product of (i) the per share price, multiplied by (ii) the number of Lurie eligible shares assuming performance is achieved at 100% of target. Based on such assumption, 161,515 shares of Momentive common stock (the 180,704 shares achieved at 100% of target reduced by the 19,189 shares that vested at the end of the one-year performance period as described in the Restricted Stock Agreement) will become Lurie eligible shares. At maximum performance, 342,219 shares of Momentive common stock (the 361,408 shares received at maximum performance reduced by the 19,189 shares that vested at the end of the one-year performance period as described in the Restricted Stock Agreement) would become Lurie eligible shares. As described in the section of this proxy statement captioned “—Interests of Momentive’s Directors and Executive Officers in the Merger—Treatment of Equity Awards,” a portion of the Lurie eligible shares will vest at close. If closing occurs on April 5, 2023, and assuming 100% of target performance, 53,838 of the Lurie eligible shares (with a value of approximately $509,308) will vest at close and vesting and payment is not conditioned upon Mr. Lurie’s qualifying termination (a “single-trigger” benefit). The remaining 107,677 Lurie eligible shares (with a value of approximately $1,018,624) will vest upon a qualifying termination (a “double-trigger benefit”).
(3)
Perquisites / Benefits. For each of the named executive officers, the amount shown represents the cost of payment of premiums for coverage under COBRA for the named executive officer and such named executive officer’s eligible dependents, if any, for up to 18 months for Mr. Lurie, up to 12 months for Mr. Sullivan and up to six months for Mses. Blum and Carr and Mr. Ewell, which becomes payable upon a qualifying termination, and accordingly these amounts are “double-trigger” payments.

(4)
Total. This amount includes the aggregate dollar value of the sum of all amounts reported in the preceding columns. If any of the amounts provided for under the individual’s change in control and severance agreement or otherwise payable to any of the named executive officers would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the named executive officer would be entitled to receive either full payment of his or her benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer. Totals may not foot due to rounding.

(5)	Mr. Coulombe resigned as Chief Financial Officer, effective September 30, 2022. Mr. Coulombe will not receive any benefits based on or otherwise relating to the merger.
(6)	Mr. Schoenstein resigned as Chief Revenue Officer, effective October 3, 2022. Mr. Schoenstein will not receive any benefits based on or otherwise relating to the merger.
Employment Arrangements Following the Merger
As of the date of this proxy statement, none of Momentive’s executive officers have (1) reached an understanding on potential employment or other retention terms with the surviving corporation or with Parent or any subsidiary; or (2) entered into any definitive agreements or arrangements regarding employment or other retention with the surviving corporation or with Parent or any subsidiary to be effective following the consummation of the merger. However, prior to the effective time of the merger, Parent or any subsidiary may initiate discussions regarding employment or other retention terms and may enter into definitive agreements regarding employment or retention for certain of Momentive’s employees to be effective as of the effective time of the merger.
Closing and Effective Time of the Merger
The closing of the merger will take place (1) on a date that is agreed upon by Momentive, Parent, and Merger Sub, but no later than three business days after the last condition to closing is satisfied or waived (excluding conditions that by their terms are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of each of such conditions) (further described in the section of this proxy statement captioned “The Merger Agreement—Conditions to the Closing of the Merger”); or (2) at such other time agreed to by Momentive, Parent, and Merger Sub. On the closing date, Momentive, Parent, and Merger Sub will cause the merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware as provided under the DGCL. The merger will become effective upon the filing and acceptance of such certificate of merger with the Secretary of State of the State of Delaware, or at a later time agreed to in writing by Momentive, Parent, and Merger Sub and specified in such certificate of merger in accordance with the DGCL.
Appraisal Rights
If the merger is consummated, Momentive’s stockholders (including beneficial owners of shares of Momentive’s capital stock) who (1) do not vote in favor of the adoption of the merger agreement; (2) properly demand an appraisal of their shares; (3) continuously hold of record or beneficially own their shares through the effective time of the merger; (4) otherwise comply with the procedures of Section 262 of the DGCL; and (5) do not withdraw their demands or otherwise lose their rights to appraisal may, subject to the conditions thereof, seek appraisal of their shares in connection with the merger under Section 262 of the DGCL, which we refer to as “Section 262.” Unless the context requires otherwise, all references in Section 262 and in this summary to a “stockholder” are to the record holder of shares as to which appraisal rights are asserted, all references in Section 262 and in this summary “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person, and all references in Section 262 and in this summary to the word “person” mean any individual, corporation, partnership, unincorporated association or other entity.
The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is available at the following URL, accessible without subscription or cost, which is incorporated herein by reference: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary does not constitute any legal or other advice and does not constitute a recommendation that Momentive’s stockholders exercise their appraisal rights under Section 262. STOCKHOLDERS SHOULD CAREFULLY REVIEW THE FULL TEXT OF SECTION 262 AS WELL AS THE INFORMATION DISCUSSED BELOW.

Under Section 262, if the merger is completed, holders of record of shares of Momentive common stock or beneficial owners who (1) submit a written demand for appraisal of such stockholder’s shares of Momentive common stock to Momentive prior to the vote on the adoption of the merger agreement; (2) do not vote, in person or by proxy, in favor of the adoption of the merger agreement; (3) continuously hold of record or beneficially own such shares on the date of making the demand for appraisal through the effective time of the merger; and (4) otherwise comply with the procedures and satisfy certain ownership thresholds set forth in Section 262 may be entitled to have their shares of Momentive common stock appraised by the Delaware Court of Chancery and to receive payment in cash, in lieu of the consideration set forth in the merger agreement, for the “fair value” of their shares of Momentive common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be the fair value from the effective time of the merger through the date of payment of the judgment (or in certain circumstances described herein, on the difference between the amount determined to be the fair value and the amount paid by the surviving corporation in the merger to each person entitled to appraisal prior to the entry of judgment in the appraisal proceeding) as described further below. However, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine persons entitled to appraisal rights, will dismiss appraisal proceedings as to all holders of shares of a class or series of stock that, immediately prior to the closing of the merger, were listed on a national securities exchange who are otherwise entitled to appraisal rights unless (A) the total number of shares of the class or series of stock for which appraisal rights have been pursued or perfected exceeds one percent of the outstanding shares of such class or series as measured in accordance with subsection (g) of Section 262; or (B) the value of the merger consideration in respect of such shares exceeds $1 million. We refer to these conditions as the “ownership thresholds.” Given that the shares of Momentive common stock are listed on the Nasdaq (and assuming such shares remain so listed up until closing of the merger), then the Delaware Court of Chancery will dismiss any appraisal proceedings as to all holders of Momentive common stock who are otherwise entitled to appraisal rights unless one of the ownership thresholds is satisfied.
Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on the amount determined to be the fair value of the shares subject to appraisal will accrue and compound quarterly from the effective time of the merger through the date the judgment is paid at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period (except that, if at any time before the entry of judgment in the proceeding, the surviving corporation makes a voluntary cash payment to each person entitled to appraisal, interest will accrue thereafter only upon the sum of (x) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery; and (y) interest theretofore accrued, unless paid at that time). The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.
Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders of record as of the record date for notice of such meeting that appraisal rights are available and include in the notice a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes Momentive’s notice to Momentive’s stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 is available at the following URL: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In connection with the merger, any holder of shares of Momentive common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Section 262 carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A person who loses his, her or its appraisal rights will be entitled to receive the per share price described in the merger agreement less any applicable withholding taxes. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of Momentive common stock, Momentive believes that if a person is considering exercising such rights, such person should seek the advice of legal counsel.
Stockholders or beneficial owners wishing to exercise the right to seek an appraisal of their shares of Momentive common stock must do ALL of the following:
•	such person must not vote in favor of the proposal to adopt the merger agreement;

•	such person must deliver to Momentive a written demand for appraisal before the vote on the merger agreement at the special meeting;
•
such person must continuously hold of record or beneficially own the shares of Momentive common stock from the date of making the demand through the effective time of the merger (a person will lose appraisal rights if the person transfers the shares before the effective time of the merger); and

•
such person or the surviving corporation must file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all such stockholders within 120 days after the effective time of the merger (the surviving corporation is under no obligation to file any petition and has no intention of doing so).

In addition, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine persons entitled to appraisal rights, will dismiss appraisal proceedings as to all persons who asserted appraisal rights with respect to the shares of Momentive common stock unless one of the ownership thresholds is met.
Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, each person who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain.
Filing Written Demand
A person wishing to exercise appraisal rights must deliver to Momentive, before the vote on the adoption of the merger agreement at the special meeting, a written demand for the appraisal of such person’s shares. In addition, that person must not vote or submit a proxy in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, in person at the special meeting or by proxy (whether by mail or via the internet or telephone), will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A person exercising appraisal rights must hold or own, as applicable, beneficially or of record, the shares on the date the written demand for appraisal is made and must continue to hold or own, as applicable, the shares through the effective time of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s and beneficial owner’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Neither voting against the adoption of the merger agreement nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the merger agreement. A proxy or vote against the adoption of the merger agreement will not constitute a demand. A person’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting will constitute a waiver of appraisal rights.
In the case of a written demand for appraisal made by a stockholder of record, the demand must reasonably inform Momentive of the identity of the stockholder and that the stockholder intends thereby to demand an appraisal of such stockholder’s shares. In the case of a written demand for appraisal made by a beneficial owner, the demand must reasonably identify the record holder of the shares for which the demand is made, be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of such stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices given by the surviving corporation and to be set forth on the verified list (as defined below).
All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:
Momentive Global Inc.
One Curiosity Way
San Mateo, California 94403
Attention: Chief Legal Officer & Secretary

At any time within 60 days after the effective time of the merger, any person who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such person’s demand for appraisal and accept the per share price offered pursuant to the merger agreement, less any applicable withholding taxes, by delivering to Momentive, as the surviving corporation, a written withdrawal of the demand for appraisal. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including, without limitation, a reservation of jurisdiction (which we refer to as a “reservation”) for any application (as defined below); provided, however, that this shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the merger consideration within 60 days after the effective time of the merger. If the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a person, such person will be entitled to receive only the fair value determined in any such appraisal proceeding, which value could be less than, equal to or more than the per share price being offered pursuant to the merger agreement.
Notice by the Surviving Corporation
If the merger is completed, within ten days after the effective time of the merger, the surviving corporation will notify each stockholder (including any beneficial owner) of each constituent corporation who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the merger agreement, that the merger has become effective and the effective time thereof.
Filing a Petition for Appraisal
Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any person who has complied with Section 262 and is otherwise entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by any person other than the surviving corporation, demanding a determination of the fair value of the shares held by all dissenting stockholders entitled to appraisal. The surviving corporation is under no obligation, and has no present intention, to file a petition, and stockholders should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Momentive common stock. Accordingly, any persons who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Momentive common stock within the time and in the manner prescribed in Section 262. The failure to file such a petition within the period specified in Section 262 could nullify a previous written demand for appraisal.
Within 120 days after the effective time of the merger, any person who has complied with the requirements for an appraisal of such person’s shares pursuant to Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which Momentive has received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that where a beneficial owner makes a demand for appraisal directly, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of this aggregate number). Such statement must be given within ten days after receipt by the surviving corporation of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.
If a petition for an appraisal is duly filed by any person other than the surviving corporation, service of a copy thereof must be made upon the surviving corporation, which will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list (which we refer to as the “verified list”) containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached. The Delaware Court of Chancery may order that notice of the time and place fixed for the hearing of such petition be given to the surviving corporation and all of the persons shown on the verified list at the addresses stated therein. The costs of any such notice are borne by the surviving corporation.

After notice is provided to the applicable persons as required by the Delaware Court of Chancery, at the hearing on such petition, the Delaware Court of Chancery will determine the persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the persons who demanded appraisal for their shares and who hold stock represented by stock certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any person fails to comply with this requirement, the Delaware Court of Chancery may dismiss the proceedings as to such person. Upon application by the surviving corporation or by any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the verified list may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.
Given that the shares common stock are listed on the Nasdaq (and assuming such shares remain so listed up until closing of the merger), the Delaware Court of Chancery will dismiss any appraisal proceedings as to all holders of shares of Momentive common stock who are otherwise entitled to appraisal rights unless one of the ownership thresholds is met.
Determination of Fair Value
After the Delaware Court of Chancery determines the persons entitled to appraisal and, with respect to Momentive common stock, that at least one of the ownership thresholds above has been satisfied in respect of persons seeking appraisal rights, then the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Momentive common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. However, the surviving corporation has the right, at any time prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each person seeking appraisal. If the surviving corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262, interest will accrue thereafter only on the sum of (x) the difference, if any, between the amount paid by the surviving corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery; and (y) interest accrued before such voluntary cash payment, unless paid at that time.
In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
Persons considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and may not in any manner address, fair value under Section 262. ALTHOUGH MOMENTIVE BELIEVES THAT THE PER SHARE PRICE IS FAIR, NO REPRESENTATION IS MADE AS TO THE OUTCOME OF THE APPRAISAL OF FAIR VALUE AS DETERMINED BY THE DELAWARE COURT OF CHANCERY, AND STOCKHOLDERS SHOULD RECOGNIZE THAT SUCH AN APPRAISAL COULD RESULT IN A DETERMINATION OF A VALUE HIGHER OR LOWER THAN, OR THE SAME AS, THE PER SHARE PRICE. Neither Momentive nor Parent anticipates offering more than the per share price to any persons exercising appraisal rights, and each of Momentive and Parent reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Momentive common stock is less than the per share price. If a petition for appraisal is not timely filed or, with respect to Momentive common stock, if neither of the ownership thresholds above has been satisfied in respect of persons seeking appraisal rights, then the right to an appraisal will cease.
The Delaware Court of Chancery will direct the payment of the fair value of the shares, together with interest, if any, by the surviving corporation to the persons entitled thereto. Payment will be so made to each such person upon such terms and conditions as the Delaware Court of Chancery may order. The Delaware Court of Chancery’s decree may be enforced as other decrees in such Delaware Court of Chancery may be enforced.
The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the verified list who participated in the proceeding and incurred expenses in connection therewith (which we refer to as an “application”), the Delaware Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to an appraisal that were not dismissed pursuant to the terms of Section 262 or subject to an award pursuant to a reservation. In the absence of such determination or assessment, each party bears its own expenses.
If any person who demands appraisal of his, her or its shares of Momentive common stock under Section 262 fails to perfect, or loses or validly withdraws, such person’s right to appraisal, such person’s shares of Momentive common stock will be deemed to have been converted at the effective time of the merger into the right to receive the per share price as provided in the merger agreement. A person will fail to perfect, or effectively lose, such person’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, if neither of the ownership thresholds above has been satisfied in respect of those seeking appraisal rights with respect to the shares of Momentive common stock, or if the person delivers to the surviving corporation a written withdrawal of such person’s demand for appraisal and an acceptance of the per share price as provided in the merger agreement in accordance with Section 262.
From and after the effective time of the merger, no person who has demanded appraisal rights in compliance with Section 262 will be entitled to vote such shares of Momentive common stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective time of the merger); provided, however, that if no petition for an appraisal is filed within the time provided in Section 262, if neither of the ownership thresholds above has been satisfied in respect of those seeking appraisal rights with respect to the shares of Momentive common stock, or if such person delivers to the surviving corporation a written withdrawal of such person’s demand for an appraisal and an acceptance of the merger, within 60 days after the effective time of the merger, then the right of such person to an appraisal will cease. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including, without limitation, a reservation; provided, however, that the foregoing shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger within 60 days after the effective time of the merger.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of appraisal rights. In that event, you will be entitled to receive the per share price for your dissenting shares in accordance with the merger agreement, less any applicable withholding taxes. Consequently, any person wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.
Accounting Treatment
The merger will be accounted for as a “business combination” for financial accounting purposes.
Material U.S. Federal Income Tax Consequences of the Merger
The following discussion is a summary of material U.S. federal income tax consequences of the merger that may be relevant to U.S. holders and Non-U.S. holders of shares of Momentive common stock whose shares are converted into the right to receive cash pursuant to the merger. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), U.S. Treasury Regulations promulgated under the Code, court decisions, published positions of the U.S. Internal Revenue Service (which we refer to as the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of Momentive common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, as property held for investment purposes). With respect to holders whose shares of Momentive common stock were subject to vesting restrictions at the time such shares were acquired, if any, this discussion assumes that a valid and timely election pursuant to Section 83(b) of the Code was made with respect to such shares.
This discussion is for general information purposes only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, this discussion does not address:
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tax consequences to holders who received their shares of Momentive common stock in a compensatory transaction or pursuant to the exercise of Momentive options, or Momentive RSUs, or otherwise in connection with the performance of services;

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tax consequences that may be relevant to holders who may be subject to special treatment under U.S. federal income tax laws, such as financial institutions; tax-exempt organizations; S corporations, partnerships and any other entity or arrangement treated as a partnership or pass-through entity for U.S. federal income tax purposes; insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; holders who hold their common stock as “qualified small business stock” for purposes of Sections 1045 and 1202 of the Code, as “Section 1244 stock” within the meaning of Section 1244 of the Code, or through individual retirement or other tax-deferred accounts; Non-U.S. holders that own (directly or by attribution) more than five percent of Momentive common stock; or U.S. expatriates and certain former citizens or long-term residents of the United States;

•	tax consequences to holders holding shares as part of a hedging, constructive sale or conversion, straddle, or other risk reduction transaction;
•	tax consequences to U.S. holders whose “functional currency” is not the U.S. dollar;
•	tax consequences to holders who hold their common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;
•	tax consequences arising from the Medicare tax on net investment income;
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tax consequences to holders subject to special tax accounting rules as a result of any item of gross income with respect to the shares of Momentive common stock being taken into account in an “applicable financial statement” (as defined in the Code);

•	any U.S. federal estate, gift, or alternative or other minimum tax consequences;

•	any state, local, or non-U.S. tax consequences; or
•	tax consequences to persons that do not vote in favor of the merger and who properly demand appraisal of their shares under Section 262 of the DGCL.
If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Momentive common stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of Momentive common stock and partners therein should consult their tax advisors regarding the consequences of the merger.
No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax consequences of the merger described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court. Further, no opinion of counsel has been or will be rendered with respect to the tax consequences of the merger or related transactions.
THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER U.S. FEDERAL NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION.
U.S. Holders
General
For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Momentive common stock that is for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
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a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
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a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code; or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

Taxable Sale of Company Capital Stock
The receipt of cash by a U.S. holder in exchange for shares of Momentive common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares surrendered pursuant to the merger. A U.S. holder’s adjusted tax basis in the shares surrendered in the merger generally will equal the amount that such U.S. holder paid for those shares. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. holder’s holding period in such shares is more than one year at the time of the completion of the merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. holder (including individuals). The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of shares of Momentive common stock at different times and/or different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of Momentive common stock.
Non-U.S. Holders
General
For purposes of this discussion, a “Non-U.S. holder” is a beneficial owner of shares of Momentive common stock that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

Taxable Sale of Company Capital Stock
Subject to the discussion below on backup withholding and FATCA (as defined below) withholding, any gain realized by a Non-U.S. holder pursuant to the merger generally will not be subject to U.S. federal income tax unless:
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the gain is effectively connected with a trade or business of such Non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30 percent (or a lower rate under an applicable income tax treaty);

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such Non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the completion of the merger, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30 percent (or a lower rate under an applicable income tax treaty) and such person will generally be required to file a U.S. federal income tax return; or

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Momentive is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (which we refer to as a “USRPHC”), at any time within the shorter of the five-year period preceding the merger or such Non-U.S. holder’s holding period with respect to the applicable shares of Momentive common stock (which we refer to as the “relevant period”) and, if shares of Momentive common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. holder owns (directly, indirectly or constructively) more than five percent of Momentive common stock at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests (as defined in the Code) equals or exceeds 50 percent of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. For this purpose, U.S. real property interests generally include land, improvements and associated personal property. Although there can be no assurances in this regard, we believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the merger. Non-U.S. holders are encouraged to consult their tax advisors regarding the possible consequences to them if we are a USRPHC.

Information Reporting and Backup Withholding
Information reporting and backup withholding (currently at a rate of 24 percent) may apply to the proceeds received by a holder pursuant to the merger. Backup withholding generally will not apply to (1) a U.S. holder that furnishes a correct taxpayer identification number and certifies that such U.S. holder is not subject to backup withholding on IRS Form W-9 (or an appropriate substitute or successor form); or (2) a Non-U.S. holder that (a) provides a certification of such Non-U.S. holder’s non-U.S. status on the appropriate series of IRS Form W-8 (or an appropriate substitute or successor form); or (b) otherwise appropriately establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, if the required information is timely furnished to the IRS.
A U.S. holder may be required to retain records related to such holder’s common stock and file with its U.S. federal income tax return, for the taxable year that includes the merger, a statement setting forth certain facts relating to the merger.
Additional Withholding Requirements under the Foreign Account Tax Compliance Act (FATCA)
Sections 1471 through 1474 of the Code, and the U.S. Treasury Regulations and administrative guidance issued thereunder (which we refer to as, collectively, “FATCA”), impose a U.S. federal withholding tax of 30 percent on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally imposes a U.S. federal withholding tax of 30 percent on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such taxes.
The U.S. Treasury Department has released proposed regulations which, if finalized in their present form, would eliminate the FATCA withholding applicable to the gross proceeds of a sale or other disposition of Momentive common stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.
Holders of Momentive common stock are encouraged to consult with their tax advisors regarding the possible implications of FATCA on the disposition of Momentive common stock pursuant to the merger.
THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH U.S. HOLDER AND NON-U.S. HOLDER SHOULD CONSULT SUCH HOLDER’S TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED ABOVE TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL NON-INCOME, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.
Regulatory Approvals Required for the Merger
General Efforts
Upon the terms and subject to the conditions set forth in the merger agreement, Parent and Merger Sub, on the one hand, and Momentive, on the other hand, agreed to use reasonable best efforts to take, or cause to be taken, all actions; do, or cause to be done, all things; and assist and cooperate with the other parties in doing, or causing to be done, all things, in each case as are necessary, proper or advisable pursuant to applicable law or otherwise to consummate and make effective the merger, in the most expeditious manner practicable including by using reasonable best efforts to: (1) cause the conditions to the merger to be satisfied; (2) seek to obtain all consents, waivers, approvals, orders, and authorizations from governmental authorities, and make all registrations, declarations, and filings with governmental authorities, in each case that are necessary or advisable to consummate the merger; and (3) seek to obtain all consents, waivers and approvals and deliver all notifications, in each case pursuant to any material contracts in connection with the merger agreement and the consummation of the merger so as to seek to maintain and preserve the benefits to the surviving corporation of such material contracts as of and following the consummation of the merger; provided, however, that nothing in the merger agreement requires Parent, Merger Sub, and their respective affiliates to commit to or effect any action with respect to the capital stock or other equity or voting interests, assets (whether tangible or intangible), rights, properties, products or businesses of affiliates of Parent or Merger Sub (other than Parent and Merger Sub and, following the closing, the surviving corporation and its subsidiaries).
HSR Act; Foreign Direct Investment Laws
Under the merger agreement, the merger cannot be completed until the waiting period (and any extensions thereof) applicable to the merger under the HSR Act have expired or otherwise been terminated, or all requisite consents pursuant thereto have been obtained, and all approvals or clearances of the relevant governmental authorities under the specified foreign direct investment laws have been obtained.
Momentive and Parent each filed or caused to be filed the requisite notification forms under the HSR Act with the FTC and the DOJ on March 24, 2023. The applicable waiting period under the HSR Act expired at 11:59 p.m., California time on April 24, 2023.
In addition, Parent, in coordination and consultation with Momentive, submitted the specified foreign direct investment filing in Italy on April 20, 2023 and may submit additional foreign direct investment filings under certain circumstances.

Momentive and Parent have each agreed to use its reasonable best efforts to take all action necessary to, as soon as reasonably practicable, cause the expiration or termination of the applicable waiting period pursuant to the HSR Act and to receive consent, approval, or clearance, or the expiration of any applicable waiting periods under the specified foreign direct investment laws, and any other antitrust law or foreign direct investment law applicable to the merger; provided, however, that nothing in the merger agreement requires Parent, Merger Sub, and their respective affiliates to commit to or effect any action with respect to the capital stock or other equity or voting interests, assets (whether tangible or intangible), rights, properties, products or businesses of affiliates of Parent or Merger Sub (other than Parent and Merger Sub and, following the closing, the surviving corporation and its subsidiaries).
Additionally, Parent and Merger Sub have each agreed (and will cause the Guarantors, the investment consortium led by STG and its and their respective affiliates) not to acquire or agree to acquire by merging, or consolidating with, by purchasing a portion of the assets of or equity in, or by acquiring in any other manner, any business of any person or other business organization or division if such business competes in any line of business with Momentive or its subsidiaries and the entering into a definitive agreement relating to the consummation of such transaction would reasonably be expected to (1) materially increase the risk of not obtaining, any authorization, consent, order, declaration, or approval of any governmental authority by the termination date necessary to consummate the merger or the expiration or termination of any applicable waiting period; (2) materially increase the risk of any governmental authority entering an order prohibiting the consummation of the merger; (3) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (4) materially delay beyond the termination date or prevent the consummation of the merger.
At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under its antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of Momentive or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.
Subject to the terms of the merger agreement, each of Parent and Merger Sub agreed to, if and to the extent necessary to obtain clearance consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions, or other authorizations pursuant to applicable antitrust laws and specified foreign direct investment laws, and to avoid or eliminate each and every impediment under antitrust laws or specified foreign direct investment laws applicable to the merger, in each case, as promptly as practicable so as to allow the consummation of the merger as promptly as practicable, and in any event at least three business days prior to the termination date offer, negotiate, commit to and effect, by consent decree, hold separate order, or otherwise (a) the sale, divestiture, license, or other disposition, of any and all of the capital stock or other equity or voting interests, assets (whether tangible or intangible), rights, products, or businesses of Parent, Momentive, or their respective subsidiaries; (b) the termination, modification, or assignment of existing relationships, joint ventures, contracts, or obligations of Parent, Momentive, or their respective subsidiaries; (c) the modification of any course of conduct regarding future operations of Parent, Momentive, or their respective subsidiaries; and (d) any other restrictions on the activities of Parent, Momentive, or their respective subsidiaries; provided, however, that nothing in the merger agreement requires Parent, Merger Sub, and their respective affiliates to, and Momentive will not, without the prior written consent of Parent, commit to or effect any action with respect to the capital stock or other equity or voting interests, assets (whether tangible or intangible), rights, properties, products or businesses of affiliates of Parent or Merger Sub (other than Parent and Merger Sub and, following the closing, the surviving corporation and the other Momentive subsidiaries).
One or more governmental bodies may impose a condition, restriction, qualification, requirement, or limitation when it grants the necessary approvals and consents to the merger. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained, and there may be a substantial period of time between the approval by Momentive’s stockholders and the completion of the merger.
Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be obtained in a timely manner, obtained at all, or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.
Financing of the Merger
In connection with the transactions contemplated by the merger agreement, the investment consortium led by STG delivered the equity commitment letter to Parent, pursuant to which the investment consortium led by STG committed to provide Parent, at the effective time of the merger, with an equity investment of approximately $1.17 billion to fund a portion of the aggregate merger consideration and to pay fees and expenses related to the merger, subject to the terms and conditions of the equity commitment letter. Momentive is a third party beneficiary of the equity commitment letter and is entitled to enforce the investment commitment, on the terms and subject to the conditions set forth therein. Additionally, in connection with the transactions contemplated by the merger agreement, the debt financing sources delivered a debt commitment letter to Parent dated March 13, 2023, pursuant to which the lenders party to that letter committed to provide Parent, at the effective time of the merger, with debt financing of $450 million to fund a portion of the aggregate merger consideration and to refinance Momentive’s existing credit facilities, subject to the terms and conditions of the debt commitment letter. These financing amounts, together with Momentive’s cash on hand at closing, will be sufficient to fund the aggregate merger consideration payable to Momentive’s stockholders and the other payments required to be paid in connection with the completion of the merger (in each case, pursuant to certain terms and conditions).
Limited Guaranty
Pursuant to the Limited Guaranty, the Guarantors have agreed to guarantee, among other things, due and punctual performance and discharge of the guaranteed obligations. The aggregate obligations of the Guarantors under the Limited Guaranty is limited to (a) the Parent termination fee of $104.0 million, plus (b) enforcement expenses up to $7.0 million, plus (c) certain reimbursement obligations. The Limited Guaranty guarantees, among other things, the payment of the termination fee payable by Parent under the terms, subject to the conditions set forth in the Limited Guaranty.
The Voting Agreements
Concurrently with the execution of the merger agreement, on March 13, 2023, following approval thereof by the Momentive Board, Parent and Momentive entered into voting agreements with the voting agreement stockholders. The following summary describes certain material provisions of the voting agreements, a form of which is attached hereto as Annex C and incorporated by reference herein in its entirety. The description of the voting agreements in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the voting agreements.
Voting
Each voting agreement stockholder agreed that during the voting period, such voting agreement stockholder will vote or cause to be voted all shares of Momentive common stock that he, she, or it beneficially owns, among other things:
•	in favor of: (i) the adoption of the merger agreement; and (ii) any action in furtherance of the adoption of the merger agreement;
•	against any action or agreement that would reasonably be expected to result in a material breach of any representation, warranty, covenant, or obligation of Momentive in the merger agreement; and

•
against any proposal involving Momentive or any of its subsidiaries that would reasonably be expected to have a Momentive material adverse effect (as defined in the section of this proxy statement captioned “The Merger Agreement—Representations and Warranties”) or materially impede, interfere with, delay, postpone or adversely affect the consummation of the merger or any of the other transactions contemplated by the merger agreement.

However, if Momentive Board makes a Momentive Board recommendation change (as defined in the section of this proxy statement captioned “The Merger Agreement—The Momentive Board’s Recommendation; Board Recommendation Change”) during the voting period, then the voting agreement stockholders will instead vote their shares of Momentive common stock in the same proportion (for, against or abstain) as the votes that are collectively cast by all of the other holders of Momentive common stock who are present and voting with respect to each such matter.
As of the record date, the voting agreement stockholders subject to the voting agreements beneficially owned in the aggregate approximately 12.47 percent of the outstanding shares of Momentive common stock.
Restrictions on Inconsistent Arrangements and Transfers
The voting agreements contain customary provisions restricting the voting agreement stockholders from entering into arrangements inconsistent with the terms of the voting agreements during the term of the voting agreements. Each voting agreement stockholder has also agreed that, with limited exceptions, prior to the termination of its voting agreement, it will not transfer any shares of Momentive common stock or other Momentive securities beneficially owned or acquired by such voting agreement stockholder during the voting period.
Termination
By its terms, each voting agreement will terminate upon the earliest to occur of (1) the termination of the merger agreement in accordance with its terms; (2) the effective time of the merger; (3) the effectiveness of any amendment, modification or supplement to the merger agreement that decreases the per share price (other than any such decrease in accordance with certain applicable terms of the merger agreement), changes the form of the per share price, or is otherwise materially adverse to the Momentive’s stockholders; and (4) with respect to any voting agreement stockholder, the termination of the voting agreement by written agreement of each of Parent, Momentive, and such voting agreement stockholder.
Delisting and Deregistration of Momentive Common Stock
If the merger is completed, Momentive common stock will no longer be traded on the Nasdaq and will be deregistered under the Exchange Act. We will no longer be required to file periodic reports, current reports and proxy and information statements with the SEC with respect to Momentive common stock.
Litigation Relating to the Merger
On April 21, 2023, a purported Momentive stockholder filed a complaint in the U.S. District Court for the Southern District of New York against the Company and the members of the Momentive Board, captioned O’Dell v. Momentive Global, Inc., et al., Case No. 23-cv-3360. On April 21, 2023, a purported Momentive stockholder filed a complaint in the U.S. District Court for the Northern District of California against the Company and the members of the Momentive Board, captioned Renfer v. Momentive Global, Inc., et al., Case No. 3:23-cv-01936-TLT. On April 24, 2023, a purported Momentive stockholder filed a complaint in the U.S. District Court for the Southern District of New York against the Company and the members of the Momentive Board, captioned Wang v. Momentive Global, Inc., et al., Case No. 1:23-cv-03408. On April 26, 2023, a purported Momentive stockholder filed a complaint in the U.S. District Court for the Northern District of California against the Company and the members of the Momentive Board, captioned DeVey v. Momentive Global, Inc., et al., Case No. 3:23-cv-02032. We refer to the complaints referenced in this paragraph as the “Complaints.”
The Complaints assert claims against all defendants under Section 14(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder for issuing Momentive’s preliminary proxy statement with allegedly false and misleading statements of material facts and omissions of material facts and against the individual defendants under Section 20(a) of the Exchange Act for alleged “control person” liability with respect to such allegedly false and misleading statements of material facts and omissions of material facts. The allegations in the Complaints include that the preliminary proxy statement omitted material information regarding Momentive’s financial projections, the analyses performed by Qatalyst Partners, potential conflicts of interest involving Qatalyst Partners, and potential conflicts of interest involving alleged Momentive insiders. The Complaints seek, among other relief, (1) to enjoin defendants from consummating the merger; (2) to rescind the merger agreement or recover damages, if the merger is completed; (3) an accounting of damages; and (4) attorneys’ fees and costs.
The defendants believe that the disclosures set forth in the preliminary proxy statement comply fully with all applicable laws and that the allegations contained in the Complaints are without merit. Additional lawsuits arising out of the merger may be filed in the future. No assurances can be made as to the outcome of such lawsuits or the Complaints.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT
We are asking you to approve the adoption of the merger agreement. For a summary of and detailed information regarding this proposal, see the information about the merger agreement throughout this proxy statement, including the information set forth in the sections of this proxy statement captioned “The Merger” and “The Merger Agreement.” A copy of the merger agreement is attached as Annex A to this proxy statement. You are urged to read the merger agreement carefully and in its entirety.
The Momentive Board unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF CERTAIN
MERGER-RELATED EXECUTIVE COMPENSATION
Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide stockholders with the opportunity to vote, on a non-binding, advisory basis, on the compensation that will or may become payable by Momentive to Momentive’s named executive officers in connection with the merger, as disclosed in the section of this proxy statement captioned “The Merger—Interests of Momentive’s Directors and Executive Officers in the Merger—Golden Parachute Compensation,” including the additional disclosures referenced therein that otherwise are disclosed in the section of this proxy statement captioned “The Merger—Interests of Momentive’s Directors and Executive Officers in the Merger.”
We are asking Momentive’s stockholders to approve the compensation that will or may become payable by Momentive to Momentive’s named executive officers in connection with the merger. These payments are set forth in the section of this proxy statement captioned “The Merger—Interests of Momentive’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” and the accompanying footnotes and additional disclosures referenced therein. The various plans and arrangements pursuant to which these compensation payments may be made generally have previously formed part of Momentive’s overall compensation program for Momentive’s named executive officers and previously have been disclosed to stockholders in public filings, including Momentive’s annual proxy statement. These historical arrangements were adopted and approved by the Momentive Board or the Compensation Committee of the Momentive Board, which is composed solely of non-employee directors, and are believed to be reasonable and in line with marketplace norms.
Accordingly, we are seeking approval of the following resolution at the special meeting:
“RESOLVED, that the stockholders of Momentive approve the compensation that will or may become payable to Momentive’s named executive officers in connection with the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section captioned “The Merger—Interests of Momentive’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” in Momentive’s proxy statement for the special meeting.”
Momentive’s stockholders should note that this proposal is not a condition to completion of the merger, and as a non-binding, advisory vote, the result will not be binding on Momentive, the Momentive Board or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated Momentive’s named executive officers will be eligible to receive the compensation that is based on or that otherwise relates to the merger in accordance with the terms and conditions applicable to those payments.
The Momentive Board unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING
We are asking you to approve any proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting. If stockholders approve this proposal, we can adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including soliciting proxies from stockholders that have previously returned properly signed proxies voting against adoption of the merger agreement. Among other things, approval of the adjournment proposal could mean that, even if we received proxies representing a sufficient number of votes against adoption of the merger agreement such that the proposal to adopt the merger agreement would be defeated, we could adjourn the special meeting without a vote on the adoption of the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement. Additionally, we may seek stockholder approval to adjourn the special meeting if a quorum is not present. The chairperson of the special meeting is permitted by Momentive’s bylaws to adjourn the special meeting even if Momentive’s stockholders have not approved the proposal to adjourn the special meeting.
The Momentive Board unanimously recommends that you vote “FOR” this proposal.

THE MERGER AGREEMENT
The following summary describes the material provisions of the merger agreement. The descriptions of the merger agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to carefully read and consider the merger agreement, which is the legal document that governs the merger, in its entirety because this summary may not contain all the information about the merger agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the merger agreement, and not by this summary or any other information contained in this proxy statement.
The representations, warranties, covenants, and agreements described below and included in the merger agreement (1) were made only for purposes of the merger agreement and as of specific dates; (2) were made solely for the benefit of the parties to the merger agreement; (3) may be subject to important qualifications, limitations, and supplemental information agreed to by Momentive, Parent, and Merger Sub in connection with negotiating the terms of the merger agreement; and (4) may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and in some cases were qualified by confidential matters disclosed to Parent and Merger Sub by Momentive in connection with the merger agreement. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating contractual risk between Momentive and Parent and Merger Sub rather than to establish matters as facts. Further, the representations and warranties were negotiated with the principal purpose of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise. Momentive’s stockholders are not generally third-party beneficiaries under the merger agreement and should not rely on the representations, warranties, covenants, and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Momentive, Parent, or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement. Except where expressly provided in the merger agreement, none of the representations and warranties will survive the closing of the merger, and, therefore, they will have no legal effect under the merger agreement after the effective time of the merger. In addition, you should not rely on the covenants in the merger agreement as actual limitations on the respective businesses of Momentive, Parent, and Merger Sub because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the merger agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The merger agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide you with any other factual information regarding Momentive, Parent, Merger Sub, or their respective businesses. Accordingly, the representations, warranties, covenants, and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this document and in Momentive’s filings with the SEC regarding Momentive and Momentive’s business.
Closing and Effective Time of the Merger
The closing of the merger will take place (1) on a date to be agreed by Parent, Merger Sub, and Momentive that is no later than the third business day after the satisfaction or waiver (to the extent permitted under the merger agreement) of the last condition to the closing of the merger (other than those conditions that by their term are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver (to the extent permitted under the merger agreement) of such conditions); or (2) at such other time agreed to by Momentive, Parent, and Merger Sub in writing. On the closing date of the merger, the parties will cause the merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware as provided under the DGCL. The merger will become effective upon the filing and acceptance of that certificate of merger with the Secretary of State of the State of Delaware, or at a later time agreed to in writing by the parties and specified in such certificate of merger in accordance with the DGCL.
Effects of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers
The merger agreement provides that, subject to the terms and conditions of the merger agreement, and in accordance with the DGCL, at the effective time of the merger: (1) Merger Sub will be merged with and into

Momentive; (2) the separate corporate existence of Merger Sub will cease; and (3) Momentive will continue as the surviving corporation in the merger and a wholly owned subsidiary of Parent. From and after the effective time of the merger, all of the property, rights, privileges, powers, and franchises of Momentive and Merger Sub will vest in the surviving corporation and all of the debts, liabilities, and duties of Momentive and Merger Sub will become the debts, liabilities, and duties of the surviving corporation.
At the effective time of the merger, the certificate of incorporation of Momentive will be amended and restated in its entirety to read as set forth in the applicable exhibit attached to the merger agreement and will be the certificate of incorporation of the surviving corporation, and the bylaws of the surviving corporation will be amended and restated in their entirety to be the bylaws of Merger Sub, as in effect immediately prior to the effective time of the merger, in each case, until thereafter amended.
At the effective time of the merger, the board of directors of the surviving corporation will be the directors of Merger Sub as of immediately prior to the effective time of the merger, each to hold office in accordance with the certificate of incorporation and bylaws of the surviving corporation until their respective successors are duly elected and qualified, or until their earlier death, resignation, or removal. At the effective time of the merger, the officers of the surviving corporation will be the officers of Momentive as of immediately prior to the effective time of the merger, each to hold office in accordance with the certificate of incorporation and bylaws of the surviving corporation until their respective successors are duly appointed, or until their earlier death, resignation, or removal.
Conversion of Shares
Common Stock
Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, each share of Momentive common stock that is issued and outstanding as of immediately prior to the effective time of the merger (other than the excluded shares) will be automatically converted into the right to receive an amount in cash equal to the per share price less any applicable withholding taxes (or, in the case of a lost, stolen, or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the terms of the merger agreement).
At the effective time of the merger, each outstanding share of common stock that is (1) held by Momentive as treasury stock; (2) owned by Parent or Merger Sub; or (3) owned by any direct or indirect wholly owned subsidiary of Parent or Merger Sub as of immediately prior to the effective time of the merger will automatically be cancelled and will cease to exist without any conversion thereof or consideration paid in exchange therefor. At the effective time of the merger, each share of common stock of Merger Sub that is outstanding immediately prior to the effective time of the merger will be converted into one validly issued, fully paid, and nonassessable share of common stock of the surviving corporation, and each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the surviving corporation.
Treatment of Equity Awards and ESPP
The merger agreement provides that Momentive’s equity awards that are outstanding immediately prior to the effective time of the merger will be subject to the following treatment at the effective time of the merger:
Treatment of Momentive RSUs
At the effective time of the merger, each vested Momentive RSU will be cancelled and converted solely into the right to receive an amount in cash (without interest) equal to (1) the total number of shares of Momentive common stock subject to such vested Momentive RSU, multiplied by (2) the per share price, less applicable withholding taxes.
At the effective time of the merger, each unvested Momentive RSU will be cancelled and converted solely into the contingent right to receive a converted cash award equal to (1) the total number of shares of Momentive common stock subject to such unvested Momentive RSU, multiplied by (2) the per share price, less applicable withholding taxes. Except as otherwise provided in the merger agreement, each such converted cash award will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding unvested Momentive RSU immediately prior to the effective time of the merger, with payment forfeited to the extent vesting is not satisfied.

Treatment of Momentive Restricted Stock
At the effective time of the merger, each outstanding share of Momentive restricted stock will be cancelled and converted into the contingent right to receive a converted cash award equal to (1) the total number of shares of Momentive common stock subject to such outstanding Momentive restricted stock award, multiplied by (2) the per share price, less withholding taxes. Except as otherwise provided in the merger agreement, each such converted cash award will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding Momentive restricted stock award immediately prior to the effective time of the merger, with payment forfeited to the extent vesting is not satisfied.
Treatment of Momentive Options
At the effective time of the merger, each vested Momentive option will be cancelled and converted into the right to receive an amount in cash (without interest) equal to (1) the total number of shares of Momentive common stock subject to the vested Momentive option, multiplied by (2) the excess, if any, of the per share price over the exercise price per share of Momentive common stock under such vested Momentive option, less applicable withholding taxes.
At the effective time of the merger, each unvested Momentive option will be cancelled and converted into the contingent right to receive a converted cash award equal to (1) the total number of shares of Momentive common stock subject to such unvested Momentive option, multiplied by (2) the excess of the per share price over the exercise price per share of Momentive common stock under such unvested Momentive option, less applicable withholding taxes. Except as otherwise provided in the merger agreement, each such converted cash award will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding unvested Momentive option immediately prior to the effective time of the merger, with payment forfeited to the extent vesting is not satisfied.
Any underwater Momentive option will be cancelled at the effective time of the merger for no consideration or payment.
Treatment of the ESPP in connection with the Merger
We have taken, or will take prior to the effective time of the merger, all action that we determine to be reasonably necessary to, effective upon the consummation of the merger, (1) cause any offering period or purchase period under the ESPP that otherwise would be outstanding at the effective time of the merger to be terminated no later than the closing, but prior to the effective time of the merger; (2) make any adjustments that may be necessary or advisable to reflect the shortened offering period or purchase period, but otherwise treat such shortened offering period or purchase period as a fully effective and completed offering period or purchase period for all purposes pursuant to the ESPP; (3) cause the exercise (as of no later than the closing, but prior to the effective time of the merger) of each outstanding purchase right pursuant to the ESPP; and (4) provide that no further offering period or purchase period will commence pursuant to the ESPP upon or after the effective time of the merger. The ESPP will terminate as of the effective time of the merger (but subject to the consummation of the merger).
Payment Agent, Exchange Fund and Exchange and Payment Procedures
Prior to the closing of the merger, Parent will appoint a bank or trust company reasonably acceptable to Momentive, which we refer to as the “payment agent,” to make payments of the merger consideration to Momentive’s stockholders. At or prior to the closing of the merger, Parent will deposit (or cause to be deposited) with the payment agent an amount of cash that is sufficient in the aggregate to pay the aggregate merger consideration payable to Momentive’s stockholders in accordance with the merger agreement.
Promptly (and in any event within one business day) following the effective time of the merger, Parent and the surviving corporation will cause the payment agent to mail to each holder of record (as of immediately prior to the effective time of the merger) of a certificate that immediately prior to the effective time of the merger represented outstanding shares of Momentive common stock (other than excluded shares), a letter of transmittal and instructions advising stockholders how to surrender their stock certificates in exchange for their respective portion of the merger consideration. Upon receipt of (1) surrendered certificates for cancellation (or an appropriate affidavit of loss, together with any required bond); and (2) a duly completed and validly executed letter of transmittal, the holder of such certificate will be entitled to receive an amount in cash equal to the product of (x) the aggregate number of shares of Momentive common stock represented by such certificate and (y) the per share price. The amount of any per share price paid to Momentive’s stockholders will not include interest and may be reduced by any applicable withholding taxes.
Notwithstanding the foregoing, any holder of shares of Momentive common stock held in book-entry form (which we refer to as “uncertificated shares”) will not be required to deliver a certificate or an executed letter of transmittal (as both are described above) to the payment agent to receive the consideration payable in respect thereof. Each holder of record (as of immediately prior to the effective time of the merger) of uncertificated shares that immediately prior to the effective time of the merger represented an outstanding share of Momentive common stock (other than excluded shares) will, upon receipt of an “agent’s message” in customary form at the effective time of the merger, be entitled to receive, and the payment agent will pay and deliver as promptly as practicable, an amount in cash equal to the product of (1) the aggregate number of shares of Momentive common stock represented by such holder’s transferred uncertificated shares; and (2) the per share price. The amount of consideration paid to such Momentive stockholders will not include interest and may be reduced by any applicable withholding taxes.
If any certificates or uncertificated shares have not been surrendered immediately prior to the date on which any cash in respect of such certificate or uncertificated share would otherwise escheat to or become the property of any governmental authority, then any such cash in respect of such certificate or uncertificated share will, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto. None of the payment agent, Parent, the surviving corporation, or any other party will be liable to any of Momentive’s stockholders with respect to any cash amounts properly paid to a public official pursuant to any applicable abandoned property law, escheat law, or similar laws.
The letter of transmittal will include instructions if a stockholder has lost a share certificate or if such certificate has been stolen or destroyed. In the event that any share certificates have been lost, stolen, or destroyed, then the payment agent will issue the per share price payable in respect of thereof to such holder upon the making by such holder of an affidavit for such lost, stolen or destroyed certificate. Parent or the payment agent may, in its discretion and as a condition precedent to the payment of the per share price, require such stockholder to deliver a bond in such amount as Parent or the payment agent may direct as indemnity against any claim that may be made against Parent, the surviving corporation, or the payment agent with respect to such certificate.
Representations and Warranties
The merger agreement contains representations and warranties of Momentive, Parent and Merger Sub.
Some of the representations and warranties in the merger agreement made by Momentive are qualified as to “materiality” or “Momentive Material Adverse Effect.” For purposes of the merger agreement, “Momentive material adverse effect” means, with respect to Momentive, any change, event, condition, development, violation, inaccuracy, effect, or circumstance that, individually or taken together with all other effects that exist or have occurred prior to the date of determination of the occurrence of the Momentive material adverse effect, has had or would reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of Momentive and its subsidiaries, taken as a whole, but excluding, in each case, any such effect (in each case, by itself or when aggregated) to the extent arising out of, relating to or resulting from:
•
general economic conditions in the United States or any other country or region in the world, or conditions in the global economy generally, including inflation or supply chain disruptions (except to the extent that such effect has had a disproportionate adverse effect on Momentive and its subsidiaries, taken as a whole, relative to the similarly situated companies operating in the industry in which the Momentive and its subsidiaries conduct business, in which case only the incremental adverse impact may be taken into account in determining whether a Momentive material adverse effect has occurred or would reasonably be expected to occur);

•	conditions in the financial markets, credit markets, equity markets, debt markets, currency markets, or capital markets in the United States or any other country or region in the world, including

(a) changes in interest rates or credit ratings in the United States or any other such country; (b) changes in exchange rates for the currencies of the United States or any other such country; or (c) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other such country or region in the world (except to the extent that such effect has had a disproportionate adverse effect on Momentive and its subsidiaries, taken as a whole, relative to the similarly situated companies operating in the industry in which the Momentive and its subsidiaries conduct business, in which case only the incremental adverse impact may be taken into account in determining whether a Momentive material adverse effect has occurred or would reasonably be expected to occur);
•
conditions in the industry sectors in which Momentive and its subsidiaries conduct business or in any specific jurisdiction or geographical area in which Momentive and its subsidiaries conduct business, or changes in such conditions (except to the extent that such effect has had a disproportionate adverse effect on Momentive and its subsidiaries, taken as a whole, relative to the similarly situated companies operating in the industry in which the Momentive and its subsidiaries conduct business, in which case only the incremental adverse impact may be taken into account in determining whether a Momentive material adverse effect has occurred or would reasonably be expected to occur);

•
regulatory, legislative, or political conditions (including anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions) in the United States or any other country or region in the world (except to the extent that such effect has had a disproportionate adverse effect on Momentive and its subsidiaries, taken as a whole, relative to the similarly situated companies operating in the industry in which the Momentive and its subsidiaries conduct business, in which case only the incremental adverse impact may be taken into account in determining whether a Momentive material adverse effect has occurred or would reasonably be expected to occur);

•
any geopolitical conditions, outbreak of hostilities, armed conflicts, protests, civil unrest, civil disobedience, acts of war, sabotage, terrorism, military actions, data breach, cyberattack, cybercrime or cyberterrorism (including, in each case, any escalation or worsening of any of the foregoing) in the United States or any other country or region in the world, including an outbreak or escalation of hostilities involving the United States or any other governmental authority or the declaration by the United States or any other governmental authority of a national emergency or war (except to the extent that such effect has had a disproportionate adverse effect on Momentive and its subsidiaries, taken as a whole, relative to the similarly situated companies operating in the industry in which the Momentive and its subsidiaries conduct business, in which case only the incremental adverse impact may be taken into account in determining whether a Momentive material adverse effect has occurred or would reasonably be expected to occur);

•
earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, nuclear incidents, foreign or domestic social protest or social unrest (whether or not violent), or other natural or man-made disasters, weather conditions, power outages or other force majeure events in the United States or any other country or region in the world (or escalation or worsening of any such events or occurrences, including, in each case, the response of governmental authorities) (except to the extent that such effect has had a disproportionate adverse effect on Momentive and its subsidiaries, taken as a whole, relative to the similarly situated companies operating in the industry in which the Momentive and its subsidiaries conduct business, in which case only the incremental adverse impact may be taken into account in determining whether a Momentive material adverse effect has occurred or would reasonably be expected to occur);

•
pandemics (including any effect with respect to COVID-19 pandemic or any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar law, directive, guideline, response or recommendation of or promulgated by any governmental authority, including the Centers for Disease Control and Prevention and the World Health Organization, or other reasonable actions taken, in each case, in connection with or in response to COVID-19 and including, in each case, any changes in any such law, directive, guidance, response or recommendation (which we refer to as “COVID-19 measures”)), epidemics, plagues, contagious disease outbreaks, or other comparable events (including quarantine restrictions mandated or recommended by any governmental authority), or escalation or worsening of any such events or occurrences, including, in each case, the response of governmental authorities (including COVID-19 measures) in the United States or any other country or region in the world (except to the extent that such effect has had a disproportionate adverse effect on Momentive and its subsidiaries, taken as a whole, relative to the similarly situated companies operating in the industry in which the Momentive and its subsidiaries conduct business, in which case only the incremental adverse impact may be taken into account in determining whether a Momentive material adverse effect has occurred or would reasonably be expected to occur);
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the negotiation, execution, delivery, announcement, or performance of the merger agreement or the pendency or consummation of the merger, including the impact thereof on the relationships, contractual or otherwise, of Momentive and its subsidiaries with employees (including any employee attrition as a result thereof), suppliers, customers, partners, lenders, lessors, vendors, governmental authorities or any other third person;

•
the identity of, or any facts or circumstances relating to, any Guarantor, the investment consortium led by STG, Parent or Merger Sub or their respective affiliates or the respective equity or debt financing sources of, or investors in, any of the foregoing, or the respective plans or intentions of the foregoing with respect to Momentive or its business;

•	the compliance by any party with the terms of the merger agreement, including any action taken or refrained from being taken pursuant to or in accordance with the merger agreement, in and of itself;
•
any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to, or requested in writing (including by email) following the date of the merger agreement, and any failure to take any action resulting from Parent’s failure to grant any approval or consent requested by Momentive to take any action restricted or prohibited by the merger agreement, in each case, in and of itself;

•
changes or proposed changes in GAAP or other accounting standards or law (or the enforcement or interpretation of any of the foregoing), including the adoption, implementation, repeal, modification, reinterpretation or proposal thereof, changes in the regulatory accounting requirements applicable to any industry in which the Momentive and its subsidiaries operate (including the adoption, implementation, repeal, modification, reinterpretation or proposal thereof), or any action taken for the purpose of complying with GAAP or any law (including any action taken or not taken as required by any law, governmental authority or otherwise to respond to the impact, presence, outbreak or spread of any pandemic (including COVID-19), epidemic, contagious disease outbreaks or other comparable event) (except to the extent that such effect has had a disproportionate adverse effect on Momentive and its subsidiaries, taken as a whole, relative to the similarly situated companies operating in the industry in which the Momentive and its subsidiaries conduct business, in which case only the incremental adverse impact may be taken into account in determining whether a Momentive material adverse effect has occurred or would reasonably be expected to occur);

•
changes in the price or trading volume of Momentive common stock, in and of itself (it being understood that the cause of such change may be deemed to constitute, in and of itself, a Momentive material adverse effect and may be taken into consideration when determining whether a Momentive material adverse effect has occurred or would reasonably be expected to occur, to the extent not otherwise excluded under this definition);

•
any failure, in and of itself, by Momentive and its subsidiaries to meet (1) any public estimates or expectations of Momentive’s revenue, earnings, or other financial performance or results of operations for any period; or (2) any budgets, plans, projections, or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the cause of any such failure in clause (1) or (2) may be deemed to constitute, in and of itself, a Momentive material adverse effect and may be taken into consideration when determining whether a Momentive material adverse effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded under this definition);
•
any transaction litigation or other legal proceeding threatened, made or brought by any of Momentive’s current or former stockholders (on their own behalf or on behalf of Momentive) against Momentive, any of its stockholders, executive officers, or other employees or any member of the Momentive Board (or any affiliates of any of the foregoing) in connection with, arising from or otherwise relating to the merger, including any demand or legal proceeding for appraisal rights of the fair value of any shares of Momentive common stock; or

•	any breach of the merger agreement by Parent or Merger Sub.
In the merger agreement, Momentive has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement and the confidential disclosure letter to the merger agreement. These representations and warranties relate to, among other things:
•	organization and good standing;
•	certificate of incorporation and bylaws;
•	Momentive’s capitalization;
•	Momentive’s financial statements and SEC filings;
•	absence of changes;
•	title to tangible assets;
•	real property, equipment and leasehold;
•	intellectual property;
•	material contracts;
•	Momentive’s products;
•	major customers and suppliers;
•	liabilities;
•	compliance with laws;
•	governmental authorizations;
•	tax matters;
•	employee and labor matters and benefit plans;
•	environmental matters;
•	insurance;
•	legal proceedings and orders;
•	authority and binding nature of agreement;
•	takeover statutes and no rights plan;
•	vote required;
•	non-contravention and consents;
•	opinion of Momentive’s financial advisor;
•	advisors’ fees;

•	related person transactions; and
•	disclosure.
Under the merger agreement, Parent and Merger Sub acknowledge that Momentive has not made any representations or warranties other than those expressly set forth in the merger agreement or the certificate delivered by Momentive pursuant to the merger agreement, and expressly disclaim any other or implied representations or warranties, other than those expressly set forth in the merger agreement or the certificate delivered by Momentive pursuant to the merger agreement.
In the merger agreement, Parent and Merger Sub have made customary representations and warranties to Momentive that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:
•	organization and good standing;
•	power and enforceability;
•	non-contravention;
•	requisite governmental approvals;
•	legal proceedings and orders;
•	ownership of Momentive capital stock;
•	brokers;
•	no Parent vote or approval required;
•	guarantee;
•	financing;
•	absence of stockholder and management arrangements; and
•	no foreign person.
Under the merger agreement, Momentive acknowledges that Parent and Merger Sub have not made any representations or warranties other than those expressly set forth in the merger agreement or the certificate delivered by Parent and Merger Sub pursuant to the merger agreement and expressly disclaims any other implied representations or warranties, other than those expressly set forth in the merger agreement or the certificate delivered by Parent and Merger Sub pursuant to the merger agreement.
The representations and warranties contained in the merger agreement will not survive the consummation of the merger.
Conduct of Business Pending the Merger
Other than as expressly required or permitted by the merger agreement, set forth in the confidential disclosure letter to the merger agreement, any actions taken in good faith to respond to any COVID-19 Measures (subject to certain requirements), as required by applicable law, or approved by Parent, from the date of the merger agreement to the effective time of the merger (or termination of the merger agreement), Momentive agreed to, and agreed to cause its subsidiaries to, subject to certain exceptions, use its reasonable best efforts to:
•	conduct its business and operations in the ordinary course of business;
•	preserve intact its material assets, properties, material contracts, and business organizations;
•	keep available the services of its current officers and key employees; and
•
preserve its current relationships with material customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors, and other persons with whom Momentive or any of its subsidiaries has business relations.

Momentive has also agreed that, subject to certain exceptions, it will not, and agreed that it would not permit its subsidiaries to:
•	amend or otherwise change its charter, bylaws, or any other similar organizational document;
•
propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization, expect as otherwise permitted pursuant to the merger agreement;

•
issue, sell, or deliver or agree or commit to issue, sell, or deliver any of its equity securities (whether through the issuance or granting of options, restricted stock units, warrants, commitments, subscriptions, rights to purchase, or otherwise), except, in each case, (1) for the issuance, delivery, or sale of (or agreement or commitment to issue, sell, or deliver) Momentive common stock pursuant to Momentive equity-based awards outstanding as of the date of the merger agreement, or pursuant to the ESPP, in each case, in accordance with their terms; (2) in connection with agreements in effect on the date of the merger agreement (including any offer letters or similar agreements entered into or extended as of the date of the merger agreement); (3) as contemplated by the merger agreement; and (4) for the issuance, delivery, or sale of (or agreement to issue, sell, or deliver) equity securities by any subsidiary to Momentive or another subsidiary;

•
acquire, repurchase, or redeem any of its equity securities, except, in each case, (1) pursuant to the terms and conditions of Momentive equity-based awards outstanding as of the date of the merger agreement in accordance with their terms as in effect as of the date of the merger agreement; or to otherwise satisfy tax obligations with respect to awards granted pursuant to Momentive equity plans or to pay the exercise price of Momentive options, in each case, in accordance with the existing terms of the applicable Momentive equity plan as in effect of the date of this merger agreement; or (2) for transactions between Momentive and any of its subsidiaries or among any subsidiaries of Momentive;

•
(1) adjust, split, subdivide, combine, or reclassify any Momentive capital stock, or other equity or voting interests; (2) declare, set aside, establish a record date for, authorize, or pay any dividend or other distribution (whether in cash, shares, or property or any combination thereof) in respect of any shares of Momentive capital stock or other equity or voting interests or make any other actual, constructive, or deemed distribution in respect of Momentive capital stock or other equity or voting interests, except for cash dividends or other distributions made by any subsidiary of Momentive to Momentive or one of its other subsidiaries; (3) pledge or encumber any of its capital stock or other equity or voting interests (other than certain liens as described in the merger agreement); or (4) modify the terms of any of Momentive capital stock or other equity or voting interests;

•
acquire or agree to acquire (by merger, consolidation, or acquisition of stock or assets) any third person or any material equity interest in such person, or enter into any material joint venture, partnership, or similar arrangement with any third person;

•	acquire, or agree to acquire, fee ownership (or its jurisdictional equivalent) of any real property;
•
(1) incur or assume any indebtedness for borrowed money (including receivable financing arrangements) or issue any debt securities, except, in each case, (A) short-term debt incurred to fund operations of the business in the ordinary course of business not in excess of $1,000,000 in the aggregate; (B) for loans or advances between subsidiaries of Momentive or between Momentive and its subsidiaries; (C) obligations incurred pursuant to business credit cards in the ordinary course of business; or (D) pursuant to the Second Amended and Restated Credit Agreement dated as of October 10, 2018, by and among Momentive, Momentive Inc. (formerly known as SurveyMonkey Inc.), the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended by the Amendment Agreement dated as of March 1, 2023 (as further amended, restated, supplemented or otherwise modified from time to time); (2) assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any third person, except with respect to obligations of Momentive or its subsidiaries; (3) make any loans, advances or capital contributions to, or investments in, any third person, except, in each case, for (A) extensions of credit to customers in the ordinary course of business; (B) advances or reimbursable expenses to directors, officers and other employees, in each case in the ordinary course of business; and (C) for loans or advances between subsidiaries of Momentive or between Momentive and its subsidiaries and capital contributions in or to subsidiaries of Momentive; or (iv) mortgage, pledge or otherwise encumber any assets, tangible or intangible, or create any lien thereon (other than certain permitted encumbrances);
•
except (1) in order to comply with applicable law; (2) as required pursuant to the existing terms of any Momentive benefit plan in effect on the date of the merger agreement; or (3) as provided on the confidential disclosure letter to the merger agreement, (A) establish, adopt, enter into, terminate, or amend in any material respect any Momentive benefit plan (or any plan, policy, agreement, contract, or arrangement that would be a Momentive benefit plan if in effect on the date of the merger agreement), or take any action to accelerate the vesting, payment, or funding of any compensation or benefits under, any Momentive benefit plan (or any plan, policy, agreement, contract or arrangement that would be a Momentive benefit plan if in effect on the date of the merger agreement); (B) grant to any employee of Momentive or its subsidiaries any increase or decrease in cash compensation, bonus, incentive or material fringe or other material benefits; (C) grant to any company associate any change in control, retention, transaction, stay bonus, tax gross-up, special remuneration, equity or equity-based award, bonus, severance or termination pay (other than payments made pursuant to agreements in effect on the date of the merger agreement and set forth on the confidential disclosure letter to the merger agreement); or (D) terminate, engage or hire any employee or individual service provider of Momentive or its subsidiaries, other than terminations for cause;

•	enter into, terminate or amend any collective bargaining, union, or works council agreement or other contract with any employee representative body;
•
settle, release, waive, or compromise any pending or threatened material legal proceeding, except for the settlement of any legal proceedings (1) solely for monetary damages in an amount not in excess of $1.0 million in the aggregate; (2) settled in compliance with the merger agreement;

•
except as required by applicable law or GAAP, (1) other than in the ordinary course of business, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable; or (2) make any change in any of its accounting principles or practices;

•
(1) make or change any material Tax election; (2) settle or compromise any material Tax claim or assessment; (3) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment; (4) amend, refile, modify, or otherwise change any previously filed material Tax return; (5) surrender any right to claim a material Tax refund; (6) fail to pay any material Tax that becomes due and payable except to the extent such Tax is contested in good faith; or (7) enter into a closing agreement with any governmental authority regarding any material Tax;

•
(1) incur, authorize or commit to incur any material capital expenditures other than (A) consistent in all material respects with the capital expenditure budget set forth in the confidential disclosure letter to the merger agreement; (B) pursuant to obligations imposed by material contracts or leases; or (C) pursuant to agreements in effect prior to the date of the merger agreement; (2) (a) except in the ordinary course of business, enter into any contract which if entered into prior to the date of the merger agreement would be a certain type of a material contract; or (b) enter into any contract as set forth on the confidential disclosure letter to the merger agreement; (3) modify or amend any material rights under any material contract or terminate any material contract (other than any material contract that has expired in accordance with its terms), in each case in a manner that is materially adverse to Momentive and its subsidiaries, taken as a whole; (4) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice; (5) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, any affiliate of Momentive or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K; (6) effectuate a “plant closing” or “mass layoff” (each as defined under the Worker Adjustment and Retraining Notification Act of 1988, as amended and all similar foreign, state, or local Laws) or other employee layoff event affecting in whole or in part any site of employment, facility, operating unit, or employee; (7) grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller, or distributor, in each case other than in the ordinary course of business;
•
except to the extent necessary to preserve enforceability of a contract, in the ordinary course of business in connection with the termination of an employee or individual service provider or as otherwise required by applicable law, waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any service provider;

•	abandon, let lapse, or cancel any material intellectual property of Momentive;
•
disclose or abandon any material trade secrets, except in the ordinary course of business, or to the extent not economically desirable to maintain for the conduct of the business of Momentive and its subsidiaries, or disclose any source code for any of Momentive’s software to any person except to a third-party service provider or other agent obligated in writing to (i) maintain the confidentiality of, and not disclose, such source code; and (ii) use such source code only in the provision of services to Momentive or any of its subsidiaries;

•
make any material change to Momentive’s or any of its subsidiaries’ policies or procedures with respect to their processing of personal information, except to remediate any privacy or security issue that Momentive or any of its subsidiaries reasonably believes is material, to comply with applicable privacy and data security requirements (but with respect to privacy and data security requirements that consist of contractual obligations, solely those that are in effect during after the date of the merger agreement and before the effective time of the merger (provided that any such contractual obligations entered into after the date of the merger agreement must be entered into in accordance with the terms of the merger agreement and in the ordinary course of business)), or as otherwise directed or required by a governmental authority; or

•	enter into or agree or commit to enter into a contract to take any such prohibited actions.
No Solicitation of Other Acquisition Offers
During the no-shop period, Momentive agreed to, and agreed to (1) cause its subsidiaries and its executive officers and directors; (2) instruct its legal and financial advisors; and (3) use reasonable best efforts to cause each of its other representatives to (subject to certain exceptions), in each case, cease and cause to be terminated any discussions or negotiations with, and terminate any data room access (or other access to diligence) of any person and its representatives relating to, or that would reasonably be expected to lead to, an acquisition transaction.
In particular, under and subject to the terms of the merger agreement, from the date of the merger agreement until the earlier to occur of the effective time of the merger or the termination of the merger agreement, Momentive, its subsidiaries, and its directors and executive officers, will not, and Momentive will not authorize or direct any of its and its subsidiaries’ or other representatives to, directly or indirectly:
•
solicit, initiate, propose, or induce the making, submission, or announcement of, or knowingly encourage, facilitate, or assist, any proposal that constitutes, or is reasonably expected to lead to, an acquisition proposal;

•
furnish to any person or group (other than Parent, Merger Sub, or any of their respective representatives) any information relating to Momentive or any of its subsidiaries or afford to any person or group (other than Parent, Merger Sub, or any of their respective representatives) access to the business, properties, assets, books, records, or other non-public information, or to any personnel of Momentive or any of its subsidiaries, in any such case in connection with any acquisition proposal or with the intent to induce the making, submission, or announcement of, or to knowingly encourage, facilitate, or assist, an acquisition proposal or the making of any proposal that would reasonably be expected to lead to an acquisition proposal;

•
participate, engage in, or knowingly facilitate discussions or negotiations, with any person or group with respect to an acquisition proposal or with respect to any inquiries from third persons relating to the making of an acquisition proposal;

•	approve, endorse, or recommend any proposal that constitutes, or is reasonably expected to lead to, an acquisition proposal;
•	enter into any alternative acquisition agreement other than an acceptable confidentiality agreement; or
•	authorize or commit to do any of the foregoing.
However, prior to obtaining the requisite stockholder approval to adopt the merger agreement and approve the Merger, if (1) any person or group or their respective representative makes, renews, or delivers to Momentive an acquisition proposal that was not solicited in material breach of the applicable restrictions; and (2) the Momentive Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that (A) such acquisition proposal either constitutes a superior proposal or is reasonably likely to lead to a superior proposal; and (B) the failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law, Momentive and the Momentive Board (or a committee thereof) may, directly or indirectly through one or more of their respective representatives (including its financial advisor) discuss, negotiate, and enter into an acceptable an acceptable confidentiality agreement with such person or group and, subject to an acceptable confidentiality agreement:
•	participate or engage in discussions or negotiations with such person or group;
•	furnish any non-public information relating to Momentive or any of its subsidiaries to such person or group;
•	afford access to the business, properties, assets, books, records, or other non-public information or to any personnel of Momentive or any of its subsidiaries to such person or group; or
•	otherwise facilitate the making of a superior proposal by such person or group.
Until the earlier of the effective time of the merger and the termination of the merger agreement, Momentive has agreed that it will promptly (and, in any event, within 24 hours from the receipt thereof) notify Parent in writing if any acquisition proposal is, to the knowledge of Momentive, received by Momentive or any of its representatives, or if any non-public information is requested from, or any discussions, or negotiations are sought to be initiated or continued with, Momentive or any of its representatives, which requests, discussions or negotiations would reasonably be expected to lead to an acquisition proposal. Such notice must include (1) the identity of the person or group making such proposal or request (unless such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such person or group that is in effect on the date of the merger agreement); (2) a summary of the material terms and conditions of such proposal or request and, if in writing, a copy thereof; and (3) copies of any material agreements, documents or other written materials submitted in connection therewith. Thereafter, Momentive must keep Parent reasonably informed, on a prompt basis (and in any event within 24 hours of any material development with respect to or material of such, proposal or request), of the status and terms of any such proposal (including any amendments thereto) and of any such discussions or negotiations, including providing copies of any new or amended material agreements documents, or other written materials submitted in connection therewith. Until the earlier of the effective time of the merger and the termination of the merger agreement, Momentive will promptly (and in any event within 48 hours) make available to Parent any non-public information concerning Momentive and its subsidiaries that is provided to any such person or group or its representatives that was not previously made available to Parent or its representatives.
For purposes of this proxy statement and the merger agreement, “acquisition proposal” means any offer, indication of interest or proposal (other than an offer or proposal by Parent or Merger Sub or any of their respective affiliates, or any group that includes any of the foregoing) to Momentive or the Momentive Board (or any committee thereof) providing for an acquisition transaction.

For purposes of this proxy statement and the merger agreement, “acquisition transaction” means any transaction or series of related transactions (other than the merger) involving:
•
any direct or indirect purchase or other acquisition by any person or group (other than Parent or Merger Sub, the Guarantors, or the investment consortium led by STG, or any of their respective affiliates, or any group that includes any of the foregoing), whether from Momentive or any other person, of securities representing more than 15 percent of the total outstanding voting power of Momentive after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or group that, if consummated in accordance with its terms, would result in such person or group beneficially owning more than 15 percent of the total outstanding voting power of Momentive after giving effect to the consummation of such tender offer or exchange offer;

•
any direct or indirect purchase or other acquisition by any person or group (other than Parent, Merger Sub, the Guarantors, or the investment consortium led by STG, or any of their respective affiliates, or any group that includes any of the foregoing) of assets (including securities issued by any of Momentive or its subsidiaries) constituting more than 15% of the consolidated net revenues or consolidated net income (measured based on the 12 full calendar months prior to the date of determination) or consolidated assets (measured based on book value or fair market value as of the last day of the most recently completed calendar month) of Momentive and its subsidiaries, in each case except for sales or non-exclusive licenses or sublicenses of Momentive’s products in the ordinary course of business; or

•
any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving Momentive (or any of its subsidiaries whose business accounts for more than 15 percent of the revenue, net income, or consolidated assets of Momentive and its subsidiaries, taken as a whole) pursuant to which any person or group (other than Parent, Merger Sub, the Guarantors, or the investment consortium led by STG, or any of their respective affiliates, or any group that includes any of the foregoing) would hold securities representing more than 15 percent of the total outstanding voting power of Momentive (or the surviving company) outstanding after giving effect to the consummation of such transaction.

For purposes of this proxy statement and the merger agreement, “superior proposal” means any written acquisition proposal, on terms that the Momentive Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) would be more favorable, from a financial point of view, to the Momentive stockholders (in their capacity as such) than the merger (taking into account (i) any revisions to the merger agreement made or proposed in writing by Parent prior to the time of such determination; and (ii) those factors and matters deemed relevant in good faith by the Momentive Board (or any committee thereof), which factors may include the (A) identity of the person making the proposal; (B) likelihood of consummation in accordance with the terms of such acquisition proposal; and (C) legal, financial (including the financing terms), regulatory, timing and other aspects of such acquisition proposal). For purposes of the reference to an “acquisition proposal” in this definition, all references to “15 percent” in the definition of “acquisition transaction” will be deemed to be references to “50 percent.”
The Momentive Board’s Recommendation; Board Recommendation Change
The Momentive Board has recommended that the holders of shares of Momentive common stock vote “FOR” the proposal to adopt the merger agreement. Under the merger agreement, except as set forth below, at no time after the date of the merger agreement may the Momentive Board (or a committee thereof):
•	withhold, withdraw, amend, qualify, or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Momentive Board recommendation in a manner adverse to Parent;
•	adopt, approve, or recommend an acquisition proposal;
•
fail to publicly reaffirm the Momentive Board recommendation within ten business days of the occurrence of a material event or development and after Parent so requests in writing (or, if the Momentive stockholder meeting is scheduled to be held within ten business days, then within one business day after Parent so requests in writing) (it being understood that Momentive will not be obligated to affirm the Momentive Board recommendation on more than two occasions (other than in connection with the first public announcement of an acquisition proposal that is not or will not be a tender or exchange offer));
•
make any recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or the issuance of a “stop, look, and listen” communication by the Momentive Board (or a committee thereof) to Momentive’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Momentive Board (or a committee thereof) may refrain from taking a position with respect to an acquisition proposal until 2:29 p.m. (California time) on the tenth business day after the commencement of a tender or exchange offer in connection with such acquisition proposal without such action being considered a violation of the applicable covenants under the merger agreement);

•
fail to include the Momentive Board recommendation in the proxy statement (we refer to the actions described in these five bullets as a “Momentive Board recommendation change”) (it being understood that none of (1) the determination in itself by the Momentive Board (or a committee thereof) that an acquisition proposal constitutes, or is reasonably likely to lead to, a superior proposal or (2) the delivery, in itself, by Momentive to Parent or its representatives of any notice contemplated by applicable provisions of the merger agreement will constitute a Momentive Board recommendation change or violate applicable covenants under the merger agreement); or

•	cause or permit Momentive or any of its subsidiaries to enter into an alternative acquisition agreement.
At any time prior to obtaining the requisite stockholder approval, other than in connection with an acquisition proposal, the Momentive Board (or a committee thereof) may effect a Momentive Board recommendation change in response to an intervening event if and only if:
•
the Momentive Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with the Momentive Board’s fiduciary duties pursuant to applicable law;

•
Momentive has provided prior written notice to Parent at least five business days in advance (which we refer to as the “event notice period”) to the effect that the Momentive Board (or a committee thereof) has (1) so determined; and (2) resolved to effect a Momentive Board recommendation change, which notice will specify in reasonable detail the basis for such Momentive Board recommendation change and will describe the intervening event in reasonable detail; and

•
prior to effecting such Momentive Board recommendation change, Momentive and its representatives, until 5:00 p.m., California time, on the last day of the event notice period, have (1) negotiated with Parent and its representatives in good faith (to the extent that Parent requests to negotiate) to make such adjustments to the terms and conditions of the merger agreement and the other documents entered into in connection with the merger so that the Momentive Board (or a committee thereof) no longer determines in good faith that the failure to make a Momentive Board recommendation change in response to such intervening event would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law; (2) permitted Parent and its representatives to make a presentation to the Momentive Board regarding the merger agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); and

•
following the expiration of the event notice period, the Momentive Board (or a committee thereof) (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of the merger agreement and the transaction documents) has determined that the failure of the Momentive Board (or a committee thereof) to make a Momentive Board recommendation change would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law. Each time that material modifications or developments with respect to the intervening event occur (as reasonably determined by the Momentive Board in good faith), Momentive has agreed to notify Parent of such modification and the event notice period will recommence and be extended for three business days from the later of (A) the delivery of such written notice to Parent; or (B) the end of the original event notice period.
At any time prior to obtaining the requisite stockholder approval, if Momentive has received a written acquisition proposal that the Momentive Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a superior proposal, then the Momentive Board may (1) effect a Momentive Board recommendation change with respect to such superior proposal; or (2) authorize Momentive to terminate the merger agreement to enter into an alternative acquisition agreement with respect to such superior proposal, in each case if and only if:
•
the Momentive Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with the Momentive Board’s fiduciary duties pursuant to applicable law;

•	Momentive has complied in all material respects with its obligations pursuant to the merger agreement with respect to such acquisition proposal;
•
Momentive has provided prior written notice to Parent at least five business days in advance (the “notice period”) to the effect that the Momentive Board (or a committee thereof) has (1) received a written acquisition proposal that has not been withdrawn; (2) concluded in good faith (after consultation with its financial advisor and outside legal counsel) that such acquisition proposal constitutes a superior proposal; and (3) resolved to effect a Momentive Board recommendation change or to terminate the merger agreement, which notice describes the basis for such Momentive Board recommendation change or termination, including the identity of the person or group making such acquisition proposal, and the material terms of such acquisition proposal will include copies of final, execution ready versions of all applicable documents relating to such acquisition proposal; and

•
prior to effecting such Momentive Board recommendation change or termination, Momentive and its representatives, until 5:00 p.m., California time, on the last day of the notice period, have (1) negotiated with Parent and its representatives in good faith (to the extent that Parent requests to negotiate) to make such adjustments to the terms and conditions of the merger agreement and the other documents entered into in connection with the merger so that such acquisition proposal would cease to constitute a superior proposal; (2) permitted Parent and its representatives to make a presentation to the Momentive Board regarding the merger agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation), it being understood that (A) in the event of any material revision, amendment, update, or supplement to such acquisition proposal, Momentive agreed to be required to deliver a new written notice to Parent and to comply with the requirements of the merger agreement with respect to such new written notice (with the “notice period” in respect of such new written notice being three business days); and (B) at the end of the notice period, the Momentive Board (or a committee thereof) must have in good faith (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of the merger agreement) reaffirmed its determination that such acquisition proposal is a superior proposal.

For purposes of this proxy statement and the merger agreement, “intervening event” means any effect, or any material consequence of such effect material to Momentive and its subsidiaries, taken as a whole, that (i) as of the date of the merger agreement was not known or reasonably foreseeable, in each case based on facts known to the Momentive Board as of the date of the merger agreement; and (ii) does not relate to (A) an acquisition proposal; or (B) the mere fact, in and of itself, that Momentive meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of the merger agreement, or changes after the date of the merger agreement in the market price or trading volume of Momentive’s common stock or the credit rating of Momentive (it being understood that the underlying cause of any of the foregoing in this clause (B) may be considered and taken into account in determining whether an intervening event has occurred).

Stockholder Meeting
Momentive has agreed to take all action necessary in accordance with applicable law, Momentive’s charter and the bylaws to establish a record date for, duly call, give notice of, convene, and hold a meeting as promptly as reasonably practicable following the sending of this proxy statement. Momentive is permitted to postpone or adjourn the special meeting in certain circumstances related to soliciting additional proxies or requirements of applicable law.
Employee Matters
From and after the effective time of the merger, the surviving corporation will (and Parent will cause the surviving corporation to) honor all of Momentive’s Company Employee Plans and compensation and severance arrangements in accordance with their terms as in effect immediately prior to the effective time of the merger, except that nothing will prohibit the surviving corporation from amending or terminating any such Company Employee Plans or compensation or severance arrangements in accordance with their terms or as otherwise required pursuant to applicable law.
We refer to each individual who is Momentive’s employee or an employee of any of Momentive’s subsidiaries immediately prior to the effective time of the merger and continues to be an employee of Parent or one of its subsidiaries (including the surviving corporation) immediately following the effective time of the merger as a “continuing employee.”
During the 12-month period following the effective time of the merger, during which a continuing employee remains employed by the surviving corporation or one of its subsidiaries (which we refer to as the “benefits period”), the surviving corporation and its subsidiaries will (and Parent will cause the surviving corporation and its subsidiaries to) either:
•
maintain for the benefit of each continuing employee the Company Employee Plans and any other employee benefits plans or other compensation and severance arrangements (other than the opportunity to participate in equity-based benefits, defined benefits pursuant to qualified and nonqualified retirement plans, retiree medical benefits, and other retiree health and welfare arrangements, which we refer to as the “excluded plans”) of the surviving corporation or any of its subsidiaries (which we refer to as the “Momentive plans”) on terms and conditions that are no less favorable in the aggregate than those in effect at Momentive or its subsidiaries immediately prior to the effective time of the merger;

•
provide base compensation, target incentive compensation opportunity and benefits (other than the opportunity to participate in excluded plans)to each continuing employee that, taken as a whole, are no less favorable in the aggregate than the base compensation, target incentive compensation opportunity and benefits (other than the opportunity to participate in excluded plans and individual employment agreements) provided to such continuing employee immediately prior to the effective time of the merger (which we refer to as the “comparable plans”); or

•
provide some combination of Momentive plans and comparable plans such that each continuing employee receives base compensation, target incentive compensation opportunity and benefits (other than the opportunity to participate in the excluded plans) that, taken as a whole, are no less favorable in the aggregate than the base compensation, target incentive compensation opportunity and benefits (other than the opportunity to participate in equity-based benefits) provided to such continuing employee immediately prior to the effective time of the merger.

In each case, base compensation and target incentive compensation opportunity will not be decreased for a period of one year following the effective time of the merger for any continuing employee employed during that period. For a period of one year following the effective time of the merger, the surviving corporation will (and Parent will cause the surviving corporation to) provide to continuing employees severance benefits that are no less favorable than those provided by Momentive as of the date of the merger agreement.
At or after the effective time of the merger, Parent will, or will cause the surviving corporation or any other subsidiary of Parent to, cause to be granted to continuing employees credit for all service with Momentive and its subsidiaries prior to the effective time of the merger (to the extent that such service was taken into account under the analogous Momentive plan immediately prior to the effective time of the merger), and with Parent, the surviving corporation, and any of their subsidiaries on or after the effective time of the merger, for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement) except that such service need not be credited to the extent that it would result in duplication of coverage or benefits and service prior to the effective time of the merger will not be credited for purposes of a defined benefit pension plan.
In addition:
—
each continuing employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by Parent and its subsidiaries (other than the Momentive plans) (which we refer to as the “new plans”) to the extent that coverage pursuant to any new plan replaces coverage pursuant to a comparable Momentive plan in which such continuing employee participates immediately before the effective time of the merger (which we refer to as the “old plans”);

—
for purposes of each new plan providing medical, dental, pharmaceutical, vision, disability or other welfare benefits to any continuing employee, Parent will, or will cause the surviving corporation or any subsidiaries of Parent to, use commercially reasonable efforts to cause all waiting periods, pre-existing conditions or limitations, physical examination requirements, evidence of insurability requirements and actively-at-work requirements or similar requirements of such new plan are to be waived for such continuing employee and his or her covered dependents;

—
Parent will, or will cause the surviving corporation or any subsidiaries of Parent to, use commercially reasonable efforts to cause any eligible expenses incurred by such continuing employee and his or her covered dependents during the portion of the plan year of the old plan ending on the date that such continuing employee’s participation in the corresponding new plan begins to be given full credit pursuant to such new plan for purposes of satisfying all deductible, co-payments, coinsurance, offset and maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new plan; and

•
Parent will, or will cause the surviving corporation or any subsidiaries of Parent to, use commercially reasonable efforts to credit the accounts of such continuing employees pursuant to any new plan that is a flexible spending plan with any unused balance in the account of such continuing employee.

Any vacation of paid time off accrued but unused by a continuing employee as of immediately prior to the effective time of the merger will be credited to such continuing employee following the effective time of the merger, will not be subject to accrual limits or other forfeitures and will not limit future accruals.
No provision in the merger agreement related to Company Employee Plans (a) guarantees employment for any period of time for, or precludes the ability of Parent, the surviving corporation or any of their respective subsidiaries to terminate any continuing employee for any reason; (b) subject to the limitations and requirements specifically set forth in the merger agreement, requires Parent, the surviving corporation, or any of their respective subsidiaries to maintain or continue any Momentive plan or prevent the amendment, modification, suspension or termination thereof after the effective time of the merger; (c) creates any third-party beneficiary rights in any person; or (iv) will be treated as an amendment of, or undertaking to amend, any Company Employee Plan.
Efforts to Close the Merger
HSR Act; Foreign Direct Investment Laws
Momentive and Parent have each agreed to use its reasonable best efforts to take all action necessary to, as soon as reasonably practicable, cause the expiration or termination of the applicable waiting period pursuant to the HSR Act and to receive consent, approval, or clearance, or the expiration of any applicable waiting periods under the specified foreign direct investment laws, and any other antitrust law or foreign direct investment law applicable to the merger.
Momentive and Parent each filed or caused to be filed the requisite notification forms under the HSR Act with the FTC and the DOJ on March 24, 2023. The applicable waiting period under the HSR Act expired at 11:59 p.m., California time on April 24, 2023.

In addition, Parent, in coordination and consultation with Momentive, submitted the specified foreign direct investment filing in Italy on April 20, 2023 and may submit additional foreign direct investment filings under certain circumstances.
Subject to the terms of the merger agreement, each of Parent and Merger Sub agreed to, if and to the extent necessary to obtain clearance consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions, or other authorizations pursuant to applicable antitrust laws and specified foreign direct investment laws, and to avoid or eliminate each and every impediment under antitrust laws or specified foreign direct investment laws applicable to the merger, in each case, as promptly as practicable so as to allow the consummation of the merger, as promptly as practicable, and in any event at least three business days prior to the termination date offer, negotiate, commit to and effect, by consent decree, hold separate order, or otherwise (a) the sale, divestiture, license, or other disposition, of any and all of the capital stock or other equity or voting interests, assets (whether tangible or intangible), rights, products, or businesses of Parent, Momentive, or their respective subsidiaries; (b) the termination, modification, or assignment of existing relationships, joint ventures, contracts, or obligations of Parent Momentive or their respective subsidiaries; (c) the modification of any course of conduct regarding future operations of Parent, Momentive or their respective subsidiaries; and (d) any other restrictions on the activities of Parent, Momentive, or their respective subsidiaries; provided, however, that nothing in the merger agreement requires Parent, Merger Sub, and their respective affiliates to, and Momentive will not, without the prior written consent of Parent, commit to or effect any action with respect to the capital stock or other equity or voting interests, assets (whether tangible or intangible), rights, properties, products, or businesses of affiliates of Parent or Merger Sub (other than Parent and Merger Sub and, following the closing, the surviving corporation and the other Momentive subsidiaries).
Additionally, Parent and Merger Sub have each agreed (and will cause the Guarantors, the investment consortium led by STG and its and their respective affiliates) not to acquire or agree to acquire by merging, or consolidating with, by purchasing a portion of the assets of or equity in, or by acquiring in any other manner, any business of any person or other business organization or division if such business competes in any line of business with Momentive or its subsidiaries and the entering into a definitive agreement relating to the consummation of such transaction would reasonably be expected to (1) materially increase the risk of not obtaining, any authorization, consent, order, declaration, or approval of any governmental authority by the termination date necessary to consummate the merger or the expiration or termination of any applicable waiting period; (2) materially increase the risk of any governmental authority entering an order prohibiting the consummation of the merger; (3) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (4) materially delay beyond the termination date or prevent the consummation of the merger, subject to certain exceptions.
Equity Financing and Debt Financing
In connection with the transactions contemplated by the merger agreement, the investment consortium led by STG delivered the equity commitment letter, pursuant to which the investment consortium led by STG committed to provide Parent, at the effective time of the merger, with an equity investment of approximately $1.17 billion to fund a portion of the aggregate merger consideration and to pay fees and expenses related to the merger, subject to the terms and conditions of the equity commitment letter. Momentive is a third party beneficiary of the equity commitment letter and is entitled to enforce the investment commitment, on the terms and subject to the conditions set forth therein. Additionally, in connection with the transactions contemplated by the merger agreement, the debt financing sources delivered a debt commitment letter to Parent dated March 13, 2023, pursuant to which the lenders party to that letter committed to provide Parent, at the effective time of the merger, with debt financing of $450 million to fund a portion of the aggregate merger consideration and to refinance Momentive’s existing credit facilities, subject to the terms and conditions of the debt commitment letter. These financing amounts, together with Momentive’s cash on hand at closing, will be sufficient to fund the aggregate merger consideration payable to Momentive’s stockholders and the other payments required to be paid in connection with the completion of the merger (in each case, pursuant to certain terms and conditions).

Under the merger agreement, each of Parent and Merger Sub agreed to take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper, and advisable to obtain the equity financing on the terms and conditions described in the equity commitment letter at least three business days prior to the termination date, including by:
•	maintaining in effect the equity commitment letter in accordance with the terms and subject to the conditions thereof;
•	complying with its obligations under the equity commitment letter;
•	satisfying on a timely basis the conditions to funding that are applicable to Parent and Merger Sub in the equity commitment letter that are within its control;
•	consummating the equity financing at or prior to the closing, including causing the investment consortium led by STG to fund the equity financing at the closing;
•	complying with its obligations pursuant to the equity commitment letter; and
•	enforcing its rights, including by bringing a legal proceeding for specific performance, pursuant to the equity commitment letter.
Under the merger agreement, each of Parent and Merger Sub have agreed not to, without Momentive’s prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed), permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the equity commitment letter.
Parent and Merger Sub have agreed to seek to enforce, including by bringing a legal proceeding for specific performance, the equity commitment letter if Momentive seeks and is granted a decree of specific performance of the obligation to consummate the merger after all applicable conditions to the granting thereof set forth in the merger agreement have been satisfied.
Under the merger agreement, each of Parent and Merger Sub agreed to use reasonable best efforts to take (or cause to be taken) all actions and to do (or cause to be done) all things necessary, proper and advisable to arrange and obtain the debt financing on the terms and conditions (including, to the extent required, the full exercise of any “flex” provisions) described in the debt commitment letters or the fee letters no later than the closing of the merger, including using reasonable best efforts to
•	maintain in effect the debt commitment letters in accordance with the terms and subject to the conditions thereof;
•
negotiate, execute, and deliver definitive agreements with respect to the debt financing contemplated by the debt commitment letters on the terms and conditions (including the “flex” provisions) contemplated by the debt commitment letters or the fee letters;

•
accept (and comply with) to the fullest extent all “flex” provisions contemplated by the debt commitment letters or the fee letters and the debt financing to the extent that such “flex” provisions are exercised in accordance with the terms thereof;

•	satisfy on a timely basis all conditions to funding that are applicable to Parent and Merger Sub in the debt commitment letters and such definitive agreements related thereto;
•	consummate the debt financing no later than the closing of the merger, including causing the financing sources to fund the debt financing at the closing of the merger;
•	comply with its obligations pursuant to the debt commitment letters and the fee letters; and
•	enforce its rights pursuant to the debt commitment letters.
Parent and Merger Sub will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the debt commitment letters as and when they become due.

Under the merger agreement, each of Parent and Merger Sub have agreed not to, without Momentive’s prior written consent, permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the debt commitment letters if such amendment, modification, or waiver would, or would reasonably be expected to,
•
reduce the aggregate amount of the debt financing (unless the amount of the equity financing is increased by an equivalent amount from the investment consortium led by STG as of the date of the merger agreement);

•	materially delay or prevent the closing of the merger,
•	make the funding of the debt financing materially less likely to occur; or
•
adversely impact the ability of Parent, Merger Sub or Momentive to consummate the transactions contemplated under the merger agreement at the closing of the merger or the to enforce its rights against the other parties to the debt commitment letters or the likelihood of the consummation of the transactions contemplated under the merger agreement to be consummated at the closing of the merger.

Parent will promptly provide Momentive with executed copies of any amendments or modifications to the debt commitment letters and the equity commitment letter.
If any portion of the debt financing becomes unavailable on the terms and conditions (including the “flex” provisions) contemplated in the debt commitment letters, then Parent will use its reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event and at least three business days prior to the termination date, (i) alternative financing from alternative sources on terms and conditions not materially less favorable in the aggregate to Parent and Merger Sub than those contained in the debt commitment letters and the fee letters and in an amount at least equal to the debt financing or such unavailable portion thereof, as the case may be (which we refer to as the “alternate debt financing”); and (ii) one or more new financing commitment letters with respect to such alternate debt financing (which we refer to as the “new debt commitment letters”), which new debt commitment letters will replace the existing debt commitment letters in whole or in part.
Indemnification and Insurance
The merger agreement provides that the surviving corporation and its subsidiaries will (and Parent will cause the surviving corporation and its subsidiaries to), for a period of six years after the effective time of the merger, honor and fulfill, in all respects, the obligations of Momentive and its subsidiaries pursuant to any indemnification agreements between Momentive and any of its subsidiaries, on the one hand, and any of their respective current or former directors or officers (and any person who becomes a director, officer of Momentive or any of its subsidiaries prior to the effective time of the merger), on the other hand (we refer to such persons collectively as the “indemnified persons”) either set forth on the confidential disclosure letter to the merger agreement, filed with the Momentive SEC reports, or that use the same form, in all material respects, as the form of indemnification agreement filed with the Momentive SEC reports. In addition, under the merger agreement, during the period commencing at the effective time of the merger and ending on the sixth anniversary of the effective time of the merger, the surviving corporation and its subsidiaries will (and Parent will cause the surviving corporation and its subsidiaries to) cause the certificates of incorporation, bylaws, and other similar organizational documents of the surviving corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation, and the advancement of expenses that are at least as favorable as the indemnification, exculpation, and advancement of expenses provisions set forth in the charter, the bylaws, and the other similar organizational documents of Momentive and the subsidiaries of Momentive, as applicable, as of the date of the merger agreement and honor and fulfill, in all respects, such indemnification, exculpation, and advancement of expenses provision. During such six-year period or such period in which an indemnified person is asserting a claim for indemnification pursuant to the merger agreement, whichever is longer, such provisions may not be repealed, amended, or otherwise modified in any manner that would adversely affect the rights thereunder of any indemnified persons except as required by applicable law.
Under the merger agreement, for a period of six years after the effective time of the merger, the surviving corporation will (and Parent will cause the surviving corporation to) maintain in effect Momentive’s director and officer indemnification and insurance coverage in respect of acts or omissions occurring at or prior to the effective time of the merger on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of Momentive’s current director and officer indemnification and insurance coverage. Prior to the effective time of the merger, in lieu of maintaining Momentive’s current director and officer indemnification and insurance coverage, Momentive may, and at Parent’s request will, purchase a prepaid six-year “tail” policy with respect to Momentive’s directors’ and officers’ liability insurance, which the surviving corporation will (and Parent will cause the surviving corporation to) maintain the tail policy in full force and effect and continue to honor its obligations thereunder for so long as the tail policy is in full force and effect.
For more information, refer to the section of this proxy statement captioned “The Merger—Interests of Momentive’s Directors and Executive Officers in the Merger.”
Conditions to the Closing of the Merger
The respective obligations of Parent, Merger Sub and Momentive, to consummate the merger are subject to the satisfaction or waiver (where permitted by applicable law) at or prior to the effective time of the merger of certain conditions, including the following:
•
the adoption of the merger agreement and the merger by the affirmative vote of the holders of a majority of the issued and outstanding shares of Momentive common stock as of the record date and entitled to vote on the proposal;

•
the expiration or termination of the waiting periods (and any extensions thereof), if any, applicable to the merger pursuant to the HSR Act, or all requisite consents pursuant thereto have been obtained;

•	all approvals or clearances of the relevant governmental authorities under the specified foreign direct investment laws shall have been obtained; and
•
the absence of (1) any order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition; (2) any action taken by any governmental authority of competent jurisdiction or (3) any law enforced or deemed applicable to the merger by a governmental authority of competent jurisdiction, that in the case of each of the foregoing clauses (1), (2), or (3) prevents, materially restrains, or materially impairs the consummation of the merger.

The obligations of Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver (where permitted by applicable law) at or prior to the effective time of the merger of each of the following additional conditions, any of which may be waived exclusively by Parent:
•
the accuracy of the representations and warranties of Momentive set forth in the merger agreement, subject to applicable materiality or other qualifiers, as of the closing or the date in respect of which such representation or warranty was specifically made;

•	Momentive having performed and complied in all material respects with all covenants in the merger agreement required to be performed and complied with by it at or prior to the closing;
•	the receipt by Parent and Merger Sub of a customary closing certificate of Momentive; and
•	the absence of any Momentive material adverse effect having occurred after the date of the merger agreement that is continuing.

The obligations of Momentive to consummate the merger are subject to the satisfaction or waiver (where permitted by applicable law) at or prior to the effective time of the merger of each of the following additional conditions, any of which may be waived exclusively by Momentive:
•
the accuracy of the representations and warranties of Parent and Merger Sub set forth in the merger agreement, subject to applicable materiality or other qualifiers, as of the closing or the date in respect of which such representation or warranty was specifically made;

•
Parent and Merger Sub having performed and complied in all material respects with all covenants in the merger agreement required to be performed and complied by Parent and Merger Sub at or prior to the closing; and

•	the receipt by Momentive of a customary closing certificate of Parent and Merger Sub.
Termination of the Merger Agreement
The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement and the merger by the Momentive stockholders holding a majority of the outstanding shares of Momentive common stock as of the record date (except as otherwise provided in the merger agreement), in the following circumstances:
•	by mutual written agreement of Momentive and Parent;
•	by either Momentive or Parent if:
(a)
any Restraint has become final and non-appealable, except that the right to terminate will not be available to any party that has failed to comply with certain covenants set forth in the merger agreement;

(b)
the merger has not been consummated by 11:59 p.m., California time, on September 13, 2023 (the “termination date”), except that if as of the termination date, the relevant waiting periods or required consents, approvals, or clearances required under any applicable antitrust laws or the specified foreign direct investment laws have not been obtained; there is a Restraint resulting from or under antitrust laws or specified foreign direct investment laws that has become final and non-appealable; or either Parent or Momentive has brought an active legal proceeding against the other party for specific performance of the terms merger agreement, the termination date will automatically be extended to 11:59 p.m., California time, on December 13, 2023 and then further extended to 11:59 p.m. on March 13, 2024, except that neither Momentive or Parent may not terminate the merger agreement pursuant to this provision if the other party has right to terminate the merger agreement pursuant to certain termination provisions of the merger agreement or if such party’s action or failure to act have been the primary cause of, or primarily resulted in, either the failure to satisfy the conditions to the obligations of the terminating party to consummate the merger prior to the termination date or the failure of the effective time of the merger to have occurred prior to the termination date; or

(c)
Momentive’s stockholders holding a majority of the outstanding shares of Momentive common stock as of the record date do not adopt the merger agreement at the special meeting, except that a party may not terminate the merger agreement pursuant to this provision if such party’s action or failure to act constitutes a breach of the merger agreement and is the primary cause of, or primarily resulted in, the failure to obtain the approval of Momentive’s stockholders at the special meeting;

•	by Momentive if:
(a)
subject to a 45-day cure period, Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, or covenants in the merger agreement such that the related closing condition would not be satisfied; however, Momentive will not be entitled to terminate the merger agreement pursuant to this provision if, at the time that such termination would otherwise take effect in accordance with the foregoing, Momentive is in material breach of the merger agreement such that certain closing conditions are not satisfied;

(b)
prior to the adoption of the merger agreement by Momentive’s stockholders holding a majority of the outstanding shares of Momentive common stock as of the record date: (1) Momentive has received a superior proposal as defined in the section of this proxy statement captioned “The Merger Agreement—No Solicitation of Other Acquisition Offers”; (2) the Momentive Board (or a committee thereof) has authorized Momentive to enter into an alternative acquisition agreement to consummate the acquisition transaction contemplated by that superior proposal; (3) Momentive has complied in all material respects with its covenants under the merger agreement with respect to such superior proposal; and (4) Momentive pays Parent or its designee the applicable termination fee; or

(c)
(1) the conditions to Parent’s and Merger Sub’s obligation to consummate the merger have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied if the date of such termination was the closing date) or waived; (2) Parent and Merger Sub fail to consummate the closing as required under the merger agreement; (3) Momentive has notified Parent in writing that if Parent performs its obligations under the merger agreement and the equity financing contemplated by the equity commitment letter and the debt financing contemplated by the debt commitment letter is funded, then Momentive stands ready, willing, and able to consummate, and irrevocably commits to consummate, the closing; (4) Momentive gives Parent written notice at least two business days prior to such termination stating Momentive’s intention to terminate the merger agreement; and (5) the closing has not been consummated by the end of such two business day period (it being understood that notwithstanding anything to the contrary in the merger agreement, Parent will not be permitted to terminate the merger agreement during such two business day period); and

•	by Parent if:
(a)
subject to a 45-day cure period, Momentive has breached or failed to perform any of its representations, warranties, or covenants in the merger agreement such that the related closing condition would not be satisfied; however, Parent will not be entitled to terminate the merger agreement pursuant to this provision if, at the time that such termination would otherwise take effect in accordance with the foregoing, Parent or Merger Sub is in material breach of the merger agreement such that certain closing condition are not satisfied; or

(b)
the Momentive Board (or a committee thereof) has effected a Momentive Board recommendation change or there has been a willful breach of Momentive’s obligations under the merger agreement not to solicit an alternative transaction in a manner that is material.

In the event that the merger agreement is terminated pursuant to the termination rights above, the merger agreement will be of no further force or effect without liability of any party (or any equity holder, controlling person, partner, member, manager, stockholder, director, officer, employee, affiliate, agent or other representative of such party) to the other parties, as applicable, except certain sections of the merger agreement will survive the termination of the merger agreement, in each case in accordance with their respective terms. Notwithstanding the previous sentence, nothing in the merger agreement will relieve any party from any liability for any fraud or any willful breach of the merger agreement prior to the termination of the merger agreement. Furthermore, no termination of the merger agreement will affect the rights or obligations of any party pursuant to any confidentiality agreement, the Limited Guaranty, debt commitment letters, or the equity commitment letter, which rights, obligations and agreements will survive the termination of the merger agreement in accordance with their respective terms.
For purposes of this proxy statement and the merger agreement, “fraud” means a claim for Delaware common law fraud with scienter brought against a party based on a representation or warranty of such party contained in a transaction document. For the avoidance of doubt, “fraud” does not include any claim based on negligence or recklessness.
For purposes of this proxy statement and the merger agreement, “willful breach” means, with respect to any covenant or agreement, a breach that is a consequence of an act deliberately undertaken or omitted to be taken by the breaching party with the knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause a breach of the relevant covenant or agreement.

Termination Fees and Remedies
The merger agreement contains certain termination rights for Momentive and Parent. Upon valid termination of the merger agreement under specified circumstances, Momentive has agreed to pay Parent (or its designee) a termination fee of $52.0 million. Specifically, this termination fee will be payable by Momentive to Parent if the merger agreement is terminated:
•
by Momentive prior to the adoption of the merger agreement by Momentive’s stockholders holding a majority of the outstanding shares of Momentive common stock as of the record date, in order to enter into a definitive agreement providing for a superior proposal; or

•
by Parent if the Momentive Board changes its recommendation with respect to the merger or if there has been a willful breach of Momentive’s obligations under the merger agreement not to solicit an alternative transaction in a manner that is material.

•	Momentive also agreed to pay Parent (or its designee) the termination fee in certain circumstances if:
•
the merger agreement is terminated (1) because the merger is not completed by the termination date or any relevant extension thereof; (2) because of Momentive’s failure to obtain the required approval of Momentive’s stockholders; or (3) subject to a 45-day cure period, because Momentive breaches or fails to perform any of its representations, warranties, or covenants in a manner that would cause the related closing conditions to not be satisfied;

•
Momentive has not delivered to Parent written notice prior to termination of the merger agreement of a breach or failure to perform by Parent or Merger Sub of any of their respective representations, warranties, or covenants contained in the merger agreement in a manner that would cause the conditions to Momentive’s obligation to consummate the merger to not be satisfied, or any such noticed breach or failure to perform was cured prior to, or is otherwise not continuing as of, the termination of the merger agreement;

•
prior to the termination of the merger agreement, an acquisition proposal has been publicly announced or publicly disclosed or, in certain circumstances, otherwise provided to the Momentive Board, and not withdrawn or otherwise abandoned; and

•
within one year of termination of the merger agreement, Momentive consummates, or enters into a definitive agreement providing for (and such acquisition proposal is subsequently consummated at any time), a transaction involving the acquisition of at least 50 percent of the outstanding shares of Momentive common stock or Momentive’s consolidated assets.

The merger agreement also provides that Momentive, on the one hand, or Parent and Merger Sub, on the other hand, may specifically enforce the obligations under the merger agreement, except that Momentive may only cause Parent and Merger Sub to consummate the merger, and cause the equity financing under the equity commitment letter to be funded, if certain conditions are satisfied.
Upon valid termination of the merger agreement under specified circumstances, Parent has agreed to pay Momentive a termination fee of $104.0 million, the payment of which has been guaranteed pursuant to and subject to the terms and conditions of the Limited Guaranty. Specifically, this termination fee will be payable by Parent to Momentive if the merger agreement is terminated by Momentive if:
•
subject to a 45-day cure period, Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, or covenants in the merger agreement such that the related closing condition would not be satisfied; however, Momentive will not be entitled to terminate the merger agreement pursuant to this provision if, at the time that such termination would otherwise take effect in accordance with the foregoing, Momentive is in material breach of the merger agreement such that certain closing conditions are not satisfied; or

•
(1) the conditions to Parent’s and Merger Sub’s obligation to consummate the merger have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied if the date of such termination was the closing date) or waived; (2) Parent and Merger Sub fail to consummate the closing as required under the merger agreement; (3) Momentive has notified Parent in writing that if Parent performs its obligations under the merger agreement and the equity financing contemplated by the equity commitment letter and the debt financing contemplated by the debt commitment letter is funded, then Momentive stands ready, willing, and able to consummate, and irrevocably commits to consummate, the closing; (4) Momentive gives Parent written notice at least two business days prior to such termination stating Momentive’s intention to terminate the merger agreement; and (5) the closing has not been consummated by the end of such two business day period (it being understood that notwithstanding anything to the contrary in the merger agreement, Parent will not be permitted to terminate the merger agreement during such two business day period).
Subject to limited exceptions, (a) Parent’s and Merger Sub’s aggregate liability for monetary damages for breaches of the merger agreement are capped at $104.0 million, plus enforcement expenses up to $7.0 million, plus certain reimbursement obligations, and (b) Momentive’s liability for monetary damages for breaches of the merger agreement is capped at $52.0 million, plus certain enforcement expenses up to $7.0 million.
Neither Parent nor Momentive is required to pay the other its termination fee on more than one occasion.
Momentive’s receipt of the Parent termination fee (including Momentive’s right to enforce the Limited Guaranty with respect thereto and receive the Parent termination fee from the Guarantors), receipt of certain reimbursement obligations, and enforcement expenses up to $7.0 million payable by Parent to the extent owed, and Momentive’s right to specific performance are the sole and exclusive remedies of Momentive and its affiliates against Parent and its affiliates in respect of the merger agreement, the related transaction documents, the transactions contemplated by the merger agreement or such transaction documents, the termination of the merger agreement or the failure to consummate the merger, other than in the case of fraud or a willful breach of the merger agreement. Under no circumstances will the collective monetary damages payable by Parent and its affiliates (including for fraud or willful breach) under the merger agreement, the Limited Guaranty, or the equity commitment letter exceed the parent liability limitation. Notwithstanding anything to the contrary, under no circumstances can Momentive receive both a grant of specific performance or other equitable relief to cause the equity financing or the debt financing to be funded (whether under the merger agreement or the equity commitment letter or the debt commitment letter) and the occurrence of the closing, on the one hand, and (1) payment of any monetary damages (including any monetary damages in lieu of specific performance) whatsoever; or (2) payment of any of the Parent termination fee, certain reimbursement obligations, and any enforcement expenses by Parent to Momentive, on the other hand.
Fees and Expenses
Except in specified circumstances, whether or not the merger is completed, Momentive, on the one hand, and Parent and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the merger agreement and the merger. Momentive and Parent are each responsible for paying 50% of the filing fees related to any governmental filing or notification required under the merger agreement.
No Third-Party Beneficiaries
The merger agreement is binding upon and inures solely to the benefit of each party thereto, and nothing in the merger agreement, express or implied, is intended to or will confer upon any other person any rights or remedies, except (1) as set forth in or contemplated by the merger agreement; (2) from and after the effective time of the merger, the rights of the holders of shares of Momentive common stock, Momentive RSUs and Momentive options to receive the merger consideration; and (3) with respect to certain terms of the merger agreement, the financing sources and their successors and assigns.
Amendment, Extension, and Waiver
Subject to applicable law and provisions of the merger agreement, the merger agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of each Parent, Merger Sub, and Momentive (pursuant to authorized action by the Momentive Board (or a committee thereof)) prior to the effective time of the merger. However, after the adoption of the merger agreement by Momentive’s stockholders, no amendment that requires further approval by such stockholders pursuant to the DGCL may be made without such approval.

At any time and from time to time prior to the effective time of the merger, any party may, to the extent legally allowed and except as otherwise set forth in the merger agreement, (1) extend the time for the performance of any of the obligations or other acts of the other parties, as applicable; (2) waive any inaccuracies in the representations and warranties made to such party in the merger agreement; and (3) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement. Any agreement by a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such party. Any delay in exercising any right pursuant to the merger agreement will not constitute a waiver of such right.
Governing Law
The merger agreement is governed by and construed in accordance with the laws of the State of Delaware.
Waiver of Jury Trial
Each of the parties has irrevocably waived any right to a trial by jury in respect of any legal proceeding arising out of or relating to the merger agreement, the merger, the Limited Guaranty, the debt commitment letter, the equity commitment letter, debt financing, or the equity financing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of Momentive common stock as of April 5, 2023 for:
•	each person, or group of affiliated persons, known by us to beneficially own more than five percent of Momentive common stock;
•	each of Momentive’s named executive officers;
•	each of Momentive’s directors and nominees for director; and
•	all of Momentive’s current executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules of the SEC, thus it represents sole or shared voting or investment power with respect to Momentive’s securities and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to Momentive’s knowledge, the persons and entities named in the table have sole voting power and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
The calculation of the percentage of beneficial ownership is based on 150,689,947 shares of Momentive common stock outstanding as of April 5, 2023 (the “Beneficial Ownership Date”). We have deemed shares of Momentive common stock subject to stock options that are currently exercisable or exercisable within 60 days of April 5, 2023, or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of April 5, 2023, to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Momentive Global Inc., One Curiosity Way, San Mateo, California 94403. The information provided in the table below is based on Momentive’s records, information filed with the SEC and information provided to us, except where otherwise noted.
	Common Stock
Name of Beneficial Owner	Number	Percentage
Named Executive Officers and Directors:
Alexander J. Lurie(1)	5,978,443	3.9
Lora Blum(2)	619,822	*
Priyanka Carr(3)	424,765	*
Clarence Ewell(4)	219,675	*
Richard Sullivan Jr.(5)	66,068	*
Justin Coulombe(6)	—	*
John Schoenstein(7)	—	*
Lauren Antonoff(8)	6,095	*
Susan L. Decker(9)	294,314	*
David Ebersman(10)	294,314	*
Dana L. Evan(11)	274,676	*
Ryan Finley(12)	8,154,603	5.4
Sagar Gupta(13)	—	*
Erika H. James(14)	166,812	*
Sheryl Sandberg(15)	8,899,833	5.9
Benjamin C. Spero(16)	124,122	*
All executive officers and directors as a group (17 persons)(17)	26,347,230	16.7

	Common Stock
Name of Beneficial Owner	Number	Percentage
Greater than 5% Stockholders:
The Vanguard Group Inc.(18)	13,521,099	9.0
BlackRock, Inc.(19)	10,034,627	6.7
ArrowMark Colorado Holdings, LLC(20)	9,514,875	6.3
Sheryl K. Sandberg Revocable Trust(21)	8,899,833	5.9
SM Profits, LLC(22)	8,105,289	5.4
Magnetar Financial LLC(23)	7,707,761	5.1
*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of Momentive common stock.
(1)
Mr. Lurie’s ownership includes (i) 39,330 shares held of record by the Jason and Jennifer Lurie Family 2018 Irrevocable Trust dated May 31, 2018, of which Kristin Vogelsong, Mr. Lurie’s spouse, is the trustee, (ii) 39,330 shares held of record by the Eliza and Larry Becker Family 2018 Irrevocable Trust dated May 31, 2018, of which Ms. Vogelsong is the trustee, (iii) 26,219 shares held of record by the Scott and Caitlin Vogelsong Family 2018 Irrevocable Trust dated May 31, 2018, of which Ms. Vogelsong is the trustee, (iv) 4,403,686 shares subject to Momentive options fully-vested and exercisable within 60 days of the Beneficial Ownership Date, (v) 88,303 Momentive RSUs fully-vested and releasable within 60 days of the Beneficial Ownership Date, (vi) 501,242 shares of common stock underlying Momentive restricted stock and Lurie restricted stock award.

(2)
Ms. Blum’s ownership includes (i) 431,273 shares subject to Momentive options fully-vested and exercisable within 60 days of the Beneficial Ownership Date, (ii) 21,142 Momentive RSUs fully-vested and releasable within 60 days of the Beneficial Ownership Date, and (iii) 94,268 shares of common stock underlying Momentive restricted stock.

(3)
Ms. Carr’s ownership includes (i) 156,010 shares subject to Momentive options fully-vested and exercisable within 60 days of the Beneficial Ownership Date, (ii) 37,296 Momentive RSUs fully-vested and releasable within 60 days of the Beneficial Ownership Date, and (iii) 133,105 shares of common stock underlying Momentive restricted stock.

(4)
Mr. Ewell’s ownership includes (i) 91,915 shares subject to Momentive options fully-vested and exercisable within 60 days of the Beneficial Ownership Date and (ii) 54,622 Momentive RSUs fully-vested and releasable within 60 days of the Beneficial Ownership Date.

(5)
Following Mr. Sullivan’s arrival in December 2022, 66,068 Momentive RSUs are fully-vested and releasable within 60 days of the Beneficial Ownership Date. He does not hold any shares of Momentive common stock.

(6)
Following Mr. Coulombe’s departure on September 30, 2022, no shares subject to Momentive options are fully-vested and exercisable within 60 days of the Beneficial Ownership Date, and no Momentive RSUs are fully-vested and releasable within 60 days of the Beneficial Ownership Date. He does not hold any shares of Momentive common stock.

(7)
Following Mr. Schoenstein’s departure on October 3, 2022, no shares subject to Momentive options are fully-vested and exercisable within 60 days of the Beneficial Ownership Date, and no Momentive RSUs are fully-vested and releasable within 60 days of the Beneficial Ownership Date. He does not hold any registered shares of Momentive common stock.

(8)	Ms. Antonoff’s ownership includes 3,047 Momentive RSUs fully-vested and releasable within 60 days of the Beneficial Ownership Date.
(9)
Ms. Decker’s ownership includes (i) 236,176 shares subject to Momentive options fully-vested and exercisable within 60 days of the Beneficial Ownership Date, and (ii) 2,512 Momentive RSUs fully-vested and releasable within 60 days of the Beneficial Ownership Date.

(10)
Mr. Ebersman’s ownership includes (i) 236,176 shares subject to Momentive options fully-vested and exercisable within 60 days of the Beneficial Ownership Date, and (ii) 2,512 Momentive RSUs fully-vested and releasable within 60 days of the Beneficial Ownership Date.

(11)
Ms. Evan’s ownership includes (i) 236,176 shares subject to Momentive options fully-vested and exercisable within 60 days of the Beneficial Ownership Date, and (ii) 2,512 Momentive RSUs fully-vested and releasable within 60 days of the Beneficial Ownership Date.

(12)
Mr. Finley’s ownership includes (i) 8,105,289 shares held of record by SM Profits, LLC, of which Mr. Finley is a manager. Mr. Finley holds a controlling interest with respect to voting and investment power of the shares held by SM Profits, LLC. See footnote 22 for additional information regarding SM Profits, LLC, (ii) 26,176 shares subject to Momentive options fully-vested and exercisable within 60 days of the Beneficial Ownership Date, and (iii) 2,512 Momentive RSUs fully-vested and releasable within 60 days of the Beneficial Ownership Date.

(13)
Mr. Gupta does not currently own any equity interests in Momentive. Because Mr. Gupta serves on Momentive Board as a representative of Legion Partners Asset Management, LLC and its affiliates, Mr. Gupta does not have a right to any economic interest in Momentive securities granted to him us in respect of his position on Momentive Board. Legion Partners Asset Management, LLC is entitled to receive all of the economic interest in securities granted to Mr. Gupta by us in respect of his position on Momentive Board. Mr. Gupta disclaims beneficial ownership of Momentive securities held by Legion Partners Asset Management, LLC and its affiliates and at no time has he had any economic interest in such securities except any indirect economic interest through Legion Partners Asset Management, LLC and its affiliates, entities in which he does not have a controlling interest and does not have investment control.

(14)
Ms. James’ ownership includes (i) 135,551 shares subject to Momentive options fully-vested and exercisable within 60 days of the Beneficial Ownership Date, and (ii) 2,512 Momentive RSUs fully-vested and releasable within 60 days of the Beneficial Ownership Date.

(15)
Ms. Sandberg’s ownership consists of 8,899,833 shares held of record by the Sheryl K. Sandberg Revocable Trust, of which Ms. Sandberg is a trustee. See footnote 20 for additional information regarding the Sheryl K. Sandberg Revocable Trust.

(16)
Mr. Spero’s ownership includes (i) 8,497 shares held of record by Spectrum Equity Management Inc., an affiliate of Spectrum Equity of which Mr. Spero is a managing director, (ii) 26,176 shares subject to Momentive options fully-vested and exercisable within 60 days of the Beneficial Ownership Date, and (iii) 2,512 Momentive RSUs fully-vested and releasable within 60 days of the Beneficial Ownership Date. Under an agreement with Spectrum Equity, Mr. Spero is deemed to hold the Momentive options and Momentive RSUs included herein for the indirect benefit of funds affiliated with Spectrum Equity. Pursuant to the agreement with Spectrum Equity, upon vesting, the shares underlying the Momentive RSUs are issued to and held by Spectrum Equity Management, Inc. Mr. Spero disclaims beneficial ownership of the above shares, Momentive options and Momentive RSUs and underlying common stock, except to the extent of his pecuniary interest therein.

(17)
Consists of 26,347,230 shares beneficially owned by Momentive’s current executive officers and directors, including (i) 809,314 shares of common stock underlying Lurie restricted stock award and Momentive restricted stock, (ii) 6,601,720 shares subject to Momentive options held by Momentive’s current executive officers and directors that are fully-vested and exercisable within 60 days of the Beneficial Ownership Date, and (iii) 304,313 Momentive RSUs held by Momentive’s current executive officers and directors fully-vested and releasable within 60 days of the Beneficial Ownership Date.

(18)
According to a Schedule 13G filed with the SEC on February 9, 2023 reporting stock ownership as of December 30, 2022, consists of 13,521,099 shares beneficially owned by The Vanguard Group Inc. and certain of its wholly-owned subsidiaries. The address for the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(19)
According to a Schedule 13G filed with the SEC on February 1, 2023 reporting stock ownership as of December 31, 2022, consists of 10,034,627 shares beneficially owned by Blackrock, Inc. or certain of its subsidiaries. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(20)
According to a Schedule 13G filed with the SEC on April 10, 2023 reporting stock ownership as of March 31, 2023, consists of 9,514,875 shares beneficially owned by ArrowMark Colorado Holdings, LLC. The address for ArrowMark is 100 Fillmore Street, Suite 325, Denver, Colorado 80206.

(21)
Consists of 8,899,833 shares held of record as of April 5, 2023 by the Sheryl K. Sandberg Revocable Trust, of which Ms. Sandberg is a trustee. Ms. Sandberg plans to donate the remaining shares beneficially owned by her (or the proceeds from the sale thereof) to the Sheryl Sandberg and Dave Goldberg Family Foundation as part of fulfilling their philanthropic commitment to the Giving Pledge.

(22)
Consists of 8,105,289 shares held of record as of April 5, 2023 by SM Profits, LLC. Ryan Finley is a manager of SM Profits, LLC and holds a controlling interest with respect to voting and investment power of the shares held by SM Profits, LLC. The address for SM Profits, LLC is 1030 SW Morrison St., Portland, OR 97205.

(23)
According to a Schedule 13D filed with the SEC on April 6, 2023 reporting stock ownership as of March 28, 2023, consists of 7,707,761 shares beneficially owned by Magnetar Financial LLC or certain of its affiliates. The address for Magnetar Financial LLC is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.

FUTURE STOCKHOLDER PROPOSALS
If the merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of Momentive’s stockholders. However, if the merger is not completed, Momentive’s stockholders will continue to be entitled to attend and participate in stockholder meetings.
Momentive will hold an annual meeting of stockholders in 2023 only if the merger has not already been completed.
Stockholders who intend to have a proposal considered for inclusion in Momentive’s proxy materials for presentation at Momentive’s 2023 annual meeting of stockholders, if held, pursuant to Rule 14a-8 of the Exchange Act must have submitted the proposal to us no later than December 26, 2023.
Momentive’s bylaws establish an advance notice procedure with regard to specified matters to be brought before an annual meeting of stockholders but not included in Momentive’s proxy materials. To be timely for Momentive’s annual meeting of stockholders in 2023, Momentive’s Chief Legal Officer & Secretary must have received the required written notice at Momentive’s principal executive offices not earlier than February 9, 2023, and no later than March 11, 2023.

WHERE YOU CAN FIND MORE INFORMATION
Momentive files annual, quarterly, and current reports, proxy statements and other information with the SEC.
The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and Momentive’s financial condition and are incorporated by reference into this proxy statement.
The following Momentive filings with the SEC are incorporated by reference:
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on February 17, 2023 (the “Annual Report”)
•	Amendment No. 1 on Form 10-K/A filed on April 14, 2023 with respect to the Annual Report
Notwithstanding the above, information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.
We also incorporate by reference into this proxy statement each additional document that we may file with the SEC under Sections 13(a), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the merger agreement. These documents include annual, quarterly, and current reports (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein), proxy statements, proxy solicitation materials and other information.
We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the merger agreement. These documents include annual, quarterly, and current reports, proxy statements and other information.
These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.
You may obtain any of the documents that we file with the SEC, without charge, by requesting them in writing from us at the following address:
Momentive Global Inc.
One Curiosity Way
San Mateo, California 94403
Attention: Investor Relations
If you would like to request documents from us, please do so as soon as possible to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method. Please note that all of Momentive’s documents that we file with the SEC are also promptly available through the “SEC Filings” section of Momentive’s website, https://investor.momentive.ai/financials/sec-filings/default.aspx. The information included on Momentive’s website is not incorporated by reference into this proxy statement. The website addresses, and the website addresses included in any documents incorporated by reference in this proxy statement, are not intended to function as hyperlinks, and the information contained on such websites and on the SEC’s website is not incorporated by reference in this proxy statement and you should not consider it a part of this proxy statement.

If you have any questions concerning the merger, the special meeting, or the accompanying proxy statement, would like additional copies of this proxy statement or need help voting your shares of Momentive common stock, please contact Momentive’s proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Stockholders may call toll free: (877) 750-8240
Banks and Brokers may call collect: (212) 750-5833

MISCELLANEOUS
Momentive has supplied all information relating to Momentive, and Parent has supplied, and Momentive has not independently verified, all of the information relating to Parent, Merger Sub, and STG contained in this proxy statement.
YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT IN VOTING YOUR SHARES OF MOMENTIVE’S COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED APRIL 27, 2023. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE (OR AS OF AN EARLIER DATE IF SO INDICATED IN THIS PROXY STATEMENT), AND THE SENDING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION.

ANNEX A
AGREEMENT AND PLAN OF MERGER

between

MERCURY BIDCO LLC,

MERCURY MERGER SUB, INC.

and

MOMENTIVE GLOBAL INC.

Dated March 13, 2023

A-i

A-ii

SCHEDULES
Schedule 8.3(b) Parent Account Information
Schedule 8.3(c) Company Account Information
EXHIBITS
Exhibit A Form of Certificate of Incorporation of the Surviving Corporation
A-iii

AGREEMENT AND PLAN OF MERGER
This agreement and plan of merger (this “Agreement”) is dated March 13, 2023, and is between Mercury Bidco LLC, a Delaware limited liability company (“Parent”), Mercury Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Momentive Global Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the meanings given to them in Article I.
RECITALS
A. The Company Board has (i) determined that this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company (collectively with the other transactions contemplated by this Agreement, the “Merger”), are advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; (iii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations in this Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement; (iv) directed that the adoption of this Agreement be submitted to a vote of the Company Stockholders at a meeting of the Company Stockholders; and (v) recommended that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger in accordance with the DGCL.
B. The sole member of Parent and the board of directors of Merger Sub has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations under this Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement herein and the board of directors of Merger Sub has declared this Agreement advisable; (iii) in the case of Merger Sub, directed that the adoption of this Agreement be submitted to a vote of Parent in its capacity as Merger Sub’s sole stockholder; and (iv) in the case of Merger Sub, recommended that Parent vote in favor of the adoption of this Agreement and the approval of the Merger in accordance with the DGCL.
C. Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered a limited guarantee (the “Guarantee”) from the parties thereto (collectively, the “Guarantors”), in favor of the Company and pursuant to which, subject to the terms and conditions contained in the Guarantee, Guarantors are guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement.
D. Concurrently with the execution of this Agreement, certain Company Stockholders have entered into voting agreements with Parent and Merger Sub (the “Voting Agreements”) pursuant to which, among other things, such Company Stockholders have agreed, on the terms and subject to the conditions set forth in the respective Voting Agreements, to vote all of such Persons’ shares of Company Common Stock in favor of the adoption of this Agreement and the approval of the Merger and the other transactions contemplated by this Agreement.
AGREEMENT
The Parties therefore agree as follows:
ARTICLE I
DEFINITIONS & INTERPRETATIONS
1.1 Certain Definitions. For all purposes of this Agreement, the following capitalized terms have the following respective meanings:
(a)“Acceptable Confidentiality Agreement” means a customary confidentiality agreement (whether in effect as of the execution of this Agreement or executed after the execution of this Agreement) containing terms no less restrictive to the counterparty than those contained in the

Confidentiality Agreement (except for such changes necessary in order for the Company to be able to comply with its obligations under this Agreement), it being understood that such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of, or amendment to, any Acquisition Proposal.
(b) “Acquired Company” means: (a) the Company; (b) each Subsidiary of the Company; and (c) for purposes of Article III of the Agreement, each corporation or other similar entity that prior to the Effective Time has been merged into, that has been consolidated with or that otherwise is a predecessor to, any of the entities identified in clauses “(a)” and “(b)” above.
(c) “Acquisition Proposal” means any offer, indication of interest or proposal (other than an offer or proposal by Parent or Merger Sub or any of their respective Affiliates, or any Group that includes any of the foregoing) to the Company or the Company Board (or any committee thereof) providing for an Acquisition Transaction.
(d) “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:
(i) any direct or indirect purchase or other acquisition by any Person or Group (other than Parent, Merger Sub, the Guarantors or the Equity Financing Sources, or any of their respective Affiliates, or any Group that includes any of the foregoing), whether from the Company or any other Person, of securities representing more than 15 percent of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 15 percent of the total outstanding voting power of the Company after giving effect to the consummation of such tender offer or exchange offer;
(ii) any direct or indirect purchase or other acquisition by any Person or Group (other than Parent, Merger Sub, the Guarantors or the Equity Financing Sources, or any of their respective Affiliates, or any Group that includes any of the foregoing) of assets (including securities issued by any of the Acquired Companies) constituting more than 15% of the consolidated net revenues or consolidated net income (measured based on the 12 full calendar months prior to the date of determination) or consolidated assets (measured based on book value or fair market value as of the last day of the most recently completed calendar month) of the Acquired Companies, in each case except for sales or non-exclusive licenses or sublicenses of Company Products in the ordinary course of business; or
(iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company (or any of its Subsidiaries whose business accounts for more than 15 percent of the revenue, net income or consolidated assets of the Acquired Companies, taken as a whole) pursuant to which any Person or Group (other than Parent, Merger Sub, the Guarantors or the Equity Financing Sources, or any of their respective Affiliates, or any Group that includes any of the foregoing) would hold securities representing more than 15 percent of the total outstanding voting power of the Company (or the surviving company) outstanding after giving effect to the consummation of such transaction.
(e) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.
(f) “Antitrust Law” means, collectively, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(g) “Business Day” means each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of San Francisco is closed.
(h) “Bylaws” means the bylaws of the Company in effect as of the date of this Agreement.
(i) “CARES Act” means (i) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and (ii) Division N – Additional Coronavirus Response and Relief of the Consolidated Appropriations Act, 2021 (H.R. 133), in each case, together with all rules and regulations and guidance issued by any Governmental Authority with respect thereto.
(j) “Certificate of Merger” means the certificate of merger, in customary form, relating to the Merger.
(k) “Charter” means the Amended and Restated Certificate of Incorporation of the Company as in effect as of the date of this Agreement.
(l) “Chosen Courts” means the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware, then any Delaware state court).
(m) “Code” means the Internal Revenue Code of 1986.
(n) “Company Associate” means any current or former employee, Contract Worker, advisor, officer, member of the board of directors or managers (or similar body) or other individual service provider of or to any of the Acquired Companies or any Affiliate of any Acquired Company.
(o) “Company Balance Sheet” means the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2022 included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022, as filed with the SEC on November 3, 2022.
(p) “Company Board” means the Board of Directors of the Company.
(q) “Company Employee Plan” means: (i) each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (ii) any other employment, consulting, salary, bonus, commission, other remuneration, stock option, stock purchase or other equity-based award (whether payable in cash, securities or otherwise), benefit, incentive compensation, profit sharing, savings, pension, retirement (including early retirement and supplemental retirement), disability, insurance (including life and health insurance), vacation, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, redundancy, retention, change of control, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, and similar fringe, welfare or other employee benefit plan, program, agreement, Contract, policy or binding arrangement (whether or not in writing) maintained or contributed to or required to be contributed to by any of the Acquired Companies or any Affiliate of any Acquired Company for the benefit of or relating to any current or former Company Associate of any Acquired Company or any ERISA Affiliate of the Acquired Companies, or with respect to which any Acquired Company has any current, or is reasonably likely to have any future, liability.
(r) “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
(s) “Company Common Stock” means the Common Stock, $0.00001 par value per share, of the Company.
(t) “Company Contract” means any Contract: (i) to which any of the Acquired Companies is a party; (ii) by which any of the Acquired Companies or any Company IP or any other asset of any of the Acquired Companies is bound or under which any of the Acquired Companies has, or may become subject to, any obligation; or (iii) under which any of the Acquired Companies has any rights.

(u) “Company Employee Agreement” means any management, employment, severance, transaction bonus, change of control, consulting, relocation, repatriation or expatriation agreement or other Contract between any of the Acquired Companies or any Affiliate of any Acquired Company and any Company Associate, other than any such Contract which is terminable “at will” without any obligation on the part of any Acquired Company or any Affiliate of any Acquired Company to make any severance, change in control or similar payment or provide any benefit.
(v) “Company Equity Award” means any Company Option, Company RSU or Company Restricted Stock.
(w) “Company Equity Plans” means the Company’s 2018 Equity Incentive Plan, the Company’s 2011 Equity Incentive Plan, and the ESPP.
(x) “Company Inbound License” means any Contract, other than any Non-Scheduled Contract, pursuant to which any Person has licensed any material Intellectual Property or Intellectual Property Rights (whether or not currently exercisable and including a right to receive a license) to any Acquired Company or granted to any Acquired Company a covenant not to sue or other right or immunity under, in or to any material Intellectual Property or Intellectual Property Right (other than commercially available “shrink wrap” or similar licenses for unmodified “off-the-shelf” software).
(y) “Company IP” means all (i) Intellectual Property Rights in which any of the Acquired Companies has (or purports to have) an ownership interest and (ii) Intellectual Property in which any of the Acquired Companies owns (or purports to own) the Intellectual Property Rights therein.
(z) “Company Material Adverse Effect” means any change, event, condition, development, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Acquired Companies, taken as a whole. None of the following, and no Effects arising out of, relating to or resulting from the following (in each case, by themselves or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):
(i) general economic conditions in the United States or any other country or region in the world, or conditions in the global economy generally, including inflation or supply chain disruptions;
(ii) conditions in the financial markets, credit markets, equity markets, debt markets, currency markets or capital markets in the United States or any other country or region in the world, including (a) changes in interest rates or credit ratings in the United States or any other such country; (b) changes in exchange rates for the currencies of the United States or any other such country; or (c) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other such country or region in the world;
(iii) conditions in the industry sectors in which the Acquired Companies conduct business or in any specific jurisdiction or geographical area in which the Acquired Companies conduct business, or changes in such conditions;
(iv) regulatory, legislative or political conditions (including anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions) in the United States or any other country or region in the world;
(v) any geopolitical conditions, outbreak of hostilities, armed conflicts, protests, civil unrest, civil disobedience, acts of war, sabotage, terrorism, military actions, data breach, cyberattack, cybercrime or cyberterrorism (including, in each case, any escalation or worsening of any of the foregoing) in the United States or any other country or region in the world, including an outbreak or escalation of hostilities involving the United States or any other Governmental Authority or the declaration by the United States or any other Governmental Authority of a national emergency or war;

(vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, nuclear incidents, foreign or domestic social protest or social unrest (whether or not violent), or other natural or man-made disasters, weather conditions, power outages or other force majeure events in the United States or any other country or region in the world (or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Authorities);
(vii) pandemics (including any Effect with respect to COVID-19 or any COVID-19 Measures), epidemics, plagues, contagious disease outbreaks or other comparable events (including quarantine restrictions mandated or recommended by any Governmental Authority), or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Authorities (including COVID-19 Measures) in the United States or any other country or region in the world;
(viii) the negotiation, execution, delivery, announcement or performance of this Agreement or the pendency or consummation of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Acquired Companies with employees (including any employee attrition as a result thereof), suppliers, customers, partners, lenders, lessors, vendors, Governmental Authorities or any other third Person;
(ix) the identity of, or any facts or circumstances relating to, any Guarantor, any Equity Financing Source, Parent or Merger Sub or their respective Affiliates or the respective equity or debt financing sources of, or investors in, any of the foregoing, or the respective plans or intentions of the foregoing with respect to the Company or its business;
(x) the compliance by any Party with the terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement, in and of itself;
(xi) any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing (including by email) following the date of this Agreement, and any failure to take any action resulting from Parent’s failure to grant any approval or consent requested by the Company to take any action restricted or prohibited by this Agreement, in each case, in and of itself;
(xii) changes or proposed changes in GAAP or other accounting standards or Law (or the enforcement or interpretation of any of the foregoing), including the adoption, implementation, repeal, modification, reinterpretation or proposal thereof, changes in the regulatory accounting requirements applicable to any industry in which the Acquired Companies operate (including the adoption, implementation, repeal, modification, reinterpretation or proposal thereof), or any action taken for the purpose of complying with GAAP or any Law (including any action taken or not taken as required by any Law, Governmental Authority or otherwise to respond to the impact, presence, outbreak or spread of any pandemic (including COVID-19), epidemic, contagious disease outbreaks or other comparable event);
(xiii) changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that the cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, to the extent not otherwise excluded under this definition);
(xiv) any failure, in and of itself, by the Acquired Companies to meet (a) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (b) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the cause of any such failure in clause (a) or (b) may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, to the extent not otherwise excluded under this definition);
(xv) any Transaction Litigation or other Legal Proceeding threatened, made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company)

against the Company, any of its stockholders, executive officers or other employees or any member of the Company Board (or any Affiliates of any of the foregoing) in connection with, arising from or otherwise relating to the Merger, including any demand or Legal Proceeding for appraisal of the fair value of any shares of Company Common Stock; or
(xvi) any breach by Parent or Merger Sub of this Agreement;
except, with respect to subsections (i) through (vii) and (xii) above, to the extent that such Effect has had a disproportionate adverse effect on the Acquired Companies, taken as a whole, relative to the similarly situated companies operating in the industry in which the Acquired Companies conduct business, in which case only the incremental adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.
(aa) “Company Outbound License” means any Contract, other than any Non-Scheduled Contract, pursuant to which any Acquired Company has granted any Person a license, covenant not to sue, or other right or immunity under, in or to any material Company IP.
(bb) “Company Pension Plan” means: (i) each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA); and (ii) any other occupational pension plan, including any final salary or money purchase plan.
(cc) “Company Preferred Stock” means the preferred stock, par value $0.00001 per share, of the Company.
(dd) “Company Product” means any version, release or model of any product or service (including Software) that has been since January 1, 2018, or is currently being, distributed, provided, licensed or sold by or on behalf of any Acquired Company.
(ee) “Company Related Parties” means, collectively, (i) the Acquired Companies; and (ii) the former, current and future holders of any equity, controlling persons, Representatives, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates.
(ff) “Company Software” means Software in which any of the Acquired Companies has (or purports to have) an ownership interest.
(gg) “Company Stockholders” means the holders of shares of Company Capital Stock.
(hh) “Company Technology” means all IT Systems and Company Software or electronic hardware products or services made available, provided, sold, licensed to customers or leased to customers by the Acquired Companies, including any microchips, firmware, on-premise Software, mobile applications or browser extensions made available or provided by any of the Acquired Companies.
(ii) “Company Termination Fee” means an amount in cash equal to $52,000,000.
(jj) “Confidentiality Agreement” means the confidentiality letter agreement, dated November 15, 2022, between the Company and STG Partners, LLC.
(kk) “Consent” means any consent, approval, clearance, waiver, Governmental Authorization or order.
(ll) “Continuing Employee” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.
(mm) “Contract” means any legally binding contract, lease, license, indenture, note, bond, commitment, mortgage, deed of trust, agreement or other binding instrument.

(nn) “Contract Worker” means any independent contractor, consultant or individual service provider who is or was hired, retained, employed or used by any of the Acquired Companies and who is not: (i) classified by an Acquired Company as a direct employee; or (ii) compensated by an Acquired Company through wages reported on a form W-2 completed by the Acquired Companies.
(oo) “COVID-19” means SARS-CoV-2 or COVID-19, and any variants, evolutions or mutations thereof, or any related or associated epidemics, pandemics or disease outbreaks, or any escalation or worsening of any of the foregoing (including any subsequent waves).
(pp) “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guideline, response or recommendation of or promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, or other reasonable actions taken, in each case, in connection with or in response to COVID-19 and including, in each case, any changes in any such Law, directive, guidance, response or recommendation.
(qq) “Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of October 10, 2018, by and among the Company, Momentive Inc. (formerly known as SurveyMonkey Inc.), the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended by the Amendment Agreement dated as of March 1, 2023 (as further amended, restated, supplemented or otherwise modified from time to time).
(rr) “D&O Insurance” means the Company’s current directors’ and officers’ liability insurance.
(ss) “DGCL” means the General Corporation Law of the State of Delaware.
(tt) “Domain Name” means any or all of the following and all worldwide rights in, arising out of, or associated therewith: domain names, uniform resource locators and other names and locators associated with the internet.
(uu) “DOJ” means the United States Department of Justice.
(vv) “DPA” means the Defense Production Act of 1950, as amended, including all implementing regulations thereof.
(ww) “DPA Triggering Rights” means (i) “control” (as defined in the DPA); (ii) access to any “material non-public technical information” (as defined in the DPA) in the possession of the Company; (iii) membership or observer rights on the Board of Directors or equivalent governing body of the Company or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of the Company; (iv) any involvement, other than through the voting of shares, in substantive decision-making of the Company regarding the use, development, acquisition or release of any Company “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data”(as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure”(as defined in the DPA).
(xx) “DTC” means the Depository Trust Company.
(yy) “Employment Law” means any applicable Law with respect to employment and employment practices, including those relating to hiring, promotion, termination, terms and conditions of employment, wages, hours, wage statements, meal and break periods, labor relations, other labor-related matters or arising under labor relations laws, discrimination, equal pay, overtime, business expense reimbursements, labor relations, paid and unpaid leaves of absence, paid sick leave laws, COVID-19 regulations, work breaks, classification of workers (including exempt and independent contractor status), occupational health and safety, privacy, fair credit reporting, harassment, retaliation, disability rights and benefits, reasonable accommodation, equal employment, fair employment practices, immigration, visa, work permits, workers’ compensation, affirmative action, federal contracting, benefits, child labor, working conditions, wrongful discharge or violation of personal rights, social benefits contributions, severance pay, WARN, leaves of absences and unemployment insurance.

(zz) “Encumbrance” means any lien (statutory or other), pledge or other deposit arrangement, hypothecation, charge, assessment, collateral assignment, mortgage, deed of trust, easement, encroachment, imperfection of title, title exception, title defect, title retention, right of possession, lease, tenancy license, security interest, security arrangement or security agreement, executory seizure, attachment, garnishment, encumbrance (including any exception, reservation or limitation, right of way, and the like), conditional sale, interference, option to purchase, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
(aaa) “Enforceability Exceptions” means: (i) legal limitations on enforceability arising from applicable bankruptcy and other similar Laws affecting the rights of creditors generally; (ii) legal limitations on enforceability arising from rules of law governing specific performance, injunctive relief and other equitable remedies; and (iii) legal limitations on the enforceability of provisions requiring indemnification against liabilities under securities laws in connection with the offering, sale or issuance of securities.
(bbb) “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.
(ccc) “Environmental Law” means any Law, including any Governmental Authorization required thereunder, relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant or animal life, or any other natural resource); (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, distribution, sale, labeling, production, Release or disposal of hazardous or toxic substances, materials or wastes; or (iii) the protection of human health or safety (to the extent relating to exposure to Hazardous Substance).
(ddd) “ERISA” means the Employee Retirement Income Security Act of 1974.
(eee) “ERISA Affiliate” means any Person under common control with the Company or any Subsidiary or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code.
(fff) “ESPP” means the Company’s 2018 Employee Stock Purchase Plan, as amended.
(ggg) “Exchange Act” means the Securities Exchange Act of 1934.
(hhh) “Excluded Information” means any (i) financial statements of the Company or its Subsidiaries other than the historical financial statements set forth in Section 6.6(a)(iv)(A) and Section 6.6(a)(iv)(B); (ii) description of all or any component of the Debt Financing; (iii) pro forma financial statements or adjustments or projections (including information regarding any post-Closing pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments), it being understood that Parent, and not the Company or its Subsidiaries or their respective Representatives, will be responsible for the preparation of the pro forma financial statements and any other pro forma information, including any pro forma adjustments; (iv) other information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, any Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, any information required by Items 10 through 14 of Form 10-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A; and (v) other information that is not available to the Company without undue effort or expense.
(iii) “Financing Sources” means the Persons that have committed to provide the debt financing contemplated by, or have otherwise entered into agreements in connection with, the Debt Commitment Letters, the Debt Financing or alternative debt financings in connection with the Merger, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto (including, lead arrangers, bookrunners, managers, arrangers, agents, co-agents, lenders, underwriters or commitment parties, whether party to such documents on or after the date of this Agreement), together with their respective Affiliates (and their respective Affiliates’) equityholders, members, officers, directors, employees, attorneys, agents and representatives involved in the Debt Financing and their respective successors and assigns, it being understood that Parent, Merger Sub and the Guarantors, the Equity Financing Sources, and each of their respective Affiliates, will not be Financing Sources for any purposes of this Agreement.
(jjj) “Foreign Company Plan” means any: (i) plan, program, policy, practice, Contract or other arrangement of any Acquired Company mandated by a Governmental Authority outside the United States; (ii) Company Employee Plan that is subject to any of the Laws of any jurisdiction outside the United States; or (iii) Company Employee Plan that covers or has covered any Company Associate whose services are or have been performed primarily outside of the United States.
(kkk) “Foreign Direct Investment Law” means any foreign direct investment law, or similar applicable law, that provides for national security reviews in connection with the cross-border acquisition of any interest in or assets of a business under the jurisdiction of any Governmental Authority outside the United States.
(lll) “Foreign Trade Controls Law” means, when applicable to the Company’s business, any applicable Laws of a Governmental Authority (other than a U.S. Governmental Authority) regulating exports, imports, transfers or re-exports of any goods, services or technical data, as well as economic sanctions Laws and embargoes imposed, administered, or enforced by applicable Governmental Authorities when applicable to the Company’s business.
(mmm) “Fraud” means a claim for Delaware common law fraud with scienter brought against a party based on a representation or warranty of such party contained in a Transaction Document. For the avoidance of doubt, “Fraud” does not include any claim based on negligence or recklessness.
(nnn) “FTC” means the United States Federal Trade Commission.
(ooo) “GAAP” means generally accepted accounting principles, consistently applied, in the United States.
(ppp) “Government Contract” means any prime Contract, subcontract, purchase order, task order, delivery order, teaming agreement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, letter Contract or other similar arrangement of any kind that is currently active in performance or that has been active in performance at any time since January 1, 2020 with: (i) any Governmental Authority; (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor; or (iii) any subcontractor at any tier with respect to any contract of a type described in clause “(i)” or clause “(ii)” above. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.
(qqq) “Governmental Authority” means (i) any multinational or supranational body exercising legislative, judicial or regulatory powers; (ii) any nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (iii) any federal, state, provincial, local, municipal, foreign or other government; (iv) any instrumentality, subdivision, department, ministry, board, court, administrative agency or commission, or other governmental entity, authority or instrumentality or political subdivision thereof; or (v) any quasi-governmental, professional association or organization or private body exercising any executive, legislative, judicial, regulatory, taxing, importing or other governmental functions or any stock exchange or self-regulatory organization.
(rrr) “Governmental Authorization” means (i) any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (ii) any right under any Contract with any Governmental Authority, and shall also include the expiration of the waiting period under the HSR Act and any required approval or clearance of any Governmental Authority pursuant to any applicable foreign Antitrust Law or Foreign Direct Investment Law.

(sss) “Group” means a “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons.
(ttt) “Hazardous Substance” means any substance, material, chemical, element, compound, mixture, solution, and/or waste listed, defined, designated, identified, or classified as hazardous, toxic, radioactive, dangerous or other words of similar import, or otherwise regulated, or which can form the basis for liability, under any Environmental Law. Hazardous Substance include any substance, element, compound, mixture, solution and/or waste to which exposure is regulated by any Governmental Authority or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance (including toxic mold), toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.
(uuu) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
(vvv) “Intellectual Property” means any or all of the following: (i) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, methods, processes, recipes, know-how, materials, chemistries, technical data, and all documentation relating to any of the foregoing; (ii) business, technical and know-how information, databases and data collections; (iii) works of authorship (including Software (whether in source code, object code, firmware or other form)), interfaces, integrated circuits, photomasks, architectures, designs, diagrams, documentation, files, layouts, records, schematics, specifications, verilog files, netlists, emulation and simulation reports, IP cores, gate arrays, test vectors and hardware development tools; (iv) URLs and websites; (v) logos and marks (including brand names, product names, and slogans); and (vi) any other form of technology, whether or not embodied in any tangible medium.
(www) “Intellectual Property Rights” means all rights of the following types, which may exist or be created under the Laws of any jurisdiction in the world: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, certificates of invention and statutory invention registrations, continued prosecution applications, requests for continued examination, reexaminations, continuations and continuations-in-part thereof (“Patents”); (ii) copyrights, and registrations and applications therefor, mask works, whether registered or not, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated; (iii) rights in industrial designs and any registrations and applications therefor; (iv) trade names, trade dress, slogans, all identifiers of source, fictitious business names (D/B/As), Domain Names, logos, trademarks and service marks, including all goodwill therein, and any and all common law rights, registrations and applications therefor; (v) rights in trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information, including all source code, documentation, processes, technology, formulae, customer lists, business and marketing plans, inventions (whether or not patentable) and marketing information and rights to limit the use or disclosure thereof by any Person (“Trade Secrets”); and (vi) any other proprietary rights in Intellectual Property or similar or equivalent rights to any of the foregoing.
(xxx) “Information Privacy and Security Laws” means (i) all applicable Laws issued by any Governmental Authority relating to the Processing, privacy, or security of Protected Information and (ii) the Payment Card Industry Data Security Standards (“PCI DSS”).
(yyy) “Intervening Event” means any Effect, or any material consequence of such Effect material to the Acquired Companies, taken as a whole, that (i) as of the date of this Agreement was not known or reasonably foreseeable, in each case based on facts known to the Company Board as of the date of this Agreement; and (ii) does not relate to (A) an Acquisition Proposal; or (B) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (B) may be considered and taken into account in determining whether an Intervening Event has occurred).

(zzz) “IRS” means the United States Internal Revenue Service.
(aaaa) “IT System” means any Software, hardware, network or information technology and computer systems, including any server, workstation, router, hub, switch, data line, database, firewall, desktop application, server-based application, mobile application, or cloud service, used or maintained by any of the Acquired Companies, whether or not in electronic format, used in or necessary to the conduct of any Acquired Company business.
(bbbb) A Party shall be deemed to have “Knowledge” of a fact or other matter if any of the members of the board of directors or any executive officer of such Party has actual knowledge of such fact or other matter.
(cccc) “Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, guidance, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
(dddd) “Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, claim, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority of competent jurisdiction or any arbitrator or arbitration panel with binding authority over the relevant parties.
(eeee) “NASDAQ” means the Nasdaq Global Select Market, but if the Nasdaq Global Select Market is no longer the principal U.S. trading market for the Company Common Stock, then “NASDAQ” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which the Company Common Stock is then traded.
(ffff) “Non-Scheduled Contracts” means the following Contracts: (i) with respect to inbound licenses to Acquired Companies of Intellectual Property or Intellectual Property Rights, standard shrink-wrap, click-wrap, terms of service, terms of use, subscription agreements, end user license agreements, purchase order terms, or similar Contracts provided or entered into in connection with generally commercially available Intellectual Property or hardware (including (A) Intellectual Property offered on a SaaS, PaaS, or IaaS or similar basis, (B) Intellectual Property available through retail channels, retail distribution networks, or that is preinstalled as a standard part of hardware and (C) incidental licenses of Intellectual Property Rights in Contracts to purchase or lease equipment such as a phone system, photocopier, printer, scanner, computer or mobile phone); (ii) Contracts for licenses of third-party Open Source Software; (iii) Contracts for the assignment of Intellectual Property or Intellectual Property Rights to the Company or confidentiality of Company confidential information, with current and former employees, directors, advisors, consultants, or contractors of the Company, in each case entered into in the ordinary course of business; (iv) non-disclosure agreements that do not contain an express license grant; (v) Contracts with the Company’s direct customers and direct end users where the only material licenses or grants of rights under Company are non-exclusive licenses or non-exclusive rights to provide the Company’s products and services that have been entered into in the ordinary course of business, provided that Contracts with the Company’s top 20 customers in terms of revenues for the Acquired Companies during fiscal years 2021 or 2022 based on amounts paid or payable are not Non-Scheduled Contracts; (vi) the Company’s standard privacy policies; (vii) Contracts where the only material licenses to Intellectual Property or Intellectual Property Rights are non-exclusive licenses to feedback, suggestions, or a party’s trademarks for inclusion on customer lists (or for similar promotional purposes) or use in the provision of services for the Company; (viii) Contracts where the only material licenses or rights to Intellectual Property or Intellectual Property Rights granted by an Acquired Company are non-exclusive rights granted to a service provider to use the Intellectual Property for the sole benefit of the Acquired Companies; and (ix) purchase orders, invoices, and similar confirmatory or administrative documents which are ancillary to the main contractual relationship between the parties to a particular Contract or group of Contracts, provided the existence of such purchase orders, invoices, and similar confirmatory or administrative documents which are ancillary to the main Contract will not make such main Contract a Non-Scheduled Contract.
(gggg) “OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

(hhhh) “Open Source Software” means Software that is distributed or made available under “open source” or “free software” terms, including any Software distributed or made available: (i) under any license that is approved by the Open Source Initiative and listed at https://www.opensource.org/licenses, including the GPL, LGPL, Mozilla License, Apache License, Common Public License, BSD license or similar terms; or (ii) with any license term or condition that imposes or purports to impose a requirement or condition that a licensee grant a license or immunity under its Intellectual Property Rights or that any of its Software or part thereof be (A) disclosed, distributed or made available in source code form, (B) licensed for the purpose of making modifications or derivative works or (C) redistributable at no or nominal charge.
(iiii) “Order” means any order, judgment, injunction, ruling, award, decree or writ of any Governmental Authority.
(jjjj) “Parent Material Adverse Effect” means any Effect that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, has had or would reasonably be expected to prevent, materially impair or delay beyond the Termination Date the consummation of the Merger.
(kkkk) “Parent Related Parties” means, collectively, (i) Parent, Merger Sub or Guarantors; and (ii) the former, current and future holders of any equity, controlling persons, Representatives, Financing Sources, Affiliates (other than Parent, Merger Sub or Guarantors), members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub and the Guarantors.
(llll) “Parent Termination Fee” means an amount in cash equal to $104,000,000.
(mmmm) “Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, and including any administrative or other guidance published with respect thereto by any Taxing authority (including IRS Notice 2020-65).
(nnnn) “Permitted Encumbrance” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which no Acquired Company is subject to civil or criminal liability due to its existence:
(i) liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings for which adequate reserves have been maintained in accordance with GAAP; (ii) Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business; (iii) pledges or deposits arising in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (iv) minor liens or encumbrances that have arisen in the ordinary course of business and that do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its current and anticipated purposes; (v) any pledge, deposit or other lien securing the performance of bids, trade contracts (other than contracts in respect of indebtedness), leases, surety and appeal bonds, performance bonds and other obligations of a similar nature; (vi) non-exclusive licenses of Intellectual Property or Intellectual Property Rights or to use the Company Products granted by an Acquired Company, in each case, in the ordinary course of business; (vii) encumbrances securing the Obligations (as defined in the Credit Agreement) pursuant to the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement) to be released as of the Effective Time; and (viii) liens or encumbrances imposed on the underlying fee interest in real property subject to a Lease.
(oooo) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.
(pppp) “Personal Data” means: (i) any data and information that, whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked with a natural Person, system, or device (e.g., name, street address, telephone number, e-mail address, Social Security numbers, driver’s license number, passport number, credit card number, user or account number, IP addresses, credentials, device IDs, geographic location, platform, biometric information or transaction history, etc.); or (ii) data or information that constitutes “personal information,” “personally identifiable information”, “individually identifiable health information,” “protected health information, sensitive personal data”, “individual identifiable data”, “personal financial information,” “personal information,” or other similar term or terminology under applicable Information Privacy and Security Laws, including any such data or information that is “user data” or “customer data”.
(qqqq) “Pre-Closing Period” means the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (i) termination of this Agreement pursuant to Article VIII and (ii) Effective Time.
(rrrr) “Process,” “Processed,” “Processes,” or “Processing” means any operation or set of operations performed on Protected Information, whether or not by automatic means, such as receipt, collection, access, monitoring, maintenance, creation, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, processing, analysis, transfer, transmission, disclosure, dissemination or otherwise making available, alignment or combination, blocking, erasure, or destruction of such Protected Information.
(ssss) “Protected Information” means any information Processed by or on behalf of the Acquired Companies that: (i) is Personal Data; (ii) is governed, regulated or protected by any Information Privacy and Security Law; (iii) any Acquired Company receives from or on behalf of any individual customer of such Acquired Company; (iv) is covered by the PCI DSS; (v) is subject to a confidentiality obligation; or (vi) is derived from Protected Information.
(tttt) “Qatalyst Partners” means Qatalyst Partners LP.
(uuuu) “Registered IP” means all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Authority, including all Patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.
(vvvv) “Related Party” means a Company Related Party or a Parent Related Party, as applicable.
(wwww) “Representatives” means the Affiliates, directors, officers, employees, consultants, agents, financing sources, representatives and advisors (including attorneys and financial advisors) of a Party. For purposes of this Agreement, Parent’s Representatives will be deemed to include each of the Equity Financing Sources and the Guarantors and each of their respective Affiliates.
(xxxx) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
(yyyy) “SEC” means the United States Securities and Exchange Commission.
(zzzz) “Securities Act” means the Securities Act of 1933.
(aaaaa) “Significant Subsidiary” means, with respect to an Entity, any Subsidiary of such Entity that owns assets that constitute or account for 10% or more of the consolidated net revenues, consolidated net income or consolidated assets of such Entity and all of its Subsidiaries taken as a whole.
(bbbbb) “Software” means, collectively, computer software (including APIs, drivers, scripts, and other code), firmware and other code incorporated or embodied in hardware devices, data files, source code, object code, and executable code, tools, user interfaces, manuals and other specifications and documentation, and all know-how relating to the foregoing.
(ccccc) “Source Material” means, collectively, any Software or any integrated-circuit, hardware, or component design or programming materials, any elements of design or programming, and any related documentation, in each case expressed in source code or other human-readable form.
(ddddd) “Subsidiary” of any Person means (i) a corporation more than 50 percent of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; and (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership or the power to direct the policies, management and affairs thereof (including by contract).
(eeeee) “Superior Proposal” means any written Acquisition Proposal, on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Merger (taking into account (i) any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination; and (ii) those factors and matters deemed relevant in good faith by the Company Board (or any committee thereof), which factors may include the (A) identity of the Person making the proposal; (B) likelihood of consummation in accordance with the terms of such Acquisition Proposal; and (C) legal, financial (including the financing terms), regulatory, timing and other aspects of such Acquisition Proposal). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15 percent” in the definition of “Acquisition Transaction” will be deemed to be references to “50 percent.”
(eeee) “Tax” means all U.S. federal, state, local, and non-U.S. taxes (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts, however denominated, whether disputed or not.
(fffff) “Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, including any attachments or supplements thereto or amendments thereof, filed or required to be filed with any Governmental Authority relating to Taxes.
(ggggg) “Transaction Documents” means, collectively, the Confidentiality Agreement, the Guarantee, the Financing Letters, the Fee Letters, the Voting Agreements and any other document contemplated by those agreements, or any document or instrument delivered in connection with this Agreement or those agreements.
(hhhhh) “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries, Affiliates, directors, employees or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, Affiliates, directors or employees, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement or Transaction Documents, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement or any Other Required Company Filing or any other communications to the Company Stockholders, in each case other than any Legal Proceedings among the Parties or their respective Affiliates or with the parties to the Equity Commitment Letter or the Financing Sources related to this Agreement, the Transaction Documents or the Merger.
(iiiii) “U.S. Trade Controls Law” means any applicable U.S. Laws regulating exports, re-export, deemed (re)export, transfer, or imports of goods, services, software or technical data, including the United States Export Control Reform Act of 2018, the Export Administration Regulations, and other applicable Laws and regulations administered by the U.S. Department of Commerce, and the Laws and regulations administered by the Bureau of Customs and Border Protection in the United State Department of Homeland Security; and economic sanctions Laws and embargoes imposed, administered, or enforced by U.S. Governmental Authorities, including, without limitation, OFAC.

(jjjjj) “WARN” means, collectively, the Worker Adjustment and Retraining Notification Act of 1988, as amended and all similar foreign, state, or local Laws.
(kkkkk) “Willful Breach” means, with respect to any covenant or agreement, a breach that is a consequence of an act deliberately undertaken or omitted to be taken by the breaching party with the Knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause a breach of the relevant covenant or agreement.
1.2 Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:
Term	Section Reference
Agreement	Preamble
Acquired Company Returns	3.15(a)
Alternative Acquisition Agreement	5.4(a)
Alternate Debt Financing	6.5(d)
Certificates	2.9(c)(i)
Certification	3.4(a)
Closing	2.3
Closing Date	2.3
Company	Preamble
Company Board Recommendation	3.20
Company Board Recommendation Change	5.4(c)(i)
Company Disclosure Letter	1.4
Company Liability Limitation	8.3(f)(ii)
Company Options	2.8(b)
Company Plans	6.11(b)
Company SEC Reports	3.4(a)
Company Stockholder Meeting	6.4(a)
Comparable Plans	6.11(b)
Covenant Exceptions	5.1(a)
Debt Commitment Letters	4.10(a)
Debt Financing	4.10(a)
Debt Financing Sources	4.10(a)
Dissenting Company Shares	2.7(c)(i)
DTC Payment	2.9(d)
Effect	1.1(z)
Effective Time	2.2
Electronic Delivery	9.14
Enforcement Expenses	8.3(e)
Equity Commitment Letter	4.10(a)
Equity Financing	4.10(a)
Exchange Fund	2.9(b)
Fee Letters	4.10(a)
Financing	4.10(a)
Financing Letters	4.10(a)
Guarantee	Recitals
Guarantors	Recitals
Indemnified Persons	6.10(a)
Lease	3.7(a)
Leased Real Property	3.7(a)
Major Customer	3.11(a)
Major Supplier	3.11(b)

Term	Section Reference
Maximum Annual Premium	6.10(b)
Merger	Recitals
Merger Sub	Preamble
Misconduct Claim	3.16(f)
New Debt Commitment Letters	6.5(d)
New Plans	6.11(c)
Non-Cooperation Notice	6.6(a)(vi)
Notice Period	5.4(d)(ii)(3)
Old Plans	6.11(c)
Other Required Company Filing	6.3(e)
Other Required Parent Filing	6.3(f)
Owned Company Shares	2.7(a)(ii)
Parent	Preamble
Parent Liability Limitation	8.3(f)(i)
Party	Preamble
Patents	1.1(www)
Payment Agent	2.9(a)
Per Share Price	2.7(a)(iii)
Proxy Statement	6.3(a)
Qatalyst Partners	3.24
Reimbursement Obligations	6.6(f)
Requisite Stockholder Approval	3.22
Restraint	7.1(c)
Sanctioned Jurisdictions	3.13(d)
Section 409A	3.16(l)
Specified Foreign Direct Investment Laws	6.2(a)
Standards Organization	3.8(c)
Surviving Corporation	2.1
Tail Policy	6.10(b)
Takeover Statute	3.21
Termination Date	8.1(c)
Trade Secrets	1.1(www)
Uncertificated Shares	2.9(c)(ii)
Underwater Option	2.8(c)(i)
Unfair Labor Practice	3.16(b)
Unvested Company RSU	2.8(a)
UPE	6.2(a)
Vested Company Option	2.8(b)
Vested Company Option Consideration	2.8(b)
Vested Company RSU	2.8(a)
Vested Company RSU Consideration	2.8(a)
Voting Agreements	Recitals
1.3 Certain Interpretations.
(a) References to this Agreement. Unless the context of this Agreement otherwise requires, (i) when a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, that reference is to an Article, Section, Schedule or Exhibit to this Agreement, as applicable, and (ii) references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. References to this Agreement (in this Agreement or any Transaction Document) mean this Agreement as amended, supplemented or otherwise modified from time to time in accordance with Section 9.3.

(b) Hereof, Including, etc. When used in this Agreement, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the phrase “the date hereof” means “the date of this Agreement;” and (iii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”
(c) Threats. Unless the context of this Agreement otherwise requires, the word “threat” or “threatened” will be deemed to be immediately followed by the words “in writing.”
(d) Neither, etc. Not Exclusive. Unless the context of this Agreement otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive. The rule known as the ejusdem generis rule will not apply, and accordingly, general words introduced by the word “other” will not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.
(e) Extent. The phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”
(f) Dollars. When used in this Agreement, references to “$” or “Dollars” are references to United States dollars. All amounts in this Agreement will be paid in Dollars, and if any amounts, costs, fees or expenses incurred by any Party pursuant to this Agreement are denominated in a currency other than Dollars, to the extent applicable, the Dollar equivalent for such costs, fees and expenses will be determined by converting such other currency to Dollars at the foreign exchange rates published by Bloomberg or, if not reported thereby, another authoritative source reasonably determined by the Company, in effect at the time that such amount, cost, fee or expense is incurred. If the resulting conversion yields a number that extends beyond two decimal points, it will be rounded to the nearest penny.
(g) Meaning of Terms. The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined in such certificate or document. References to the “United States” or abbreviations thereof mean the United States of America and its states, territories and possessions.
(h) References to Persons. References to any Person (including any Party) include references to such Person’s successors and permitted assigns, and, in the case of any Governmental Authority, to any Person succeeding to its functions and capacities. It is agreed that a breach of this Agreement by Merger Sub will be deemed to be a breach of this Agreement by Parent.
(i) References to Subsidiaries. Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.
(j) Writings. References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by Electronic Delivery. “Written” will be construed in the same manner.
(k) Legislation; Contracts. A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations, statutory instruments and applicable guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Authority) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time, and any exhibits, schedules, annexes, statements of work, riders and other documents attached thereto.

(l) Accounting Matters. Except as otherwise provided in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP. An item arising with respect to a specific representation or warranty will be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent that any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that is related to the subject matter of such representation; (ii) such item is otherwise specifically set forth on the balance sheet or financial statements; or (iii) such item is specifically set forth on the balance sheet or financial statements and is specifically set forth in the notes thereto.
(m) Headings. Subject to Section 1.4, the table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.
(n) Applicable Time. Unless otherwise indicated, all references to a specific time are to the then-applicable local time in San Francisco, California.
(o) Calculation of Time Periods. Unless otherwise indicated, (i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded; (ii) if the last day of such period is not a Business Day, then the period in question will end on the next Business Day; (iii) if any action must be taken on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; (iv) the measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date; and (v) if no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.
(p) Nature of Days and Months. Whenever this Agreement refers to a number of days, that number will refer to calendar days unless Business Days are specified. Any reference to a “month” means a calendar month.
(q) Representations Are Not Covenants. Nothing contained in Article III or Article IV may be construed as a covenant under the terms of this Agreement, other than the acknowledgments and agreements set forth in Section 3.28 and Section 4.13 to the extent necessary to give full effect to the acknowledgments and agreements set forth therein.
(r) Joint Drafting. The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement. Accordingly, the Parties irrevocably waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
(s) Summaries. No summary of this Agreement or any Exhibit, Schedule or other document delivered with this Agreement that is prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit, Schedule or document.
(t) No Admission. The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained in this Agreement or in the Company Disclosure Letter will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or is required to be referred to or disclosed under this Agreement. Disclosure of any information or document in the Company Disclosure Letter is not a statement or admission that it is material or required to be disclosed in the Company Disclosure Letter. Nothing in the Company Disclosure Letter constitutes an admission against the Company’s interest or represents the Company’s legal position or legal rights on the matter so disclosed. No reference in this Agreement to dollar amount thresholds will be deemed to be evidence of a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or materiality.

(u) Nature of Information Disclosed. It is understood and agreed that (i) the specification of any dollar amount in the representations and warranties contained in this Agreement is not intended to imply that such amounts (or higher or lower amounts) are or are not material; and (ii) the inclusion of any specific item in the Company Disclosure Letter is not intended to imply that such items are or are not material or are within or outside of the ordinary course of business. In each case, no Party may use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement is or is not material for purposes of this Agreement or whether any obligation, item or matter included in the Company Disclosure Letter is or is not material for purposes of this Agreement or is within or outside of the ordinary course of business.
(v) No Reliance by Others on Representations. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.4 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of facts or circumstances as of the date of this Agreement or as of any other date.
(w) Made Available. The phrases “furnished,” “provided,” “delivered” or “made available” or words of similar import when used in Article III with respect to documents or other information means that such documents or information have been physically or electronically delivered to the relevant Party prior to the date of this Agreement by being (i) posted to the virtual data room managed by the Company in connection with the Merger or (ii) filed with or furnished to the SEC and available in its Electronic Data Gathering, Analysis and Retrieval (EDGAR) database.
(x) Ordinary Course. References to “ordinary course” or “ordinary course of business” refers to the ordinary course of business of the Acquired Companies that is consistent with past practice.
1.4 Company Disclosure Letter. The information set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”) is disclosed under separate Section and subsection references that correspond to the Sections and subsections of this Agreement to which such information relates. The information set forth in each Section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations or warranties of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations or warranties of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations or warranties is reasonably apparent on the face of such disclosure.
ARTICLE II
THE MERGER
2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue as the surviving corporation of the Merger and a wholly owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation.”
2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger in accordance with the DGCL, the “Effective Time”).
2.3 The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) 9:00 a.m. (California time) at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California 94304 (or remotely via the electronic exchange of documents), on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the third Business Day after the satisfaction or waiver (to the extent permitted under this Agreement) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted under this Agreement) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”
2.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as set forth in this Agreement, the Certificate of Merger, and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.
2.5 Certificate of Incorporation and Bylaws.
(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.10(a), the Charter as in effect immediately prior to the Effective Time will be amended and restated in its entirety to read as set forth on Exhibit A to this Agreement, and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.
(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.10(a), the bylaws of the Surviving Corporation will be amended and restated to be the bylaws of Merger Sub as in effect immediately prior to the Effective Time (with the name of the Surviving Corporation being “Momentive Global Inc.”), until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.
2.6 Directors and Officers of the Surviving Corporation.
(a) Directors. At the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.
(b) Officers. At the Effective Time, the initial officers of the Surviving Corporation will be officers of the Company as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed, or until their earlier death, resignation or removal.
2.7 Effect on Capital Stock.
(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:
(i) each share of common stock, par value $0.001 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;
(ii) each share of Company Common Stock that is (A) held by the Company as treasury stock; (B) owned by Parent or Merger Sub; or (C) owned by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will automatically be cancelled and will cease to exist without any conversion thereof or consideration paid in exchange therefor; and
(iii) each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares,

if any) will be automatically converted into the right to receive cash in an amount equal to $9.46, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11).
(b) Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to fully reflect the effect of any stock split, reverse stock split, stock distribution or dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.
(c) Statutory Rights of Appraisal.
(i) Dissenting Company Shares. Notwithstanding anything to the contrary in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by a Company Stockholder, who has (A) neither voted in favor of the Merger nor consented to the Merger in writing and (B) properly demanded appraisal of such shares of Company Common Stock pursuant to, and in accordance with, Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 2.7 but instead, such Company Stockholder holding or owning the Dissenting Company Shares will be entitled only to such rights as are granted by Section 262 of the DGCL. Such Company Stockholder will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL. However, if, after the Effective Time, such holder or other applicable Person fails to perfect, effectively withdraws or waives, or otherwise loses such Person’s right to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL or a court of competent jurisdiction determines that such Person is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock will be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price in accordance with this Agreement and will not thereafter be deemed to be Dissenting Company Shares.
(ii) Notification of Parent of Demands for Appraisal. The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of any Dissenting Company Shares; and (B) the opportunity to participate in all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of any Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of any Dissenting Company Shares. For purposes of this Section 2.7(c)(ii), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of any Dissenting Company Shares (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected) and may offer comments or suggestions with respect to such demands, but Parent will not be afforded any decision-making power or other authority over such demands except for the payment, settlement or compromise consent set forth above.
2.8 Equity Awards.
(a) Company RSUs.
(i) Vested Company RSUs. At the Effective Time, each outstanding restricted stock unit (a “Company RSU”) under the applicable Company Equity Plan that is vested at the Effective Time (but not yet settled) or that vests as a result of the consummation of transactions contemplated by this Agreement (a “Vested Company RSU”) will, automatically and without any required action on the part of the holder thereof, be cancelled and converted solely into the right to receive an amount in cash (without interest) equal to (x) the total number of shares of Company Common Stock subject to such Vested Company RSU immediately prior to the Effective Time multiplied by (y) the Per Share Price, less applicable Taxes required to be withheld with respect to such payment (the “Vested Company RSU Consideration”).
(ii) Unvested Company RSUs. At the Effective Time, each outstanding Company RSU under the applicable Company Equity Plan that is not a Vested Company RSU (an “Unvested Company RSU”) will, automatically and without any required action on the part of the holder thereof, be cancelled and converted solely into the contingent right to receive from Parent or the Surviving Corporation an aggregate amount in cash (without interest) (each, a “Converted Cash Award”) equal to (x) the total number of shares of Company Common Stock subject to such Unvested Company RSU immediately prior to the Effective Time multiplied by (y) the Per Share Price, less applicable Taxes required to be withheld with respect to such payment. Except as otherwise provided in this Section 2.8, each such Converted Cash Award assumed and converted pursuant to this Section 2.8 will continue to have, and will be subject to, the same vesting terms and conditions (including acceleration provisions upon a qualifying termination of employment (if any)) as applied to the corresponding Company RSU immediately prior to the Effective Time, with payment forfeited to the extent vesting is not satisfied.
(b) Company Restricted Stock. At the Effective Time, each outstanding share of Company Restricted Stock under the applicable Company Equity Plan (excluding shares of Company Restricted Stock that vest immediately prior to or as of the Effective Time including as a result of the consummation of the transactions contemplated by this Agreement) will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the contingent right to receive from Parent or the Surviving Corporation a Converted Cash Award equal to (x) the total number of shares of Company Common Stock subject to such outstanding Company Restricted Stock award immediately prior to the Effective Time (as determined in accordance with the applicable award agreement) multiplied by (y) Per Share Price, less applicable Taxes required to be withheld with respect to such payment. Except as otherwise provided in this Section 2.8, each such Converted Cash Award assumed and converted pursuant to this Section 2.8 will continue to have, and will be subject to, the same vesting terms and conditions (including acceleration provisions upon a qualifying termination of employment (if any)) as applied to the corresponding Company Restricted Stock award immediately prior to the Effective Time, with payment forfeited to the extent vesting is not satisfied.
(c) Company Options.
(i) Vested Company Options. At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a “Company Option”) under the applicable Company Equity Plan that is vested at the Effective Time (a “Vested Company Option”) will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive (without interest) an amount in cash, equal to (x) the total number of shares of Company Common Stock subject to the Vested Company Option multiplied by (y) the excess, if any, of the Per Share Price over the exercise price per share of Company Common Stock under such Vested Company Option, less applicable Taxes required to be withheld with respect to such payment (the “Vested Company Option Consideration”). For the avoidance of doubt, any Company Option (whether vested or unvested) that has a per Share exercise price that is greater than or equal to the Per Share Price (an “Underwater Option”) will be cancelled at the Effective Time for no consideration or payment.
(ii) Unvested Company Options. At the Effective Time, each outstanding Company Option under the applicable Company Equity Plan that is not a Vested Company Option or an Underwater Option (an “Unvested Company Option”) will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the contingent right to receive from Parent or the Surviving Corporation a Converted Cash Award equal to (x) the total number of shares of Company Common Stock subject to such Unvested Company Option immediately prior to the Effective Time multiplied by (y) the excess of the Per Share Price over the exercise price per share of Company Common Stock under such Unvested Company Option, less applicable Taxes required to be withheld with respect to such payment. Except as otherwise provided in this Section 2.8, each such Converted Cash Award assumed and converted pursuant to this Section 2.8 will continue to have, and will be subject to, the same vesting terms and conditions (including acceleration provisions upon a qualifying termination of employment (if any)) as applied to the corresponding Company Option immediately prior to the Effective Time.
(d) Payment Procedures. At or prior to the Effective Time, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate amount owed to holders of Vested Company Options and Vested Company RSUs with respect to such Vested Company Options and Vested Company RSUs (as applicable). As promptly as reasonably practicable following the Closing Date, but in no event later than the first regularly scheduled payroll date following the Closing Date (or, if such date is within three Business Days of the Closing Date, the second regularly scheduled payroll date following the Closing Date), the applicable former holders of Vested Company Options and Vested Company RSUs will receive a payment from the Surviving Corporation, through its payroll system or payroll provider, of the Vested Company Option Consideration and Vested Company RSU Consideration required to be paid to such former holders pursuant to this Section 2.8. To the extent required by Section 409A of the Code, any distributions to holders of a Converted Cash Award must be made prior to the date that is five (5) years following the Effective Time and otherwise in accordance with Treasury Regulation Section 1.409A-3(i)(5)(iv)(A). The Surviving Corporation will pay any portion of a Converted Cash Award that vests to the applicable holder thereof no later than the first regularly scheduled payroll date following the date on which such portion vests (or, if such date is within three Business Days of the Closing Date, the second regularly scheduled payroll date following the Closing Date) (but in no event later than December 31 of the year in which the Converted Cash Award vested) and any portion of a holder’s Converted Cash Award that remains unvested (after giving effect to any applicable vesting acceleration terms), as of the date of his or her termination of employment or service, if any, shall be permanently forfeited by such holder and such holder shall have no further rights in or claims to any such forfeited portion of his or her Converted Cash Award.
(e) Necessary Further Actions. The Company will take all action within its power and authority reasonably necessary to effect the cancellation of Company Equity Awards as of the Effective Time and to give effect to this Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act). All Company Equity Awards and all Company Equity Plans will terminate as of the Effective Time (but subject to the consummation of the Merger).
(f) Treatment of Employee Stock Purchase Plan. Prior to the Effective Time, the Company will take all action that the Company determines to be reasonably necessary to, effective upon the consummation of the Merger, (i) cause any offering period or purchase period under the ESPP that otherwise would be outstanding at the Effective Time to be terminated no later than the Closing Date, but prior to the Effective Time; (ii) make any adjustments that may be necessary or advisable to reflect the shortened offering period or purchase period, but otherwise treat such shortened offering period or purchase period as a fully effective and completed offering period or purchase period for all purposes pursuant to the ESPP; (iii) cause the exercise (as of no later than the Closing Date, but prior to the Effective Time) of each outstanding purchase right pursuant to the ESPP; and (iv) provide that no further offering period or purchase period will commence pursuant to the ESPP upon or after the Effective Time. On such exercise date, the Company will apply the funds credited as of such date pursuant to the ESPP within each participant’s account to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP.
2.9 Exchange of Certificates.
(a) Payment Agent. Prior to the Closing, Parent will (i) select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.
(b) Exchange Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock become entitled pursuant to

Section 2.7. Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A 1 or P 1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Exchange Fund”). To the extent that (A) there are any losses with respect to any investments of the Exchange Fund; (B) the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7; or (C) all or any portion of the Exchange Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, then Parent will, or will cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7. Any interest or other income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.
(c) Exchange and Payment Procedures.
(i) Certificated Shares. Promptly following the Effective Time (and in any event within one Business Day), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) (the “Certificates”) whose shares of Company Common Stock were converted into the right to receive the consideration payable in respect thereof pursuant to Section 2.7, (A) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent (or affidavit of loss in lieu of a Certificate as provided in Section 2.11)); and (B) instructions for use in effecting the surrender of the Certificates in exchange for the consideration payable in respect thereof pursuant to Section 2.7. Upon surrender to the Payment Agent of a Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 2.11) for cancellation, together with such letter of transmittal, duly completed and validly executed, in accordance with the terms of such materials and instructions, the holder of such Certificate will be entitled to receive in exchange for the number of shares represented by such Certificate (and Parent will cause the Payment Agent to pay and deliver in exchange therefor as promptly as practicable) an amount in cash (less any applicable withholding Taxes payable in respect thereof) equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such Certificate by (2) the Per Share Price. The Certificate so surrendered will be cancelled. The Payment Agent will accept Certificates upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with customary exchange practices. No interest will be paid or accrued for the benefit of any holder of Certificates on the amount payable upon the surrender of such Certificates pursuant to this Section 2.9(c)(i). Until so surrendered, the Certificates will be deemed from and after the Effective Time to evidence only the right to receive the consideration payable in respect thereof pursuant to Section 2.7.
(ii) Uncertificated Shares. Notwithstanding anything to the contrary in this Agreement, any holder of shares of Company Common Stock held in book-entry form (the “Uncertificated Shares”) will not be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent to receive the consideration payable in respect thereof pursuant to Section 2.7. In lieu thereof, each holder of record (as of immediately prior to the Effective Time) of an Uncertificated Share that immediately prior to the Effective Time represented an outstanding share of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) whose shares of Company Common Stock were converted into the right to receive the consideration payable in respect thereof pursuant to Section 2.7 will, upon receipt of an “agent’s message” in customary form (it being understood that the holders of Uncertificated Shares will be deemed to have surrendered such Uncertificated Shares upon receipt of an “agent’s message” or such other evidence, if any, as the Payment Agent may reasonably request) at the Effective Time, be entitled to receive (and Parent will cause the Payment Agent to pay and deliver as promptly as practicable) an amount in cash (less any applicable withholding Taxes payable in respect thereof) equal to the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares by (B) the Per Share Price. The Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with customary exchange practices. No interest will be paid or accrued for the benefit of any holder of Uncertificated Shares on the amount payable upon the surrender of such Uncertificated Shares pursuant to this Section 2.9(c)(ii). Until so surrendered, Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the consideration payable in respect thereof pursuant to Section 2.7.
(d) DTC Payment. Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Payment Agent and DTC with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to the product obtained by multiplying (A) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time by (B) the Per Share Price (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date.
(e) Transfers of Ownership. If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the consideration payable is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, then the aggregate consideration payable pursuant to Section 2.7 may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. Payment of the consideration payable with respect to Uncertificated Shares will only be made to the Person in whose name such Uncertificated Shares are registered.
(f) Escheat. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a Company Stockholder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Uncertificated Shares have not been surrendered immediately prior to the date on which any cash in respect of such Certificate or Uncertificated Share would otherwise escheat to or become the property of any Governmental Authority, then any such cash in respect of such Certificate or Uncertificated Share will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.9 will thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Laws), solely as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7.
2.10 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be cancelled and cease to exist; and (b) each holder of a Certificate or Uncertificated Shares previously representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the consideration payable therefor in accordance with Section 2.7 (or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c)). The consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.
2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
2.12 Required Withholding. Each of the Payment Agent, Parent, the Company and the Surviving Corporation, or any Subsidiary of Parent, the Company or the Surviving Corporation, will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom pursuant to any applicable Laws related to Taxes. To the extent that such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.
2.13 Necessary Further Actions. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with the full right, title and possession of and to all rights and property of Merger Sub and the Company, then the officers and directors of the Surviving Corporation and Parent will be fully authorized (in the name of Merger Sub, in the name of the Company, and otherwise) to take such action.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
With respect to any Section of this Article III, except (a) as disclosed in the Company SEC Reports (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature); or (b) as set forth in the Company Disclosure Letter (subject to Section 1.4), the Company represents and warrants to Parent and Merger Sub as follows:
3.1 Organization; Good Standing.
(a) Each of the Acquired Companies is duly organized, validly existing and in good standing (in jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect. Each of the Acquired Companies is qualified to do business as a foreign entity and is in good standing (in jurisdictions that recognize the concept of good standing), under the laws of all jurisdictions where the character of its properties and assets owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect.
(b) Section 3.1(b) of the Company Disclosure Letter contains an accurate and complete list, as of the date of this Agreement, of the name and jurisdiction of organization of each Subsidiary of the Company. Neither the Company nor any of the other Acquired Companies owns any capital stock of, or any equity interest of any nature in, any other Entity, other than (i) another Acquired Company or (ii) equity securities of publicly-traded Entities acquired for cash management or passive investment purposes in the ordinary course of business. None of the Acquired Companies is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.
3.2 Certificate of Incorporation and Bylaws. The Company has made available to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the Company and each of the Company’s Significant Subsidiaries, including all amendments thereto as of the date of this Agreement. The Company has made available to Parent accurate and complete copies, as of the date of this Agreement, of: (a) the charters of all committees of the Company Board; and (b) each code of conduct or similar policy adopted by the Company or any of the Company’s Significant Subsidiaries or by the board of directors (or similar governing body), or any committee of the board of directors (or similar governing body), of the Company or any of the Company’s Significant Subsidiaries. None of the Company or any of its Significant Subsidiaries is in violation in any material respect of any of the provisions of the certificate of incorporation or bylaws (or equivalent charter and organizational documents) of such Entity.
3.3 Company Capitalization.
(a) The authorized capital stock of the Company consists of: (i) 800,000,000 shares of Company Common Stock; and (ii) 100,000,000 shares of Company Preferred Stock. As of 5:00 p.m. (California time) on March 10, 2023 (the “Company Listing Date”): (i) 150,689,947 shares of Company Common Stock were issued and outstanding (which amount includes shares of Company Restricted Stock set forth in Section 3.3(c)(iv)); (ii) no shares of Company Preferred Stock were issued and outstanding; and (iii) no shares of Company Common Stock were held by the Company as treasury shares.
(b) There are no shares of Company Common Stock held by any of the Company’s Subsidiaries. There is no Company Contract relating to the voting or registration of any shares of Company Common Stock. Except pursuant to Company Equity Plans and the agreements evidencing outstanding Company Equity Awards, none of the Acquired Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities.
(c) As of 5:00 p.m. (California time) on the Company Listing Date: (i) 12,011,407 shares of Company Common Stock were subject to issuance pursuant to Company Options; (ii) 7,481,519 shares of Company Common Stock are reserved for future issuance pursuant to the ESPP; (iii) 6,775,053 shares of Company Common Stock were issuable upon settlement or vesting of outstanding Company restricted stock units (“Company RSUs”); (iv) 467,095 shares of restricted Company Common Stock were unvested pursuant to Company restricted stock awards subject to time-based vesting conditions granted and outstanding under the Company Equity Plans and 361,408 shares of restricted Company Common Stock were unvested pursuant to Company restricted stock awards subject to performance-based vesting conditions under the Company Equity Plans (collectively, “Company Restricted Stock”); (v) no shares of Company Common Stock were subject to stock appreciation rights, whether granted under the Company Equity Plans or otherwise; (vi) no Company Equity Awards were outstanding other than those granted under the Company Equity Plans; and (vii) 27,452,087 shares of Company Common Stock were reserved for future issuance pursuant to Company Equity Awards not yet granted under the Company Equity Plans.
(d) Section 3.3(d) of the Company Disclosure Letter accurately sets forth the following information with respect to each Company Equity Award outstanding as of 5:00 p.m. (California time) on the Company Listing Date: (i) the Company Equity Plan (if any) pursuant to which such Company Equity

Award was granted; (ii) the name of the holder of such Company Equity Award; (iii) the number of shares of Company Common Stock subject to such Company Equity Award (including, for Company Equity Awards subject to performance-based vesting requirements, if any, both the target and the maximum number of shares of Company Common Stock); (iv) the exercise price (if any) of such Company Equity Award; (v) the date on which such Company Equity Award was granted; (vi) the date on which such Company Equity Award expires; (vii) if such Company Equity Award is a Company Option, whether it is an “incentive stock option” (as defined in the Code) or a non-qualified stock option; (viii) if such Company Equity Award is a Company RSU, the dates on which shares of Company Common Stock are scheduled to be delivered, if different from the applicable vesting schedule; and (ix) whether the vesting of such Company Equity Award differs materially from the Company’s standard vesting schedule. The exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option. All grants of Company Equity Awards were recorded on the Company’s financial statements (including any related notes thereto) contained in the Company SEC Reports in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise).
(e) The Company has made available to Parent accurate and complete copies of all equity-based plans or, if not granted under an equity plan, such other Contract, pursuant to which any stock options, stock appreciation rights, restricted stock units, deferred stock units or restricted stock awards (including all outstanding Company Equity Awards, whether payable in equity, cash or otherwise) are outstanding as of the date of this Agreement, and the forms of all stock option, stock appreciation right, restricted stock unit, deferred stock unit and restricted stock award agreements evidencing such stock options, stock appreciation rights, restricted stock units, deferred stock units or restricted stock awards (including all outstanding Company Equity Awards, whether payable in equity, cash or otherwise).
(f) Except (x) as set forth in Section 3.3(a), Section 3.3(c) and Section 3.3(c) and (y) for changes since 5:00 p.m. (California time) on the Company Listing Date resulting from the exercise of Company Options or the vesting of Company RSUs or Company Restricted Stock, in each case, outstanding as of the Company Listing Date and in accordance with their terms, as of the date of this Agreement: (i) the Company does not have any shares of capital stock or other equity interests outstanding; and (ii) other than the ESPP, there is no (A) outstanding equity-based compensation award, subscription, option, call, warrant or right (whether or not currently exercisable) issued or granted by any of the Acquired Companies to acquire any shares of the capital stock or other securities of any of the Acquired Companies, (B) outstanding security, instrument or obligation issued, granted or entered into by any of the Acquired Companies that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Companies or (C) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Companies is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.
(g) All outstanding shares of Company Common Stock, options, warrants, equity-based compensation awards (whether payable in equity, cash or otherwise) and other securities of the Acquired Companies have been issued and granted in material compliance with: (i) all applicable securities laws and other applicable Laws; and (ii) the terms of applicable Contracts.
(h) All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and free of any preemptive rights. All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are owned directly or indirectly by the Company, free and clear of any Encumbrances, except for restrictions on transfer under applicable securities laws and Permitted Encumbrances.
3.4 Company Financial Statements; SEC Filings.
(a) The Company has timely filed or furnished all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents required to be filed by the Company with the SEC since January 1, 2020 (the “Company SEC

Reports”). None of the Company’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Company SEC Reports, the principal executive officer and principal financial officer of the Company have made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act (each such required certification, a “Certification”), and the statements contained in each Certification are accurate and complete as of its date. For purposes of this Agreement, (A) “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act and (B) the term “file” and variations thereof shall be broadly construed to include any manner in which any document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Reports. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Reports is the subject of any ongoing review by the SEC.
(b) The consolidated financial statements (including any related notes and auditor reports) contained or incorporated by reference in the Company SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that, individually or in the aggregate, will not be material in amount); and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person that is not an Acquired Company are required by GAAP to be included in the financial statements of the Company and its consolidated Subsidiaries.
(c) The Acquired Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(d) Since January 1, 2020, the Company has not had: (i) any significant deficiency or material weakness in the design or operation of its internal control over financial reporting that is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (ii) any fraud that involves management or any other employee who has (or has had) a significant role in the Company’s internal control over financial reporting.
(e) The Acquired Companies maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Acquired Companies is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.
(f) Since January 1, 2020, none of the Acquired Companies has entered into or effected any securitization transactions or any “off-balance sheet arrangements” of the type required to be disclosed pursuant to Item 303 of Regulation S-K under the Exchange Act.

(g) The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act applicable to it. No Acquired Company has outstanding, or has arranged any outstanding, “extension of credit” to any director or executive officer within the meaning of Section 402 of the Sarbanes-Oxley Act.
(h) Between January 1, 2020 and the date of this Agreement, there have been no changes in any of the Company’s accounting policies or in the methods of making accounting estimates or changes in estimates that, individually or in the aggregate, are material to the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Reports, except as described in the Company SEC Reports or except as may have been required or permitted by any regulatory authority. The reserves reflected in such financial statements have been determined and established in accordance with GAAP and have been calculated in a consistent manner.
3.5 Absence of Changes. Between December 31, 2022 and the date of this Agreement: (a) there has not been a Company Material Adverse Effect; and (b) none of the Acquired Companies has taken any action, or authorized, approved, committed, agreed or offered to take any action, that if taken during the Pre-Closing Period would require Parent’s consent under Section 5.2(b), Section 5.2(d), Section 5.2(e), Section 5.2(f), Section 5.2(h), Section 5.2(k), Section 5.2(l), Section 5.2(m) or Section 5.2(n)(i).
3.6 Title to Tangible Assets. Except with respect to real property or Intellectual Property, the Acquired Companies own, and have good and valid title to, all material tangible assets purported to be owned by them, including: (a) all material assets reflected on the Company Balance Sheet (except for assets sold or otherwise disposed of in the ordinary course of business since the date of the Company Balance Sheet); and (b) all other material assets reflected in the books and records of the Acquired Companies as being owned by the Acquired Companies. All of such material assets are owned by the Acquired Companies free and clear of any Encumbrances, except for Permitted Encumbrances.
3.7 Real Property; Equipment; Leasehold.
(a) None of the Acquired Companies owns any real property or any interest in real property, other than the Leases. Section 3.7(a) of the Company Disclosure Letter sets forth an accurate and complete list, as of the date of this Agreement, of each real property lease, sublease, license or occupancy agreement pursuant to which any of the Acquired Companies leases, subleases, licenses or occupies real property from any other Person in excess of 35,000 square feet (such real property being referred to as “Leased Real Property” and each such lease, sublease, license or occupancy agreement being referred to as a “Lease”). There are no subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any Leased Real Property in excess of 35,000 square feet to any Person other than the Acquired Companies, and there is no Person in possession of any Leased Real Property other than the Acquired Companies.
(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability, no Acquired Company has made any alterations, additions or improvements to the Leased Real Property that are required to be removed at the termination of the applicable lease term.
(c) All material items of equipment and other tangible assets owned by or leased to the Acquired Companies (including the Leased Real Property) are adequate for the uses to which they are being put and, to the Knowledge of the Company, are in good condition and repair in all material respects (ordinary wear and tear excepted).
3.8 Intellectual Property.
(a) The Company has made available to Parent a schedule accurately identifying: (i) each item of Registered IP in which any Acquired Company has (or purports to have) an ownership interest, or an exclusive license or similar exclusive right, in any field or territory; (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration or serial number and date; and (iii) the record owner and, if different, the legal owner and beneficial owner (and if any other Person has an ownership interest in such item of Registered IP, the identity of such other owner and nature of such ownership interest).

(b) Section 3.8(b)(i) of the Company Disclosure Letter accurately identifies each Company Inbound License. Section 3.8(b)(ii) of the Company Disclosure Letter accurately identifies, as of the date of this Agreement, each Company Outbound License.
(c) The Acquired Companies exclusively own all right, title and interest in and to the Company IP, free and clear of any Encumbrances, except for Permitted Encumbrances. Without limiting the generality of the foregoing: (i) all assignments, documents and instruments necessary to perfect the rights of the Acquired Companies in any Company IP that is Registered IP have been duly executed and validly delivered, filed and otherwise recorded in a timely manner with the appropriate Governmental Authority, and each recording is in compliance with all applicable Laws; (ii) each Person who is or was involved in the creation, invention, contribution or development of any material Intellectual Property or Intellectual Property Rights in the course of that Person’s work with or for any Acquired Company has validly and irrevocably assigned to an Acquired Company all such Intellectual Property and Intellectual Property Rights and is bound by confidentiality provisions protecting such Intellectual Property and Intellectual Property Rights, and to the extent not assignable by law, has granted a waiver of such Person’s moral rights and other non-assignable rights in and to such Intellectual Property and Intellectual Property Rights, as applicable; (iii) to the Knowledge of the Company, no Governmental Authority, university, college, or other educational institution or research center has or purports to have any ownership in, or rights to, any Company IP; (iv) each Acquired Company has taken reasonable steps to maintain the confidentiality of its trade secrets and other confidential information, and to otherwise protect, create, enforce, maintain and preserve its Intellectual Property Rights, and, to the Knowledge of the Company, there has been no violation, infringement or unauthorized access or disclosure of the foregoing that would reasonably be expected to have a Company Material Adverse Effect; (v) none of the Acquired Companies: (1) is or has been a member or promoter of, made any submission or contribution to, or is subject to any Contract with, any forum, consortium, patent pool, standards body or similar Person (each, a “Standards Organization”) that does or would obligate any Acquired Company to grant or offer a license or other right to, or otherwise impair its control of, any Company IP; or (2) has received a request in writing from any Person for any license or other right to any Company IP in connection with the activities of or any participation in any Standards Organization; and (vi) to the Knowledge of the Company, the Acquired Companies own or otherwise have sufficient rights in, and after the Closing the Surviving Corporation will continue to own and otherwise have sufficient rights in, all Intellectual Property and Intellectual Property Rights necessary to conduct the business of the Acquired Companies as currently conducted by the Acquired Companies, except as would not reasonably be expected to have a Company Material Adverse Effect.
(d) All Company IP that is Registered IP and is owned or purported to be owned by any Acquired Company is subsisting and, to the Knowledge of the Company, valid and enforceable (other than pending applications). Without limiting the generality of the foregoing: (i) with respect to each item of Company IP that is Registered IP, all necessary: (A) fees, payments and filings have been timely submitted to the relevant Governmental Authority or domain name registrar; and (B) other actions have been timely taken, in the case of each of clauses “(A)” and “(B),” to maintain each such item of Company IP that is Registered IP in full force and effect; and (ii) no Legal Proceeding is or has been pending or, to the Knowledge of the Company, threatened, in which the ownership, scope, validity or enforceability of any Company IP is being, has been, or would reasonably be expected to be contested or challenged, except as would not reasonably be expected to have a Company Material Adverse Effect.
(e) Except as set forth in Section 3.9(b) of the Company Disclosure Letter, neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, any of the following (including if a Consent is required to avoid any of the following): (i) a loss of, or Encumbrance on, any Company IP; (ii) a breach of or default under, or termination of, any Company Inbound License or Company Outbound License; (iii) the grant, assignment or transfer to any other Person of any license or other right, immunity, or interest under, in or to any Company IP or Intellectual Property Rights owned by any Acquired Company, Parent, the Surviving Corporation or any of their respective Affiliates; (iv) any Acquired Company, Parent, the Surviving Corporation, or any of their respective Affiliates being bound by, or subject to, any exclusivity commitment, non-competition agreement or other limitation or restriction on the operation of their respective businesses or the use, exploitation, assertion or enforcement of Intellectual Property or Intellectual Property Rights anywhere in the world; (v) a reduction of any royalties or other payments that an Acquired Company would otherwise be entitled to with respect to any Company IP; or (vi) any Acquired Company, Parent, the Surviving Corporation or any of their respective Affiliates being obligated to pay any royalties or other amounts to any Person in excess of those payable by the Acquired Companies prior to the Closing, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect.
(f) Since January 1, 2020, to the Knowledge of the Company, no Acquired Company has infringed, misappropriated or otherwise violated or made unlawful use (directly, contributorily, by inducement or otherwise) of any Intellectual Property or Intellectual Property Right of any other Person, except as would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, none of the Company Products or the conduct of the business of any Acquired Company infringes, violates or makes unlawful use of any Intellectual Property and Intellectual Property Right of any other Person, and no Company Product contains any Intellectual Property misappropriated from any other Person, except as would not reasonably be expected to have a Company Material Adverse Effect. Without limiting the generality of the foregoing: (i) no infringement, misappropriation, unlawful use or similar claim or Legal Proceeding is pending or, to the Knowledge of the Company, threatened against any Acquired Company or against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by any Acquired Company with respect to such claim or Legal Proceeding, except for such claims or Legal Proceedings as would not reasonably be expected to have a Company Material Adverse Effect; and (ii) since January 1, 2020, no Acquired Company has received any written notice or, to the Knowledge of the Company, other communication relating to any actual, alleged or suspected infringement, misappropriation, violation or unlawful use by any Company Product, or by any Acquired Company, of any Intellectual Property or Intellectual Property Right of another Person, including: (A) any letter or other communication asserting infringement, misappropriation, violation or unlawful use or threatening litigation, or suggesting or offering that any Acquired Company obtain a license to any Intellectual Property Right of another Person and implying or suggesting that any Acquired Company has been or is infringing, misappropriating, violating or making unlawful use of any such Intellectual Property or Intellectual Property Right; or (B) any letter or other communication requesting or demanding defense of, or indemnification with respect to, any infringement claim, except for such claims as would not reasonably be expected to have a Company Material Adverse Effect.
(g) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, or would reasonably be expected to, with or without notice or lapse of time, result in the delivery, license or disclosure of (or a requirement that any Acquired Company or other Person deliver, license, or disclose) any Source Material for any Company Product or other material Company IP to any escrow agent or other Person. No event has occurred or circumstance or condition exists that, with or without notice or lapse of time, will, or would reasonably be expected to, give rise to or serve as a basis for an obligation to deliver, license or disclose any Source Material for any Company Product or other material Company IP to any escrow agent or other Person.
(h) No Company Software contains, is derived from, is distributed or made available with, or is being or was developed using Open Source Software in a manner such that the terms under which such Open Source Software is licensed impose or purport to impose a requirement or condition that an Acquired Company grant a license under or to, or refrain from asserting or enforcing, its Intellectual Property Rights or that any other Software included in the Company IP, or part thereof, be: (i) disclosed, distributed or made available in source code form; (ii) licensed for the purpose of making modifications or derivative works; or (iii) redistributable at no or minimal charge. Each Acquired Company has at all times complied with, and is currently in compliance in all material respects with, all of the licenses, conditions, and other requirements applicable to Open Source Software.
(i) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, since January 1, 2020, (i) the Acquired Companies’ Processing of Protected Information has complied, and complies with: (A) the Processing, privacy and security requirements of each Company Contract; (B) applicable Information Privacy and Security

Laws; (C) applicable policies and procedures adopted by the Acquired Companies relating to the Processing, privacy or security of Protected Information; and (D) each Consent or authorization received by the Acquired Companies from any Governmental Authority or the subjects of such Protected Information pertaining to the Processing thereof, and (ii) each Acquired Company has lawful bases, authorizations, rights, consents, data processing agreements and data transfer agreements that are required under any Information Privacy and Security Law for its Processing of Protected Information in such Acquired Company’s possession or under its control.
(j) Employees of the Acquired Companies who have access to Protected Information have received documented training with respect to compliance with all applicable policies and procedures and Information Privacy and Security Laws.
(k) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, each Acquired Company (i) appropriately protects the confidentiality, integrity and security of its Protected Information and its IT Systems against any unauthorized use, access, interruption, modification or corruption, (ii) has, since January 1, 2020, implemented and maintained a reasonable and appropriate information security program that: (A) complies with all Information Privacy and Security Laws; (B) identifies internal and external risks to the security of any proprietary or confidential information in its possession, including Protected Information, and to the rights and freedoms of the subjects of that Protected Information; (C) monitors and protects Protected Information and all IT Systems (each to the extent within its possession or control) against any unauthorized Processing, interruption, modification or corruption, in each case in conformance with Information Privacy and Security Laws; (D) implements, monitors and maintains reasonable and appropriate, administrative, organizational, technical and physical safeguards to control the risks described in clauses “(B)” and “(C)” above; (E) is described in written data security policies and procedures; (F) assesses each of the Acquired Companies’ data security practices, programs and risks; and (G) maintains incident response and notification procedures in compliance with applicable Information Privacy and Security Laws, including in the case of any breach of security compromising Protected Information, and (iii) is taking, and has at all times since January 1, 2020 taken, reasonable and appropriate steps to ensure that any third party authorized to Process Protected Information on behalf of such Acquired Company provides similar safeguards, in each case, in compliance with applicable Information Privacy and Security Laws and consistent with commercially reasonable industry standards.
(l) All of the Company Software and Company Products are operational and conform in all material respects with their documentation. None of the Company Software or Company Products: (i) contains any bug, defect or error that adversely affects, in any material respect, the use, functionality or performance of such Company Software or Company Product or any product or system containing or used in conjunction with such Company Software or Company Product; or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software or Company Product, in each case, except as would not reasonably be expected to have a Company Material Adverse Effect.
(m) Except as would not reasonably be expected to have a Company Material Adverse Effect, there has been no data security breach of any IT System, or unauthorized Processing of any Protected Information, owned, Processed, or controlled by or on behalf of any of the Acquired Companies. In each calendar year since January 1, 2020, each Acquired Company has performed a security risk assessment in accordance with industry standards and, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, addressed and fully remediated all threats and deficiencies identified in those security risk assessments.
(n) No Acquired Company (i) is, to the Knowledge of the Company, under investigation by any Governmental Authority for a violation of any Information Privacy and Security Law; or (ii) has received any written notice or audit request from a Governmental Authority relating to any such violation.
(o) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the (i) Processing of Protected Information by the Acquired

Companies in connection with the transactions contemplated by this Agreement, and (ii) execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, comply with each of the Acquired Companies’ applicable privacy notices and policies and with all applicable Information Privacy and Security Laws.
(p) Since January 1, 2020, each Acquired Company has taken reasonable measures to secure all Company Technology prior to selling, distributing, deploying or otherwise making it available and has made patches and updates to such Company Technology in accordance with industry standards. Without limiting the generality of the foregoing, each Acquired Company has performed penetration tests and vulnerability scans of all Company Technology and those tests and scans were conducted in accordance with best industry standards. Each Acquired Company has reasonable processes in place to remediate, and, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, remediates, each in accordance with industry standards, vulnerabilities identified by any such tests or scans. To the Knowledge of the Company, no Company Technology contains any vulnerability that is assigned a CVSS score of 7.0 or higher in the National Institute of Standards and Technology’s National Vulnerability Database. No Company Technology contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry), software routine, disabling codes or instructions or other vulnerabilities, faults or any other code designed or intended to perform any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, Protected Information, information processed by Company Technology, or a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without an authorized party’s consent.
(q) The IT Systems are configured in accordance with, and perform, and have at all times performed, in compliance with nationally and internationally accepted security standards, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. The IT Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry, to ensure proper operation, monitoring and use. The IT Systems (i) are in good repair and operating condition to effectively perform all information technology operations necessary to conduct each Acquired Company’s business, and (ii) do not contain any viruses or other computer code intentionally designed to disrupt, disable, or harm in any manner the operation of, or to provide unauthorized access to, any IT System. Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2020, (A) there has been no failure, breakdown or continued substandard performance of any IT System that has caused a material disruption or interruption in or to the operation of any Acquired Company’s business, and (B) each Acquired Company has implemented reasonable backup, security and disaster recovery technology, plans, procedures and facilities. No Acquired Company is in breach of any Company Contract relating to any IT System, and, to the Knowledge of the Company, no event has occurred or circumstance exists that, with the passage of time or the giving of notice, or both, would constitute a breach of any Company Contract relating to any IT System.
3.9 Material Contracts.
(a) Section 3.9(a) of the Company Disclosure Letter identifies, as of the date of this Agreement, each of the following Company Contracts:
(i) any Contract: (A) pursuant to which any of the Acquired Companies is or may become obligated to make or provide any severance, termination, change in control or similar payment or benefit to any Company Associate; or (B) pursuant to which any of the Acquired Companies is or may become obligated to make any bonus (paid in cash or stock) or similar payment (other than payments constituting base salary and commissions and payments made in the ordinary course of business) in excess of $100,000 to any Company Associate;
(ii) any Contract, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be triggered or increased, or the vesting of any of the benefits of which will be accelerated, by the consummation of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (either alone or in connection with a previous or subsequent termination of employment or service in combination therewith);
(iii) any collective bargaining, union or works council agreement;
(iv) any Contract relating to the acquisition, development, sale or disposition of any business unit, product line or material Company IP, except for assignments of Intellectual Property and Intellectual Property Rights to the Acquired Companies from their employees or contractors on standard forms used by the Acquired Companies;
(v) any Contract that provides for indemnification of any Company Associate;
(vi) any Contract (excluding Leases): (A) involving a material joint venture, strategic alliance, partnership or sharing of profits or revenue or similar agreement; or (B) for any capital expenditure in excess of $1,000,000;
(vii) any Contract relating to the acquisition, transfer, development (including joint development) or joint ownership of any material Intellectual Property or Intellectual Property Rights, except for assignments of Intellectual Property and Intellectual Property Rights to the Acquired Companies from their employees or contractors on standard forms used by the Acquired Companies;
(viii) any Contract (excluding Leases): (A) relating to the disposition or acquisition by any Acquired Company of any assets (other than dispositions of inventory in the ordinary course of business consistent with past practice) or any business (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) for consideration in excess of $5,000,000; or (B) pursuant to which any Acquired Company will acquire any interest, or will make an investment, in any other Person, other than another Acquired Company;
(ix) any Contract imposing any restriction in any material respect on the right or ability of any Acquired Company: (A) to engage in any line of business or compete with, or provide any service to, any other Person or in any geographic area; (B) to acquire any material product or other asset or any service from any other Person, sell any product or other asset to or perform any service for any other Person, or transact business or deal in any other manner with any other Person; or (C) to develop, sell, supply, license, distribute, offer, support or service any product or any Intellectual Property or other asset to or for any other Person;
(x) any Contract that: (A) grants exclusive rights to license, market, sell or deliver any product or service of any Acquired Company; (B) contains any “most favored nation” or similar provision in favor of the counterparty; (C) contains a right of first refusal, first offer or first negotiation or any similar right with respect to a material asset owned by an Acquired Company; or (D) provides for a “sole source” or similar relationship or contains any provision that requires the purchase of all or a material portion of an Acquired Company’s requirements from any third party;
(xi) each Contract that provides to another Person the right to purchase, license or otherwise acquire an unlimited quantity of or unlimited usage of Company Products (based on any Acquired Company’s ordinary pricing metrics for such Company Products) for a fixed aggregate price or at no additional charge (including through “enterprise wide,” “unlimited use” or “all you can eat” provisions);
(xii) any mortgage, indenture, guarantee, loan, credit agreement, security agreement or other Contract relating to the borrowing of money or extension of credit, in each case, in excess of $5,000,000, other than: (A) accounts receivable and accounts payable; (B) loans to or guarantees of obligations of direct or indirect wholly owned Subsidiaries of the Company, in each case, arising or provided in the ordinary course of business consistent with past practice; and (C) extensions of credit to customers in the ordinary course of business;
(xiii) any Contract: (A) that creates any obligation under any interest rate, currency or commodity derivative or hedging transaction; or (B) pursuant to which any Acquired Company creates or grants a material Encumbrance on any of its properties or other assets;

(xiv) any Contract with a Major Customer or a Major Supplier;
(xv) any Contract (excluding Leases) that contemplates or involves the payment or delivery of cash or other consideration by or to any Acquired Company in an amount or having a value in excess of $1,000,000 in the aggregate, or contemplates or involves the performance of services by or for any Acquired Company having a value in excess of $1,000,000 in the aggregate, other than a purchase order for the sale or purchase of products or services in the ordinary course of business under which the Acquired Companies have made or received payments of less than $1,000,000 in aggregate;
(xvi) any settlement, conciliation or similar Contract: (A) that materially restricts or imposes any material obligation on any Acquired Company or materially disrupts the business of any of the Acquired Companies as currently conducted; or (B) that would require any of the Acquired Companies to pay consideration valued at more than $500,000 in the aggregate after the date of this Agreement;
(xvii) any material Government Contract; and
(xviii) any Contract (other than a Contract evidencing any Company Equity Award on the form or forms used by the Company in the ordinary course of business and made available to Parent): (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any security; (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any security; or (C) providing any of the Acquired Companies with any right of first refusal or similar right with respect to, or right to repurchase or redeem, any security.
For purposes of this Agreement, Company Contracts of the type required to be set forth in Section 3.9(a) of the Company Disclosure Letter, each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) and each Lease shall be deemed to constitute a “Material Contract.” The Company has made available to Parent an accurate and complete copy of each Material Contract.
(b) Each Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to the Enforceability Exceptions. None of the Acquired Companies, and, to the Knowledge of the Company, no other Person, has materially violated or breached, or committed any material default under, any Material Contract. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to: (i) result in a material violation or breach of any of the provisions of any Material Contract; (ii) give any Person the right to declare a material default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Material Contract. Between January 1, 2020 and the date of this Agreement, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication regarding any actual or possible violation or breach of, or default under, any Material Contract.
3.10 Company Products. No Acquired Company is obligated to, and no Acquired Company has indicated that it would (a) provide any recipient of any Company Product or prototype (or any other Person) with any upgrade, improvement or enhancement of a Company Product or prototype, except as a part of the Acquired Company’s standard maintenance and support program or (b) design or develop a new product, or a customized, improved or new version of a Company Product, for any other Person. Each Company Product sold, licensed, delivered, provided or otherwise made available by any Acquired Company conforms and complies in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Laws, except as would not reasonably be expected to have a Company Material Adverse Effect.
3.11 Major Customers and Suppliers.
(a) Section 3.11(a) of the Company Disclosure Letter sets forth an accurate and complete list of (i) each customer (including distributors and resellers) who was one of the 10 largest sources of revenues for the Acquired Companies during fiscal year 2021 or 2022, based on amounts paid or payable and (ii) any other customer (including distributors and resellers) that would otherwise reasonably be expected to be material to the Acquired Companies (each, a “Major Customer”). No Acquired Company has any pending material dispute with any Major Customer. No Acquired Company has received any written notice or, to the Knowledge of the Company, other communication from any Major Customer to the effect that such Major Customer will likely not continue as a customer of any of the Acquired Companies or to the effect that such Major Customer intends to terminate, or materially reduce the scale of, the business it conducts with any of the Acquired Companies.
(b) Section 3.11(b) of the Company Disclosure Letter sets forth an accurate and complete list of (i) each supplier or service provider who was one of the 20 largest suppliers or service provider of the Acquired Companies during fiscal year 2021 or 2022, based on amounts paid or payable to such suppliers and (ii) any other supplier that would otherwise reasonably be expected to be material to the Acquired Companies (each a “Major Supplier”). No Acquired Company has any pending material dispute with any Major Supplier. No Acquired Company has received any written notice or, to the Knowledge of the Company, other communication from any Major Supplier to the effect that such Major Supplier will likely not continue as a supplier of any of the Acquired Companies or to the effect that such Major Supplier intends to terminate or materially reduce the scale of the business it conducts with any of the Acquired Companies.
3.12 Liabilities.
(a) None of the Acquired Companies has any liability, other than: (i) liabilities set forth in the consolidated financial statements (including any related notes and auditor reports) contained or incorporated by reference in the Company SEC Reports; (ii) liabilities that have been incurred by the Acquired Companies since the date of the Company Balance Sheet in the ordinary course of business; (iii) liabilities for performance of obligations of the Acquired Companies under Company Contracts, other than liabilities arising from a breach of any Company Contract or any event, circumstance or condition that, with notice or lapse of time or both, would constitute or result in a breach of any Company Contract; (iv) liabilities and obligations incurred in connection with the preparation and negotiation of this Agreement or pursuant to this Agreement or in connection with the transactions contemplated by this Agreement; and (v) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b) Section 3.12(b) of the Company Disclosure Letter lists all indebtedness of the Acquired Companies for borrowed money outstanding as of the date of this Agreement in excess of $1,000,000 in the aggregate (other than any indebtedness owed to another Acquired Company).
3.13 Compliance with Laws.
(a) Each of the Acquired Companies is, and has at all times since February 1, 2020 been, in compliance with all applicable Laws, except for such non-compliance as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. Between February 1, 2020 and the date of this Agreement, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Authority or other Person regarding any actual or possible violation of, or failure to comply with, any Laws, except for such non-compliance as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.
(b) Since February 1, 2018, none of the Acquired Companies, and no director, officer, other employee or, to the Knowledge of the Company, agent or third party acting on behalf of any of the Acquired Companies, has directly or indirectly: (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made, offered, or authorized any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any applicable anti-corruption or anti-bribery Laws, including the Foreign Corrupt Practices Act of 1977, as amended, and the United Kingdom Bribery Act of 2010; or (iii) made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any other Person. For purposes of this Section 3.13(b), an “unlawful payment” shall include any transfer of funds or any other thing of value, such as a gift, transportation or entertainment, which transfer is in violation of any applicable Law, including any payment to a third party all or part of the proceeds of which is used for a corrupt payment. Since February 1, 2018, none of the

Acquired Companies or any other Entity under any Acquired Company’s control has been charged or prosecuted, or to the Knowledge of the Company, investigated for any violation of any applicable Law. None of the Acquired Companies or any Entity under any Acquired Company’s control has disclosed to any Governmental Authority information that establishes or indicates that an Acquired Company violated or may have violated any Law applicable to the Acquired Companies, or is aware of any circumstances that might give rise to an investigation in the future.
(c) Since February 1, 2018, each of the Acquired Companies and each Entity under any Acquired Company’s control: (i) has been and is in material compliance with all U.S. Trade Controls Laws and all applicable Foreign Trade Controls Laws; and (ii) has prepared and timely applied for, and obtained and complied with, all licenses, registrations and other authorizations for export, re-export, deemed (re)export, transfer or import required in accordance with U.S. Trade Controls Laws and Foreign Trade Controls Laws for the conduct of its business.
(d) Since February 1, 2018, none of the Acquired Companies or any of their respective directors, officers, or, to the Knowledge of the Company, any of its agents (when working on any Acquired Company’s behalf) or employees (when working on any Acquired Company’s behalf): (i) is or has been a Person with whom transactions are prohibited or limited under any U.S. Trade Controls Law or Foreign Trade Controls Law, including those administered by OFAC, the Bureau of Industry and Security of the U.S. Department of Commerce, the United Nations Security Council, the European Union, His Majesty’s Treasury or any other similar Governmental Authority, or is owned 50 percent or more or controlled by any such Person (each, a “Sanctioned Person”); (ii) has violated or made a disclosure (voluntary or otherwise) regarding compliance with any U.S. Trade Controls Law or Foreign Trade Controls Law or any other similar Law; (iii) has engaged in any transaction or otherwise dealt directly or indirectly with a territory that is or was the subject or target of broad territorial sanctions, including currently, the Crimea, Donetsk and Luhansk regions of Ukraine, Cuba, Iran, North Korea or Syria (the “Sanctioned Jurisdictions”) in violation of U.S. Trade Controls Law or Foreign Trade Controls Law; or (iv) has employed or is currently employing at any of its facilities any national of or a person ordinarily resident in a Sanctioned Jurisdiction in violation of any U.S. Trade Controls Law or Foreign Trade Controls Law.
(e) Since February 1, 2018, none of the Acquired Companies has been investigated, cited or fined for failure to comply with any U.S. Trade Controls Law or Foreign Trade Controls Law, and no economic sanctions-related, export control-related or import-related Legal Proceeding, investigation or inquiry is or has been pending or, to the Knowledge of the Company, threatened against any Acquired Company or any officer or director of any Acquired Company (in his or her capacity as an officer or director of any Acquired Company) by or before (or, in the case of a threatened matter, that would come before) any Governmental Authority.
3.14 Governmental Authorizations. Except for such non-compliance as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, (a) the Acquired Companies hold, and since January 1, 2020 have held, all Governmental Authorizations, and have made all filings required under applicable Laws, necessary to enable the Acquired Companies to conduct their respective businesses in the manner in which such businesses are currently being conducted, (b) all such Governmental Authorizations are valid and in full force and effect, and (c) each Acquired Company is and has always been in compliance with the terms and requirements of such Governmental Authorizations. Between January 1, 2020 and the date of this Agreement, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Authority regarding (i) any actual or possible material violation of or material failure to comply with any term or requirement of any material Governmental Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. None of the Acquired Companies has received any material grant, incentive or subsidy from any Governmental Authority.
3.15 Tax Matters.
(a) Except as would not reasonably be expected to have a Company Material Adverse Effect:
(i) (A) each of the Tax Returns required to be filed by or on behalf of any Acquired Company with any Governmental Authority (the “Acquired Company Returns”) (1) has been filed on or before the applicable due date (including any extensions of such due date) and (2) is accurate and complete in all material respects; and (B) all Taxes for which the Acquired Companies are liable have been timely paid or accrued (in accordance with GAAP), whether or not such Taxes are shown as due and payable on any Tax Return;
(ii) the Company Balance Sheet reflects a reserve established in accordance with GAAP for all liabilities of the Acquired Companies for Taxes through the date of the Company Balance Sheet, and since the date of the Company Balance Sheet, none of the Acquired Companies has incurred any liabilities for Taxes outside the ordinary course of the operation of the business of the Acquired Companies, except in connection with the transactions contemplated by this Agreement;
(iii) no extension or waiver of the limitation period applicable to any of the Acquired Company Returns has been granted (by the Company or any other Person) and remains in effect;
(iv) (A) no material Tax audit, claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to any Acquired Company in respect of any Tax that has not been resolved; (B) there are no Encumbrances for Taxes upon any of the assets of any of the Acquired Companies except liens for current Taxes not yet due and payable or delinquent or that are being contested in good faith by appropriate proceedings for which adequate reserves have been maintained in accordance with GAAP; (C) no deficiency for any amount of material Taxes has been proposed or asserted in writing or assessed by any Governmental Authority against any Acquired Company that remains unpaid; and (D) in the three years prior to the date of this Agreement, no written claim has been made by any Governmental Authority in a jurisdiction where an Acquired Company does not file a Tax Return that it is or may be subject to taxation in that jurisdiction
(v) no Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in connection with a distribution of stock qualifying for tax-free treatment under Section 355 of the Code;
(vi) no Acquired Company has any liability for the Taxes of any Person (other than another Acquired Company) under Treas. Reg. § 1.1502-6 (or any similar provision of any state, local or foreign Law, including any arrangement for group or consortium relief or similar arrangement), or as a transferee or successor, by Contract (except for an agreement (A) solely between the Acquired Companies, (B) that will terminate as of Closing or (C) entered into in the ordinary course of business and not primarily related to the allocation or sharing of Taxes) or otherwise;
(vii) none of the Acquired Companies is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (except for an agreement (A) solely between the Acquired Companies, (B) that will terminate as of Closing or (C) entered into in the ordinary course of business and not primarily related to the allocation or sharing of Taxes);
(viii) no Acquired Company has participated in, or is currently participating in, a “Listed Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or a similar transaction under any corresponding or similar Law;
(ix) none of the Acquired Companies will be required to include any material items of income in, or exclude any material items of deduction from, taxable income for a taxable period ending after the Closing as a result of: (A) any change in accounting method pursuant to Section 481 or 263A of the Code (or any comparable provision under any state, local or foreign Tax Laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing; (B) any deferred intercompany gain described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of any state, local or foreign Tax Laws) arising from any transaction that occurred prior to the Closing; (C) any installment sale or open transaction that occurred prior to the Closing; or (D) any prepaid amount received outside the ordinary course of business prior to the Closing;
(x) each Acquired Company is and has been since its inception classified as a corporation for U.S. federal and applicable state and local income tax purposes, and no Acquired Company (A) is required to include any amount in income pursuant to Section 965 of the Code or pay any installment of the “net tax liability” described in Section 965(h)(1) of the Code, or (B) that is a CFC holds any investment in United States property within the meaning of Section 956 of the Code;
(xi) none of the Acquired Companies has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Laws), and no Acquired Company has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes; and
(xii) each of the Acquired Companies has withheld from each payment or deemed payment made to each Company Associate, its past and present suppliers, creditors, stockholders and other third parties all Taxes and other deductions required to be withheld and has, within the time and in the manner required by applicable Laws, paid such withheld amounts to the proper Governmental Authorities and complied with all reporting and record retention requirements related to such Taxes.
3.16 Employee and Labor Matters; Benefit Plans.
(a) The employment of each employee of an Acquired Company who performs services for such Acquired Company exclusively or primarily in the United States is terminable by such Acquired Company “at will” and the employment of each employee of an Acquired Company who performs services for such Acquired Company exclusively or primarily outside the United States is terminable either “at will” or at the expiration of a standard notice period or standard severance as set forth in applicable local regulations or contained in a written Contract made available to Parent. The Company has made available to Parent accurate and complete copies of all material employee manuals and handbooks of the Acquired Companies in effect as of the date of this Agreement.
(b) None of the Acquired Companies is or has ever been a party to, subject to, or under any obligation to bargain for, or is negotiating or required to negotiate the terms of, any collective bargaining agreement, works council, labor, voluntary recognition or similar agreement with respect to any Company Associate or other Contract with a labor organization, union, works council or similar entity representing any Company Associate, and there are no labor organizations, unions, works councils or similar entities representing or, to the Knowledge of the Company, purporting to or seeking to represent any employee or Contract Worker of any of the Acquired Companies. There is no union, works council, employee representative or other labor organization, which, pursuant to any applicable Law, collective bargaining agreement, works council, labor, voluntary recognition or similar agreement, must provide consent or otherwise be notified or consulted, or with which negotiations need to be conducted, in connection with any of the transactions contemplated by this Agreement. Since January 1, 2018, none of the Acquired Companies has engaged in any material unfair labor practice as defined in the National Labor Relations Act or any other similar Law (an “Unfair Labor Practice”). Since January 1, 2018: (i) there has not been any Unfair Labor Practice complaint, charge or suit pending or, to the Knowledge of the Company, threatened against any Acquired Company before the U.S. National Labor Relations Board or any similar body or Entity in the United States or any other country in which any Acquired Company has employees or performs services; and (ii) no Acquired Company has received any demand letter, draft of suit or other written communication related to any matter described in clause “(i)” above. There are no slowdowns, strikes, pickets, boycotts, group work stoppages, labor disputes, industrial disputes, labor interruptions, attempts to organize or union organizing activity, or any similar activity or dispute in progress, pending or, to the Knowledge of the Company, threatened against or affecting any of the Acquired Companies or any of their employees.
(c) Except as would not reasonably be expected to be material to the Acquired Companies, (i) each Company Associate that renders or has rendered services to any of the Acquired Companies that is or was classified as a Contract Worker or other non-employee status or as an exempt or non-exempt employee, is properly characterized as such for all purposes (including: (A) for purposes of the Fair Labor Standards Act and similar applicable state, local, provincial and foreign Laws; (B) applicable Tax Laws; and (C) unemployment insurance and worker’s compensation obligations), and (ii) the Acquired Companies have properly classified and treated each such individual in accordance with all applicable

Laws and for purposes of all applicable Company Employee Plans and perquisites. Between January 1, 2021 and the date of this Agreement, none of the Acquired Companies has received any written notice from any Person disputing such classification. No Contract Worker is eligible to participate in any Company Employee Plan.
(d) To the Knowledge of the Company, no Company Associate has used to use any trade secret, information or documentation confidential or proprietary to any former employer or other Person for whom such individual performed services or violated any confidential relationship with any Person in connection with the development or sale of any product or proposed product, or the development or sale of any service or proposed service, of any Acquired Company. Each Company Associate is legally authorized to work in all locations where he or she performs services for the Acquired Companies.
(e) Each Acquired Company is, and since January 1, 2018 each Acquired Company has been, in compliance with all Employment Laws in all material respects. None of the Acquired Companies has effectuated or will effectuate a plant closing, termination, relocation, mass layoff, furlough, separation from position, reduction, or other termination of any current or former employee of any Acquired Company that has imposed or would impose any obligation or other liability upon any Acquired Company under WARN or would otherwise require any Acquired Company to notify or consult with, prior to or after the Effective Time, any Governmental Authority or other Person with respect to the impact of the transactions contemplated by this Agreement. Except as would not reasonably be expected to result in a material liability, each of the Acquired Companies has properly accrued in the ordinary course of business, and has timely made all payments for, all wages, overtime, salaries, commissions, bonuses, fees and other compensation for any services performed, directly or indirectly, for any Acquired Company as of the date of this Agreement. None of the Acquired Companies has any material liability for any arrears of wages, salaries, overtime pay, premium pay, commissions, bonuses, benefits, severance pay or other amounts, including pursuant to any Contract, policy, practice or applicable Law, or any Taxes or any penalty for failure to comply with any of the foregoing. None of the Acquired Companies has any material liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, worker’s compensation, social security or other benefits or obligations (other than routine payments to be made in the ordinary course of business consistent with past practice). Except as would not reasonably be expected to be material to the Acquired Companies, each of the Acquired Companies maintains accurate and complete records of overtime hours worked by each employee eligible for overtime compensation and compensates all employees in accordance with the requirements of the Fair Labor Standards Act and the applicable Laws of all jurisdictions where such Acquired Company maintains employees.
(f) To the Knowledge of the Company, since January 1, 2018, no claim of sexual harassment, sexual assault, sexual misconduct, gender discrimination, racial or ethnic discrimination, harassment on the basis of gender or race, or any similar behavior (a “Misconduct Claim”) has been made against any person who is or was an officer, director, manager or supervisory-level employee of any Acquired Company in such person’s capacity as such or in any other capacity. Since January 1, 2018, no Acquired Company has entered into any material settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any Contract or provision similar to any of the foregoing, relating to any Misconduct Claim against any Acquired Company or any person who is or was an officer, director, manager, employee or Contract Worker of any Acquired Company.
(g) Section 3.16(g) of the Company Disclosure Letter contains an accurate and complete list, as of the date of this Agreement, of each material Company Employee Plan and each material Company Employee Agreement that is maintained in the U.S., Canada, The Netherlands and Ireland. None of the Acquired Companies has committed to establish or enter into any new arrangement that would constitute a material Company Employee Plan or material Company Employee Agreement, or to materially modify any material Company Employee Plan or material Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Laws). The Company has made available to Parent, in each case, to the extent applicable: (i) accurate and complete copies of all material documents setting forth the terms of each material Company Employee Plan and each material Company Employee Agreement, including all material amendments thereto; (ii) the most recent summary plan description, together with summaries of the material modifications thereto, if any, required under ERISA with respect to each material Company Employee Plan; (iii) the most recently filed annual report (Form 5500 Series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) the trust agreement, insurance Contract or other funding instrument, if any, with respect to each material Company Employee Plan; (v) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the most recent plan years; and (vi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.
(h) Except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Employee Plan has been established, maintained and operated in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to be qualified under Section 501(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and, to the Knowledge of the Company, no event has occurred since the date of the most recent determination that would reasonably be expected to adversely affect such qualification. Each Foreign Company Plan intended to qualify for special tax treatment satisfies in all material respects the requirements for such treatment. Except as would not reasonably be expected to have a Company Material Adverse Effect, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liability to Parent, the Acquired Companies or any ERISA Affiliates (other than ordinary administration expenses). There is no audit, inquiry or Legal Proceeding pending or, to the Knowledge of the Company, threatened by the IRS, DOL or any other Governmental Authority with respect to any Company Employee Plan. None of the Acquired Companies or any ERISA Affiliate has ever incurred any material penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code or any material penalty or Tax under applicable Laws. Except as would not result in material liability, each of the Acquired Companies and ERISA Affiliates have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan, and, to the extent not yet due, such contributions and other payments have been adequately accrued in the consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Reports. Each Foreign Company Plan that is required to be registered or approved by any Governmental Authority under applicable Laws has been so registered or approved.
(i) None of the Acquired Companies, and none of their respective ERISA Affiliates, has ever maintained, established, sponsored, participated in, or contributed to, or been obligated to contribute to or has any liability in respect of, any: (i) Company Pension Plan subject to Title IV of ERISA or Section 412 of the Code or any Foreign Company Plan that is a defined benefit pension plan; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. No Company Employee Plan is or has been funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Company Employee Plan subject to ERISA holds stock issued by the Company or any of its current ERISA Affiliates as a plan asset. Except as would not reasonably be expected to have a Company Material Adverse Effect, the fair market value of the assets of each funded Foreign Company Plan, the liability of each insurer for any Foreign Company Plan funded through insurance, or the book reserve established for any Foreign Company Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Company Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Company Plan, and none of the transactions contemplated by this Agreement will cause any such assets or insurance obligations to be less than such benefit obligations.

(j) Except as set forth in Section 3.16(j) of the Company Disclosure Letter, no Company Employee Plan or Company Employee Agreement provides (except at no material cost to the Acquired Companies or any Affiliate of any Acquired Company), or reflects or represents any material liability of any of the Acquired Companies or any Affiliate of any Acquired Company to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Laws.
(k) Except as set forth in Section 3.16(k) of the Company Disclosure Letter, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in combination with another event, whether contingent or otherwise): (i) result in any payment (whether of bonus, change in control, retention, severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate; (ii) create any limitation or restriction on the right of any Acquired Company to merge, amend or terminate any Company Employee Plan or Company Employee Agreement; or (iii) entitle any Company Associate to terminate their employment or engagement. Without limiting the generality of the foregoing, no amount payable to any Company Associate as a result of the execution and delivery of this Agreement or the consummation of any of the transactions contemplated by this Agreement (either alone or in combination with any other event) would be an “excess parachute payment” within the meaning of Section 280G or would be nondeductible under Section 280G of the Code. None of the Acquired Companies has any obligation to compensate any Company Associate for any Taxes incurred by such Company Associate under Section 4999 of the Code.
(l) Each Company Employee Plan, Company Employee Agreement or other Contract between any Acquired Company and any Company Associate that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and guidance thereunder (“Section 409A”) is and has at all times been administered, in all material respects, in documentary and operational compliance with the requirements of Section 409A. No Acquired Company has any obligation to gross-up or otherwise reimburse any Company Associate for any tax incurred by such person pursuant to Section 409A.
(m) Since June 1, 2021, no Acquired Company has: (i) taken any material action affecting the terms or conditions of employment of its current or former employees or other service providers related to the COVID-19 pandemic, including implementing workforce reductions, terminations, furloughs, deferral of payment or providing compensation or benefits, or changes to compensation, benefits or working schedules or Company Employee Plans; or (ii) applied for or received any loan or deferred Tax, or claimed any Tax credit, under any applicable Law or any directive issued by, or under any program implemented or sponsored by, any Governmental Authority or public health agency in connection with the COVID-19 pandemic.
3.17 Environmental Matters.
(a) Except as would not reasonably be expected to have or result in a Company Material Adverse Effect, each of the Acquired Companies is, and since January 1, 2018 has been, in compliance in all material respects with, and is not and has not been subject to any material liability under, applicable Environmental Laws, including timely applying for, possessing, maintaining, and materially complying with the terms and conditions of all material Governmental Authorizations required under applicable Environmental Laws.
(b) Between January 1, 2021 and the date of this Agreement, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication from any Person that alleges that any of the Acquired Companies is not in material compliance with, or has any material liability under, any Environmental Law.
(c) The Company has made available to Parent copies of all material environmental assessments, Governmental Authorizations, reports, audits and other material documents in the Acquired Companies’ possession or under their control that relate to the Acquired Companies’ compliance with or any liability under any Environmental Law or the environmental condition of any real property that any of the Acquired Companies currently or formerly has owned, operated, or leased.

3.18 Insurance. Except as would not reasonably be expected to have or result in a Company Material Adverse Effect, (i) each insurance policy and self-insurance program and arrangement relating to the business, assets and operations of the Acquired Companies is in full force and effect (except for policies that have expired under their terms in the ordinary course) and all premiums due thereon have been paid in full, (ii) as of the date of this Agreement, no written notice of default or termination has been received by any Acquired Company in respect thereof, and (iii) between January 1, 2021 and the date of this Agreement, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; (b) refusal of any coverage or rejection of any claim under any insurance policy; or (c) adjustment in the amount of the premiums payable with respect to any insurance policy.
3.19 Legal Proceedings; Orders. There is no Legal Proceeding pending or that, to the Knowledge of the Company, has been threatened against any Acquired Company that would reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, there is no pending Legal Proceeding against any Acquired Company that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. There is no Order to which any of the Acquired Companies is subject that would reasonably be expected to materially impact the business or operations of the Acquired Companies.
3.20 Authority; Binding Nature of Agreement. The Company has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject only to the adoption of this Agreement by the Requisite Stockholder Approval and assuming the accuracy of Parent’s representations and warranties set forth in Section 4.6. The Company Board (at a meeting duly called and held or by unanimous written consent) has unanimously: (a) determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders; (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger; (c) recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement be submitted for adoption by the Company’s stockholders at the Company Stockholder Meeting (the “Company Board Recommendation”); and (d) to the extent necessary and assuming the accuracy of Parent’s representations and warranties set forth in Section 4.6, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Law that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement. As of the date of this Agreement, none of such board actions or board resolutions have been rescinded, modified or withdrawn in any way. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and, assuming the accuracy of Parent’s representations and warranties set forth in Section 4.6, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement by the Company, in each case other than, with respect to the consummation of the Merger, the receipt of the Requisite Stockholder Approval and the filing of the certificate of merger as required by the DGCL. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.
3.21 Takeover Statutes; No Rights Plan. Assuming the accuracy of Parent’s representations and warranties set forth in Section 4.6, the Company Board has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other transactions contemplated by this Agreement. None of such actions by the Company Board has been amended, rescinded or modified. There are no other “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statutes or regulations (each, a “Takeover Statute”) applicable to, or purporting to be applicable to, this Agreement, any Acquired Company, the Merger or any of the other transactions contemplated by this Agreement, including any Takeover Statute that would limit or restrict Parent or any of its Affiliates from exercising its ownership of shares of Company Common Stock acquired in the Merger.

3.22 Vote Required. Assuming the accuracy of Parent’s representations and warranties set forth in Section 4.6, the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholder Meeting (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of the Company Capital Stock necessary to adopt this Agreement and approve the Merger.
3.23 Non-Contravention; Consents. Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger or any of the other transactions contemplated by this Agreement will (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation or bylaws of the Company or (ii) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the other Acquired Companies; (b) contravene, conflict with or result in a violation of, or give any Governmental Authority the right to exercise any remedy or obtain any relief under, any Law or any Order to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject; (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Companies; (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Material Contract; (ii) accelerate the maturity or performance of any Material Contract; or (iii) cancel, terminate or modify any right, benefit, obligation or other term of any Material Contract; (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Companies (except for Permitted Encumbrances); or (f) result in the transfer of any material asset of any of the Acquired Companies to any Person, except, with respect to clauses “(a)(ii)” through “(f)” above, for any such contraventions, conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except as may be required by the Securities Act, the Exchange Act, the DGCL, the HSR Act, any other Antitrust Law, any Specified Foreign Direct Investment Laws and the NASDAQ Rules and listing standards, none of the Acquired Companies is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement, except where the failure by the applicable Acquired Company to make any such filing, give any such notice or obtain any such Consent would not reasonably be expected to have a Company Material Adverse Effect.
3.24 Opinion of the Company’s Financial Advisor. The Company Board has received the opinion of Qatalyst Partners, to the effect that, as of the date hereof, and based upon and subject to the various qualifications, assumptions, limitations and other such matters considered in the preparation therein, the Per Share Price to be received pursuant to, and in accordance with, the terms of this Agreement by the holders of Company Common Stock (other than Parent, Merger Sub and their respective Affiliates) is fair, from a financial point of view, to such holders.
3.25 Advisors’ Fees. Except for Qatalyst Partners, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Companies. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Qatalyst Partners in connection with the transactions contemplated by this Agreement.
3.26 Related Person Transactions. Except for compensation or other employment arrangements entered into in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between any Acquired Company, on the one hand, and any Affiliate (including any director or officer) thereof (but not including any wholly owned Subsidiary of the Company), on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.
3.27 Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement.
3.28 No Other Representations. The Company, on behalf of itself and the other Acquired Companies, acknowledges that: (a) except for the representations and warranties expressly set forth in Article IV and in the certificate delivered pursuant to Section 7.3(c), none of Parent or Merger Sub (or any other Person) makes, or has made, any representation or warranty relating to Parent or Merger Sub or any of their businesses or operations in connection with this Agreement or the Merger; and (b) the representations and warranties made by Parent and Merger Sub in Article IV and in the certificate delivered pursuant to Section 7.3(c) are in lieu of and are exclusive of all other representations and warranties made by Parent and Merger Sub, including any express or implied warranties as to merchantability or fitness for a particular purpose, and each of Parent and Merger Sub disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure by or on behalf of Parent or Merger Sub of any other information (including any financial information, supplemental data or financial projections or other forward-looking statements) to the Company, any other Acquired Company or any of their respective Affiliates or Representatives. The Company, on behalf of itself and the other Acquired Companies, further acknowledges that, except for the representations and warranties expressly set forth in Article IV and in the certificate delivered pursuant to Section 7.3(c), it has not relied on or otherwise been induced by: (i) any express or implied representation or warranty relating to Parent or Merger Sub or any of their businesses or operations in connection with this Agreement or the Merger; (ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company, any other Acquired Company or any of their respective Affiliates or Representatives; or (iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information. The Company acknowledges that neither Parent nor Merger Sub will have or be subject to any liability or indemnification obligation to the Company resulting from the distribution or provision to the Company, or the Company’s use of, or relating to the accuracy or completeness of any such information, including any information, documents, projections, forecasts or other material made available to the Company in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in Article IV or in the certificate delivered pursuant to Section 7.3(c).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub represent and warrant to the Company as follows, except as set forth in the disclosure letter delivered by Parent and Merger Sub to the Company on the date of this Agreement:
4.1 Organization; Good Standing.
(a) Parent. Parent (i) is duly organized or formed, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization or formation; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.
(b) Merger Sub. Merger Sub (i) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Merger Sub has been formed solely for the purpose of engaging in the Merger and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no material liabilities or obligations other than as contemplated by this Agreement. Parent is the sole record and beneficial stockholder of Merger Sub.
(c) Organizational Documents. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of

Parent and Merger Sub, each as amended to date. Neither Parent nor Merger Sub is in violation of its certificate of incorporation, bylaws or other similar organizational document.
4.2 Power; Enforceability. Each of Parent and Merger Sub has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations under this Agreement; and (c) consummate the Merger. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations under this Agreement, and the consummation of the Merger have each been duly authorized by all necessary action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.
4.3 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations under this Agreement, and the consummation of the Merger do not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained, violate or conflict with any Law applicable to Parent or Merger Sub or by which any of their properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Encumbrances) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not have a Parent Material Adverse Effect.
4.4 Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Merger Sub, the Guarantors, the Equity Financing Sources, or any of their respective Affiliates, in connection with the (a) execution and delivery of this Agreement by each of Parent and Merger Sub; (b) performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Acquired Companies are qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws; (iv) compliance with any applicable requirements of Specified Foreign Direct Investment Laws; and (v) such other Consents the failure of which to obtain would not have a Parent Material Adverse Effect.
4.5 Legal Proceedings; Orders.
(a) No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against Parent or Merger Sub that would have a Parent Material Adverse Effect.
(b) No Orders. Neither Parent nor Merger Sub is subject to any order of any kind or nature that would have a Parent Material Adverse Effect.
4.6 Ownership of Company Capital Stock. During the three years prior to the date of this Agreement, none of Parent, Merger Sub, the Guarantors, the Equity Financing Sources, or any of their respective directors, officers, general partners or Affiliates or, to the knowledge of Parent or any of its Affiliates, any employees of Parent, Merger Sub, the Guarantors, the Equity Financing Sources or any of their respective Affiliates (a) has “owned” any shares of Company Capital Stock; or (b) has been an “interested stockholder” (as such terms are defined in Section 203 of the DGCL) of the Company.

4.7 Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent, Merger Sub, the Guarantors or any of their respective Affiliates who is entitled to any financial advisor, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Merger for which the Company or any of its Subsidiaries would be liable.
4.8 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement or the Merger.
4.9 Guarantee. Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the duly executed Guarantee. The Guarantee is in full force and effect and constitutes a legal, valid and binding obligation of each Guarantor, enforceable against it in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions. No event has occurred that (with or without notice or lapse of time, or both) would, or would reasonably be expected to, constitute a default on the part of the Guarantors pursuant to the Guarantee.
4.10 Financing.
(a) Financing Letters. As of the date of this Agreement, Parent has delivered to the Company true, correct and complete copies of (i) an executed commitment letter, dated as of the date of this Agreement, between Parent and certain other parties thereto, including the Guarantors (the “Equity Commitment Letter”), pursuant to which such other parties thereto (together with each of their permitted assignees pursuant to the terms of the Equity Commitment Letter, the “Equity Financing Sources”) have committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of funding a portion of the aggregate value of the Merger (the “Equity Financing”); and (ii) executed commitment letters, dated as of the date of this Agreement, among Parent, Merger Sub and the lenders party thereto (the “Debt Commitment Letters” and, together with the Equity Commitment Letter, the “Financing Letters”) pursuant to which the lenders party thereto (the “Debt Financing Sources”) have committed, subject to the terms and conditions thereof, to lend the amounts set forth therein for the purpose of funding a portion of the aggregate value of the Merger (the “Debt Financing” and, together with the Equity Financing, the “Financing”). Parent has also delivered to the Company a true, correct and complete copy of any fee letter (which may be delivered with the fee amounts and “flex” terms redacted in a customary manner so long as no redaction covers terms that would adversely affect the amount, conditionality, availability or termination of the Debt Financing) in connection with the Debt Commitment Letters (collectively, “Fee Letters”). The Equity Commitment Letter provides that (A) the Company is an express third party beneficiary thereof in connection with the Company’s exercise of its rights under Section 9.10(b); (B) subject in all respects to Section 9.10(b), Parent and the Equity Financing Sources have waived any defenses to the enforceability of such third party beneficiary rights; and (C) Parent and the Equity Financing Sources will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the exercise by Company of such third party beneficiary rights.
(b) No Amendments. As of the date of this Agreement, (i) the Financing Letters, the Fee Letters and the terms of the Financing have not been amended or modified prior to the date of this Agreement; (ii) no such amendment or modification is contemplated (except in connection with any amendments or modifications to effectuate any “flex” terms contained in the Fee Letters provided as of the date of this Agreement); and (iii) the respective commitments contained in the Financing Letters have not been withdrawn, terminated, repudiated or rescinded in any respect, and, to Parent’s knowledge, no such withdrawal, termination, repudiation or rescission is contemplated. There are no Contracts, agreements, side letters or arrangements to which Parent or Merger Sub is a party relating to the funding, investing or use, as applicable, of the full amount of the Financing, other than as expressly set forth in the Financing Letters and any Fee Letters.
(c) Sufficiency of Financing. The aggregate amounts committed pursuant to the Financing Letters are sufficient to (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of “flex” (including original issue discount “flex”) provided under the Financing Letters and the Fee Letters) (i) make all payments contemplated by this Agreement in connection with the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger); (ii) repay, prepay or discharge (after giving effect to the Merger) the principal of and interest on, and all other indebtedness outstanding pursuant to, the Credit Agreement, subject to and including any cash collateral required in connection with letters of credit issued under the Credit Agreement that will remain outstanding after the Closing Date; and (iii) pay all fees and expenses required to be paid at the Closing by the Company, Parent, Merger Sub or any of their respective Affiliates in connection with the Merger and the Financing.
(d) Solvency. Assuming the accuracy of each of the Company’s representations in Article III at and after the Closing, Parent and the Company and its Subsidiaries (on a consolidated basis) will, after giving effect to the Merger, including the funding of the Financing and payment of all other amounts required to be paid in connection with the consummation of the Merger, including the payment of all related fees and expenses, be Solvent at and immediately after the Closing. The term “Solvent” shall mean, with respect to a particular date, that on such date, (i) the sum of the assets, at a fair valuation, of Parent and the Surviving Corporation and its Subsidiaries (on a consolidated basis) will exceed their debts, (ii) Parent and, after the Closing, Parent and the Surviving Corporation and its Subsidiaries (on a consolidated basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (iii) Parent has and, after the Closing, the Surviving Corporation and its Subsidiaries (on a consolidated basis) will have, sufficient capital and liquidity with which to conduct its business. For purposes of this Section 4.10(d), “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
(e) Validity; No Contrary Expectation. The Financing Letters and the Fee Letters (each in the forms delivered by Parent to the Company) are in full force and effect and constitute the legal, valid and binding obligations of Parent, Merger Sub and the other parties thereto (including, with respect to the Equity Commitment Letter, the Equity Financing Sources), as applicable, enforceable against Parent, Merger Sub and the other parties thereto, as applicable, in accordance with their terms, except, in each case, as enforcement may be limited by Enforceability Exceptions. Other than as expressly set forth in the Financing Letters and the Fee Letters, there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Financing (including any “flex” provisions) pursuant to any agreement relating to the Financing to which the Equity Financing Sources, Parent, Merger Sub or any of their respective Affiliates is a party. As of the date of this Agreement, neither Parent, Merger Sub, any Equity Financing Source nor, to the knowledge of Parent, any other party to the Financing Letters, as applicable, has committed any breach of any of its covenants or other obligations set forth in, or is in default under, any of the Financing Letters. As of the date of this Agreement, to the knowledge of Parent, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would, or would reasonably be expected to, (i) constitute or result in a breach or default on the part of any Person under any of the Financing Letters or the Fee Letters; (ii) constitute or result in a failure to satisfy any of the terms or conditions set forth in any of the Financing Letters or the Fee Letters; (iii) make any of the assumptions or any of the statements set forth in the Financing Letters inaccurate in any material respect; or (iv) otherwise result in any portion of the Financing not being available. As of the date of this Agreement, Parent has no reason to believe (both before and after giving effect to any “flex” provisions in the Debt Commitment Letters or the Fee Letters) that (A) it will be unable to satisfy on a timely basis any term or condition of the Financing to be satisfied by it, whether or not such term or condition is contained in the Financing Letters or the Fee Letters; or (B) the full amounts committed pursuant to the Financing Letters will not be available as of the Closing if the terms or conditions contained in the Financing Letters to be satisfied by it are satisfied. As of the date of this Agreement, Parent and Merger Sub have fully paid, or caused to be fully paid, all commitment or other fees, expenses, premiums and charges that are due and payable on or prior to the date of this Agreement pursuant to the terms of the Financing Letters and the Fee Letters. Other than as set forth in the Financing Letters, there are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Financing.

(f) No Exclusive Arrangements. As of the date of this Agreement, none of the Guarantors, the Equity Financing Sources, Parent, Merger Sub, or any of their respective Affiliates has entered into any Contract, arrangement or understanding (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis in connection with the Merger; or (ii) prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person in connection with a transaction relating to the Company or any of its Subsidiaries in connection with the Merger.
4.11 Absence of Stockholder and Management Arrangements. As of the date of this Agreement, other than this Agreement, the Voting Agreements and the Confidentiality Agreement, none of Parent, Merger Sub, the Guarantors, the Equity Financing Sources, or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, manger, member, employee or Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Merger; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; (ii) holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) Person other than the Guarantors and the Equity Financing Sources has agreed to provide, directly or indirectly, an equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.
4.12 No Foreign Person. Each of Parent and Merger Sub is not, and is not controlled by, a “foreign person” (as defined in the DPA). No “foreign person” (as defined in the DPA) affiliated with Parent, Merger Sub, the Equity Financing Sources or the Guarantors, whether affiliated as a limited partner or otherwise (each an “Affiliated Foreign Person”), will obtain as a result of the Merger any DPA Triggering Rights if (1) it would require a mandatory filing under the DPA or (2) such Affiliated Foreign Person is a Sanctioned Person. At the conclusion of the Merger, no party or collection of parties in which the national or subnational governments of a single foreign state have a “substantial interest” will hold a “substantial interest” in the Company, as each of those terms are defined in the DPA.
4.13 No Other Representations. Parent and Merger Sub acknowledge that: (a) except for the representations and warranties expressly set forth in Article III and in the certificate delivered pursuant to Section 7.2(c), neither the Company nor any of the other Acquired Companies (or any other Person) makes, or has made, any representation or warranty relating to the Acquired Companies or any of their businesses or operations in connection with this Agreement or the Merger; and (b) the representations and warranties made by the Company in Article III and in the certificate delivered pursuant to Section 7.2(c) are in lieu of and are exclusive of all other representations and warranties made by the Company, including any express or implied warranties as to merchantability or fitness for a particular purpose, and the Company disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure by or on behalf of the Company of any other information (including any financial information, supplemental data or financial projections or other forward-looking statements) to Parent, Merger Sub or any of their respective Affiliates or Representatives. Parent and Merger sub further acknowledge that, except for the representations and warranties expressly set forth in Article III and in the certificate delivered pursuant to Section 7.2(c), they have not relied on or otherwise been induced by: (i) any express or implied representation or warranty relating to the Acquired Companies or any of their businesses or operations in connection with this Agreement or the Merger; (ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives; or (iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information. Each of Parent and Merger Sub acknowledges that the Company will not have or be subject to any liability or indemnification obligation to Parent or Merger Sub resulting from the distribution or provision to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, or relating to the accuracy or completeness of any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in Article III or in the certificate delivered pursuant to Section 7.2(c).
ARTICLE V
INTERIM OPERATIONS OF THE COMPANY
5.1 Affirmative Obligations.
(a) Ordinary Course Operation. During the Pre-Closing Period, the Company will, and will cause each of its Subsidiaries to, use its reasonable best efforts to conduct its business and operations in the ordinary course of business. The obligations of the Company and its Subsidiaries pursuant to the previous sentence are subject to the following exceptions: (i) as expressly required by this Agreement; (ii) as permitted by Section 5.4; (iii) as set forth in Section 5.1 of the Company Disclosure Letter or Section 5.2 of the Company Disclosure Letter; (iii) for any actions taken in good faith to respond to any COVID-19 Measures (it being understood that prior to taking any material actions in reliance on this clause (iii), the Company will use its reasonable best efforts to provide reasonable advance notice to, and consult, with Parent (if reasonably practicable and legally permissible) prior to taking such actions); (iv) as required by applicable Law; or (v) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed) (all such exceptions, the “Covenant Exceptions”).
(b) Additional Affirmative Obligations. During the Pre-Closing Period and for so long as Section 5.2 is in effect, the Company will, and will cause each of its Subsidiaries to, subject to Covenant Exceptions, use its reasonable best efforts to (i) preserve intact its material assets, properties, Material Contracts and business organizations; (ii) keep available the services of its current officers and key employees; and (iii) preserve its current relationships with material customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other Persons with whom the Company or any of its Subsidiaries has business relations, in each case solely to the extent that the Company or one of its Subsidiaries has not, as of the date of this Agreement, already notified such third Person of its intent to terminate those relationships.
(c) Clarification on Provision Interaction. It is agreed that no action by the Company or any of its Subsidiaries with respect to the matters specifically addressed by any provision of Section 5.2 will be deemed a breach of this Section 5.1.
5.2 Forbearance Covenants. During the Pre-Closing Period, the Company will not, and will not permit any of its Subsidiaries to (in each case subject to the Covenant Exceptions (other than clause (i) of the Covenant Exceptions)):
(a) amend or otherwise change the Charter, the Bylaws or any other similar organizational document;
(b) except as permitted by Section 5.4, propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(c) issue, sell or deliver, or agree or commit to issue, sell or deliver, any of its equity securities (whether through the issuance or granting of options, restricted stock units, warrants, commitments, subscriptions, rights to purchase or otherwise), except, in each case, (i) for the issuance, delivery or sale of (or agreement or commitment to issue, sell or deliver) shares of Company Common Stock pursuant to Company Equity Awards outstanding as of the date of this Agreement or pursuant to the ESPP, in each case in accordance with their terms; (ii) in connection with agreements in effect on the date of this Agreement (including any offer letters or similar agreements entered into or extended as of the date of this Agreement); (iii) as contemplated by Section 5.2(i); or (iv) for the issuance, delivery or sale of (or agreement to issue, sell or deliver) equity securities by any Subsidiary to the Company or another Subsidiary;
(d) acquire, repurchase or redeem any of its equity securities, except, in each case, (i) pursuant to the terms and conditions of Company Equity Awards outstanding as of the date of this Agreement in accordance with their terms as in effect as of the date of this Agreement or to otherwise satisfy Tax obligations with respect to awards granted pursuant to Company Equity Plans or to pay the exercise price of Company Options, in each case in accordance with the existing terms of the applicable Company Equity Plan as in effect on the date of this Agreement; or (ii) for transactions between the Company and any of its Subsidiaries or among any Subsidiaries of the Company;
(e) (i) adjust, split, subdivide, combine or reclassify any of its capital stock or other equity or voting interests; (ii) declare, set aside, establish a record date for, authorize or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of its capital stock or other equity or voting interests, or make any other actual, constructive or deemed distribution in respect of its capital stock or other equity or voting interests, except for dividends or other distributions made by any Subsidiary of the Company to the Company or one of its other Subsidiaries; (iii) pledge or encumber any of its capital stock or other equity or voting interests (other than Liens described in clause (vii) of the definition of Permitted Encumbrances); or (iv) modify the terms of any of its capital stock or other equity or voting interests;
(f) acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets) any third Person or any material equity interest in such Person, or enter into any material joint venture, partnership or similar arrangement with any third Person;
(g) acquire, or agree to acquire, fee ownership (or its jurisdictional equivalent) of any real property;
(h) (i) incur or assume any indebtedness for borrowed money (including receivable financing arrangements) or issue any debt securities, except, in each case, (A) short-term debt incurred to fund operations of the business in the ordinary course of business not in excess of $1,000,000 in the aggregate; (B) for loans or advances between Subsidiaries of the Company or between the Company and its Subsidiaries; (C) obligations incurred pursuant to business credit cards in the ordinary course of business; or (D) pursuant to the Credit Agreement; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any third Person, except with respect to obligations of the Company or its Subsidiaries; (iii) make any loans, advances or capital contributions to, or investments in, any third Person, except, in each case, for (A) extensions of credit to customers in the ordinary course of business; (B) advances or reimbursable expenses to directors, officers and other employees, in each case in the ordinary course of business; and (C) for loans or advances between Subsidiaries of the Company or between the Company and its Subsidiaries and capital contributions in or to Subsidiaries of the Company; or (iv) mortgage, pledge or otherwise encumber any assets, tangible or intangible, or create any lien thereon (other than Permitted Encumbrances);
(i) except (i) in order to comply with applicable Law, (ii) as required pursuant to the terms of any Company Employee Plan in effect on the date of this Agreement, or (iii) as provided in Section 5.2(i) of the Company Disclosure Letter (A) establish, adopt, enter into, terminate or amend in any material respect any Company Employee Plan (or any plan, policy, agreement, Contract or arrangement that would be a Company Employee Plan if in effect on the date of this Agreement) or take any action to accelerate the vesting, payment or funding of any compensation, or benefits under, any Company Employee Plan (or any plan, policy, agreement, Contract or arrangement that would be a Company Employee Plan if in effect on the date of this Agreement); (B) grant to any employee of an Acquired Company any increase or decrease in cash compensation, bonus, incentive or material fringe or other material benefits; (C) grant to any Company Associate any change in control, retention, transaction, stay bonus, tax gross-up, special remuneration, equity or equity-based award, bonus, severance or termination pay (other than payments made pursuant to agreements in effect on the date of this Agreement and set forth in Section 3.16(k) of the Company Disclosure Letter); or (D) terminate, engage or hire any employee or individual service provider of an Acquired Company, other than terminations for cause;
(j) enter into, terminate or amend any collective bargaining, union or works council agreement or other Contract with any employee representative body;
(k) settle, release, waive or compromise any pending or threatened material Legal Proceeding, except for the settlement of any Legal Proceedings (i) solely for monetary damages in an amount not in excess of $1,000,000 in the aggregate; or (ii) settled in compliance with Section 6.15;

(l) except as required by applicable Law or GAAP, (i) other than in the ordinary course of business, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable; or (ii) make any change in any of its accounting principles or practices;
(m) (i) make or change any material Tax election; (ii) settle or compromise any material Tax claim or assessment; (iii) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment; (iv) amend, refile, modify, or otherwise change any previously filed material Tax Return; (v) surrender any right to claim a material Tax refund; (vi) fail to pay any material Tax that becomes due and payable except to the extent such Tax is contested in good faith; or (vii) enter into a closing agreement with any Governmental Authority regarding any material Tax;
(n) (i) incur, authorize or commit to incur any material capital expenditures other than (A) consistent in all material respects with the capital expenditure budget set forth in Section 5.2(n) of the Company Disclosure Letter; (B) pursuant to obligations imposed by Material Contracts or Leases; or (C) pursuant to agreements in effect prior to the date of this Agreement; (ii) enter into any Contract which if entered into prior to the date hereof would be a Material Contract of the type described in (x) clauses (iv), (vii), (xiv), (xv) or (xvii) of Section 3.9, except in the ordinary course of business (including as to terms of such Contracts), (y) clauses (vi)(A), (viii), (ix), (x), (xi), (xiii), and (xviii) of Section 3.9 or (z) as set forth in Section 5.2(n) of the Company Disclosure Letter; (iii) modify or amend any material rights under any Material Contract or terminate any Material Contract (other than any Material Contract that has expired in accordance with its terms), in each case in a manner that is materially adverse to the Company and its Subsidiaries, taken as a whole; (iv) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice; (v) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404; (vi) effectuate a “plant closing,” “mass layoff” (each as defined under WARN) or other employee layoff event affecting in whole or in part any site of employment, facility, operating unit or employee; or (vii) grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business;
(o) except to the extent necessary to preserve enforceability of a Contract, in the ordinary course of business in connection with the termination of an employee or individual service provider or as otherwise required by applicable Law, waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any service provider;
(p) abandon, let lapse or cancel any material Company IP;
(q) disclose or abandon any material Trade Secrets, except in the ordinary course of business, or to the extent not economically desirable to maintain for the conduct of the business of the Company and its Subsidiaries, or disclose any source code for any Company Software to any Person except to a third-party service provider or other agent obligated in writing to (i) maintain the confidentiality of, and not disclose, such source code; and (ii) use such source code only in the provision of services to the Company or any of its Subsidiaries;
(r) make any material change to the Company’s or any of its Subsidiaries’ policies or procedures with respect to their Processing of Personal Data, except to remediate any privacy or security issue that the Company or any of its Subsidiaries reasonably believes is material, to comply with applicable Privacy and Data Security Requirements (but with respect to Privacy and Data Security Requirements that consist of contractual obligations, solely those that are in effect during the Pre-Closing Period (provided that any such contractual obligations entered into after the date hereof must be entered into in accordance with the terms of this Agreement and in the ordinary course of business)), or as otherwise directed or required by a Governmental Authority; or
(s) enter into, or agree or commit to enter into, a Contract to take any of the actions prohibited by this Section 5.2.
5.3 Process Related to Affirmative Obligations and Forbearance Covenants. If the Company desires to take an action that would be prohibited pursuant to Section 5.1 or Section 5.2 without the prior approval of Parent, then prior to taking such action, the Company (in lieu of the procedure outlined in Section 9.2) may request consent by sending an email to each of the individuals in Section 5.3(a) of the Company Disclosure Letter specifying, in reasonable detail, the action proposed to be taken (or omitted from being taken). Any of the individuals in Section 5.3(a) of the Company Disclosure Letter may grant consent on behalf of Parent.
5.4 No Solicitation of Acquisition Proposals.
(a) No Solicitation. Subject to Section 5.4(b), following the execution and delivery of this Agreement, the Company will, and will cause its Subsidiaries and the executive officers and directors of the Company, and will instruct its legal and financial advisors and use reasonable best efforts to cause each of its other Representatives (other than its non-controlled Affiliates that are not directors, officers or employees of the Company) to, cease and cause to be terminated any discussions or negotiations with, and terminate any data room access (or other access to diligence) of, any Person and its Representatives relating to, or that would reasonably be expected to lead to, an Acquisition Transaction. Unless the Company has already so requested, promptly following the date of this Agreement, the Company will request that each Person (other than Parent and its Representatives) that has executed a confidentiality agreement in connection with its consideration of an Acquisition Transaction promptly return or destroy, in accordance with the terms of such confidentiality agreement, all non-public information furnished to such Person by or on behalf of the Company or its Subsidiaries prior to the date of this Agreement. Subject to Section 5.4(b), during the Pre-Closing Period, the Company and its Subsidiaries, and the directors and executive officers of the Company, will not, and the Company will not authorize or direct any of its or its Subsidiaries’ other Representatives to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (ii) furnish to any Person or Group (other than Parent, Merger Sub or any of their respective Representatives) any information relating to the Company or any of its Subsidiaries or afford to any Person or Group (other than Parent, Merger Sub or any of their respective Representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case in connection with any Acquisition Proposal or with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate, engage in or knowingly facilitate discussions or negotiations with any Person or Group with respect to an Acquisition Proposal or with respect to any inquiries from third Persons relating to the making of an Acquisition Proposal; (iv) approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than, in each case, an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”); or (vi) authorize or commit to do any of the foregoing. Following the date of this Agreement, the Company will not be required to enforce, and will be permitted to waive, any “standstill” provision in any confidentiality agreement to the extent that such provision prohibits or purports to prohibit a confidential proposal being made to the Company Board, if the Company has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law.
(b) Permitted Conduct Related to Certain Proposals. Notwithstanding anything to the contrary in this Section 5.4, from the date of this Agreement until the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their respective Representatives (including Qatalyst Partners), discuss, negotiate and enter into an Acceptable Confidentiality Agreement and, subject to an Acceptable Confidentiality Agreement, (i) participate or engage in other discussions or negotiations with; (ii) furnish any non-public information relating to the Company or any of its Subsidiaries to, (iii) afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries to; or (iv) otherwise facilitate the making of a Superior Proposal by, in each case, any Person or Group or their respective Representatives that has made, renewed or delivered to the Company an Acquisition Proposal after the date of this Agreement that was not solicited in material breach of Section 5.4(a). The Company and the Company Board (or a committee thereof) may only take the actions contemplated by the preceding sentence (including the initial negotiation of an

Acceptable Confidentiality Agreement) if the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that (A) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (B) the failure to take the actions contemplated by this Section 5.4(b) would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law.
(c) No Company Board Recommendation Change or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.4(d), at no time after the date of this Agreement may the Company Board (or a committee thereof):
(i) (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent; (B) adopt, approve or recommend an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within 10 Business Days of the occurrence of a material event or development and after Parent so requests in writing (or, if the Company Stockholder Meeting is scheduled to be held within 10 Business Days, then within one Business Day after Parent so requests in writing) (it being understood that the Company will not be obligated to affirm the Company Board Recommendation on more than two occasions (other than in connection with the first public announcement of an Acquisition Proposal that is not or will not be a tender or exchange offer)); (D) make any recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or the issuance of a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal until 2:29 p.m. (California time) on the 10th Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 5.4); or (E) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Company Board Recommendation Change”), it being understood that none of (1) the determination in itself by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal or (2) the delivery, in itself, by the Company to Parent or its Representatives of any notice contemplated by Section 5.4(d) will constitute a Company Board Recommendation Change or violate this Section 5.4; or
(ii) cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.
(d) Permissible Company Board Recommendation Change and Entry into Alternative Acquisition Agreement.
(i) Intervening Events. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, other than in connection with an Acquisition Proposal, the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to an Intervening Event if and only if:
(1) the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law;
(2) the Company has provided prior written notice to Parent at least five Business Days (the “Event Notice Period”) in advance to the effect that the Company Board (or a committee thereof) has (A) so determined and (B) resolved to effect a Company Board Recommendation Change pursuant to this Section 5.4(d)(i), which notice will specify in reasonable detail the basis for such Company Board Recommendation Change and will describe the Intervening Event in reasonable detail;
(3) prior to effecting such Company Board Recommendation Change, the Company and its Representatives, until 5:00 p.m. (California time) on the last day of the Event Notice Period, have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent requests to negotiate) to make such adjustments to the terms and conditions of this Agreement and the Transaction Documents so that the Company Board (or a committee thereof) no longer determines in good faith that the failure to make a Company Board Recommendation Change in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law; and (B) permitted Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); and
(4) following the Event Notice Period, the Company Board (or a committee thereof) (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement and the Transaction Documents) has determined that the failure of the Company Board (or a committee thereof) to make a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law, it being understood that each time that material modifications or developments with respect to the Intervening Event occur (as reasonably determined by the Company Board in good faith), the Company shall notify Parent of such modification and the time period set forth in the preceding clause (2) shall recommence and be extended for three Business Days from the later of (i) the delivery of such written notice to Parent or (ii) the end of the original Event Notice Period.
(ii) Superior Proposals. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, if the Company has received a written Acquisition Proposal that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Superior Proposal or (B) authorize the Company to terminate this Agreement pursuant to Section 8.1(h) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, in each case if and only if:
(1) the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law;
(2) the Company has complied in all material respects with its obligations pursuant to this Section 5.4 with respect to such Acquisition Proposal;
(3) the Company has provided prior written notice to Parent at least five Business Days in advance (the “Notice Period”) to the effect that the Company Board (or a committee thereof) has (A) received a written Acquisition Proposal that has not been withdrawn; (B) concluded in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to Section 8.1(h), which notice will describe the basis for such Company Board Recommendation Change or termination, including the identity of the Person or Group making such Acquisition Proposal and the material terms of such Acquisition Proposal and will include copies of final, execution ready versions of all applicable documents relating to such Acquisition Proposal; and
(4) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, until 5:00 p.m. (California time) on the last day of the Notice Period, have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent requests to negotiate) to make such adjustments to the terms and conditions of this Agreement and the Transaction Documents so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (B) permitted Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation), it being understood that (a) in the event of any material revision, amendment, update or supplement to such Acquisition Proposal, the Company will be required to deliver a new written notice to

Parent and to comply with the requirements of this Section 5.4(d)(ii)(4) with respect to such new written notice (with the “Notice Period” in respect of such new written notice being three Business Days); and (b) following the Notice Period, the Company Board (or a committee thereof) must have in good faith (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement and the Transaction Documents) reaffirmed its determination that such Acquisition Proposal is a Superior Proposal.
(e) Notice to Parent of Acquisition Proposals. During the Pre-Closing Period, the Company will promptly (and, in any event, within 24 hours from the receipt thereof) notify Parent in writing if to the Knowledge of the Company, an Acquisition Proposal is received by the Company or any of its Representatives or any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives, which requests, discussions or negotiations would reasonably be expected to lead to an Acquisition Proposal. Such notice must include (A) the identity of the Person or Group making such proposal or request (unless such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person or Group that is in effect on the date of this Agreement); (B) a summary of the material terms and conditions of such proposal or request and, if in writing, a copy thereof; and (C) copies of any material agreements, documents or other written materials submitted in connection therewith. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis (and in any event within 24 hours of any material development with respect to, or material amendment of such, proposal or request), of the status and terms of any such proposal (including any amendments thereto) and the status of any such discussions or negotiations, including providing copies of any new or amended material agreements, documents or other written materials submitted in connection therewith. During the Pre-Closing Period, the Company will promptly (and in any event within 48 hours) make available to Parent any non-public information concerning the Company and its Subsidiaries that is provided to any such Person or Group or its Representatives that was not previously made available to Parent or its Representatives.
(f) Permitted Disclosures by the Company and the Company Board. So long as the Company Board (or a committee thereof) expressly reaffirms the Company Board Recommendation in such public disclosure (other than in a customary “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9 promulgated under the Exchange Act), and without limiting or otherwise adversely affect the obligations of the Company or the Company Board (or any committee thereof) and the rights of Parent under this Section 5.4 or otherwise permitting the Company or the Company Board (or any committee thereof) to effect a Company Board Recommendation Change other than in accordance with Section 5.4(d):
(i) nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (A) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including making a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (B) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (C) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Acquired Companies) that the Company Board (or a committee thereof), after consultation with its outside legal counsel, has determined in good faith is required by applicable Law; and
(ii) it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or a committee thereof) that (A) describes the Company’s receipt of an Acquisition Proposal; (B) identifies the Person or Group making such Acquisition Proposal; (C) provides the material terms of such Acquisition Proposal; or (D) describes the operation of this Agreement with respect thereto will not, in any case, be deemed to be (1) a withholding, withdrawal, amendment, qualification or modification, or proposal by the

Company Board (or a committee thereof) to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation; (2) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (3) a Company Board Recommendation Change.
(g) Breach of No-Solicitation Obligations by Representatives of the Company. Notwithstanding any provision to the contrary herein, the Company agrees that if (i) any Subsidiary, director or executive officer of the Company takes any action or (ii) it authorizes, directs or is made aware of an action by one of its other Representatives and does not use its reasonable best efforts to prohibit or terminate such action, and, in each case, such action would constitute a material breach of this Section 5.4 if taken by the Company during the Pre-Closing Period, then such action will be deemed to constitute a breach by the Company of this Section 5.4.
5.5 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their respective businesses and operations.
ARTICLE VI
ADDITIONAL COVENANTS
6.1 Efforts; Required Action and Forbearance.
(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts to (A) take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by using reasonable best efforts to:
(i) cause the conditions to the Merger set forth in Article VII to be satisfied;
(ii) (1) seek to obtain all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (2) make all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Merger; and
(iii) (1) seek to obtain all consents, waivers and approvals and (2) deliver all notifications, in each case pursuant to any Material Contracts in connection with this Agreement and the consummation of the Merger so as to seek to maintain and preserve the benefits to the Surviving Corporation of such Material Contracts as of and following the consummation of the Merger.
(b) No Failure to Take Necessary Action. In addition to the foregoing, subject to the terms and conditions of this Agreement, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, will take any action (or fail to take any action) that is intended to have or has (or would reasonably be expected to have) the effect of preventing, materially impairing, materially delaying or otherwise adversely affecting the (i) consummation of the Merger; or (ii) ability of such Party to fully perform its covenants pursuant to this Agreement. For the avoidance of doubt, no action by the Company, Parent or Merger Sub taken (or failed to be taken) pursuant to this Agreement will be considered a violation of this Section 6.1.
(c) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, neither the Company nor any of its Subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.
(d) Controlling Provision. This Section 6.1 shall not apply to filings or consents under Antitrust Laws or Foreign Direct Investment Laws, which shall be governed by the obligations set forth in Section 6.2.

6.2 Antitrust Filings and Foreign Direct Investment Laws.
(a) Filings Under the HSR Act, Other Applicable Antitrust Laws and Foreign Direct Investment Laws. Each of Parent and Merger Sub (and their respective Affiliates, including their “ultimate parent entity” as that term is defined in the HSR Act and its implementing regulations (“UPE”), if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, will use (and will cause its respective Affiliates, including their UPE, if applicable, to use) their respective reasonable best efforts to (x) file a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act with the FTC and the Antitrust Division of the DOJ within 10 Business Days following the date of this Agreement (unless Parent and the Company agree to file such form at a later date) and (y) as promptly as reasonably practicable submit all notification filings, forms and submissions with any Governmental Authority pursuant to any other Antitrust Laws and each Foreign Direct Investment Law specified in Section 7.1(d) of the Company Disclosure Letter (a “Specified Foreign Direct Investment Law”). Each of Parent and the Company will (and will cause each of its respective Representatives, as applicable, to) (A) cooperate and coordinate with the other in the making of such filings; (B) use its respective reasonable best efforts to supply the other (or cause the other to be supplied) any information that may be required in order to make such filings; (C) use its respective reasonable best efforts to supply (or cause the other to be supplied) with any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (D) use its respective reasonable best efforts to take all action necessary to, as soon as reasonably practicable, cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and to receive consent, approval or clearance, or the expiration of any applicable waiting periods, under any other Antitrust Laws or the Foreign Direct Investment Laws applicable to the Merger. If any Party receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other Antitrust Laws or Foreign Direct Investment Laws applicable to the Merger, then such Party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response to such request, and cooperate and coordinate with the other Parties in connection with responding to any such request. Parent, Merger Sub and the Company will not, and will cause their respective Affiliates not to, (a) “pull-and-refile” pursuant to 16 C.F.R. 803.12 or otherwise withdraw any filing under the HSR Act or any other Antitrust Law, as the case may be, unless the other Parties have consented in writing to such withdrawal and refiling (such consent not to be unreasonably withheld, conditioned or delayed); or (b) extend any waiting or review period under any Antitrust Law or Foreign Direct Investment Laws applicable to the Merger or enter into any timing agreement or other agreement not to consummate the Merger with any Governmental Authority, unless the other Parties have consented in writing to such extension or agreement (such consent not to be unreasonably withheld, conditioned or delayed).
(b) Efforts to Cause the Closing. In furtherance and not in limitation of Section 6.2(a), if and to the extent necessary to obtain clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations pursuant to applicable Antitrust Laws and Foreign Direct Investment Laws, and to avoid or eliminate each and every impediment under Antitrust Laws and Foreign Direct Investment Laws applicable to the Merger, in each case as promptly as practicable so as to allow the consummation of the Merger as promptly as practicable, and in any event at least three Business Days prior to the Termination Date, each of Parent and Merger Sub shall offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise: (i) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interests, assets (whether tangible or intangible), rights, products or businesses of Parent, the Company or their respective Subsidiaries; (ii) the termination, modification, or assignment of existing relationships, joint ventures, Contracts, or obligations of Parent, the Company or their respective Subsidiaries; (iii) the modification of any course of conduct regarding future operations of Parent, the Company or their respective Subsidiaries; and (iv) any other restrictions on the activities of Parent, the Company or their respective Subsidiaries; provided, however, that nothing in this Agreement shall require Parent, Merger Sub and their respective Affiliates to, and the Company shall not, without the prior written consent of Parent, commit to or effect any action with respect to the capital stock or other equity or voting interests, assets (whether tangible or intangible), rights, properties, products or businesses of Affiliates of Parent or Merger Sub (other than Parent and Merger Sub and, following the Closing, the Surviving Corporation and the other Acquired Companies). Parent shall oppose any request for, the entry of, and seek to have vacated or terminated, any order, judgment, decree, injunction or ruling of any Governmental Authority in connection with the Merger that would restrain, prevent or delay any required consents, clearances, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations applicable to the Merger, including by defending through litigation, any action asserted by any Person in any court or before any Governmental Authority and by exhausting all avenues of appeal, including appealing properly any adverse decision or order by any Governmental Authority. Notwithstanding the foregoing, nothing in this Agreement shall require the Company or any of its Subsidiaries or Affiliates to enter into any agreement, consent decree or order with any Governmental Authority that is not conditioned on the Closing.
(c) Cooperation. In furtherance and not in limitation of Section 6.2(a) and Section 6.2(b), the Company will (and will cause its Subsidiaries to), and Parent and Merger Sub will (and will cause their respective Affiliates to), subject to any restrictions under applicable Law, (i) promptly notify the other Parties of (and, if in writing, furnish them with copies of (or, in the case of oral communications, advise them of the contents of)) any material communication received by such Person from a Governmental Authority in connection with the Merger and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filings, submissions or other written communications (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a Governmental Authority; (ii) keep the other Parties reasonably informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Merger and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver; (B) the expiration of any waiting period; (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Law; and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; and (iii) where such Party itself has notice, not independently participate in any hearing, meeting, proceeding or discussions, in each case with or before any Governmental Authority in respect of the Merger without giving the other Parties reasonable prior notice of such meeting, hearing, proceeding or discussion, and unless (1) prohibited by such Governmental Authority or (2) the meeting, hearing, proceeding or discussion is with a foreign Governmental Authority related to Foreign Direct Investment Laws, the opportunity to attend or participate, provided however, unless not practicable given the timing of the request for a meeting from a foreign Government Authority received by a Party (the “Notified Party”), such Notified Party shall notify the other Party of such request, and shall consider in its sole and reasonable discretion in good faith, any request of the other Party to attend or participate in such meeting. Each of the Company, Parent and Merger Sub may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information will not be shared with the Representatives of the other Party without approval of the Party providing the non-public information. Each of the Company, Parent and Merger Sub may redact or otherwise withhold any personal information or any valuation and related information before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis.
(d) Controlling Provision(e) . This Section 6.2 and not Section 6.1, shall govern and define the obligations of the Parties with respect to making any filings, notifications with respect to, or obtaining any approvals under, the HSR Act, other Antitrust Laws and Foreign Direct Investment Laws.
6.3 Proxy Statement and Other Required SEC Filings.
(a) Preparation. Promptly after the execution of this Agreement (but in no event later than 30 Business Days after the date of this Agreement, to the extent practicable), the Company will prepare (with Parent’s reasonable cooperation) and file with the SEC a preliminary proxy statement to be sent to the Company Stockholders in connection with the Company Stockholder Meeting (the proxy statement, including any amendments or supplements, the “Proxy Statement”). The Company will not file the

Proxy Statement with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give good faith consideration to all reasonable additions, deletions or changes suggested by Parent or its counsel. Subject to Section 5.4 and unless there has been a Company Board Recommendation Change, the Company will (i) include the Company Board Recommendation in the Proxy Statement; and (ii) use appropriate efforts to solicit proxies to obtain the Requisite Stockholder Approval. Promptly following the (A) confirmation by the SEC that it has no further comments or (B) expiration of the 10-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act, the Company will cause the Proxy Statement in definitive form to be mailed to the Company Stockholders.
(b) Mutual Assistance. Each of the Company, Parent and Merger Sub will furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested by such other Party to be included therein and will otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Proxy Statement and the resolution of any comments to either received from the SEC.
(c) SEC Correspondence. The Parties will notify each other as promptly as practicable of the receipt of any comments, whether written or oral, from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, or for additional information, and will supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to such filings. The Parties will use their respective reasonable best efforts to resolve all SEC comments, if any, with respect to the Proxy Statement as promptly as practicable after the receipt thereof.
(d) No Amendments to Proxy Statement. Except in connection with a Company Board Recommendation Change or thereafter, no amendment or supplement to the Proxy Statement will be made by the Company without the approval of Parent, which approval will not be unreasonably withheld, conditioned or delayed.
(e) Other Required Company Filings. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will use its reasonable best efforts to promptly prepare and file such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NASDAQ. Except in connection with a Company Board Recommendation Change or thereafter, the Company may not file any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give good faith consideration to all reasonable additions, deletions or changes suggested by Parent or its counsel.
(f) Other Required Parent Filings. If Parent or Merger Sub determines that it is required to file any document with the SEC as a result of the Merger or the Company Stockholder Meeting pursuant to applicable Law (an “Other Required Parent Filing”), then Parent and Merger Sub will use their respective reasonable best efforts to promptly prepare and file such Other Required Parent Filing with the SEC. Parent and Merger Sub will cause any Other Required Parent Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither Parent nor Merger Sub may file any Other Required Parent Filing with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give good faith consideration to all reasonable additions, deletions or changes suggested by the Company or its counsel.
(g) Accuracy; Supplied Information.
(i) By the Company. On the date of filing with the SEC, the date of mailing to the Company Stockholders (if applicable) of the Proxy Statement or any Other Required Company Filing, and at the time of the Company Stockholder Meeting, neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or any Other Required Parent Filings will not, at the time that such Proxy Statement or Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(ii) By Parent. On the date of filing with the SEC, no Other Required Parent Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by Parent or Merger Sub with respect to any information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filing. The information supplied by Parent, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing will not, at the time that the Proxy Statement or such Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
6.4 Company Stockholder Meeting.
(a) Call of Company Stockholder Meeting. The Company will take all action necessary in accordance with applicable Law, the Charter and the Bylaws to establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Stockholders (including any adjournment, postponement or other delay thereof, the “Company Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of, among other things, (i) seeking the Requisite Stockholder Approval; and (ii) in accordance with Regulation 14A under the Exchange Act, seeking advisory approval of a proposal in connection with a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the consummation of the Merger. The Company will (A) submit this Agreement for adoption by the Company Stockholders at the Company Stockholder Meeting; and (B) use appropriate efforts to solicit (or cause to be solicited) from the Company Stockholders proxies in favor of the matters to be considered at the Company Stockholder Meeting.
(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, the Company will be permitted to postpone or adjourn the Company Stockholder Meeting if (i) there are holders of insufficient shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting; (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law, order or a request from the SEC; or (iii) the Company Board (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law to postpone or adjourn the Company Stockholder Meeting (including, if the Company Board (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law) in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders by issuing a press release, filing materials with the SEC or otherwise. Without the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), the Company Stockholder Meeting will not be postponed or adjourned (A) by more than 10 days at a time; or (B) with respect to Section 6.4(b)(i), by more than 30 days after the date on which the Company Stockholder Meeting was (or was required to be) originally scheduled or most recently convened. In no event will the record date of the Company Stockholder Meeting be changed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), unless required by applicable Law.
6.5 Financing.
(a) No Amendments to Financing Letters. Each of Parent and Merger Sub will not, without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letter. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will not, without the Company’s prior written consent, permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Debt Commitment Letters if such amendment, modification or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Debt Financing (unless the amount of the Equity Financing is increased by an equivalent amount from the Equity Financing Sources as of the date hereof); (ii) materially delay or prevent the Closing, (iii) make the funding of the Debt Financing materially less likely to occur; or (iv) adversely impact the ability of Parent, Merger Sub or the Company to consummate the transactions contemplated under this Agreement at the Closing or the to enforce its rights against the other parties to the Debt Commitment Letters or the likelihood of the consummation of the transactions contemplated under this Agreement to be consummated at the Closing. Parent will promptly provide the Company with executed copies of any amendments or modifications to the Financing Letters. Any reference in this Agreement to (1) the “Financing” will include the financing contemplated by the Financing Letters as amended or modified in compliance with this Section 6.5 and (2) “Equity Commitment Letter,” “Debt Commitment Letters,” “Fee Letters” or “Financing Letters” will include such documents as amended or modified in compliance with this Section 6.5. Parent will not release or consent to the termination of any individual lender under the Debt Commitment Letters, except for (y) assignments and replacements of an individual lender under the terms of, and only in connection with, the syndication of the Debt Financing under the Debt Commitment Letters and (z) replacements of the Debt Commitment Letters with alternative financing commitments pursuant to Section 6.5(d).
(b) Taking of Necessary Actions.
(i) Equity Financing not a Closing Condition. The Equity Financing Sources, Parent and Merger Sub each acknowledge and agree that funding of the Equity Financing is not a condition to the Closing or the enforcement of the Guarantee. If the Equity Financing has not been funded, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger, including by taking the actions required to be taken by Parent and Merger Sub pursuant to Section 6.5(b)(ii).
(ii) Equity Commitment Letter. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper and advisable to obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letter at least three Business Days prior to the Termination Date including by (A) maintaining in effect the Equity Commitment Letter in accordance with the terms and subject to the conditions thereof; (B) complying with its obligations under the Equity Commitment Letter; (C) satisfying on a timely basis all conditions to funding that are applicable to Parent and Merger Sub in the Equity Commitment Letter that are within its control; (D) consummating the Equity Financing at or prior to the Closing, including causing the Equity Financing Sources to fund the Equity Financing at the Closing; (E) complying with its obligations pursuant to the Equity Commitment Letter; and (F) enforcing its rights, including by bringing a Legal Proceeding for specific performance, pursuant to the Equity Commitment Letters.
(iii) Debt Commitment Letters. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will use reasonable best efforts to take (or cause to be taken) all actions and to do (or cause to be done) all things necessary, proper and advisable to arrange and obtain the Debt Financing on the terms and conditions (including, to the extent required, the full exercise of any “flex” provisions) described in the Debt Commitment Letters or the Fee Letters no later than the Closing, including using reasonable best efforts to (i) maintain in effect the Debt Commitment Letters in accordance with the terms and subject to the conditions thereof; (ii) negotiate, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letters on the terms and conditions (including the “flex” provisions) contemplated by the Debt Commitment Letters or the Fee Letters; (iii) accept (and comply with) to the fullest extent all “flex” provisions contemplated by the Debt Commitment Letters or the Fee Letters and the Debt Financing to the extent that such “flex” provisions are exercised in accordance with the terms thereof; (iv) satisfy on a timely basis all conditions to funding that are applicable to Parent and Merger Sub in the Debt Commitment Letters and such definitive agreements related thereto; (v) consummate the Debt Financing no later than the Closing, including causing the Financing Sources to fund the Debt Financing at the Closing; (vi) comply with its obligations pursuant to the Debt Commitment Letters and the Fee Letters; and (vii) enforce its rights pursuant to the Debt Commitment Letters. Parent and Merger Sub will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Debt Commitment Letters as and when they become due.
(c) Information. Parent will (i) keep the Company informed on a current basis and in reasonable detail of the status of its efforts to arrange the Financing; and (ii) provide the Company with copies of all executed definitive agreements related to the Financing. Without limiting the generality of the foregoing, Parent and Merger Sub must give the Company prompt notice (A) of (upon becoming aware of) any actual breach, default, repudiation, cancellation or termination by any party to the Financing Letters; (B) of (upon becoming aware of) termination of the Financing Letters by any party to the Financing Letters or definitive agreements related to the Financing; (C) of the receipt by Parent or Merger Sub or any of their Affiliates of any written notice or communication from any Financing Source with respect to (1) any actual or potential breach (or threatened breach), default, termination, cancellation or repudiation by any party to the Financing Letters or any definitive agreements related to the Financing of any provisions of the Financing Letters or such definitive agreements or (2) any dispute between or among any parties to the Financing Letters or any definitive agreements related to the Financing; and (D) if for any reason Parent or Merger Sub at any time believes that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Letters or any definitive agreements related to the Financing. Parent will provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as soon as reasonably practical (but in any event with two Business Days) after the date that the Company delivers a written request therefor to Parent. Notwithstanding anything in this Section 6.5(c) to the contrary, in no event will Parent be under any obligation to disclose any information that Parent determines, in good faith and after consultation with its outside legal counsel, would result in any violation or breach of any applicable legal privileges (including attorney-client privilege) if so disclosed, it being understood that, in each case Parent shall give notice to the Company of the fact that it is withholding such information, and use reasonable best efforts to make appropriate substitute disclosure arrangements to permit the disclosure of such information without violating or breaching such privilege.
(d) Alternate Debt Financing. In furtherance and not in limitation of the foregoing provisions, if any portion of the Debt Financing becomes unavailable on the terms and conditions (including the “flex” provisions) contemplated in the Debt Commitment Letters, then Parent will use its reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event and at least three Business Days prior to the Termination Date, (i) alternative financing from alternative sources on terms and conditions not materially less favorable in the aggregate to Parent and Merger Sub than those contained in the Debt Commitment Letters and the Fee Letters and in an amount at least equal to the Debt Financing or such unavailable portion thereof, as the case may be (the “Alternate Debt Financing”); and (ii) one or more new financing commitment letters with respect to such Alternate Debt Financing (the “New Debt Commitment Letters”), which New Debt Commitment Letters will replace the existing Debt Commitment Letters in whole or in part. Parent will promptly provide a copy of any New Debt Commitment Letters (and any fee letter in connection therewith, which may be delivered with the fee amounts and “flex” terms redacted in a customary manner so long as no redaction covers terms that would adversely affect the amount, conditionality, availability or termination of the Alternate Debt

Financing) to the Company. In the event that any New Debt Commitment Letters are obtained, (A) any reference in this Agreement to the “Financing Letters,” “Fee Letters” or the “Debt Commitment Letters” will be deemed to include the Debt Commitment Letters and Fee Letters, as applicable, to the extent not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letters or Fee Letters, as applicable, to the extent then in effect; and (B) any reference in this Agreement to the “Financing” or the “Debt Financing” will mean the debt financing contemplated by the Debt Commitment Letters and the Fee Letters as modified pursuant to the foregoing.
6.6 Financing Cooperation.
(a) Cooperation. Prior to the Effective Time, the Company will use its reasonable best efforts, and will cause each of its Subsidiaries to use its reasonable best efforts, to provide Parent and Merger Sub with all cooperation reasonably requested by Parent or Merger Sub to assist them in causing the conditions in the Debt Commitment Letters to be satisfied or as is otherwise reasonably requested by Parent or Merger Sub in connection with Parent and Merger Sub obtaining the Debt Financing by:
(i) participating (and causing senior management and Representatives of the Company to participate) in a reasonable number of meetings, presentations, and due diligence sessions with the Financing Sources in respect of the Debt Financing;
(ii) solely with respect to financial information and data derived from the Company’s historical books and records, assisting Parent with providing information reasonably required in connection with the preparation of pro forma financial information and pro forma financial statements to the extent required by the Financing Sources;
(iii) assisting Parent in connection with the preparation and registration of the definitive documentation with respect to the Debt Financing, including any pledge and security documents, currency or interest hedging arrangements and other definitive financing documents, as may be reasonably requested by Parent or the Financing Sources, and otherwise reasonably facilitating the consummation of the Debt Financing and pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not be recorded or take effect until the Effective Time;
(iv) furnishing Parent, Merger Sub and the Financing Sources, as promptly as practicable, with (A) audited financial statements of the Company and its Subsidiaries on a consolidated basis for the three most recently completed fiscal years ended at least 90 days before the Closing Date; (B) unaudited consolidated balance sheets and related unaudited statements of income and cash flows related to the Company and its Subsidiaries on a consolidated basis for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least 45 days before the Closing Date; and (C) such other financial and other pertinent information regarding the Company and its Subsidiaries (including information regarding the business, operations and financial projections thereof) as may be reasonably requested by Parent to assist in the preparation of a customary confidential information memorandum or other customary information documents used in financings of the type contemplated by the Debt Commitment Letter (which, for the avoidance of doubt, will not include any Excluded Information);
(v) delivering notices of prepayment within the time periods required by the Credit Agreement and obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at the Closing, and giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all obligations under the Credit Agreement (other than any contingent obligations for which no claim has been asserted), subject to any cash collateral requirements in connection with letters of credit that will remain outstanding after Closing), all in form and substance reasonably acceptable to Parent;
(vi) taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing (including, to the fullest extent permitted by applicable Law, distributing the proceeds of the Debt Financing, if any, obtained by any of the Subsidiaries of the Company to the Surviving Corporation);

(vii) furnishing Parent and the Financing Sources , at least 3 Business Days prior to Closing, with all documentation and other information about the Company and its Subsidiaries as is reasonably requested by Parent at least 10 Business Days prior to Closing, in accordance with the requirements of the Financing Sources, relating to applicable “know your customer” and anti-money laundering rules and regulations;
(viii) executing and delivering reasonable and customary certificates and other documentation required by the Debt Financing Sources and the definitive documentation related to the Debt Financing, solely to the extent such certificates and documentation are not effective until the Effective Time; and
(ix) otherwise assisting with satisfying the conditions precedent set forth in any definitive documentation relating to the Debt Financing.
(b) Limitation on Obligations of the Company. Nothing in this Section 6.6 or any other provision of this Agreement will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or any other Contract, provide any additional security or guaranties or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement by or on behalf of Parent; (ii) enter into any definitive agreement or distribute any cash; (iii) give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time; (iv) prepare or provide any Excluded Information; or (v) take any action that, in the good faith determination of the Company, would (a) unreasonably interfere with the conduct of the business of the Company and its Subsidiaries; (b) create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries; (c) cause any representation or warranty or covenant contained in this Agreement to be breached; or (d) cause the Company or any of its Subsidiaries to violate or waive any attorney-client or other applicable privilege or breach any Contract, applicable Law or certificate of incorporation, bylaws or similar organizational document. In addition, (A) no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time; (B) neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time; and (C) any bank information memoranda required in relation to the Debt Financing will contain disclosure and financial statements reflecting the Surviving Corporation or its Subsidiaries as the obligor. Nothing in this Section 6.6 will require (1) any Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action under this Section 6.6 that could reasonably be expected to result in personal liability to such Representative; (2) the Company Board to approve any financing or Contracts related thereto; (3) the Company and its Subsidiaries to take any action that would conflict with or violate its organizational documents or any applicable Laws, or result in a violation of breach of, or default under, any agreement to which the Company or any of it is Subsidiaries is a party; and (4) the Company and its Subsidiaries to provide any information (a) the disclosure of which is prohibited or restricted under applicable Law or any contract, agreement or other understanding binding on the Company or its Subsidiaries; or (b) where access to such information would (i) give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such information; or (ii) violate or cause a default pursuant to, or give a third Person the right to terminate or accelerate its rights pursuant to, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound. Notwithstanding anything to the contrary in this Agreement, a breach of the obligations of the Company or its Subsidiaries under Section 6.6(a) may not be asserted by Parent, Merger Sub, the Equity Financing Sources, the Guarantors or any of their respective Affiliates or Representatives as the basis for (x) the conditions set forth in Section 7.2(b) or Section 7.2(c) not being satisfied; or (y) the termination of this Agreement pursuant to Section 8.1(g), if the Debt Financing has been funded or is reasonably expected to be funded if the date of such assertion was the Closing Date.
(c) Use of Logos. The Company consents to the use of its and its Subsidiaries’ logos in connection with the Financing so long as such logos are used (i) solely in a manner that is not intended to or likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; (ii) solely in connection with a description of the Company, its business and products or the Merger; and (iii) in a manner consistent with the other terms and conditions that the Company reasonably imposes.
(d) Confidentiality. All non-public or other confidential information provided by the Company, any of its Subsidiaries or any of their respective Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any Financing Sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.
(e) Reimbursement. If the Closing does not occur, promptly upon request by the Company, Parent will reimburse the Company for any documented and reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.6 (it being understood and agreed that the reimbursement set forth in this Section 6.6(e) shall not apply to any fees, costs, and expenses incurred by, or on behalf of, the Company, its Subsidiaries or any of its Representatives in connection with its ordinary course financial reporting requirements or in the provision of data that, in each case, was already prepared or was being prepared by the Company, its Subsidiaries or its Representatives in the ordinary course of business notwithstanding this Section 6.6).
(f) Indemnification. The Company, its Subsidiaries and their respective Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging or obtaining the Debt Financing pursuant to this Agreement or the provision of information utilized in connection therewith, except with respect to any losses suffered or incurred as a result of (i) the bad faith, gross negligence or willful misconduct of the Company or any of its Representatives or (ii) material breach by the Company or its Subsidiaries of this Section 6.6. Parent’s obligations pursuant to Section 6.6(e) and this Section 6.6(f) are referred to collectively as the “Reimbursement Obligations.”
(g) No Exclusive Arrangements. In no event will any Guarantor, Parent, Merger Sub or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Parent or Merger Sub and the Financing Sources or potential financing sources of Parent, Merger Sub and such investors) enter into any Contract prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company or any of its Subsidiaries or in connection with the Merger.
(h) No Financing Condition. Parent and Merger Sub each acknowledge and agree that obtaining the Financing is not a condition to the Closing. Subject to Section 9.10(b)(ii), if any Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger. In furtherance of the foregoing, the Company will have the option of having an appropriate senior officer of the Company provide any solvency certificate required or requested to be provided by any of the Financing Sources in connection with the Closing or otherwise.
6.7 Anti-Takeover Laws. Neither Parent nor the Company will take any action that would cause any restrictions on business combinations set forth in any “takeover” Law to become applicable to this Agreement or the Merger. Each of Parent, the Company and the Company Board will (a) take all actions within their power to ensure that no “anti-takeover” Law is or becomes applicable to the Merger; and (b) if any

“anti-takeover” Law is or becomes applicable to the Merger, take all action within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Law on the Merger.
6.8 Information Access During the Pre-Closing Period. As necessary during the Pre-Closing Period, the Company will, and will cause its Subsidiaries to, afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, Contracts, books and records, and personnel of the Company and its Subsidiaries solely to the extent necessary for the purpose of planning for integration and potential consummation of the Merger and the operation of the Company following the Closing. Notwithstanding the prior sentence, the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company or any of its Subsidiaries is a party or is otherwise bound would violate, or cause a default pursuant to, or give a third Person the right to terminate or accelerate rights pursuant to, such Contract; (d) such access would result in the disclosure of any Trade Secrets of any third Person; or (e) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent, Merger Sub, the Guarantors, the Equity Financing Sources, or any of their respective Affiliates, on the other hand, it being understood that, in each case the Company shall give notice to Parent of the fact that it is withholding such information or documents, and use commercially reasonable efforts to make appropriate substitute disclosure arrangements to permit the disclosure of such information without implicating the foregoing restrictions. Nothing in this Section 6.8 will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.8 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures, health and safety measures, and insurance requirements, and will not include the right to perform any “invasive” testing or soil, air or groundwater sampling, including any Phase I or Phase II environmental assessments. Notwithstanding anything to the contrary in this Agreement, the Company may satisfy its obligations set forth in this Section 6.8 by electronic means if physical access is not reasonably feasible or would not be permitted under applicable public health or similar Laws or measures. All requests for access or information pursuant to this Section 6.8 must be directed to the Company’s General Counsel or another person designated in writing by the Company.
6.9 Section 16(b) Exemption. Prior to the Effective Time, the Company will take all actions reasonably necessary to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.
6.10 Directors’ and Officers’ Exculpation, Indemnification and Insurance.
(a) Indemnified Persons. The Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to), for a period of six years after the Effective Time, honor and fulfill, in all respects, the obligations of the Acquired Companies pursuant to (i) any indemnification agreements between the Company and any of its Subsidiaries, on the one hand, and any of their respective current or former directors or officers (and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time), on the other hand (collectively, the “Indemnified Persons”) either set forth on Section 6.10 of the Company Disclosure Letter, filed with the Company SEC Reports or that use the same form, in all material respects, as the form of indemnification agreement filed with the Company SEC Reports. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents of the Subsidiaries of the Company, as applicable, as of the date of this Agreement and honor and fulfill, in all respects, such indemnification, exculpation and advancement of expenses provisions. During such six-year period or such period in which an Indemnified Person is asserting a claim for indemnification pursuant to Section 6.10, whichever is longer, such provisions may not be repealed, amended or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Person except as required by applicable Law.
(b) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the D&O Insurance in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.10(b), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300 percent of the amount paid by the Company for coverage for its last full fiscal year (such 300 percent amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, and in lieu of maintaining the D&O Insurance pursuant to this Section 6.10(b), the Company may, and at Parent’s request will, purchase a prepaid “tail” policy (the “Tail Policy”) with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the annual cost for the Tail Policy does not exceed the Maximum Annual Premium, and if the cost does exceed the Maximum Annual Premium, obtain a tail policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. If the Company purchases the Tail Policy prior to the Effective Time, then the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain the Tail Policy in full force and effect and continue to honor its obligations thereunder for so long as the Tail Policy is in full force and effect.
(c) Successors and Assigns. Proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10 if Parent, the Surviving Corporation or any of their respective successors or assigns either (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person.
(d) No Impairment; Third-Party Beneficiary Rights. The obligations set forth in this Section 6.10 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person (and his or her heirs and representatives) who is a beneficiary pursuant to the D&O Insurance or the Tail Policy) without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons or other persons (and his or her heirs and representatives) who are beneficiaries pursuant to the D&O Insurance or the Tail Policy are intended to be third-party beneficiaries of this Section 6.10, with full rights of enforcement. The rights of the Indemnified Persons (and other persons (and his or her heirs and representatives) who are beneficiaries pursuant to the D&O Insurance or the Tail Policy) pursuant to this Section 6.10 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries; or (iv) applicable Law.
(e) Joint and Several Obligations. The obligations of the Surviving Corporation, Parent and their respective Subsidiaries pursuant to this Section 6.10 are joint and several.
(f) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims pursuant to such policies or agreements.
6.11 Employee Matters.
(a) Existing Arrangements. From and after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) honor all of the Company Employee Plans and compensation and severance arrangements in accordance with their terms as in effect immediately prior to the Effective Time, including by taking such actions, if any, as are required pursuant to applicable Law. Notwithstanding the foregoing but subject to Section 6.11(b) and Section 6.11(c), nothing will prohibit the Surviving Corporation from amending or terminating any such Company Employee Plans or compensation or severance arrangements in accordance with their terms or if otherwise required pursuant to applicable Law.
(b) Employment; Benefits. During the twelve (12) months following the Effective Time during which a Continuing Employee remains employed by the Surviving Corporation or one of its Subsidiaries, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) either (i) maintain for the benefit of each Continuing Employee the Company Employee Plans and any other employee benefit plans or other compensation and severance arrangements (other than the opportunity to participate in equity-based benefits, defined benefits pursuant to qualified and nonqualified retirement plans, retiree medical benefits, and other retiree health and welfare arrangements) of the Surviving Corporation or any of its Subsidiaries (the “Company Plans”) on terms and conditions that are no less favorable in the aggregate than those in effect at the Company or its Subsidiaries immediately prior to the Effective Time; (ii) provide base compensation, target incentive compensation opportunity and benefits (other than the opportunity to participate in equity-based benefits, defined benefits pursuant to qualified and nonqualified retirement plans, retiree medical benefits, and other retiree health and welfare arrangements) to each Continuing Employee that, taken as a whole, are no less favorable in the aggregate than the base compensation, target incentive compensation opportunity and benefits (other than the opportunity to participate in equity-based benefits, defined benefits pursuant to qualified and nonqualified retirement plans, retiree medical benefits, and other retiree health and welfare arrangements and individual employment agreements) provided to such Continuing Employee immediately prior to the Effective Time (“Comparable Plans”); or (iii) provide some combination of Company Plans and Comparable Plans such that each Continuing Employee receives base compensation, target incentive compensation opportunity and benefits (other than opportunity to participate in equity-based benefits, defined benefits pursuant to qualified and nonqualified retirement plans, retiree medical benefits, and other retiree health and welfare arrangements) that, taken as a whole, are no less favorable in the aggregate than the base compensation, target incentive compensation opportunity and benefits (other than the opportunity to participate in equity-based benefits) provided to such Continuing Employee immediately prior to the Effective Time. In each case, base compensation and target incentive compensation opportunity will not be decreased for a period of one year following the Effective Time for any Continuing Employee employed during that period. For a period of one year following the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) provide to Continuing Employees severance benefits that are no less favorable than those provided by the Acquired Companies as of the date of this Agreement.
(c) New Plans. At or after the Effective Time, Parent will, or will cause the Surviving Corporation or any other Subsidiary of Parent to, cause to be granted to the Continuing Employees credit for all service with the Acquired Companies prior to the Effective Time (to the extent that such service was taken into account under the analogous Company Plan immediately prior to the Effective Time) and with Parent, the Surviving Corporation, and any of their Subsidiaries on or after the Effective Time, for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement), except that such service need not be credited to the extent that it would result in duplication of coverage or benefits and service prior to the Effective Time will not be credited for purposes of a defined benefit pension plan. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by Parent and its Subsidiaries (other than the Company Plans) (such plans, the “New Plans”) to the extent that coverage pursuant to any New Plan replaces coverage pursuant to a comparable Company Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision, disability or other welfare benefits to any Continuing Employee, Parent will, or will cause the Surviving Corporation or any Subsidiaries of Parent to, use commercially reasonable efforts to cause all waiting periods, pre-existing conditions or limitations, physical examination requirements, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and Parent will, or will cause the Surviving Corporation or any Subsidiaries of Parent to, use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date that such Continuing Employee’s participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, co-payments, coinsurance, offset and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iii) Parent will, or will cause the Surviving Corporation or any Subsidiaries of Parent to, use commercially reasonable efforts to credit the accounts of such Continuing Employees pursuant to any New Plan that is a flexible spending plan with any unused balance in the account of such Continuing Employee. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time, will not be subject to accrual limits or other forfeiture and will not limit future accruals.
(d) No Third-Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, neither this Section 6.11 nor any provisions of this Agreement relating to Company Employee Plans will be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee for any reason; (ii) subject to the limitations and requirements specifically set forth in this Section 6.11, require Parent, the Surviving Corporation or any of their respective Subsidiaries to maintain or continue any Company Plan or prevent the amendment, modification, suspension or termination thereof after the Effective Time; (iii) create any third-party beneficiary rights in any Person; or (iv) be treated as an amendment of, or undertaking to amend, any Company Employee Plan.
6.12 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.
6.13 Notification of Certain Matters.
(a) Notification by the Company. During the Pre-Closing Period, the Company will give reasonably prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied at the Closing. No such notification will affect or be deemed to modify any representation or warranty of the Company that is set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the Merger or the remedies available to the Parties under this Agreement.
(b) Notification by Parent. During the Pre-Closing Period, Parent will give reasonably prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing. No such notification will affect or be deemed to modify any representation or warranty of Parent or Merger Sub that is set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the Parties under this Agreement.
6.14 Public Statements and Disclosure. The initial press release concerning this Agreement and the Merger will be a joint press release reasonably acceptable to the Company and Parent and will be issued promptly following the execution and delivery of this Agreement. Thereafter, the Company and its Representatives (unless the Company Board (or a committee thereof) has made a Company Board Recommendation Change), on the one hand, and Parent and Merger Sub and their respective Representatives, on the other hand, will use their respective reasonable best efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in each case to the extent relating to this Agreement or the Merger. Notwithstanding the foregoing, (A) neither the Company nor Parent or Merger Sub will be obligated to engage in such consultation with respect to communications that are required by applicable Law; (B) the Company will not be obligated to engage in such consultation with respect to communications that are (i) principally directed to employees, suppliers, customers, partners or vendors so long as such communications are consistent with prior communications of the Company or any communications plan previously agreed to by Parent and the Company (in which case such communications may be made consistent with such plan) or (ii) principally related to a Superior Proposal or Company Board Recommendation Change, (C) Parent will not be obligated to engage in such consultation with respect to communications that are disclosures or communications by Parent, Merger Sub and their Affiliates to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions no less restrictive than the Confidentiality Agreement; and (D) neither the Company nor Parent or Merger Sub will be obligated to engage in such consultation with respect to communications that are reasonably related to any dispute or Legal Proceeding between the Company or its Affiliates, on the one hand, and Parent, its Affiliates or the parties to the Equity Commitment Letter or the Debt Financing Sources, on the other hand, related to this Agreement, the Transaction Documents, the Equity Financing or the Debt Financing.
6.15 Transaction Litigation.
(a) Notice. During the Pre-Closing Period, the Company will provide Parent with reasonably prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. Notwithstanding anything to the contrary in Section 9.2, the notice contemplated by the prior sentence will only be delivered to counsel to Parent and may be delivered by email.
(b) Cooperation. Unless the Company Board (or a committee thereof) has made a Company Board Recommendation Change, the Company (i) will (A) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; (B) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation; and (C) consider in good faith Parent’s advice with respect to any Transaction Litigation; and (ii) may not compromise or settle, or agree to compromise or settle, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.15(b), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation, which the Company and its counsel shall consider in good faith, but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

6.16 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law to cause (a) the delisting of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.
6.17 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.
6.18 Payoff of Credit Agreement. At or prior to the Effective Time, Parent will provide (or cause to be provided) to the Company funds in an amount equal to the amount necessary for the Company to repay and discharge in full all amounts outstanding under the terms of the Credit Agreement, including to satisfy any cash collateral requirements in connection with letters of credit that will remain outstanding after Closing. Concurrently with the Effective Time, the Company will repay and discharge such indebtedness (other than any contingent obligations for which no claim has been asserted and subject to any cash collateral requirements in connection with letters of credit that will remain outstanding after Closing) in a manner reasonably acceptable to the parties to the Credit Agreement and Parent.
6.19 Parent Vote at Merger Sub. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub (with a copy also sent to the Company) a written consent adopting this Agreement and approving the Merger in accordance with the DGCL.
6.20 Conduct of Business by Parent and Merger Sub. During the Pre-Closing Period, unless the Company otherwise consents (such consent not to be unreasonably withheld, conditioned or delayed), Parent and Merger Sub will not, and will cause the Guarantors, the Equity Financing Sources and its and their respective Affiliates, not to, acquire or agree to acquire by merging or consolidating with, by purchasing a portion of the assets of or equity in, or by acquiring in any other manner, any business of any Person or other business organization or division thereof if such business competes in any line of business of the Company or its Subsidiaries and the entering into of a definitive agreement relating to, or the consummation of, such transaction would reasonably be expected to (i) materially increase the risk of not obtaining any authorization, consent, order, declaration or approval of any Governmental Authority by the Termination Date necessary to consummate the Merger or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Merger; or (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) materially delay beyond the Termination Date or prevent the consummation of the Merger.
6.21 Prohibition on Certain Discussions(a) . Except as approved by the Company Board (or a committee thereof), at all times during the Pre-Closing Period, Parent and Merger Sub will not, and will cause the Guarantors, the Equity Financing Sources and its and their respective Affiliates not to, directly or indirectly, make or enter into, or commit or agree to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any director, officer, employee or equityholder of the Company (a) regarding any continuing employment or consulting relationship with the Parent, the Surviving Corporation or any of their respective Affiliates following the Effective Time (other than any integration discussions not related to any continuing employment or consulting relationship of any executive officer of the Company); (b) pursuant to which any such Person would be entitled to receive consideration for their shares of Company Common Stock of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; or (c) pursuant to which such Person or any of its Affiliates would agree to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company in connection with the Merger.

ARTICLE VII
CONDITIONS TO THE MERGER
7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:
(a) Requisite Stockholder Approval. The Company’s receipt of the Requisite Stockholder Approval at the Company Stockholder Meeting.
(b) Antitrust Laws. The waiting periods (and any extensions thereof), if any, applicable to the Merger pursuant to the HSR Act will have expired or otherwise been terminated, or all requisite consents pursuant thereto will have been obtained.
(c) No Prohibitive Injunctions or Laws. No (i) Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition will be in effect, (ii) action will have been taken by any Governmental Authority of competent jurisdiction, or (iii) Law shall have been enforced or deemed applicable to the Merger by any Governmental Authority of competent jurisdiction, that, in the case of each of the foregoing clauses (i), (ii) or (iii), prevents, materially restrains or materially impairs the consummation of the Merger (any such order, injunction, restraint, prohibition, action or enforced Law, a “Restraint”). It is agreed that the receipt by any Party of a form letter from the FTC’s Bureau of Competition, substantially in the form announced and disclosed by the FTC on August 3, 2021, will not result in a failure of the condition set forth in this Section 7.1(c) to be satisfied.
(d) Foreign Direct Investment Law. All filings required under the Specified Foreign Direct Investment Laws shall have been made and all Governmental Authorizations under the Specified Foreign Direct Investment Laws shall have been obtained.
7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:
(a) Representations and Warranties.
(i) In General. Other than the representations and warranties listed in Section 7.2(a)(ii) and Section 7.2(a)(iii), the representations and warranties of the Company set forth in this Agreement will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures (considered collectively) to be true and correct that would not have a Company Material Adverse Effect.
(ii) Specified Representations and Warranties. The representations and warranties set forth in Section 3.1(a), Section 3.3(b), Section 3.20, Section 3.21, Section 3.22, Section 3.23(a)(i), Section 3.24 and Section 3.25 that (A) are not qualified by materiality or Company Material Adverse Effect will be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) are qualified by materiality or Company Material Adverse Effect will be true and correct in all respects (without disregarding such materiality or Company Material Adverse Effect qualifications) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date). The representations and warranties set forth in Section 3.5(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date.
(iii) Capitalization. The representations and warranties set forth in Section 3.3(a), Section 3.3(c) and Section 3.3(f) will be true and correct in all respects as of the Company Listing

Date, except where the failure to be so true and correct in all respects would not reasonably be expected to result in the requirement of Parent to pay additional merger consideration in the aggregate in excess of $5,000,000 relative to the merger consideration that would have been payable had the representations and warranties set forth in Section 3.3(a), Section 3.3(c) and Section 3.3(f) been true and correct as of the Company Listing Date.
(b) Performance of Covenants of the Company. The Company will have performed and complied in all material respects with all covenants in this Agreement required to be performed and complied with by it at or prior to the Closing.
(c) Officer’s Certificate. Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.
(d) Company Material Adverse Effect. No Company Material Adverse Effect will have occurred after the date of this Agreement that is continuing.
7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:
(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifications set forth therein) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures (considered collectively) to be true and correct that would not have a Parent Material Adverse Effect.
(b) Performance of Covenants of Parent and Merger Sub. Parent and Merger Sub will have performed and complied in all material respects with all covenants in this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.
(c) Officer’s Certificate. The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
ARTICLE VIII
TERMINATION
8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Requisite Stockholder Approval (except as provided in this Agreement), only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):
(a) by mutual written agreement of Parent and the Company;
(b) by either Parent or the Company if any Restraint has become final and non-appealable, except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party that has failed to comply in all material respects with the terms of Section 6.1, Section 6.2 or Section 6.20;
(c) by either Parent or the Company if the Effective Time has not occurred by 11:59 p.m. (California time) on September 13, 2023 (as such date may be extended pursuant to the terms of this Agreement, the “Termination Date”) except, that if as of the Termination Date, (i) the condition set forth in Section 7.1(b) has not been satisfied, (ii) the condition set forth in Section 7.1(c) has not been satisfied as a result of Antitrust Laws or Specified Foreign Direct Investment Laws, or Restraints under Antitrust Laws or Specified Foreign Direct Investment Laws, (iii) the condition set forth in Section 7.1(d) has not been satisfied, or (iv) either Parent or the Company has brought an active Legal Proceeding against the other Party pursuant to Section 9.10(b), then the Termination Date shall automatically be extended (without any action required by any Party) to 11:59 p.m. on December 13, 2023 (the “First Extended Termination Date”) and if as of First Extended Termination Date, (i) the condition set forth in Section 7.1(b) has not been satisfied, (ii) the condition set forth in Section 7.1(c) has not been satisfied as a result of Antitrust Laws or Specified Foreign Direct Investment Laws, or Restraints under Antitrust Laws or Specified Foreign Direct Investment Laws, (iii) the condition set forth in Section 7.1(d) has not been satisfied or (iv) either Parent or the Company has brought an active Legal Proceeding against the Party pursuant to Section 9.10(b), then the Termination Date shall automatically be further extended (without any action required by any Party) to 11:59 p.m. on March 13, 2024 (after which time either Parent or the Company may terminate this Agreement if the Effective Time has not occurred), it being understood that (x) the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to (i) Parent if the Company has the right to terminate this Agreement pursuant to Section 8.1(g) or Section 8.1(h); (ii) the Company, if the Parent has the right to terminate this Agreement pursuant to Section 8.1(e), or (iii) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Termination Date; or (B) the failure of the Effective Time to have occurred prior to the Termination Date and (y) if a Party does not have the right to terminate this Agreement pursuant to this Section 8.1(c), the occurrence of the Termination Date will not impair the ability of the other Party to obtain specific performance of the first Party’s obligations pursuant to Section 9.10(b);
(d) by either Parent or the Company if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting at which a vote is taken on the adoption of this Agreement and approval of the Merger, except that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, the failure to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting;
(e) by Parent if the Company has breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would result in the failure of a condition set forth in Section 7.1 or Section 7.2, except that (i) if such breach or failure to perform is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the delivery by Parent to the Company of written notice of such breach or failure to perform, delivered at least 45 days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) if such breach or failure to perform has been cured prior to termination; and (ii) Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) if, at the time that such termination would otherwise take effect in accordance with the foregoing, Parent or Merger Sub is in material breach of this Agreement such that a condition in Section 7.3 is not satisfied;
(f) by Parent if at any time the Company Board (or a committee thereof) has effected a Company Board Recommendation Change or there has been a Willful Breach of the obligations under Section 5.4(a) in a manner that is material;
(g) by the Company if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties or covenants contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.3, except that (i) if such breach or failure to perform is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach or failure to perform, delivered at least 45 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach or failure to perform has been cured prior to termination; and (ii) the

Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) if, at the time that such termination would otherwise take effect in accordance with the foregoing, the Company is in material breach of this Agreement such that a condition in Section 7.2 is not satisfied;
(h) by the Company (at any time prior to receiving the Requisite Stockholder Approval) if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof) has authorized the Company to enter into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal in connection with the termination of this Agreement; (iii) the Company has complied in all material respects with Section 5.4 with respect to such Superior Proposal; and (iv) the Company pays, or causes to be paid, to Parent or its designee the Company Termination Fee pursuant to Section 8.3(b)(iii) prior to or concurrently with such termination; or
(i) by the Company if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied if the date of such termination was the Closing Date) or waived; (ii) Parent and Merger Sub fail to consummate the Closing on the date required pursuant to Section 2.3; (iii) the Company has notified Parent in writing that if Parent performs its obligations under this Agreement and the Equity Financing contemplated by the Equity Commitment Letter and the Debt Financing contemplated by the Debt Commitment Letter is funded, then the Company stands ready, willing and able to consummate, and irrevocably commits to consummate, the Closing; (iv) the Company gives Parent written notice at least two Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(h); and (v) the Closing has not been consummated by the end of such two Business Day period (it being understood that notwithstanding anything to the contrary in this Agreement, Parent will not be permitted to terminate this Agreement during such two Business Day period).
8.2 Manner and Notice of Termination; Effect of Termination
(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties.
(b) Effect of Termination. Any valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the mutual written agreement of Parent and the Company or the delivery of written notice by the terminating Party to the other Parties, as applicable. Following the valid termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any equity holder, controlling person, partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other Representative of such Party) to the other Parties, as applicable, except, and subject in all respects to this Section 8.2, that Section 6.6(e), Section 6.6(f), Section 6.14, Section 8.3, Article IX (other than Section 9.10(b)) and this Section 8.2 will each survive the termination of this Agreement, in each case in accordance with their respective terms. Notwithstanding the previous sentence, but subject to Section 8.3, nothing in this Agreement will relieve any Party from any liability for any Fraud or Willful Breach of this Agreement prior to the termination of this Agreement. No termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, the Guarantee or the Financing Letters, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.
8.3 Fees and Expenses.
(a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent. Except as set forth in Section 2.9(e), Parent will pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees; (ii) sales, use, real property transfer and other similar Taxes or fees, in each case arising out of or in connection with entering into this Agreement and the consummation of the Merger, and (iii) 50% of any filing fees which related to any governmental filing or notification under Section 6.2(a).

(b) Company Payments.
(i) Future Transactions. If (A) this Agreement is validly terminated pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e); (B) the Company has not delivered to Parent written notice prior to termination of this Agreement of a breach or failure to perform by Parent or Merger Sub of any of their respective representations, warranties or covenants contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.3, or any such noticed breach or failure to perform was cured prior to, or is otherwise not continuing as of, the termination of this Agreement; (C) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), an Acquisition Proposal has been publicly announced or publicly disclosed, or, in the case of termination pursuant to Section 8.1(c) or Section 8.1(e), otherwise provided to the Company Board, and not withdrawn or otherwise abandoned; and (D) within one year of the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), as applicable, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction and such Acquisition Transaction is subsequently consummated, then the Company will, concurrently with the consummation of such Acquisition Transaction, pay or cause to be paid to Parent or its designee an amount equal to the Company Termination Fee by wire transfer of immediately available funds to the account designated in Schedule 8.3(b) (which Schedule may be updated by Parent from time to time). For purposes of this Section 8.3(b)(i), all references to “15 percent” in the definition of “Acquisition Transaction” will be deemed to be references to “50 percent.” For purposes of Section 8.3(b)(i)(D), all references to “the Equity Financing Sources” in the definition of “Acquisition Transaction” will be deemed to be deleted.
(ii) Company Board Recommendation Change. If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must, within two Business Days following such termination, pay or cause to be paid to Parent or its designee the Company Termination Fee by wire transfer of immediately available funds to the account designated in Schedule 8.3(b) (which Schedule may be updated by Parent from time to time).
(iii) Superior Proposal. If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must, prior to or concurrently with such termination, pay or cause to be paid to Parent or its designee the Company Termination Fee by wire transfer of immediately available funds to the account designated in Schedule 8.3(b) (which Schedule may be updated by Parent from time to time).
(c) Parent Payment.
(i) If this Agreement is validly terminated pursuant to Section 8.1(g) or Section 8.1(i), then Parent must, within two Business Days following such termination, pay or cause to be paid to the Company or its designee an amount equal to the Parent Termination Fee by wire transfer of immediately available funds to the account designated in Schedule 8.3(c) (which Schedule may be updated by the Company from time to time).
(d) Single Payment Only; Liquidated Damages. The Parties acknowledge and agree that in no event will the Company or Parent be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee or the Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. The Parties acknowledge and agree that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement; (ii) the damages resulting from the termination of this Agreement under circumstances where the Company Termination Fee or the Parent Termination Fee is payable are uncertain and incapable of accurate calculation; and (iii) without these agreements, the Parties would not enter into this Agreement. Therefore, the Company Termination Fee or the Parent Termination Fee, as applicable, if, as and when required to be paid pursuant to this Section 8.3 will not constitute a penalty but rather liquidated damages in a reasonable amount that will compensate the Party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger.
(e) Payments; Default. The Parties acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of this Agreement and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) or Parent fails to promptly pay any amounts due pursuant to Section 8.3(c) and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3(b) or any portion thereof or a judgment against Parent for the amount set forth in Section 8.3(c) or any portion thereof, as applicable, then the non-paying party will pay or cause to be paid to the other party the reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) of the other party in connection with such Legal Proceeding, together with interest on such amount or portion thereof at an annual rate equal to the prime rate (as published in The Wall Street Journal (or other authoritative source to the extent no such figure is published by The Wall Street Journal) on the date that such payment or portion thereof was required to be made) plus five percent through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law (collectively, “Enforcement Expenses”); provided, however, that in no event shall the Enforcement Expenses exceed $7,000,000.
(f) Sole and Exclusive Remedy.
(i) For the Company Related Parties. If this Agreement is validly terminated pursuant to Section 8.1 in circumstances in which the Parent Termination Fee is payable pursuant to Section 8.3(c), the Company’s receipt of the Parent Termination Fee (including, without duplication, the Company’s right to enforce the Guarantee with respect thereto and receive the Parent Termination Fee from the Guarantors), the Reimbursement Obligations, any Enforcement Expenses and the Company’s right to specific performance pursuant to Section 9.10(b) will be the sole and exclusive remedies of the Company Related Parties against the Parent Related Parties in respect of this Agreement, the Transaction Documents, the transactions contemplated by this Agreement or the Transaction Documents, the termination of this Agreement, or the failure to consummate the Merger. Upon payment of the Parent Termination Fee (to the extent owed pursuant to Section 8.3(c)), the Reimbursement Obligations and any Enforcement Expenses, none of the Parent Related Parties will have any further liability or obligation to any of the Company Related Parties or any other Person relating to or arising out of this Agreement, the Transaction Documents, the transactions contemplated by this Agreement or the Transaction Documents, or for any matters forming the basis of such termination, except that (A) the Parties or their respective Affiliates (or both) will remain obligated with respect to, and the Acquired Companies may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.2 and Section 8.3(a), as applicable; and (B) the Guarantors will remain obligated, and the Acquired Companies may be entitled to remedies with respect to, the Guarantee. Notwithstanding the foregoing, this Section 8.3(f)(i) will not relieve Parent, Merger Sub or the Guarantors from any liability (1) for any Fraud or Willful Breach of this Agreement, except that under no circumstances will the collective monetary damages payable by the Parent Related Parties (including for any Willful Breach or Fraud) under this Agreement (taking into account the payment of the Parent Termination Fee pursuant to this Agreement), the Guarantee or the Equity Commitment Letter exceed an amount, in the aggregate, equal to the amount of the Parent Termination Fee plus the Reimbursement Obligations plus any Enforcement Expenses (such aggregate amount, the “Parent Liability Limitation”); (2) for any breaches of the Confidentiality Agreement; or (3) pursuant to Section 8.3(a), as applicable. In no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation (except pursuant to the Confidentiality Agreement or pursuant to Section 8.3(a), as applicable) against the Parent Related Parties, and, other than pursuant to the Confidentiality Agreement or pursuant to Section 8.3(a), as applicable, in no event will the Company be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement, the Merger, the Debt Commitment Letter, the Equity Commitment Letter, the Guarantee or the transactions contemplated by this Agreement or the Guarantee, the termination of this Agreement, the failure to consummate the Merger, or any claims or actions under applicable Law arising out of any such breach, termination or failure. Nothing in this Section 8.3(f)(i) will preclude any liability of the Financing Sources to the Company, Parent or Merger Sub under the definitive agreements relating to the Debt Financing or limit the Company, Parent or Merger Sub from seeking to recover any such damages or obtain equitable relief from or with respect to any Financing Source pursuant to the definitive agreements relating to the Debt Financing.
(ii) For the Parent Related Parties. If this Agreement is validly terminated pursuant to Section 8.1 in circumstances in which the Company Termination Fee is payable pursuant to Section 8.3(b), Parent’s receipt of the Company Termination Fee, any Enforcement Expenses and Parent’s right to specific performance pursuant to Section 9.10(b) will be the sole and exclusive remedies of the Parent Related Parties against the Company Related Parties in respect of this Agreement, the Transaction Documents, the transactions contemplated by this Agreement or the Transaction Documents, the termination of this Agreement, or the failure to consummate the Merger. Upon payment of the Company Termination Fee (to the extent owed pursuant to Section 8.3(b)) and any Enforcement Expenses, none of the Company Related Parties will have any further liability or obligation to any of the Parent Related Parties or any other Person relating to or arising out of this Agreement, the Transaction Documents, the transactions contemplated by this Agreement or the Transaction Documents, or for any matters forming the basis of such termination, except that the Parties or their respective Affiliates (or both) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.2 and Section 8.3(a), as applicable. Notwithstanding the foregoing, this Section 8.3(f)(ii) will not relieve the Company from any liability (1) for any Fraud or Willful Breach of this Agreement, except that under no circumstances will the collective monetary damages payable by the Company for breaches (including for any Willful Breach or Fraud) under this Agreement (taking into account the payment of the Company Termination Fee pursuant to this Agreement) exceed an amount, in the aggregate, equal to the amount of the Company Termination Fee plus any Enforcement Expenses (such aggregate amount, the “Company Liability Limitation”); (2) for any breaches of the Confidentiality Agreement; or (3) pursuant to Section 8.3(a), as applicable. In no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, any monetary recovery or award in excess of the Company Liability Limitation (except pursuant to the Confidentiality Agreement or pursuant to Section 8.3(a), as applicable) against the Company Related Parties, and, other than pursuant to the Confidentiality Agreement or pursuant to Section 8.3(a), as applicable, in no event will Parent or Merger Sub be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Company Liability Limitation against the Company Related Parties for, or with respect to, this Agreement or the Merger, the termination of this Agreement, the failure to consummate the Merger, or any claims or actions under applicable Law arising out of any such breach, termination or failure. For the avoidance of doubt, other than the obligations of the Company provided in this Agreement, no Company Related Party or any Person other than the Company will have any liability for monetary damages to any Parent Related Party or any other Person relating to or arising out of this Agreement or the Merger.
ARTICLE IX
GENERAL PROVISIONS
9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that (a) the representations and warranties contained in Section 3.28 and Section 4.13 will not terminate, and (b) any covenants that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

9.2 Notices.
(a) Addresses for Notice. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received using one or a combination of the following methods: (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) immediately upon delivery by hand; or (iv) on the date sent by email, provided that (i) the subject line of such email states that it is a notice delivered pursuant to Section 9.2 of this Agreement and (ii) the sender of such email does not receive a written notification of delivery failure. In each case, the intended recipient is set forth below:
if to Parent, Merger Sub or the Surviving Corporation to:

Mercury Bidco LLC
c/o STG Partners, LLC
1300 El Camino Real, Suite 300
Menlo Park, CA 94025
Attn:	J.T. Treadwell
E-mail:	jt@stgpartners.com

with a copy (which will not constitute notice) to:

Paul Hastings LLP
101 California Street, Suite 4800
San Francisco, California 94111
Attn:	Steve Camahort and Jeffrey Wolf
Email:	stevecamahort@paulhastings.com; jeffwolf@paulhastings.com

if to the Company (prior to the Effective Time) to:

Momentive Global Inc.
One Curiosity Way
San Mateo, California, 94403
Attn:	Lora Blum
Email:	lora@momentive.ai

with a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
Attn:	Katharine A. Martin
Martin W. Korman
Douglas K. Schnell
Remi P. Korenblit
Email:	kmartin@wsgr.com
mkorman@wsgr.com
dschnell@wsgr.com
rkorenblit@wsgr.com
(b) Additional Procedures Related to Notices. Rejection or other refusal to accept, or the inability to deliver because of changed address or other details of which no notice is given, will be deemed to be receipt of any notice pursuant to this Section 9.2 as of the date of rejection, refusal or inability to deliver. From time to time, any Party may provide notice to the other Parties of a change in its address or any of the other details specified in or pursuant to this Section 9.2 through a notice given in accordance with this Section 9.2.
9.3 Amendment. Subject to applicable Law and the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that if the Company has received the Requisite Stockholder Approval, then no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without receiving such approval. Notwithstanding anything to the contrary in this Agreement, the provisions specifically relating to the Financing Sources set forth in Section 8.3, Section 9.5, Section 9.8, Section 9.12(b), Section 9.13 and this Section 9.3 (and the defined terms used therein) may not be amended, modified or altered without the prior written consent of the Financing Sources.
9.4 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth in this Agreement, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party in this Agreement; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained in this Agreement. Any agreement by a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.
9.5 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Parties, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time (a) in connection with a merger or consolidation involving Parent or Merger Sub or other disposition of all or substantially all of the assets of Parent, Merger Sub or the Surviving Corporation; (b) to any of their respective Affiliates; or (c) to any Financing Source pursuant to the terms of the Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Financing, it being understood that, in each case, such assignment will not (i) affect the obligations of the parties (including Financing Sources) to the Financing Letters or the Guarantors pursuant to the Guarantee; or (ii) impede or delay the consummation of the Merger or otherwise materially impede the rights of the holders of shares of Company Common Stock, Company Equity Awards and Company Options pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations under this Agreement.
9.6 Confidentiality. Parent, Merger Sub and the Company acknowledge that STG Partners, LLC and the Company have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were the counterparty thereto.
9.7 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to in this Agreement, including the Confidentiality Agreement, the Voting Agreements, the Company Disclosure Letter, the Guarantee and the Financing Letters, constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement (as modified pursuant to Section 9.6) will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the (i) Effective Time and (ii) date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated.
9.8 Third-Party Beneficiaries. Except as set forth in Section 6.10 and this Section 9.8, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies under this Agreement, except (a) as set forth in or contemplated by Section 6.10 and this Section 9.8; and (b) from and after the Effective Time, the rights of the holders of shares of Company Common Stock and Company Equity Awards to receive the merger consideration set forth in Article II. The provisions of Section 8.3, Section 9.3, Section 9.12(b), Section 9.13 and this Section 9.8 will inure to the benefit of the Financing Sources and their successors and assigns, each of whom is intended to be a third-party beneficiary thereof (it being understood and agreed that Section 9.3, Section 9.5, Section 9.12(b), Section 9.13 and this Section 9.8 will be enforceable by the Financing Sources and their respective successors and assigns). The provisions of Section 8.3(f) will inure to the benefit of the respective Related Parties, each of whom is intended to be a third-party beneficiary thereof with full rights of enforcement.
9.9 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
9.10 Remedies.
(a) Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement or by applicable Law on such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Notwithstanding anything to the contrary in any Transaction Document or otherwise, although the Company may, subject in all respects to Section 8.2, Section 8.3, Section 9.16 and this Section 9.10 (and, in each case, the limitations set forth herein or therein), pursue both (i) a grant of specific performance, and (ii) payment of monetary damages pursuant to Section 8.2(b) (subject to the Parent Liability Limitation) or the Parent Termination Fee (including under the Guarantee), under no circumstances will the Company, directly or indirectly, be permitted or entitled to receive both a grant of specific performance or other equitable relief to cause the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) and the occurrence of the Closing, on the one hand, and (1) payment of any monetary damages (including any monetary damages in lieu of specific performance) pursuant to Section 8.2(b) (subject to the Parent Liability Limitation) whatsoever or (2) payment of any of the Parent Termination Fee, the Reimbursement Obligations and any Enforcement Expenses, on the other hand. Parent may, at Parent’s election, settle, discharge, preclude, obviate and resolve any Legal Proceeding resulting from, relating to or arising out of the termination of this Agreement (including any claim or Legal Proceeding with respect to the payment of money damages) by consummating the Merger in accordance with the terms of this Agreement.
(b) Specific Performance.
(i) Irreparable Damage. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions that are required of it by this Agreement in order to consummate the Merger) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that: (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms of this Agreement (including specific performance or other equitable relief to cause Parent to perform any obligations required of it to enforce its rights under the Equity Commitment Letter); (B) the provisions of Section 8.2(b), Section 8.3, including the availability of monetary damages or the Parent Termination Fee or Company Termination Fee, as applicable, are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement.
(ii) Specific Performance in Respect of the Financing. Notwithstanding anything to the contrary in this Agreement or any Transaction Document, and subject in all respects to this Section 9.10(b)(ii), Parent acknowledges and agrees that it has an obligation under this Agreement to cause the Equity Financing to be funded, including by exercising its rights under the Equity Commitment Letter, and the Company shall have the right to obtain specific performance or other equitable relief to enforce such obligation of Parent (whether under this Agreement or the Equity Commitment Letter), the obligation of the Equity Financing Sources to fund the Equity Financing directly under the Equity Commitment Letter and the obligation of Parent to consummate the Merger, if and so long as (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived by Parent; (B) the Debt Financing has been funded or is reasonably expected to be funded in full at the Closing if the Equity Financing is funded at the Closing; and (C) the Company has notified Parent in writing that if Parent performs its obligations under this Agreement and the Equity Financing and the Debt Financing are funded, then the Company stands ready, willing and able to consummate, and irrevocably commits to consummate, the Closing.
(iii) No Objections; Cooperation. The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Parties pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. Each Party agrees that it will use its reasonable best efforts to cooperate with the other Parties in seeking and agreeing to an expedited schedule in any litigation seeking an injunction or order of specific performance to attempt to fully resolve any dispute between the Parties prior to the Termination Date.
9.11 Governing Law. This Agreement is governed by and construed in accordance with the Laws of the State of Delaware.
9.12 Consent to Jurisdiction.
(a) General Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger and the Guarantee, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, but nothing in this Section 9.12 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of this Agreement, the Guarantee or the Merger; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement, the Guarantee or the Merger will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement, the Guarantee or the Merger in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
(b) Jurisdiction for Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the Parties acknowledges and irrevocably agrees (i) that any Legal Proceeding, whether at law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources arising out of, or relating to, the Merger, the Debt Financing, the Debt Commitment Letters, or the

performance of services thereunder, will be subject to the exclusive jurisdiction of any New York State or, to the fullest extent permitted under applicable law, federal court sitting in the Borough of Manhattan in the City of New York, and each Party submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in the Debt Commitment Letters will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) any such Legal Proceeding will be governed by and construed and interpreted in accordance with the Laws of the State of New York. Notwithstanding anything to the contrary in this Agreement, (A) the interpretation of the definition of Company Material Adverse Effect and whether or not a Company Material Adverse Effect has occurred; (B) the determination of the accuracy of any representations and warranties set forth in this Agreement; and (C) the determination of whether the Merger has been consummated in accordance with the terms of this Agreement will, in each case, be governed and construed in accordance with the Laws of the State of Delaware.
9.13 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE GUARANTEE, THE FINANCING LETTERS OR THE FINANCING (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING OR AGAINST THE FINANCING SOURCES). EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.
9.14 Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more textually identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or through an electronic signature service (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version delivered in person. No Party may raise the use of Electronic Delivery to deliver a signature, or the fact that any signature, agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense.
9.15 No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, (a) the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative; (b) each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect; and (c) nothing set forth in any provision in this Agreement will (except to the extent expressly stated) in any way be deemed to limit the scope, applicability or effect of any other provision of this Agreement.
9.16 Non-recourse.
(a) Each Party agrees, on behalf of itself and its Related Parties, that all Legal Proceedings (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, any of the Transaction Documents or the Merger (including the Financing); (b) the negotiation, execution or performance of this Agreement or any of the Transaction Documents (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the Transaction Documents); (c) any breach or violation of this Agreement or any of the Transaction Documents; or (d) any failure of the Merger to be consummated, in each case, may be made only (A) against (and are those solely of) the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement, and in the case of the Transaction Documents, Persons expressly identified as parties to such Transaction Documents; and (B) in accordance with, and subject to the terms and conditions of, this Agreement or such Transaction Documents, as applicable. Notwithstanding anything in this Agreement or any of the Transaction Documents to the contrary, each Party agrees, on behalf of itself and its Related Parties, that no recourse under this Agreement or any of the Transaction Documents or in connection with the Merger will be sought or had against any other Person, including any Related Party and for the avoidance of doubt, any Financing Sources, and no other Person, including any Related Party, will have any liabilities or obligations (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise), for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the clauses (a) through (d), it being acknowledged and agreed that no personal liability or losses whatsoever will attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the clauses (a) through (d), in each case, except for claims that the Company, Parent or Merger Sub and Guarantors, as applicable, may assert (subject, with respect to the following clauses (ii) and (iii), in all respects to the limitations set forth in Section 8.2(b), Section 8.3(f), Section 9.10(b) and this Section 9.16): (i) against any Person that is subject to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement; (ii) against Guarantors under, if, as and when required pursuant to the terms and conditions of the Guarantee; (iii) against the Equity Financing Sources under, if, as and when required pursuant to the terms and conditions of the Equity Commitment Letter; (iv) against the Company, Parent and Merger Sub solely in accordance with, and pursuant to the terms and conditions of, this Agreement (including to obtain specific performance or other equitable relief to enforce the of Parent to cause the Equity Financing to be funded, subject to Section 9.10(b)(ii)); or (v) against any Person that is party to, and solely pursuant to the terms and conditions of, the Voting Agreements.
(b) The Company (on behalf of itself and its Affiliates) (in each case except as provided pursuant to the definitive documentation with respect to the Debt Financing) hereby (i) to the extent permitted by applicable Law, waives any claims or rights against the Financing Sources (x) in any way relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby, (y) in respect of any representations (written or oral) made or alleged to have been made in connection herewith or therewith or (z) otherwise relating to any dispute arising out of or relating in any way to the Debt Financing, whether at law, in equity, in contract, in tort or otherwise and (ii) agrees not to bring or support any suit, action or proceeding against any Financing Source in connection with this Agreement, the Debt Financing and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise.
(c) In furtherance and not in limitation of the foregoing waivers and agreements, it is acknowledged and agreed that no Financing Source shall have any liability for any claims or damages to the Company in connection with this Agreement, the Debt Financing and the transactions contemplated hereby and thereby. Notwithstanding the foregoing, nothing in this Section 9.16 shall in any way limit or modify the rights and obligations of Parent under this Agreement or the Financing Letters or any Financing Source’s obligations to Parent and the Company in respect of the Debt Financing.
[Signature page follows.]

The Parties are signing this Agreement on the date stated in the introductory clause.
MERCURY BIDCO LLC

By:	/s/ J.T. Treadwell
Name: J.T. Treadwell
Title: President

MERCURY MERGER SUB, INC.

By:	/s/ J.T. Treadwell
Name: J.T. Treadwell
Title: President

MOMENTIVE GLOBAL INC.

By:	/s/ Alexander J. Lurie
Name: Alexander J. Lurie
Title: Chief Executive Officer

ANNEX B

March 13, 2023
Board of Directors
Momentive Global Inc.
One Curiosity Way
San Mateo, CA 94403
Members of the Board:
We understand that Momentive Global Inc., a Delaware corporation (the “Company”), Mercury Bidco LLC, a Delaware limited liability company (“Parent”), and Mercury Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), plan to enter into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of March 13, 2023, pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”). The Company will be the surviving entity in the Merger, and from and after the effective time of the Merger, will be a wholly owned subsidiary of Parent. Pursuant to the Merger, each share of common stock, par value $0.00001 per share, of the Company that is issued and outstanding as of immediately prior to the effective time of the Merger (such shares, collectively, “Company Common Stock” or “Shares” and each, a “Share”), other than (i) each Share to be cancelled or converted in accordance with Section 2.7(a)(ii) of the Merger Agreement and (ii) Dissenting Company Shares (as such term is defined in the Merger Agreement), shall be converted automatically into and shall thereafter represent the right to receive $9.46 in cash, without interest (the “Merger Consideration”), subject to any required Tax (as such term is defined in the Merger Agreement) withholding as provided in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Company Common Stock (other than Parent or any affiliate of Parent) (the “Holders”), is fair, from a financial point of view, to such Holders.
For purposes of the opinion set forth herein, we have reviewed a draft of the Merger Agreement dated March 13, 2023 (the “Draft Merger Agreement”), certain related documents and certain publicly available financial statements and other business and financial information of the Company. We have also reviewed certain forward-looking information relating to the Company prepared by the management of the Company, including financial projections and operating data of the Company (the “Company Projections”). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company with senior management of the Company. We also reviewed the historical market prices and trading activity for Company Common Stock and compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.
One Maritime Plaza | 24th Floor | San Francisco, CA 94111
Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company. With respect to the Company Projections, we have been advised by the management of the Company, and have assumed based on discussions with the management and Board of Directors of the Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. We express no view as to the Company Projections or the assumptions on which they were based. We have assumed that the terms of the Draft Merger Agreement will not differ materially from the final executed Merger Agreement, and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company or the contemplated benefits expected to be derived in the proposed Merger. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or its affiliates nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products.
We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which will become payable upon delivery of this opinion. We will receive an additional, larger fee if the Merger is consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two-year period prior to the date hereof, no material relationship existed between Qatalyst Partners or any of its affiliates and the Company, Parent, Symphony Technology Group or the other equity co-investors of Parent, or their respective affiliates, pursuant to which compensation was received by Qatalyst Partners or its affiliates, except that Qatalyst Partners acted as a financial advisor to the Company in connection with certain shareholder activism and governance matters. Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to the Company or Parent and their respective affiliates for which we would expect to receive compensation.
Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Parent or certain of their respective affiliates.
One Maritime Plaza | 24th Floor | San Francisco, CA 94111
Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how to vote with respect to the Merger or any other matter and does not in any manner address the price at which Company Common Stock will trade at any time.
Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of March 12, 2023. Events occurring after March 12, 2023 may affect this opinion and the assumptions used in preparing it, and we have neither been asked nor do we assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Holders, and we express no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of the Company or any of its affiliates, or any class of such persons, relative to such consideration.
Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the Holders pursuant to, and in accordance with, the terms of the Merger Agreement is fair, from a financial point of view, to such Holders.
Yours faithfully,

Qatalyst Partners LP
One Maritime Plaza | 24th Floor | San Francisco, CA 94111
Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

ANNEX C
EXECUTION VERSION
VOTING AGREEMENT
This voting agreement (this “Agreement”) is dated March 13, 2023, and is among Mercury Bidco LLC, a Delaware limited liability company (“Parent”), Momentive Global Inc., a Delaware corporation (the “Company”) and the stockholders of the Company listed on the signature pages hereto (each, a “Stockholder” and, collectively, the “Stockholders”).
RECITALS
A. The Stockholders Own certain shares of Company Common Stock.
B. Parent, Mercury Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), which provides (subject to the terms and conditions set forth therein) for the merger of Merger Sub with and into the Company (the “Merger”).
C. In the Merger, each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares, if any) will be converted into the right to receive the Per Share Price, as provided in the Merger Agreement.
D. The Stockholders are entering into this Agreement in order to induce Parent to enter into the Merger Agreement.
AGREEMENT
The parties to this Agreement, intending to be legally bound, agree as follows:
Section 1. CERTAIN DEFINITIONS
For purposes of this Agreement:
1.1 Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.
1.2 “Expiration Time” means the earliest to occur of: (a) the termination of the Merger Agreement in accordance with its terms; (b) the Effective Time; (c) the effectiveness of any amendment, modification or supplement to the Merger Agreement that decreases the Per Share Price (other than any such decrease in accordance with Section 2.7(b) of the Merger Agreement), changes the form of the Per Share Price or is otherwise materially adverse to the Company’s stockholders; and (d) with respect to any Stockholder, the termination of this Agreement by written agreement of each of Parent, the Company and such Stockholder.
1.3 A Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if such Stockholder (a) is the record owner of such security; or (b) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.
1.4 “Subject Securities” means, with respect to any Stockholder (a) all securities of the Company (including all shares of Company Common Stock and all Company Equity Awards and other rights to acquire shares of Company Common Stock) Owned by such Stockholder as of the date of this Agreement; and (b) all additional securities of the Company (including all additional shares of Company Common Stock and all additional Company Equity Awards and other rights to acquire shares of Company Common Stock) of which such Stockholder acquires Ownership during the Voting Period.
1.5 “Subject Shares” means, with respect to any Stockholder, at any time, the shares of Company Common Stock Owned by such Stockholder at such time.
1.6 A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (a) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; or (b) enters into an agreement or commitment contemplating the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent or its Affiliates.
1.7 “Voting Period” means the period commencing on (and including) the date of this Agreement and ending at the Expiration Time.
Section 2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS
2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.2, during the Voting Period, each Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of such Stockholder’s Subject Securities to be effected (other than in the Merger); provided, however, that a Stockholder may Transfer shares of Company Common Stock (a) pursuant to, and in compliance with, a written plan that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, in effect prior to the date of this Agreement or (b) in connection with the payment of the exercise price (including on a “net settlement” basis) or the payment or satisfaction of Taxes or Tax withholding obligations applicable to the exercise, vesting, settlement or conversion of any Company Equity Awards or other equity awards granted pursuant to the Company Equity Plans.
2.2 Permitted Transfers. Section 2.1 shall not prohibit a Transfer of Subject Securities by a Stockholder: (a) if such Stockholder is an individual, (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, (ii) pursuant to any non-consensual order of a Governmental Authority, by divorce decree of a court of competent jurisdiction or by will, intestacy or other similar applicable Law upon such Stockholder’s death, (iii) to any charitable foundation or organization, including donor advised funds, or (iv) to any Affiliate of Stockholder; or (b) if such Stockholder is a partnership, limited liability company or other type of Entity, (i) to one or more partners, members or equityholders of such Stockholder, (ii) to any Affiliate of such Stockholder or (iii) pursuant to any non-consensual order of a Governmental Authority, by divorce decree of a court of competent jurisdiction or by will, intestacy or other similar applicable Law upon the death of any applicable individual; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees (for the benefit of Parent) in a written document, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.
2.3 Company Obligations. During the term of this Agreement, the Company will not register or otherwise recognize the transfer (book-entry or otherwise) of any Subject Shares, except as permitted by, and in accordance with, this Agreement.
Section 3. VOTING OF SHARES
3.1 Voting Covenant. Each Stockholder hereby agrees that, during the Voting Period, at any meeting of the stockholders of the Company (however called), and at every adjournment or postponement thereof, such Stockholder shall cause such Stockholder’s Subject Shares to be voted by granting and delivering a valid proxy or other instructions necessary to vote such Subject Shares at such meeting (or adjournment or postponement thereof) no later than the fifth Business Day prior to the scheduled date of such meeting (or adjournment or postponement thereof):
(a) in favor of: (i) the adoption of the Merger Agreement; and (ii) any action in furtherance of the adoption of the Merger Agreement;
(b) against any action or agreement that would reasonably be expected to result in a material breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and
(c) against any proposal involving any Acquired Company that would reasonably be expected to have a Company Material Adverse Effect or materially impede, interfere with, delay, postpone or adversely affect the consummation of the Merger or any of the other Contemplated Transactions.
Each Stockholder shall not revoke or modify the proxy or other instructions granted pursuant to the immediately preceding sentence prior to the earlier of (i) the completion of the applicable meeting of the stockholders of the Company (or any adjournment or postponement thereof) or (ii) the expiration of the

Voting Period, except, in each case, as may be necessary to comply with the voting obligations set forth in this Section 3.1, including, if the Company Board makes a Company Board Recommendation Change prior to such meeting, as may be necessary to cause the Subject Shares to be voted in accordance with the immediately following sentence. Notwithstanding anything to the contrary in this Agreement, if the Company Board makes a Company Board Recommendation Change during the Voting Period, then, at any meeting of the stockholders of the Company (however called), and at every adjournment or postponement thereof, that occurs after such Company Board Recommendation Change and at which any of the matters described in this Section 3.1 are submitted to a vote of the Company’s stockholders, each Stockholder shall cause such Stockholder’s Subject Shares to be voted in the same proportion (for, against or abstain) as the votes that are collectively cast by all of the other holders of Company Common Stock who are present and voting with respect to each such matter.
3.2 Other Voting Agreements. During the Voting Period, each Stockholder shall not enter into any agreement or understanding with any Person to vote or give any instruction in any manner inconsistent with Section 3.1.
3.3 Voting Trusts; Proxy. Each Stockholder shall not deposit the Subject Shares in a voting trust or enter into any tender, voting or other similar agreement, or grant a proxy or power of attorney, with respect to such Stockholder’s Subject Shares, in each case that is inconsistent with this Agreement, or otherwise take any other action with respect to any of such Stockholder’s Subject Securities that would in any way prevent, restrict, materially interfere with or materially impair the performance of such Stockholder’s obligations hereunder.
3.4 Other Proposals. For the avoidance of doubt, nothing in this Agreement shall require the Stockholders to vote in any manner with respect to any amendment to the Merger Agreement or the taking of any action that would reasonably be expected to result in the amendment, modification or waiver of a provision of the Merger Agreement, in any such case, in a manner that (i) that decreases the Per Share Price (other than any such decrease in accordance with Section 2.7(b) of the Merger Agreement), changes the form of the Per Share Price or is otherwise materially adverse to the Company’s stockholders, (ii) imposes any material restrictions or any additional material conditions on the consummation of the Merger or the payment of the Per Share Price to stockholders or (iii) extends the Termination Date. Except as expressly set forth in this Section 3, the Stockholders shall not be restricted from voting in any manner with respect to any other matters presented or submitted to the stockholders of the Company.
3.5 Waiver of Appraisal Rights. Each Stockholder hereby irrevocably waives all appraisal rights under Section 262 of the DGCL with respect to all of the Subject Shares Owned by such Stockholder with respect to the Merger and the transactions contemplated by the Merger Agreement.
Section 4. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
Each Stockholder hereby represents and warrants as follows:
4.1 Authorization, etc. Such Stockholder has the requisite power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. If such Stockholder is a corporation, then such Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If such Stockholder is a general or limited partnership, then such Stockholder is a partnership duly form, validly existing and in good standing under the laws of the jurisdiction in which it was formed. If such Stockholder is a limited liability company, then such Stockholder is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction in which it was formed.
4.2 No Conflicts or Consents.
(a) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not: (i) if such Stockholder is an Entity, conflict with or violate any of the charter or organizational documents of such Stockholder or any resolution adopted by the equity holders, the board of directors (or other similar body) or any committee of the board of directors (or other similar body) of such Stockholder; (ii) conflict with or violate in any material respect any Law or Order applicable to such Stockholder or by which such Stockholder or any of its properties is or may be bound or affected; or (iii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to any other Person (with or without notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time or both) in the creation of any Encumbrance on any of such Stockholder’s Subject Securities pursuant to, any Contract to which such Stockholder is a party or by which such Stockholder or any of its Affiliates or properties is or may be bound or affected.
(b) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any Consent of any Person, except where the failure to obtain such Consent would not prevent, materially interfere with, materially delay or materially impair such Stockholder’s ability to perform such Stockholder’s obligations under this Agreement. Such Stockholder is not, nor will such Stockholder be, required to give any notice to any Person in connection with the execution, delivery or performance of this Agreement.
4.3 Title to Securities. As of the date of this Agreement: (a) such Stockholder Owns (free and clear of any Encumbrances, except where such Encumbrance would not prevent, materially interfere with, materially delay or materially impair Stockholder’s ability to perform such Stockholder’s obligations under this Agreement) the number of outstanding shares of Company Common Stock set forth under the heading “Shares Owned” on such Stockholder’s signature page of this Agreement; and (b) such Stockholder holds (free and clear of any Encumbrances, except where such Encumbrance would not prevent, materially interfere with, materially delay or materially impair such Stockholder’s ability to perform such Stockholder’s obligations under this Agreement) the Company Equity Awards set forth under the heading “Equity Awards Owned” on such Stockholder’s signature page of this Agreement.
Section 5. MISCELLANEOUS
5.1 Stockholder Information. Each Stockholder hereby agrees to permit Parent, Merger Sub and the Company to publish and disclose in the Proxy Statement (or any other filing made pursuant to applicable Law) such Stockholder’s identity and ownership of shares of Company Common Stock and the nature of such Stockholder’s commitments, arrangements, understandings and obligations under this Agreement and each Stockholder shall cooperate with Parent, Merger Sub and the Company in collecting such information needed for them to publish and disclose such information. Nothing in this Agreement shall preclude the Stockholders from making such filings as are required by applicable Law in connection with the execution or performance of this Agreement; provided, however, that any such filing shall be provided to Parent at least one Business Day prior to the filing and Parent shall be given the opportunity to review and comment on such filing (which comments shall be considered in good faith by the Stockholder making the filing).
5.2 Fiduciary Duties. Each Stockholder is entering into this Agreement solely in such Stockholder’s capacity as an Owner of such Stockholder’s Subject Securities, and no Stockholder shall be deemed to be making any agreement in this Agreement in the capacity as a director or officer of any Acquired Company, or that would limit any Person’s ability to take or fulfill, or refrain from taking or fulfilling, actions, fiduciary duties or other obligations as a director or officer of any Acquired Company. Parent shall not assert any claim that any action taken in any Person’s capacity as a director or officer of any Acquired Company violates any provision of this Agreement.
5.3 Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements made by any Stockholder in this Agreement shall survive the Expiration Time; provided, however, that: (a) Section 5 shall survive the Expiration Time and shall remain in full force and effect; and (b) if the Effective Time does not occur, the occurrence of the Expiration Time shall not relieve a Stockholder from any liability arising from its intentional fraud or Willful Breach of any covenant or obligation contained in this Agreement prior to the Expiration Time.
5.4 Further Assurances. From time to time and without additional consideration, each Stockholder shall execute and deliver, or cause to be executed and delivered, such additional proxies, consents, certificates, instruments and documents, and shall take such further actions, as are reasonably necessary and as Parent or the Company may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

5.5 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, except that if any action at law or suit in equity relating to this Agreement or the enforcement of any provision of this Agreement is brought against a Stockholder, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).
5.6 Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received using one or a combination of the following methods: (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) immediately upon delivery by hand; or (d) on the date sent by email, provided that the subject line of such email states that it is a notice delivered pursuant to this Agreement and the    . In each case, the intended recipient is set forth below:
if to a Stockholder:

at the address or email address set forth on such Stockholder’s signature page of this Agreement; and

if to Parent or the Surviving Corporation to:

Mercury Bidco LLC
c/o STG Partners, LLC
1300 El Camino Real, Suite 300
Menlo Park, CA 94025
Attn:	J.T. Treadwell
Email:	jt@stgpartners.com

with a copy (which will not constitute notice) to:

Paul Hastings LLP
101 California Street, Suite 4800
San Francisco, CA 94111
Attn:	Steve Camahort and Jeffrey Wolf
Email:	stevecamahort@paulhastings.com; jeffwolf@paulhastings.com

if to the Company (prior to the Effective Time) to:

Momentive Global Inc.
One Curiosity Way
San Mateo, California 94403
Attn:	Lora D. Blum, Chief Legal Officer and Secretary
Email:	lora@momentive.ai

with a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
Attn:	Katharine A. Martin
Martin W. Korman
Douglas K. Schnell
Remi P. Korenblit

Email:	kmartin@wsgr.com
mkorman@wsgr.com
dschnell@wsgr.com
rkorenblit@wsgr.com
Rejection or other refusal to accept, or the inability to deliver because of changed address or other details of which no notice is given, will be deemed to be receipt of any notice pursuant to this Section 5.6 as of the date of rejection, refusal or inability to deliver. From time to time, any party may provide notice to the other parties of a change in its address or any of the other details specified in or pursuant to this Section 5.6 through a notice given in accordance with this Section 5.6.
5.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
5.8 Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to such subject matter. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.
5.9 Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties.
5.10 Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
5.11 Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement required to be performed by any party were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. The Stockholders agree that, in the event of any breach or threatened breach by a Stockholder of any covenant or obligation contained in this Agreement, Parent shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it at law or in equity, including monetary damages) to obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. The Stockholders further agree: (i) that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.11, and Stockholder irrevocably waives any right Stockholder may have to require the obtaining, furnishing or posting of any such bond or similar instrument; and (ii) not to assert that (A) a remedy of specific performance or an injunction is unenforceable, invalid, contrary to law or inequitable for any reason or (B) a remedy of monetary damages would provide an adequate remedy.
5.12 Non-Exclusivity. The rights and remedies of Parent, the Company and the Stockholder under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).
5.13 Applicable Law; Jurisdiction; Waiver of Jury Trial.
(a) THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT,

SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
(b) Each of the parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, for and on behalf of itself or any of its properties or assets, in accordance with Section 5.6 or in such other manner as may be permitted by applicable law, and nothing in this Section 5.12 will affect the right of any Party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each Party agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE EQUITY COMMITMENT LETTER, THE GUARANTEE, THE MERGER AGREEMENT, OR THE MERGER. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.12.
5.14 Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by Electronic Delivery will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense.
5.15 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the generality of the foregoing”. When used in this Agreement, the term “or” shall be construed in the inclusive sense of “and/or”. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
5.16 Independence of Obligations. The covenants and obligations of each Stockholder set forth in this Agreement shall be construed as independent of any other Contract among any of the Stockholders or between such Stockholder, on the one hand, and Parent or the Company, on the other hand. The existence of any claim or cause of action by a Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against such Stockholder. Nothing in this Agreement shall limit any of the rights or remedies of any Person under the Merger Agreement, or any of the rights or remedies of Parent or the Company or any of the obligations of a Stockholder under any agreement between such Stockholder, on the one hand, and Parent or the Company, on the other hand; and nothing in the Merger Agreement shall limit any of the rights or remedies of Parent or the Company or any of the obligations of Stockholder under this Agreement.
5.17 Termination. This Agreement shall terminate upon the earlier of the Expiration Time and, with respect to any Stockholder, the mutual written agreement of Parent, the Company and such Stockholder, without any further obligation or liability of the applicable parties under this Agreement; provided, however, that: (a) this Section 5 shall survive the termination of this Agreement and shall remain in full force and effect; and (b) if the Effective Time does not occur, the termination of this Agreement shall not relieve the applicable Stockholder from any liability arising from its Willful Breach of any covenant or obligation contained in this Agreement prior to such termination.
5.18 No Agreement Until Executed; No Ownership Rights. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties unless and until (a) the Company’s board of directors has approved for purposes of any applicable anti-takeover laws and regulations, the transactions contemplated by the Merger Agreement and this Agreement, (b) the Merger Agreement is executed by all parties thereto and (c) this Agreement is executed by all parties hereto. Nothing contained in this Agreement shall be deemed to vest in the Parent, the Company or any of their Affiliates any direct or indirect ownership of or with respect to the Subject Securities. All rights, ownership and economic benefits of and relating to the Subject Securities shall remain vested in and belong to the applicable Stockholder and neither Parent nor any of its Affiliates shall possess any power or authority to direct any Stockholder in the voting or disposition of any of the Subject Securities, except as otherwise specifically provided in this Agreement.
5.19 No Recourse. The Stockholders and their respective Affiliates shall not be liable for claims, losses, damages, expenses and other liabilities or obligations resulting from or related to breaches of the Merger Agreement by the Company. In no event shall any Stockholder have any liability under this Agreement with respect to the representations, warranties, liabilities, covenants or obligations under this Agreement (or under any other agreement substantially in the form of this Agreement) of any other Stockholder or any other stockholder of the Company.
[Signature page follows.]

The parties have caused this Agreement to be duly executed as of the date first written above.
MERCURY BIDCO LLC

By:
Name:
Title:
MOMENTIVE GLOBAL INC.

By:
Name:
Title:
[Signature Page to Voting Agreement]

[STOCKHOLDER]

By:
Name:
Title:
Address:

Email:

Shares Owned:

Equity Awards Owned:
[Signature Page to Voting Agreement]

[STOCKHOLDER]

Address:

Email:

Shares Owned:

Equity Awards Owned:
[Signature Page to Voting Agreement]

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MNTV2023SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V15235-P93682

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MOMENTIVE GLOBAL INC.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The merger proxy is available at www.proxyvote.com.

V15236-P93682

MOMENTIVE GLOBAL INC.
Special Meeting of Stockholders
May 31, 2023 at 9:00 a.m. Pacific Time
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of Momentive Global Inc. hereby appoint(s) Richard E. Sullivan, Jr. and Lora D. Blum, or any of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common Stock of MOMENTIVE GLOBAL INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 9:00 a.m. Pacific Time on May 31, 2023 virtually, at *www.virtualshareholdermeeting.com/MNTV2023SM*, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. THE ABOVE NAMED PROXY HOLDERS ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Continued and to be signed on reverse side